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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 13, 2015

Registration No. 333-203088

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Smart & Final Stores, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5411 (Primary Standard Industrial Classification Code Number)	80-0862253 (I.R.S. Employer Identification Number)

600 Citadel Dr.
Commerce, CA 90040
(323) 869-7500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David G. Hirz
President and Chief Executive Officer
Smart & Final Stores, Inc.
600 Citadel Dr.
Commerce, CA 90040
(323) 869-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Philippa M. Bond Proskauer Rose LLP 2049 Century Park East, Suite 3200 Los Angeles, CA 90067 (310) 557-2900 (310) 557-2193 (facsimile)	Kirk A. Davenport II Nathan Ajiashvili Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200 (212) 751-4864 (facsimile)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

common stock, $0.001 par value per share	11,500,000	$18.25	$209,875,000	$24,387.48

(1)
Includes 1,500,000 shares of common stock that the underwriters have the option to purchase.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is based upon the average of the high and low sales prices of the registrant's common stock as reported on the New York Stock Exchange on April 6, 2015.

(3)
Includes $11,620 previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 13, 2015

10,000,000 Shares

Smart & Final Stores, Inc.

Common Stock

        The selling stockholders named in this prospectus, all of whom are our affiliates, are offering 10,000,000 shares of our common stock. We will not receive any proceeds from the sale of the shares of our common stock sold in this offering.

        Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "SFS." On April 10, 2015, the last reported sale price of our common stock on the NYSE was $18.90 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page 15.

        The underwriters have an option to purchase up to an additional 1,500,000 shares of common stock from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus. We will not receive any proceeds from the exercise of the underwriters' option to purchase additional shares.

	Public offering price	Underwriting discount	Proceeds, before expenses, to the selling stockholders(1)
Per Share	$	$	$
Total	$	$	$

(1)
The underwriters will receive compensation in addition to the underwriting discount. See "Underwriting."

        Delivery of the shares of common stock will be made on or about                  , 2015.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Morgan Stanley	Deutsche Bank Securities

Barclays	Citigroup	Piper Jaffray	Guggenheim Securities

The date of this prospectus is                  , 2015

Smart&Final.

Smart&Final extra!
FRESH MEAT
FARM FRESH PRODUCE
FIRST STREET
TOMATOES
Cash&Carry Smart Foodservice
Cash&Carry

Serving Households & Businesses since 1871

SMART & FINAL CO.

The Smart & Final name reflects the heritage of two of our founders – J.S. Smart and H.D. Final. Today, the foundation built nearly 150 years ago supports a network of over 250 conveniently located stores dedicated to saving our customers time and money on quality food and supplies.

Smart&Final.

Warehouse Prices. Big & Small Sizes.

FARM FRESH
ProduceMart
ProduceMart

We cater to caterers.

BULK FOODS

Big savings come in all sizes.

Cash&Carry

Where restaurants buy better.

Hunt's
Hunt's
HEINZ

12
18
20

Because life
is not one
size fits all.

It's the non-club,
club store

        Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Persons who come into possession of this prospectus and any such free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

        Through and including                        , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

BASIS OF PRESENTATION

        Our fiscal year is the 52- or 53-week period ending on the Sunday closest to December 31. Each of our 52-week fiscal years consists of twelve-week periods in the first, second and fourth quarters of the fiscal year and a sixteen-week period in the third quarter. Our last three completed fiscal years were 52 weeks and ended on December 28, 2014, December 29, 2013 and December 30, 2012, respectively. Our fiscal year 2012 is divided into two separate periods: the period January 2, 2012 through November 14, 2012, representing the period prior to the Ares Acquisition (as defined below), and the period November 15, 2012 through December 30, 2012, representing the period after the Ares Acquisition.

        All of the earnings per share data, share numbers, share prices and exercise prices in this prospectus have been adjusted on a retroactive basis for all periods to reflect the 190-for-one stock split effected on September 19, 2014.

        Smart & Final Stores, Inc. (f/k/a SF CC Holdings, Inc. and Smart & Final Holdings, Inc.) (the "Company"), was incorporated in October 2012 and became the ultimate parent company of our business in November 2012. All of the financial information in this prospectus prior to that time represents the results of operations of our prior parent company, Smart & Final Holdings Corp.

TRADEMARKS AND TRADE NAMES

        This prospectus includes our trademarks and service marks, including Smart & Final®, Smart & Final Extra!®, Cash & Carry Smart Foodservice®, First Street®, Ambiance®, Cattleman's Finest®, Iris®, La Romanella®, Montecito®, Simply Value®, Sun Harvest® and Tradewinds®, which are protected under applicable intellectual property laws and are the property of Smart & Final Stores LLC or Cash & Carry Stores LLC, as applicable. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus may appear without the ® or TM symbols. We do not intend our use or display of other parties' trademarks, service marks or trade names to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET, INDUSTRY AND OTHER DATA

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other industry publications, surveys and forecasts and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and research organizations, such as Intalytics, a national customer analytics research company, and other third party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of our industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of our industry and our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors." These and other factors could cause our results to differ materially from those expressed in the estimates made by the independent industry analysts and other third party sources and by us.

COMPARABLE STORE SALES

        With respect to any period, comparable store sales for such period, at both the Company and segment levels, reflect the definition we utilized during such period and include sales for stores operating both during such period and in the same period of the previous year. Sales from a store are also included in the calculation of comparable store sales for the Company or segment, as applicable, after the 60th full week of operations, and sales from a store are also included in the calculation of

ii

comparable store sales if (i) the store has been physically relocated, (ii) the selling square footage has been increased or decreased or (iii) the store has been converted to a new format within a segment (e.g., from legacy Smart & Final to Smart & Final Extra!). However, sales from an existing store are not included in the calculation of comparable store sales for the Company or segment, as applicable, if the store has been converted to a different segment (e.g., from Smart & Final to Cash & Carry).

        For fiscal years prior to 2008, sales from a store were included in the calculation of comparable store sales after the 52nd full week of operations. Comparable store sales for fiscal years 1989 through 2006, as presented herein, have been derived from the financial statements of our predecessor companies which are not included in this prospectus. For fiscal years 1996 through 1998, comparable store sales, as presented herein, include sales from comparable stores that were subsequently classified as discontinued operations.

        Comparable store sales growth represents the year-over-year sales comparisons for comparable stores.

NON-GAAP FINANCIAL MEASURES

        To supplement our financial information presented in accordance with U.S. generally accepted accounting principles ("GAAP"), we use Adjusted EBITDA to clarify and enhance understanding of our past performance. We define Adjusted EBITDA as earnings (income or loss) before income taxes, interest expense (net), depreciation and amortization, further adjusted to eliminate the effects of items management does not consider in assessing our ongoing performance.

        This non-GAAP measure is intended to provide additional information only, and does not have any standard meaning prescribed by GAAP. Use of Adjusted EBITDA may differ from similar measures reported by other companies. Because of its limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to use to reinvest in the growth of our business, or as a measure of cash that will be available to meet our obligations. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

        For a reconciliation of Adjusted EBITDA to net income (loss), a GAAP measure, see "Prospectus Summary—Summary Historical and Consolidated Financial and Other Data."

iii

 PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read this entire prospectus carefully, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes. Some of the statements in this summary constitute forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

        As used in this prospectus, unless the context otherwise requires, references to the "Company," "we," "us" and "our" refer to Smart & Final Stores, Inc. (the "Issuer") and, where appropriate, its consolidated subsidiaries.

Who We Are

        We are a high-growth, value-oriented food retailer serving a diverse demographic of household and business customers through two complementary and highly productive store banners. Our Smart & Final ("Smart & Final") stores focus on both household and business customers, and our Cash & Carry ("Cash & Carry") stores focus primarily on business customers. We operate 258 convenient, non-membership, smaller-box, warehouse-style stores throughout the Western United States, with an additional 15 stores in Northwestern Mexico in a joint venture. We have a differentiated merchandising strategy that emphasizes high quality perishables, a wide selection of private label products, products tailored to business and foodservice customers and products offered in a broad range of sizes, all at "everyday low prices." We believe our compelling value proposition has enabled us to achieve comparable store sales growth in 25 of our past 26 fiscal years.

        Named after two of our founders, J.S. Smart and H.D. Final, Smart & Final represents one of the longest continuously operated food retailers in the United States and has become an iconic brand in the markets we serve. We operate 205 Smart & Final stores in California, Arizona and Nevada, which offer extensive selections of fresh perishables and everyday grocery items, together with a targeted selection of foodservice, packaging and janitorial products, under both national and private label brands. Customers can choose from a broad range of product sizes, including an assortment of standard-sized products typically found at conventional grocers, and a large selection of bulk-size offerings (including uniquely sized national brand products) more typical of larger-box warehouse clubs. Pricing in our Smart & Final stores is targeted to be substantially lower than that of conventional grocers and competitive with that of large discounters and warehouse clubs. We believe we offer higher quality produce at lower prices than large discounters. We also believe our Smart & Final stores provide a better everyday value to household and business customers than typical warehouse clubs by offering greater product selection at competitive prices, and with no membership fee requirement, in a convenient easy-to-shop format.

        Six years ago, we launched a transformational initiative to convert our larger legacy Smart & Final stores to a format called Smart & Final Extra! ("Extra!"). With a larger store footprint, our Extra! format offers a one-stop shopping experience with a more expansive selection of items than our legacy Smart & Final stores and an emphasis on perishables and household items. This initiative was facilitated, in part, by our acquisition of a dedicated perishables warehouse, and has been further supported by our continued investments in distribution capabilities and in-store merchandising. Today we operate 104 Extra! stores, of which 75 represent conversions or relocations of legacy Smart & Final stores and 29 represent new store openings. Our store conversions and relocations to the Extra! format have typically resulted in significant increases in comparable store sales and gross margin. The continued development of our Extra! store format, through additional new store openings and conversions and relocations of legacy Smart & Final stores, is the cornerstone of our growth strategy.

        We also operate 53 Cash & Carry stores focused primarily on restaurants, caterers and a wide range of other foodservice businesses such as food trucks and coffee houses. We offer customers the opportunity to shop for their everyday foodservice needs in a convenient, no-frills warehouse shopping environment. These stores are located in Washington, Oregon, Northern California, Idaho and Nevada. Pricing in our Cash & Carry stores is targeted to be substantially lower than that of our foodservice delivery competitors, with greater price transparency to customers and no minimum order size. Pricing is also competitive with typical warehouse clubs, with no membership fee requirement.

        We believe that our stores are highly productive based on sales per square foot data, and that our "everyday low prices," differentiated merchandising strategy and convenient locations enable us to offer a highly differentiated food shopping experience with broad appeal to a diverse customer demographic. These attributes have enabled us to deliver strong financial results, as evidenced by the following key highlights:

  •
  Comparable store sales growth in 25 of our past 26 fiscal years.

  •
  Strong recent comparable store sales growth of 6.3%, 4.0% and 6.7% for fiscal years 2014, 2013 and 2012, respectively.

  •
  Fiscal year 2014 sales of $3.5 billion, a 10.1% increase compared to fiscal year 2013.

  •
  Fiscal year 2014 sales per square foot of $692, a 3.9% increase compared to fiscal year 2013.

  •
  Fiscal year 2014 Adjusted EBITDA of $176.1 million, a 7.2% increase compared to fiscal year 2013.

  •
  Fiscal year 2014 net income of $33.1 million, a $24.9 million increase compared to fiscal year 2013.

What Makes Us Different

        We believe that the following competitive strengths position us for accelerated growth as food shoppers increasingly focus on value and convenience:

        Unique platform that appeals to household and business customers.    We serve a diverse demographic of customers including households, businesses and community groups through our complementary Smart & Final and Cash & Carry banners. We offer a differentiated, highly convenient shopping experience with an emphasis on quality and value. We provide an easy-to-shop, no-frills, in-store environment in a smaller physical footprint compared to typical warehouse clubs, but with a greater stock keeping unit ("SKU") selection, which both simplifies and expedites our customers' shopping experience.

        Sales at our Smart & Final stores benefit from a large base of diverse business customers. Our internal surveys indicate that our business customers typically shop Smart & Final for both their household and business needs and account for approximately one-third of our Smart & Final banner sales. On average, these business customers spend approximately twice as much per visit (including purchases of household items) as our typical household customers. We believe our household customers enjoy "shopping with the pros" because it reinforces the perception of value, quality and selection. At Cash & Carry, we believe our business customers appreciate our accessible locations and consistent shopping experience, where they shop for both everyday and supplemental business needs.

        Distinctive and value-focused merchandise offering.    Our Smart & Final stores feature a comprehensive grocery offering at "everyday low prices," including high quality perishables, extensive selections of private label and national brand products and a large selection of club-pack sizes (over 2,500 SKUs). With approximately 14,500 SKUs in our Extra! stores and approximately 10,000 SKUs in our legacy Smart & Final stores, each of our Smart & Final store formats offers a wider variety of products than typical warehouse clubs. In fiscal year 2014, sales of private label items were approximately 29% of Smart & Final banner sales, and based on internal surveys commissioned by us, we estimate that approximately 44% of Smart & Final banner sales were from products or sizes (including both national brand and private label products) that are not typically found at conventional grocers.

        Our Cash & Carry stores offer customers a wide variety of approximately 9,000 key SKUs targeted to core foodservice needs, including an extensive selection of high quality perishables (approximately 46% of Cash & Carry banner sales in fiscal year 2014), national brand and private label grocery products, and related foodservice equipment and supplies. We believe Cash & Carry customers value our low prices, extensive selection, price transparency and the ability to hand-select perishable products.

        Two highly productive store banners.    We believe that our stores are highly productive based on sales per square foot data. Since 2008, we have invested more than $420 million in our operations, establishing a highly productive store base and a low cost, efficient operating structure.

  •
  Smart & Final stores: We operate 104 Extra! stores, which average approximately 26,000 square feet. In fiscal year 2014, our Extra! stores generated average sales per square foot of $620. Our typical new Extra! store requires a cash investment of approximately $3.2 million, including store buildout (net of landlord contributions), inventory and cash pre-opening expenses. Based on historical performance, we target pre-tax cash-on-cash returns of 25% in the third year after opening.

    Our recent Extra! store conversions generally required a cash investment of approximately $2.0 million and, based on historical performance, we target pre-tax cash-on-cash returns of at least 25% in the third year after conversion. Since 2008, we have successfully converted 53 stores to our Extra! format, generating an average sales increase of approximately 30% in the first twelve months following conversion.

    We operate 101 legacy Smart & Final stores, which average approximately 17,000 square feet. In fiscal year 2014, our legacy Smart & Final stores generated average sales per square foot of $699.

  •
  Cash & Carry stores: We operate 53 Cash & Carry stores, which average approximately 20,000 square feet. In fiscal year 2014, our Cash & Carry stores generated average sales per square foot of $828. Our typical new Cash & Carry store requires a low initial cash investment of approximately $1.5 million, including store buildout (net of landlord contributions), inventory and cash pre-opening expenses. Based on historical performance, we target pre-tax cash-on-cash returns of 25% in the fourth year after opening.

        Well-positioned store base and flexible real estate strategy.    We operate 258 stores across six contiguous states in the Western U.S., including 198 stores in the large and growing California market. Our long operating history has enabled us to establish a store footprint that would be difficult to replicate, and has provided us with deep institutional knowledge of the local real estate markets in which we operate.

        We have a flexible real estate strategy, which we believe enables our stores to achieve strong performance in a range of locations. Our store model is adaptable to a wide variety of potential sites, including new developments, "second use" spaces previously occupied by other retailers and conversions of non-retail sites to retail use. In addition, our stores appeal to a broad spectrum of customers in the markets we serve, which are generally characterized by ethnically and socio-economically diverse populations. This broad appeal enables us to perform profitably in a range of urban and suburban locations, however we typically target trade areas with higher concentrations of businesses.

        Passionate and experienced management team.    We are led by a passionate executive team with extensive food retail experience and a long history of operational excellence. All of our senior executives have made equity investments in the Company. Our senior executives average over 30 years of experience in the grocery, foodservice and retail industries. We believe our management's experience at all organizational levels will enable us to continue to grow our store base while improving operations and driving efficiencies through a strong focus on selling high quality products at "everyday low prices."

Our Growth Strategy

        We are pursuing three primary growth strategies:

        Increase our store footprint in existing and new markets.    We plan to expand our store footprint, primarily through opening new Extra! stores in existing and adjacent markets, and by entering new markets. Since the beginning of fiscal year 2011, we have opened 25 new Extra! stores, including five in 2013, 13 in 2014 and four in 2015 to date. We currently plan to open an additional 16 new Extra! stores by the end of fiscal year 2015.

        We believe that our existing and adjacent markets can support more than 180 new Extra! stores, including up to 100 new stores in our key California market. We also estimate that the broader U.S. market, beyond our existing and adjacent markets, has the potential to support more than 1,250 additional Extra! stores.

        We also plan to opportunistically grow our Cash & Carry store base. We currently plan to open two new Cash & Carry stores by the end of fiscal year 2015, and to continue opening additional new stores for the foreseeable future.

        We also believe that favorable macroeconomic trends in Mexico, combined with the demonstrated appeal of the Smart & Final offering in our existing Northwestern Mexico joint venture stores, represent an attractive long-term growth opportunity.

        Continue store conversions to the Extra! format and store remodels.    Extra! stores offer customers a one-stop shopping experience in a larger store footprint than our legacy Smart & Final stores to accommodate our expanded SKU selection. Since 2008, we have completed 53 Extra! store conversions and relocated 22 legacy Smart & Final stores as Extra! stores. We plan to continue converting our larger legacy Smart & Final stores to our Extra! format, including six planned in 2015, one of which has already been completed. In addition, we plan to continue remodeling and relocating selected legacy Smart & Final stores that are not candidates for conversion to the Extra! format.

        Drive comparable store sales and enhance gross margins.    We have achieved comparable store sales growth in 25 of our past 26 fiscal years, including growth of 6.3%, 4.0% and 6.7% for fiscal years 2014, 2013 and 2012, respectively.

 Comparable Store Sales Growth(1)

(1)
For more information on our calculation of comparable store sales growth, see "Comparable Store Sales" on page ii of this prospectus.

        We plan to leverage our significant investments in management, information technology systems, infrastructure and marketing to grow our comparable store sales and enhance our gross margins through execution of the following key initiatives:

  •
  Continue to expand our offering of high quality perishables in our Smart & Final stores, driven by conversions of legacy Smart & Final stores to the Extra! store format and major remodels of legacy Smart & Final stores to accommodate additional perishables offerings.

  •
  Grow private label sales through introduction of new SKUs.

  •
  Improve merchandising mix with introduction of higher margin bulk foods, enhanced selection of natural and organic products and increased ready-to-eat offerings in our Smart & Final stores.

  •
  Continue to drive growth among business customers through direct marketing activities and volume-based merchandising initiatives.

  •
  Expand customer reach through increased brand awareness, enhanced in-store experience and marketing channel optimization.

Recent Developments—Preliminary Unaudited Selected Financial Data

        We are currently in the process of finalizing our financial results for our first quarter ended March 22, 2015. Based on preliminary unaudited information, we expect that for our first quarter ended March 22, 2015:

  •
  net sales will be approximately $822 million, an increase of approximately 11.9% as compared to $735.0 million in the same period of 2014, driven by comparable store sales growth of approximately 6.1% and from the net sales contribution of new stores opened during fiscal year 2014 and fiscal year 2015 to date. Comparable store sales for the first quarter of fiscal year 2014 increased 4.2% as compared to the first quarter of fiscal year 2013;

  •
  net sales for Smart & Final banner stores will be approximately $629 million, an increase of approximately 11.9% as compared to $561.9 million in the same period of 2014, driven by comparable store sales growth of approximately 4.9% and from the net sales contribution of new stores opened during fiscal year 2014 and fiscal year 2015 to date. The increase in comparable store sales is primarily due to expected increases in both comparable transaction counts and comparable average transaction size;

  •
  net sales for Cash & Carry banner stores will be approximately $193 million, an increase of approximately 11.7% as compared to $173.1 million in the same period of 2014, driven by comparable store sales growth of approximately 10.2% and from the net sales contribution of a new store opened during fiscal year 2014. The increase in comparable store sales is primarily due to expected increases in both comparable transaction counts and comparable average transaction size;

  •
  gross margin will be in the range of $120 million to $122 million, as compared to $104.6 million in the same period of 2014, which estimated increase is primarily due to the increase in sales and an increase in gross margin rate as a percentage of sales;

  •
  gross margin as a percentage of sales will be in the range of 14.6% to 14.9%, as compared to 14.2% in the same period of 2014, which estimated increase is primarily due to higher merchandise product margin rates and lower warehouse, transportation and store occupancy costs as a percentage of sales; and

  •
  Adjusted EBITDA will be in the range of $34 million to $35 million, as compared to $30.2 million in the same period of 2014, which estimated increase is primarily due to the increase in sales and an increase in gross margin as a percentage of sales.

        In calculating estimated Adjusted EBITDA for our first quarter ended March 22, 2015, we adjusted net income (loss) to exclude income taxes, interest expense (net), depreciation and amortization, share-based compensation expense, pre-opening costs, as well as other items noted in the calculation of Adjusted EBITDA for prior periods that is presented in note 4 to the table under "—Summary Historical and Consolidated Financial and Other Data." A range of net income (loss) and a reconciliation of Adjusted EBITDA to net income (loss) cannot be provided at this time because the line items in our statement of operations have not been finalized with sufficient certainty.

        Our preliminary results remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change. The preliminary financial data included above has not been audited or reviewed in accordance with the standards of the Public Company Accounting Oversight Board. We currently expect that our final results will be consistent with the estimates and ranges described above. However, the estimates described above are preliminary and based on the most current information available to management. Our actual results may differ materially from these estimates due to the completion of our final closing procedures, final adjustments and other developments that may arise between now and the time our results for the quarter ended March 22, 2015 are finalized.

        The foregoing preliminary financial results constitute forward looking statements. Actual results may vary materially from the information contained in these forward-looking statements based on a number of important factors. Please refer to the section entitled "Special Note Regarding Forward-Looking Statements" in this prospectus for additional information.

The Ares Acquisition

        We were formed by funds affiliated with Ares Management, L.P. ("Ares Management") in connection with the Purchase and Sale Agreement, dated October 9, 2012, pursuant to which we acquired all of the outstanding stock of Smart & Final Holdings Corp., the former ultimate parent company of all of our operating subsidiaries (the "Ares Acquisition"). The Ares Acquisition was consummated on November 15, 2012. In connection with the Ares Acquisition, each of Ares Corporate Opportunities Fund III, L.P. and Ares Corporate Opportunities Fund IV, L.P. (together, "Ares") made an equity contribution to us in exchange for all of the shares of our common stock it currently owns. See "Principal and Selling Stockholders."

Ares Management

        Ares Management is a leading global alternative asset manager with approximately $86 billion of assets under management (pro forma for the acquisition of Energy Investors Funds, which closed on January 1, 2015) and approximately 800 employees in over 15 offices in the United States, Europe and Asia as of December 31, 2014. Since its inception in 1997, Ares Management has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares Management believes each of its four distinct but complementary investment groups in Tradable Credit, Direct Lending, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares Management was built upon the fundamental principle that each group benefits from being part of the greater whole.

        The Private Equity Group has approximately $10 billion of assets under management as of December 31, 2014, targeting investments in high quality franchises across multiple industries. In the consumer / retail sector, selected current investments include 99 Cents Only Stores LLC, Floor and Decor Outlets of America, Inc., Guitar Center Holdings, Inc., The Neiman Marcus Group LLC and the parent company of Serta International and Simmons Bedding Company. Selected prior investments include GNC Holdings, Inc., House of Blues Entertainment, LLC, Maidenform Brands, Inc. and Samsonite Corporation.

        Upon the closing of this offering, Ares will beneficially own, in the aggregate, approximately 61% of our outstanding common stock, or approximately 59% if the underwriters' option to purchase additional shares from the selling stockholders is fully exercised. As a result, Ares acting alone will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors. Also, Ares may acquire or hold interests in businesses that compete directly with us, or may pursue acquisition opportunities that are complementary to our business, making such acquisitions unavailable to us. See "Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Our principal stockholder will continue to have substantial control over us after this offering, will be able to influence corporate matters and may take actions that conflict with your interest and have the effect of delaying or preventing changes of control or changes in management, or limiting the ability of other stockholders to approve transactions they deem to be in their best interest."

Risks Related to Our Business and Strategy

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks highlighted in the section entitled "Risk Factors" following this prospectus summary before making an investment decision. These risks include, among others, the following:

  •
  competition in our industry is intense and our failure to compete successfully may adversely affect our sales, financial condition and operating results;

  •
  our continued growth depends on new store openings and our failure to successfully open new stores could adversely affect our business and stock price;

  •
  real or perceived quality or food safety concerns could adversely affect our business, operating results and reputation;

  •
  we may be unable to maintain or increase comparable store sales, which could adversely affect our business and stock price;

  •
  the current geographic concentration of our stores and our net sales creates an exposure to local or regional downturns or catastrophic occurrences;

  •
  disruption of significant supplier relationships could adversely affect our business;

  •
  any significant interruption in the operations of our distribution centers or common carriers could disrupt our ability to deliver our products in a timely manner;

  •
  our failure to comply with laws, rules and regulations affecting us and our industry could adversely affect our financial condition and operating results;

  •
  disruptions to or security breaches involving our information technology systems could harm our ability to run our business;

  •
  we have significant debt service obligations and may incur additional indebtedness in the future, which could adversely affect our financial condition and operating results and our ability to react to changes to our business; and

  •
  covenants in our debt agreements restrict our operational flexibility.

Corporate Information

        We are a Delaware corporation, were incorporated on October 5, 2012 under the name SF CC Holdings, Inc. and became the ultimate parent company of our operating subsidiaries in November 2012. We changed our name to Smart & Final Holdings, Inc. on December 3, 2012 and to Smart & Final Stores, Inc. on June 16, 2014. See "Business—Corporate History and Structure" for more information regarding our organizational structure. Our principal executive offices are located at 600 Citadel Dr., Commerce, California 90040, and our telephone number is (323) 869-7500. Our website address is smartandfinal.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

 The Offering

Common stock offered by the selling stockholders, all of whom are our affiliates	10,000,000 shares
Common stock to be outstanding immediately after this offering	73,771,652 shares
Underwriters' option to purchase additional shares from the selling stockholders
The underwriters have the option for 30 days following the date of this prospectus to purchase up to 1,500,000 additional shares from the selling stockholders, at the public offering price, less the underwriting discount.
Voting rights	One vote per share.

Ares, which immediately after this offering will control approximately 61% of the voting power of our outstanding common stock, or approximately 59% if the underwriters' option to purchase additional shares from the selling stockholders is fully exercised, will, acting alone, be able to exercise significant influence over all matters submitted to our stockholders for approval, including the election of our directors. See "Risk Factors—Risks Related to this Offering and Ownership of our Common Stock."
Use of proceeds	We will not receive any proceeds from this offering. See "Use of Proceeds" for additional information.
Dividend policy
We do not anticipate declaring or paying in the foreseeable future any cash dividends on our capital stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. Our first lien term loan facility (the "Term Loan Facility") and our asset-based lending facility (the "Revolving Credit Facility" and together with our Term Loan Facility, the "Credit Facilities") contain covenants that would restrict our ability to pay cash dividends.
Risk factors	See "Risk Factors" beginning on page 15 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
New York Stock Exchange trading symbol	"SFS."

        Unless otherwise indicated, all information in this prospectus reflects and assumes no exercise of the underwriters' option to purchase up to 1,500,000 additional shares of common stock from the selling stockholders in this offering.

        The number of shares of our common stock to be outstanding immediately after this offering is based on 73,771,652 shares of our common stock outstanding immediately prior to the closing of this offering, and excludes the following:

  •
  8,014,390 shares of common stock issuable upon the exercise of stock options granted under the SF CC Holdings, Inc. 2012 Stock Incentive Plan (the "2012 Incentive Plan") and outstanding immediately prior to the closing of this offering, at a weighted average exercise price of $5.13 per share; and

  •
  2,793,727 shares of common stock reserved for future issuance under our new Smart & Final Stores, Inc. 2014 Stock Incentive Plan (the "2014 Incentive Plan" and, together with the 2012 Incentive Plan, the "Incentive Plans"), including approximately 2,131,468 shares of common stock issuable upon the exercise of stock options.

 Summary Historical and Consolidated Financial and Other Data

        The following table sets forth our summary historical consolidated financial information for the periods and dates indicated, and should be read together with "Risk Factors," "Selected Historical Consolidated Financial Information and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of our financial condition or operating results to be expected in the future.

        The consolidated statements of operations data for the years ended December 28, 2014 and December 29, 2013, the period January 2, 2012 through November 14, 2012 and the period November 15, 2012 through December 30, 2012, and the consolidated balance sheet data as of December 28, 2014 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the year ended January 1, 2012 has been derived from our audited consolidated financial statements not included in this prospectus.

        In connection with the Ares Acquisition, as a result of the application of purchase accounting, the assets and liabilities of the Company were adjusted to their estimated fair values as of the closing date of the Ares Acquisition. We refer to the Company prior to the Ares Acquisition as the "Predecessor," and to the Company after the Ares Acquisition as the "Successor." The periods prior to the Ares Acquisition are referred to as the "Predecessor periods" and the periods following the Ares Acquisition are referred to as the "Successor periods." Our fiscal year 2012 is therefore divided into a Predecessor period January 2, 2012 through November 14, 2012 and a Successor period November 15, 2012 through December 30, 2012. Accordingly, in this prospectus, financial information is presented separately for Predecessor and Successor periods, which relate to the accounting periods preceding and succeeding the closing of the Ares Acquisition. See "Selected Historical Consolidated Financial Information and Other Data" and our financial statements and related notes thereto included elsewhere in this prospectus.

	Successor(1)			Predecessor
			Period From November 15, 2012 Through December 30, 2012	Period From January 2, 2012 Through November 14, 2012		Pro Forma(7)
	Fiscal Year 2014	Fiscal Year 2013			Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2011
	(Dollars in thousands, except per share data)
Consolidated Statement of Operations Data:
Net sales	$3,534,244	$3,210,293	$378,550	$2,664,162	$2,840,336	$3,042,712	$2,840,336
Cost of sales, buying and occupancy	3,006,955	2,736,357	333,787	2,265,154	2,412,180	2,596,847	2,413,545

Gross margin	527,289	473,936	44,763	399,008	428,156	445,865	426,791
Operating and administrative expenses	438,528	387,133	51,727	355,681	379,371	366,585	371,189
(Income) loss on property sales	—	—	(5)	8,818	1,952	8,813	1,952

Income (loss) from operations	88,761	86,803	(6,959)	34,509	46,833	70,467	53,650
Interest expense, net	37,602	50,365	7,133	20,761	31,395	55,831	60,190
Loss on early extinguishment of debt(2)	(2,224)	(24,487)	—	—	(4,209)	—	(4,209)
Equity in earnings of joint venture	1,037	1,649	—	820	785	820	785

Income (loss) from continuing operations before income taxes	49,972	13,600	(14,092)	14,568	12,014	15,456	(9,964)
Income tax (provision) benefit	(16,854)	(5,429)	4,804	(244)	(4,795)	(1,283)	3,996

Income (loss) from continuing operations	33,118	8,171	(9,288)	14,324	7,219	14,173	(5,968)
Income from discontinued operations, net of income taxes(3)	—	—	—	—	3,260	—	3,260

Net income (loss)	$33,118	$8,171	$(9,288)	$14,324	$10,479	$14,173	$(2,708)

Per Share Data:
Basic earnings (loss) per share:
Income (loss) per share from continuing operations	$0.54	$0.14	$(0.16)	$1.07	$0.54
Income (loss) per share from discontinued operations, net of income taxes	—	—	—	—	0.24

Basic earnings (loss) per share	$0.54	$0.14	$(0.16)	$1.07	$0.78

Diluted earnings (loss) per share:
Income (loss) per share from continuing operations	$0.52	$0.14	$(0.16)	$1.03	$0.54
Income (loss) per share from discontinued operations, net of income taxes	—	—	—	—	0.24

Diluted earnings (loss) per share	$0.52	$0.14	$(0.16)	$1.03	$0.78

Weighted average shares outstanding—basic	61,455,584	57,030,099	56,848,190	13,363,635	13,362,665
Weighted average shares outstanding—diluted	63,841,118	59,387,487	56,848,190	13,927,566	13,425,470
Selected Operating Data:
Adjusted EBITDA(4)	$176,110	$164,261				$138,696	$125,027
Capital expenditures	117,399	55,093				50,205	56,275
Comparable store sales growth(5)	6.3%	4.0%				6.7%	9.5%
Smart & Final banner	5.0%	3.4%				7.1%	9.4%
Cash & Carry banner	10.0%	6.1%				5.4%	9.7%
Stores at end of period	254	240				235	234
Smart & Final banner	201	188				183	182
Extra! format	98	69				56	46
Cash & Carry banner	53	52				52	52
Square feet at end of period	5,342,915	4,899,403				4,756,165	4,697,834
Average store size at end of period(6)	21,035	20,414				20,239	20,076

As of December 28, 2014(1)
Actual
(Dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$106,847
Total assets	1,729,292
Long-term debt (including current portion and debt discount)	588,117
Total stockholders' equity	517,208

(1)
All of the earnings per share data, share numbers, share prices and exercise prices have been adjusted on a retroactive basis for the Successor periods and the pro forma balance sheet to reflect the 190-for-one stock split effected on September 19, 2014. See Note 17, Stockholders' Equity, to the audited consolidated financial statements included elsewhere in this prospectus.

(2)
In the third quarter of 2014, we recognized a loss on early extinguishment of debt of $2.2 million in connection with the use of the net proceeds of the IPO to repay a portion of our outstanding debt. In the second and fourth quarters of 2013, we recognized a loss on early extinguishment of debt of $24.5 million in the aggregate in connection with a repricing amendment to our Term Loan Facility and repayment of the Second Lien Term Loan Facility. In the second quarter of 2011, we recognized a loss on early extinguishment of debt of $4.2 million in connection with an amendment to our prior term loan facility to permit the sale of Henry's Holdings, LLC ("Henry's"). See Note 5, Debt, to the audited consolidated financial statements included elsewhere in this prospectus.

(3)
In the second quarter of 2011, we sold our wholly owned subsidiary, Henry's, to Sprouts Farmers Markets, LLC ("Sprouts"). In the fourth quarter of 2010, we closed five stores in Colorado. Accordingly, the consolidated statements of operations data for our fiscal year 2011 reflects the results of operations of Henry's and the five stores separately as discontinued operations. The results of operations of Henry's and the five stores are immaterial for fiscal years 2014, 2013 and 2012 and are not presented separately as discontinued operations.

(4)
To supplement our financial information presented in accordance with GAAP, we use Adjusted EBITDA to clarify and enhance understanding of our past performance. We define Adjusted EBITDA as earnings (net income or loss) before income taxes, interest expense (net), depreciation and amortization, as adjusted for the items set forth in the table below.

  This non-GAAP measure is intended to provide additional information only, and does not have any standard meaning prescribed by GAAP. Use of Adjusted EBITDA may differ from similar measures reported by other companies. Because of its limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to use to reinvest in the growth of our business, or as a measure of cash that will be available to meet our obligations. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

  To properly and prudently evaluate our business, we encourage you to review our consolidated financial statements included elsewhere in this prospectus and the reconciliation to Adjusted EBITDA from net income (loss), the most directly comparable financial measure presented in accordance with GAAP, set forth in the table below. All of the items included in the reconciliation from net income to Adjusted EBITDA are either (a) non-cash items or (b) items that management does not consider in assessing our on-going operating performance. In the case of the non-cash items, management believes that investors may find it useful to assess our comparative operating performance because the measures without such items are less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect operating performance. In the case of the other items that management does not consider in assessing our on-going operating performance, management believes that investors may find it useful to assess our operating performance if the measures are presented without these items because their financial impact may not reflect on-going operating performance.

  The following table reconciles Adjusted EBITDA to net income (loss), the most comparable measure calculated in accordance with GAAP:

	Successor			Predecessor
			Period from November 15, 2012 through December 30, 2012	Period from January 2, 2012 through November 14, 2012		Pro Forma
(Dollars in thousands)	Fiscal Year 2014	Fiscal Year 2013			Fiscal Year 2011	Fiscal Year 2012		Fiscal Year 2011
Net income (loss)	33,118	$8,171	$(9,288)	$14,324	$10,479	$14,173		$(2,708)
Income tax provision (benefit)	16,854	5,429	(4,804)	244	4,795	1,283		(3,996)
Interest expense, net	37,602	50,365	7,133	20,761	31,395	55,831		60,190
Depreciation and amortization	64,194	60,759	7,353	44,045	53,643	53,831		50,968

EBITDA	151,768	124,724	394	79,374	100,312	125,118		104,454
Transaction costs(a)	1,539	220	5,300	23,833	5,719	83		5,719
Purchase accounting inventory adjustment(b)	—	—	8,600	—	—	—		—
Net (income) loss from closed stores and discontinued operations(c)	2,030	3,592	407	1,549	(1,825)	1,956		(1,825)
Loss (gain) from asset dispositions	851	974	(8)	9,417	6,014	9,409		6,014
Share-based compensation expense	11,329	—	—	7,483	2,455	—		—
Non-cash rent	4,797	3,985	449	(339)	1,679	3,265		2,645
Pre-opening costs(d)	3,971	1,432	—	375	935	375		935
Loss on early extinguishment of debt	2,224	24,487	—	—	4,209	—		4,209
Management fees(e)	—	—	—	1,363	1,495	—		—
Non-recurring charges(f)	(2,399)	4,847	71	(1,581)	2,876	(1,510)		2,876

Adjusted EBITDA	$176,110	$164,261	$15,213	$121,474	$123,869	$138,696	(g)	$125,027 (g)

(a)
Represents costs associated with the Company's initial public offering that were charged to expense during fiscal year 2014, the Ares Acquisition during fiscal year 2012 and sale of Henry's during fiscal year 2011.

(b)
Represents a purchase accounting inventory valuation adjustment in connection with the Ares Acquisition, which was fully amortized to cost of sales.

(c)
Represents (i) costs related primarily to store closures for the Successor periods and the 2012 Predecessor periods and (ii) costs related primarily to discontinued operations for fiscal year 2011.

(d)
Represents costs of opening new and relocated stores including rent, utilities, distribution, store labor and advertising.

(e)
Represents annual fees paid by the Predecessor to Apollo (as defined below) under a management services agreement.

(f)
Represents (i) reversal of a reserve related to executive compensation and death benefit income from a company-owned life insurance policy for fiscal year 2014, (ii) consulting expenses related to strategic growth initiatives for fiscal years 2014 and 2013 and (iii) costs related to a settlement related to our Mexico joint venture and severance costs, partially offset by recovery on company-owned life insurance policy death benefits for the 2012 Predecessor period.

(g)
The difference in Adjusted EBITDA for pro forma fiscal year 2012 as compared to Adjusted EBITDA for actual fiscal year 2012 reflects a purchase accounting adjustment to unamortized pension liability and a resulting decrease in pension expense.
(5)
For more information regarding our calculation of comparable store sales growth, see "Comparable Store Sales" on page ii of this prospectus.

(6)
Average store size is calculated as the gross square feet divided by the stores open at the end of the period presented.

(7)
The unaudited pro forma condensed consolidated statements of operations for fiscal year 2012 and fiscal year 2011 give effect to the Ares Acquisition as if it had occurred on January 3, 2011. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Unaudited Pro Forma Condensed Consolidated Financial Information."

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before deciding whether to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition, operating results or prospects and cause the value of our common stock to decline, which could cause you to lose all or part of your investment.

Risks Related to Our Business and Industry

Competition in our industry is intense and our failure to compete successfully may adversely affect our sales, financial condition and operating results.

        We operate in the highly competitive food retail and foodservice industries. We compete on a combination of factors, including price, product selection, product quality, convenience, customer service, store format and location.

        Price is a significant driver of consumer choice in our industry. We expect our competitors to continue to apply pricing pressures, which may have an adverse effect on our ability to maintain profit margins and sales levels. We establish our consumer prices based on a number of factors, including surveys of prices of certain of our competitors. If our competitors change their cost structures such that we are unable to effectively compete on the basis of price, our financial condition and operating results could be adversely affected. Consumer choice is also driven by product selection and quality, and our success depends, in part, on our ability to identify market trends and offer products that appeal to our customers' preferences. Failure to identify such trends, offer such products or to accurately forecast changing customer preferences could lead to a decrease in the number of customer transactions at our stores and a decrease in the amount customers spend when they visit our stores.

        We attempt to create a convenient and appealing shopping experience for our customers in terms of customer service, store format and location. If we are unable to provide a convenient and appealing shopping experience, our sales, profit margins and market share may decrease, resulting in an adverse effect on our financial condition and operating results. Some of our competitors are aggressively expanding their number of stores within our primary market areas. As our competitors open stores within close proximity to our stores, our financial condition and operating results may be adversely affected through a loss of sales, decrease in market share or greater operating costs.

        Our principal competitors include conventional grocers such as Albertsons, Kroger and Safeway, discounters and warehouse clubs such as Costco, mass merchandisers such as Walmart and Target, foodservice delivery companies such as Sysco and US Foods, as well as online retailers and other specialty stores. Some of our competitors may have greater financial or marketing resources than we do and may be able to devote greater resources to sourcing, promoting and selling their products. Also, some of our competitors do not have unionized work forces, which may result in lower labor and benefit costs. These competitors could use these advantages to take certain measures, including reducing prices, that could adversely affect our competitive position, business, financial condition and operating results.

        Some of our competitors have attempted to increase market share by expanding their footprints in our marketing areas. This competitor expansion creates a more difficult competitive environment for us. In addition, other established food retailers could enter our markets, increasing competition for market share.

        Further, over the last several decades, the retail supermarket and foodservice industries have undergone significant changes. Companies such as Walmart (particularly through its Sam's Club, Walmart Neighborhood Market and Walmart Express formats) and Costco have developed a lower cost structure to provide their customers with an "everyday low price" offering. In addition, wholesale outlets such as Restaurant Depot offer an additional low-cost option in the markets they serve. To the extent more of our competitors adopt an "everyday low price" strategy, we could be pressured to lower our prices, which would require us to achieve additional cost savings to offset these reductions. We may be unable to change our cost structure and pricing practices rapidly enough to successfully compete in that environment.

Our continued growth depends on new store openings and our failure to successfully open new stores or successfully manage the potential difficulties associated with store growth could adversely affect our business and stock price.

        Our continued growth depends, in part, on our ability to open new stores and to operate those stores successfully. Successful execution of our growth strategy depends upon a number of factors, many of which are beyond our control, including our ability to effectively find suitable sites for new stores, negotiate and execute leases on acceptable terms, secure and manage the inventory necessary for the launch and operation of our new stores, hire, train and retain skilled store personnel, promote and market new stores and address competitive merchandising, distribution and other challenges encountered in connection with expansion into new geographic areas and markets. Delays or failures in opening new stores, or achieving lower than expected sales in new stores, could adversely affect our growth.

        Although we believe that the U.S. market can support additional Extra! and Cash & Carry stores, we cannot assure you when or whether we will open any new stores. We may not have the level of cash flow or financing necessary to execute our growth strategy. If and when such store openings occur, we cannot assure you that these new stores will be successful or result in greater sales and profitability.

        Additionally, our growth will place increased demands on our operational, managerial and administrative resources. These increased demands could cause us to operate our existing business less effectively, which in turn could adversely affect the financial condition and operating results of our existing stores. Also, new store openings in markets where we have existing stores may result in reduced sales volumes at those existing stores. We may also be unable to successfully manage the potential difficulties associated with store growth, including capturing efficiencies of scale, improving our systems, continuing cost discipline and maintaining appropriate store labor levels and disciplined product and real estate selection, which may result in stagnation or decline in our operating margins. If we experience such a decline in financial condition and operating results as a result of such difficulties, we may slow or discontinue store openings or we may close stores that we are unable to operate profitably.

        Some of our new stores may be located in areas where we have little experience or a lack of brand recognition. Those markets may have different competitive conditions, market conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause these new stores to be less successful than stores in our existing markets. If we fail to successfully execute our growth strategy, including by opening new stores, our financial condition and operating results may be adversely affected.

        Our continued growth also depends, in part, on our ability to successfully convert certain of our Smart & Final stores to our Extra! format, and to relocate certain of our Smart & Final stores to new locations as Extra! stores. If we fail to successfully identify the Smart & Final stores suitable for conversion or relocation, or fail to manage such conversions and relocations in a cost-effective manner, our financial condition and operating results may be adversely affected.

Our new stores may adversely affect our operating results in the short term and may not achieve sales and operating levels consistent with our more mature stores on a timely basis or at all.

        We are actively pursuing new store growth and plan to continue doing so in the future. We cannot assure you that our new store openings will be successful or reach the sales and profitability levels of our existing stores. New store openings may adversely affect our financial condition and operating results in the short term due to the effect of opening costs and lower sales and contribution to overall profitability during the initial period following opening. New stores build their sales volume and their customer base over time and, as a result, generally have lower margins and higher operating expenses, as a percentage of net sales, than our more mature stores. New stores may not achieve sustained sales and operating levels consistent with our more mature store base on a timely basis or at all, which may adversely affect our long-term financial condition and operating results.

        In addition, we may not be able to successfully integrate new stores into our existing store base and those new stores may not be as profitable as our existing stores. Further, we have historically experienced, and expect to experience in the future, some sales volume transfer from our existing stores to our new stores as some of our existing customers switch to new, closer locations. If our new stores are less profitable than our existing stores, or if we experience sales volume transfer from our existing stores, our financial condition and operating results may be adversely affected.

We may be unable to maintain or increase comparable store sales, which could adversely affect our business and stock price.

        We may not be able to maintain or improve the levels of comparable store sales that we have experienced in the past. Our comparable store sales growth could be lower than our historical average for many reasons, including:

  •
  general economic conditions;

  •
  the effect of new and acquired stores entering into the comparable store base;

  •
  the opening of new stores that cannibalize store sales in existing markets;

  •
  increased competitive activity;

  •
  price changes in response to competitive factors;

  •
  supply shortages;

  •
  consumer preferences, buying trends and spending levels;

  •
  product price inflation and deflation;

  •
  cycling against any year of above-average sales results;

  •
  our ability to provide product offerings that generate new and repeat visits to our stores; and

  •
  the level of customer service that we provide in our stores.

        These factors may cause our comparable store sales results to be materially lower than in recent periods, which could harm our business and result in a decline in the price of our common stock.

Our plans to remodel or convert certain of our existing stores and build new stores in our current markets could require us to spend capital, which must be allocated among various projects. Failure to use our capital efficiently could adversely affect our financial condition and operating results.

        Since August 2008, we have converted 75 Smart & Final stores to our Extra! format through a combination of store conversions and relocations. Our recent conversions and relocations have been completed for a net cash investment ranging from $2.0 million to $3.5 million. We intend to convert additional locations over the next several years. However, we cannot assure you that our future conversions will require similar levels of investment, reach the sales and profitability levels of our Smart & Final or Extra! stores or be completed at all. If any of these initiatives prove to be unsuccessful, we may experience reduced profitability and could be required to delay, significantly curtail or eliminate planned store openings, remodels or conversions.

Perishable products make up a significant portion of our sales, and ordering errors or product supply disruptions may adversely affect our financial condition and operating results.

        We could suffer significant inventory losses in the event of the loss of a major supplier, disruption of our supply chain, extended power outages, natural disasters or other catastrophic occurrences. We have a significant focus on perishable products, sales of which accounted for approximately 34% of our net sales for our fiscal year 2013 and 36% of our fiscal year 2014, and rely on various suppliers to provide and deliver our perishable product inventory on a continuous basis. Adverse weather conditions and natural disasters can lower crop yields and reduce crop size and quality, which in turn could reduce the available supply or increase the price of fresh produce.

        While we have implemented certain systems to ensure our ordering is in line with demand, we cannot assure you that our ordering systems will always work efficiently, in particular in connection with the opening of new stores, which have limited or no ordering history. If we over-order, we may suffer inventory losses, which would adversely affect our financial condition and operating results.

Our private label products expose us to various risks.

        We expect to continue to grow our exclusive private label products within many product categories. We have invested in our development and procurement resources and marketing efforts relating to these private label products. If we cannot anticipate, identify and react to changing consumer preferences relating to our private label products in a timely manner, or if our profit margins or sales levels from such products decline, then our financial condition and operating results may be adversely affected.

        Our private label products also subject us to certain specific risks in addition to those discussed elsewhere in this section, such as:

  •
  mandatory or voluntary product recalls;

  •
  infringements of our proprietary rights (including counterfeit or otherwise unauthorized goods);

  •
  claims related to the proprietary rights of third parties;

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  adverse publicity about the quality, safety or integrity of our products; and

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  other risks generally encountered by entities that source, sell and market private label products for retail.

        An increase in sales of our private label products may also adversely affect sales of our suppliers' products, which may, in turn, adversely affect our relationship with our suppliers. Our failure to adequately address some or all of these risks could have a material adverse effect on our business, financial condition and operating results.

Real or perceived quality or food safety concerns could adversely affect our business, operating results and reputation.

        Brand value is based in large part on perceptions of subjective qualities, and even isolated incidents can erode trust and confidence, particularly if they result in governmental investigations, litigation or adverse publicity, especially in social media outlets, all of which can adversely affect these perceptions and lead to adverse effects on our business, operating results and reputation. We believe our customers hold us to a high food safety standard. Real or perceived concerns regarding the safety of our food products or the safety and quality of our food supply chain, whether or not ultimately based on fact and whether or not involving products sold at our stores, could cause consumers to avoid shopping with us, and could adversely affect our financial condition and operating results, even if the basis for the concern is outside of our control. Any lost confidence on the part of consumers would be difficult and costly to reestablish.

Products we sell could cause unexpected side effects, illness, injury or death that could result in the discontinuance of such products or expose us to litigation, either of which could result in unexpected costs and damage to our reputation.

        There is increasing governmental scrutiny and public awareness of food safety. Unexpected side effects, illness, injury or death caused by products we sell could result in the discontinuance of sales of these products or prevent us from achieving market acceptance of the affected products. Such side effects, illnesses, injuries and deaths could also expose us to product liability or negligence lawsuits. Any claims brought against us may exceed our existing or future insurance policy coverage or limits. Any judgment against us that is in excess of our policy limits would have to be paid from our cash reserves, which would reduce our capital resources. Also, we may not have sufficient capital resources to pay a judgment, in which case our creditors could levy against our assets. The real or perceived sale of contaminated or harmful products would cause negative publicity regarding our company, brand or products, which could in turn harm our reputation and net sales and adversely affect our business, financial condition and operating results.

If we fail to maintain our reputation and the value of our brand, our sales may decline.

        We believe our continued success depends on our ability to maintain and grow the value of our Smart & Final, Extra! and Cash & Carry brands. Maintaining, promoting and positioning our brands and reputation will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, high quality customer experience. Brand value is based in large part on perceptions of subjective qualities, and even isolated incidents can erode trust and confidence, particularly if they result in governmental investigations, litigation or adverse publicity. Our brands could be adversely affected if we fail to achieve these objectives or if our public image or reputation were to be tarnished by negative publicity.

The current geographic concentration of our stores and our net sales creates an exposure to local or regional downturns or catastrophic occurrences.

        As of December 28, 2014, we operated 184 Smart & Final stores in California, representing 92% of our total Smart & Final stores and accounting for 95% of Smart & Final banner sales in fiscal year 2014. Also, as of December 28, 2014, we operated 41 Cash & Carry stores in the Pacific Northwest (Washington, Oregon and Idaho), representing 77% of our total Cash & Carry stores and accounting for 77% of Cash & Carry banner sales in fiscal year 2014. In addition, we source a significant portion of our produce from California.

        As a result, our business is currently more susceptible to regional conditions than the operations of our more geographically diversified competitors and we are vulnerable to economic downturns in those regions. Any unforeseen events or circumstances that adversely affect the areas in which we have stores or from which we obtain products, particularly in California and the Pacific Northwest, could adversely affect our financial condition and operating results. These factors include, among other things, changes in demographics, population, employee bases and economic conditions, wage increases, severe weather conditions, power outages and other catastrophic occurrences. Such conditions may result in reduced customer traffic and spending in our stores, physical damage to our stores, loss of inventory, closure of one or more of our stores, inadequate work force in our markets, temporary disruption in the supply of products, delays in the delivery of goods to our stores and a reduction in the availability of products in our stores. Any of these factors may disrupt our business and adversely affect our financial condition and operating results.

Disruption of supplier relationships could adversely affect our business.

        We source our products from over 1,350 vendors and suppliers. The cancellation of our distribution arrangement with or the disruption, delay or inability of any of these vendors or suppliers to deliver products to our stores could cause operational disruptions or delays or increased or unexpected costs including, among others, costs associated with finding alternative vendors or suppliers and obtaining inventory that meets our and our customers' standards.

        As an example, Unified Grocers, Inc. ("Unified Grocers") is the primary supplier of dry grocery and perishable products to our Cash & Carry stores, accounting for approximately 82% of our product requirements (measured at cost) for our Cash & Carry stores for each of our fiscal years 2013 and 2014 and 22% of our total Company product requirements (measured at cost) for each of our fiscal years 2013 and 2014. Based on Unified Grocers' disclosure in its public filings, we accounted for 15% of Unified Grocers' total net sales for its thirty-nine week period ended June 28, 2014. Our current contractual relationship with Unified Grocers continues through December 5, 2015. If our distribution arrangement with Unified Grocers was cancelled or Unified Grocers was unwilling or unable to supply our stores with dry grocery or perishable products, we could experience disruptions to our operations and incur unexpected expenses associated with finding one or more alternative suppliers or utilizing our own infrastructure to replace the products provided to and services performed for us by Unified Grocers.

Changes in commodity prices and availability may affect our financial condition and operating results.

        Many products we sell include ingredients such as wheat, corn, oils, milk, sugar, cocoa and other commodities. Commodity prices worldwide have been increasing. Any increase in commodity prices may cause our suppliers to seek price increases from us. We cannot assure you that we will be able to mitigate supplier efforts to increase our costs, either in whole or in part. In the event we are unable to continue mitigating potential supplier price increases, we may consider raising our prices and our customers may be deterred by any such price increases. Our financial condition and operating results may be adversely affected through increased costs to us, which may affect gross margins, or through reduced sales as a result of a decline in the number and average size of customer transactions.

        While management believes that these commodities are not currently in short supply and all are readily available from our current independent suppliers, an interruption in the supply chains of or volatility in the markets for any of these commodities could have an adverse effect on their overall supply and impede our ability or that of our suppliers to obtain products containing these commodities. Such a decrease in their availability to us or our suppliers, whether as a result of increased prices or otherwise, could adversely affect our financial condition and operating results.

Any significant interruption in the operations of our distribution centers or common carriers could disrupt our ability to deliver our products in a timely manner.

        We distribute our products through six distribution centers in California, two of which serve our stores in Northern California and four of which serve our stores in Southern California, Arizona and Nevada. The operations of four of our distribution centers are outsourced to third parties. See "Business—Properties." We also maintain relationships with numerous common carriers. Any significant interruption in the operation of our distribution center infrastructure, such as disruptions due to fire, severe weather or other catastrophic events, power outages, labor disagreements or shipping problems, or any disruption or cancellation of our contractual relationships with the third party operators of our distribution centers, could adversely affect our ability to distribute products to our stores. Such interruptions could result in lost sales and a loss of customer loyalty to our brands. While we maintain business interruption and property insurance, if the operation of our distribution centers were interrupted for any reason causing delays in shipment of products to our stores, our insurance may not be sufficient to cover losses we experience, which could adversely affect our business, financial condition and operating results.

        We rely on common carriers, including rail and trucking, to transport products from our suppliers to our central distribution centers and from these centers to our stores. A disruption in the services of common carriers due to weather, employee strikes, increases in fuel costs or other unforeseen events, or any disruption or cancellation of our contractual relationships with our common carriers, could affect our ability to maintain sufficient quantities of inventory in our stores.

Our failure to comply with laws, rules and regulations affecting us and our industry could adversely affect our financial condition and operating results.

        We are subject to numerous federal, state and local laws, rules and regulations that affect our business, such as those affecting food manufacturing, food and drug distribution, retailing, labor and employment and environmental practices, accounting standards and taxation requirements. We must also comply with numerous provisions regulating, among other things, health and sanitation standards, food labeling and safety, equal employment opportunity, minimum wages and licensing for the sale of food, drugs and alcoholic beverages. Our ongoing efforts related to compliance with such laws, rules and regulations, including with respect to implementation of immigration legislation, recently enacted food safety and health care reform legislation, new mandates, fees and taxes and stricter regulatory oversight, create uncertainty about the probability and effect of future regulatory changes and can significantly affect our operations and compliance costs. We cannot predict future laws, rules and regulations or the effect they will have on our financial condition and operating results, but in any event, additional record keeping, increased costs of recruiting, training and retaining employees, expanded documentation of the properties of certain products, and expanded or different labeling required by such laws, rules and regulations, could significantly increase our costs of doing business could adversely affect our business, financial condition and operating results.

        As is common in our industry, we rely on our suppliers, including suppliers of our private label products, to ensure that the products they sell to us comply with all applicable regulatory and legislative requirements. In general, we seek certifications of compliance, representations and warranties, indemnification and/or insurance from our suppliers. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products. In order to comply with applicable statutes and regulations, our suppliers have from time to time recalled, reformulated, eliminated or relabeled certain of their products.

        In addition, many of our customers rely on food stamps and other governmental assistance programs to supplement their grocery-shopping budgets. As a result, any change in the ability of our customers to obtain food stamps and other governmental assistance could adversely affect our business, financial condition and operating results.

General economic conditions that affect consumer spending could adversely affect our business, financial condition and operating results.

        The food retail and foodservice industries are sensitive to changes in general economic conditions. Recessionary economic cycles, increases in interest rates, higher prices for commodities, fuel and other energy, inflation, high levels of unemployment and consumer debt, depressed home values, high tax rates and other economic factors that affect consumer spending and confidence or buying habits may adversely affect the demand for products we sell in our stores. In recent years, the U.S. economy has experienced volatility due to uncertainties related to energy prices, credit availability, difficulties in the banking and financial services sectors, decreases in home values and retirement accounts, high unemployment and falling consumer confidence. As a result, consumers are more cautious and could shift their spending to lower-priced competition, such as warehouse membership clubs, dollar stores or extreme value formats. In addition, inflation or deflation could affect our business. Food deflation could reduce sales growth and profit margins, while food inflation, combined with reduced consumer spending, could reduce gross profit margins. As a result of any of these factors, our business, financial condition and operating results could be adversely affected.

A widespread health epidemic could adversely affect our business.

        Our business could be severely affected by a widespread regional, national or global health epidemic. A widespread health epidemic may cause customers to avoid public gathering places such as our stores or otherwise change their shopping behaviors. Additionally, a widespread health epidemic could adversely affect our business by disrupting production and delivery of products to our stores and by affecting our ability to appropriately staff our stores.

If we are unable to attract, train and retain, or maintain satisfactory relations with, our employees we may not be able to grow or successfully operate our business.

        The food retail and foodservice industries are labor intensive. Our continued success is dependent in part upon our ability to attract, train and retain qualified employees who understand and appreciate our culture and can represent our brands effectively and establish credibility with our business partners and customers. We face intense competition for qualified employees, many of whom are subject to offers from competing employers. Our ability to meet our labor needs, while controlling wage and labor-related costs, is subject to numerous external factors, including the availability of a sufficient number of qualified persons in the work force in the markets in which we operate, unemployment levels within those markets, unionization of the available work force, prevailing wage rates, changing demographics, health and other insurance costs and changes in employment legislation. If we fail to maintain competitive wages, the quality of our workforce could decline and cause our customer service to suffer. However, increasing our wages could cause our profit margins to decrease. If we are unable to hire and retain employees capable of meeting our business needs and expectations, our business and brand images may be impaired. Any failure to meet our staffing needs or any material increase in turnover rates of our employees or employee wages may adversely affect our business, financial condition and operating results.

        As of December 28, 2014, we had 9,370 employees. 172 of our employees, all of whom work at our Cash & Carry stores, are members of the International Brotherhood of Teamsters (the "Union") and are covered by a collective bargaining agreement. We may experience pressure from labor unions or become the target of campaigns similar to those faced by our competitors. The unionization of a more significant portion of our workforce, particularly at our Company-operated distribution centers and Smart & Final stores, could increase the overall costs at the affected locations and adversely affect our flexibility to run our business competitively and otherwise adversely affect our business, financial condition and operating results.

        Labor relations issues arise from time to time, including issues in connection with Union efforts to represent employees at our stores and distribution centers, and with the negotiation of new collective bargaining agreements. If we fail to maintain satisfactory relations with our employees or with the Union, we may experience labor strikes, work stoppages or other labor disputes. Negotiation of collective bargaining agreements also could result in higher ongoing labor costs. Also, our recruiting and retention efforts and efforts to increase productivity may not be successful and there may be a shortage of qualified employees in future periods. Any such shortage would decrease our ability to effectively serve our customers. Such a shortage would also likely lead to higher wages for employees and a corresponding reduction in our operating results.

We have obligations under our defined benefit employee pension plans and may be required to make plan contributions in excess of our current estimates.

        We sponsor one single-employer qualified defined benefit pension plan (the "Single-Employer Plan"), which, with limited exceptions, is frozen with respect to new participants. In addition, we participate through our Cash & Carry operations in one multiemployer qualified defined benefit pension plan, the Western Conference of Teamsters Pension Plan (the "Multiemployer Plan"), on behalf of our union-affiliated employees, and we are required to make contributions to this plan under our collective bargaining agreement. Neither the Single-Employer Plan nor the Multiemployer Plan are fully funded based on standards provided by the Pension Benefit Guaranty Corporation (the "PBGC"), in part due to increases in the costs of benefits provided or paid under the plans as well as lower returns on plan assets. Our funding requirements vary based upon plan asset performance, interest rates and actuarial assumptions. Poorer than assumed asset performance and continuing low interest rates may result in increased future funding contributions by us and, with respect to the Multiemployer Plan, other participating employers.

        Going forward, our required contributions to the Multiemployer Plan could also increase as a result of many factors, including the outcome of collective bargaining with the Union, actions taken by the trustee that manages the plan, government regulations, the actual return on assets held in the plan and the payment of a withdrawal liability if we choose to exit the plan. Our risk of future increased payments may be greater if other participating employers withdraw from the Multiemployer Plan and are not able to pay the total liability assessed as a result of such withdrawal or if the pension plan adopts surcharges and/or increased pension contributions as part of a rehabilitation plan.

        Pursuant to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the PBGC has the right, subject to satisfaction of certain statutory requirements, to involuntarily terminate the pension plans described above (thus accelerating funding obligations) or enter into an alternative arrangement with us to prevent such termination. We expect to fund certain excess contributions to the Single-Employer Plan through plan year 2018 under the terms of an agreement with the PBGC that we entered into in connection with the Ares Acquisition. The amounts and timing of the remaining contributions we expect to make to the pension plans described above reflect a number of actuarial and other estimates and assumptions with respect to our expected plan funding obligations. The actual amounts and timing of these contributions will depend upon a number of factors and the actual amounts and timing of our future plan funding contributions may differ materially from those presented in this prospectus.

The minimum wage and cost of providing employee benefits continues to increase and is subject to factors outside of our control.

        A considerable number of our employees are paid at rates related to the federal minimum wage. Many of our stores are located in states, including California, where the minimum wage is greater than the federal minimum wage and receive compensation equal to the state's minimum wage. The current California minimum wage was recently increased to $9.00 per hour, and will increase to $10.00 per hour effective January 1, 2016. Moreover, municipalities may set minimum wages above the applicable state standards. Any further increases in the federal minimum wage or the enactment of additional state or local minimum wage increases could increase our labor costs.

        We provide health benefits to substantially all of our full-time employees and to certain part-time employees depending on average hours worked. Though employees generally pay a portion of the cost of such benefits, our cost of providing these benefits has increased steadily over the last several years. We anticipate future increases in the cost of health benefits, partly, but not entirely, as a result of the implementation of the Patient Protection and Affordable Care Act enacted in 2010, as well as other healthcare reform legislation being considered by Congress and state legislatures. We continue to evaluate the potential effects of the Patient Protection and Affordable Care Act on our business. Due to provisions requiring phasing-in over time, changes to our healthcare costs structure could have a significant, negative impact on our future business. If we are unable to control healthcare and pension costs, we may experience increased operating costs, which may adversely affect our financial condition and operating results.

The loss of any of our executive officers could adversely affect our business.

        We are dependent upon each of our executive officers listed under "Management—Executive Officers." Losing the services of any or a significant number of such individuals could adversely affect our business, as we may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed negatively by investors and analysts, which may cause our stock price to decline. We do not maintain key person insurance on any employee, though we are the beneficiary of life insurance policies on certain members of management for the purpose of funding our obligations under our non-qualified defined benefit plan.

Energy costs are an increasingly significant component of our operating expenses and increasing energy costs, unless offset by more efficient usage or other operational responses, may affect our financial condition and operating results.

        We use natural gas, water, sewer and electricity in our stores and gasoline and diesel in trucks that deliver products to our stores. We may also be required to pay certain adjustments or other amounts pursuant to our supply and delivery contracts in connection with increases in fuel prices. Increases in energy costs, whether driven by increased demand, decreased or disrupted supply or an anticipation of any such events will increase the costs of operating our stores. We may not be able to recover these increased costs by raising prices charged to our customers. Any such increased prices may also exacerbate the risk of customers choosing lower-cost alternatives. In addition, if we are unsuccessful in attempts to protect against these increases in energy costs through long-term energy contracts, improved energy procurement, improved efficiency and other operational improvements, the overall costs of operating our stores will increase, which could adversely affect our financial condition and operating results.

Disruptions to or security breaches involving our information technology systems could harm our ability to run our business.

        In connection with payment card sales and other transactions, including bank cards, debit cards, credit cards and other merchant cards, we process and transmit confidential banking and payment card information. Additionally, as part of our normal business activities, we collect and store sensitive personal information, related to our employees, customers, vendors and other parties. Despite our security measures, our information technology and infrastructure may be vulnerable to criminal cyber-attacks or security incidents due to employee error, malfeasance or other vulnerabilities. Any such incident could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Third parties may have the technology and know-how to breach the security of this information, and our security measures and those of our banks, merchant card processing and other technology vendors may not effectively prohibit others from obtaining improper access to this information. The techniques used by criminals to obtain unauthorized access to sensitive data change frequently and often are not recognized until launched against a target; accordingly, we may be unable to anticipate these techniques or implement adequate preventative measures. Any security breach could expose us to risks of data loss or impairment, regulatory and law enforcement investigations, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation and relationships with our customers and adversely affect our business, financial condition and operating results.

        Furthermore, our systems and operations, and those of our third party Internet and other systems service providers, are vulnerable to damage or interruption from natural disasters and other catastrophic events, power outages, server failures, telecommunications and Internet service failures, computer viruses and denial-of-service attacks, physical or electronic breaches, sabotage, human errors and similar events. Any of these events could lead to system interruptions, processing, distribution, communication and order fulfillment delays and loss of critical data for us or our Internet and other systems service providers or suppliers, and could have an adverse effect on our business, financial condition and operating results. Because we are dependent on third-party service providers for the implementation and maintenance of certain aspects of our systems and operations and because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, if at all, and any system disruptions could adversely affect our business, financial condition and operating results.

We need to comply with credit and debit card security regulations.

        As a merchant that processes credit and debit card payments from customers, we are required to comply with the Payment Card Industry Data Security Standards and other requirements imposed on us for the protection and security of our customers' credit and debit card information. If we are unable to remain compliant with these standards and requirements, our business and operations could be adversely affected because we could incur significant fines or penalties from payment card companies or be prevented in the future from accepting customer payments by means of a credit or debit card. We also may need to expend significant management and financial resources to become or remain compliant with these requirements, which could divert these resources from other initiatives and adversely affect our business, financial condition and operating results.

Legal proceedings could adversely affect our business, financial condition and operating results.

        Our operations, which are characterized by a high volume of customer traffic and by transactions involving a wide variety of product selections, carry a higher exposure to consumer litigation risk when compared to the operations of companies operating in some other industries. Consequently, we may be a party to individual personal injury, product liability, intellectual property, employment-related and other legal actions in the ordinary course of our business, including litigation arising from food-related illness. The outcome of litigation, particularly class action lawsuits, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. While we maintain insurance, insurance coverage may not be adequate and the cost to defend against future litigation may be significant. There may also be adverse publicity associated with litigation that may decrease consumer confidence in our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and operating results.

        In addition, we believe there is a growing number of employment (including "wage-and-hour"), health, environmental and other lawsuits against companies in our industry, especially in California. State, federal and local laws and regulations regarding employment (including minimum wage requirements), health and the environment change frequently and the ultimate cost of compliance cannot be precisely estimated. Any changes in laws or regulations, or the imposition or enforcement of new laws or regulations, including legislation that impacts employment, health, the environment, labor or trade, could adversely affect our business, financial condition and operating results.

We may be unable to adequately protect our intellectual property rights, which could harm our business, financial condition and operating results.

        Our trademarks, service marks, copyrights, patents, trade secrets, domain names and other intellectual property are valuable assets that are critical to our success. The unauthorized reproduction or other misappropriation of our intellectual property could diminish the value of our brands or goodwill and cause a decline in our net sales. Any infringement or other intellectual property claim made against us, whether or not it has merit, could be time-consuming, result in costly litigation, cause product delays or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on our business, financial condition and operating results.

Claims under our insurance plans and policies may differ from our estimates, which could adversely affect our operating results.

        We use a combination of insurance and self-insurance plans to provide for the potential liabilities for workers' compensation, general liability (including, in connection with legal proceedings described above under "—Risks Related to Our Business and Industry—Legal proceedings could adversely affect our business, financial condition and operating results"), property insurance, director and officers' liability insurance, vehicle liability and employee health-care benefits. Liabilities associated with the risks that are retained by us are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions. Our results could be adversely affected by claims and other expenses related to such plans and policies if future occurrences and claims differ from these assumptions and historical trends.

Changes in accounting standards may adversely affect reporting of our financial condition and operating results.

        New accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. A change in accounting rules or regulations may even affect our reporting of transactions completed before the change is effective, and future changes to accounting rules or regulations or the questioning of current accounting practices may adversely affect our results of operations. The Financial Accounting Standards Board ("FASB") is focusing on several broad-based convergence projects, including accounting standards for financial instruments and leases. In August 2010, the FASB issued an exposure draft outlining proposed changes to current lease accounting under GAAP in FASB Accounting Standards Codification 840, Leases. In July 2011, the FASB made the decision to issue a revised exposure draft, which was issued in May 2013. Currently, substantially all of our leased properties are accounted for as operating leases with limited related assets and liabilities recorded on our balance sheet. The proposed new accounting standard, if ultimately adopted in its proposed form, would treat each lease as creating an asset and a liability and require the capitalization of such leases on the balance sheet. While this change would not impact the cash flow related to our store leases, we would expect our assets and liabilities to increase relative to the current presentation, which may impact our ability to raise additional financing from banks or other sources in the future. The guidance as proposed may also affect the future reporting of our results from operations as both income and expense on leases previously accounted for as operating leases would be front-end loaded as compared to the existing accounting requirements. However, even if the new guidance is adopted as proposed, certain incurrence ratios and other provisions under the credit agreements governing the Credit Facilities permit us to account for leases in accordance with the existing accounting requirements. As a result, our ability to incur additional debt or otherwise comply with such covenants may not directly correlate to our financial condition or results from operations as each would be reported under GAAP as so amended.

Our high level of fixed lease obligations could adversely affect our financial condition and operating results.

        Our high level of fixed lease obligations will require us to use a significant portion of cash generated by our operations to satisfy these obligations and could adversely affect our ability to obtain future financing to support our growth or other operational investments. We will require substantial cash flows from operations to make our payments under our operating leases, which in some cases provide for periodic adjustments in our rent rates. If we are not able to make the required payments under the leases, the lenders to or owners of the relevant stores, distribution centers or administrative offices may, among other things, repossess those assets, which could adversely affect our ability to conduct our operations. In addition, our failure to make payments under our operating leases could trigger defaults under other leases or under agreements governing our indebtedness, which could cause the counterparties under those agreements to accelerate the obligations due thereunder.

Our lease obligations may require us to continue paying rent for store locations that we no longer operate.

        We are subject to risks associated with our current and future store, distribution center and administrative office real estate leases. We generally cannot cancel our leases, so if we decide to close or relocate a location, we may nonetheless be committed to perform our obligations under the applicable lease, including paying the base rent for the remaining lease term. In addition, as our leases expire, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could adversely affect our business, financial condition and operating results.

The joint venture in Northwestern Mexico subject us to risks associated with the legislative, judicial, accounting, regulatory, political, economic and other risks and conditions specific to that country, which could adversely affect our business, financial condition and operating results.

        We are currently engaged, through one of our wholly owned subsidiaries, in the operation of 15 Smart & Final stores in Northwestern Mexico through a joint venture. For our fiscal years 2013 and 2014, our Mexican operations generated approximately 12% and 2%, respectively, of our income from continuing operations. As a result of our expansion activities into Northwestern Mexico, we expect that our international operations could account for a larger portion of our net income in future years. Our future operating results in Mexico could be adversely affected by a variety of factors, most of which are beyond our control. These factors include political conditions and instability, economic conditions, legal and regulatory constraints, anti-money laundering laws and regulations, trade policies, currency regulations and other matters in this region, now or in the future. Foreign currency exchange rates and fluctuations may have an effect on our future costs or on future cash flows from our Mexican operations and could adversely affect our financial condition and operating results. Moreover, the economy in Mexico has in the past suffered from high rates of inflation and currency devaluations, which, if they occur again, could adversely affect our financial condition and operating results. Other factors that may affect, and additional risks inherent in, our Mexican operations include:

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  foreign trade, monetary and fiscal policies both of the U.S. and of Mexico;

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  laws, regulations and other activities of foreign governments, agencies and similar organizations;

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  risks associated with having facilities located in a country that has historically been less stable than the U.S.;

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  costs and difficulties of managing international operations; and

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  adverse tax consequences and greater difficulty in enforcing intellectual property rights in Mexico.

        The various risks inherent in doing business in the U.S. generally also exist when doing business outside of the United States and may be exaggerated by the difficulty of doing business in numerous sovereign jurisdictions due to differences in culture, laws and regulations.

        In Mexico, our associates, contractors or agents could, in contravention of our policies, engage in business practices prohibited by U.S. laws and regulations applicable to us, such as the Foreign Corrupt Practices Act, and we are subject to the risk that one or more of our associates, contractors or agents, including those based in or from countries where practices that violate such U.S. laws and regulations or the laws and regulations of other countries may be customary, will engage in business practices that are prohibited by our policies, circumvent our compliance programs and, by doing so, violate such laws and regulations. Any such violations, even if prohibited by our internal policies, could adversely affect our business, financial condition and operating results.

        We also license certain of our trademarks to our Mexico joint venture for use in connection with operating the Smart & Final brand in Mexico. If the licensee fails to maintain the quality of the goods and services used in connection with these trademarks, our rights to and the value of this and similar trademarks could potentially be harmed. Also, negative publicity relating to the licensee could also be incorrectly associated with us, which could harm our business.

We have significant debt service obligations and may incur additional indebtedness in the future, which could adversely affect our financial condition and operating results and our ability to react to changes to our business.

        As of December 28, 2014, we had outstanding indebtedness of approximately $588.1 million (including debt discount) under our Term Loan Facility. We may incur additional indebtedness in the future, including borrowings under our Revolving Credit Facility. Our existing indebtedness and any additional indebtedness we may incur could require us to divert funds identified for other purposes for debt service and impair our liquidity position. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to take any of such actions on a timely basis, on terms satisfactory to us or at all.

        The fact that a substantial portion of our cash flow from operations could be needed to make payments on our indebtedness could have important consequences, including the following:

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  reducing our ability to execute our growth strategy, including new store development;

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  affecting our ability to continue to execute our operational strategies in existing stores;

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  increasing our vulnerability to general adverse economic and industry conditions or increased interests rates;

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  reducing the availability of our cash flow for other purposes;

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  limiting our flexibility in planning for or reacting to changes in our business and the market in which we operate, which would place us at a competitive disadvantage compared to our competitors that may have less debt;

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  limiting our ability to borrow additional funds for working capital, new store growth, capital expenditures and other investments; and

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  failing to comply with the covenants in our debt agreements could result in all of our indebtedness becoming immediately due and payable.

        Our ability to obtain necessary funds through borrowing will depend on our ability to generate cash flow from operations. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us under our Credit Facilities or otherwise in amounts sufficient to enable us to fund our liquidity needs, our financial condition and operating results may be adversely affected. Our inability to make scheduled payments on our debt obligations in the future would require us to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity investment.

Covenants in our debt agreements restrict our operational flexibility.

        The agreements governing our Credit Facilities contain usual and customary restrictive covenants relating to our management and the operation of our business, including restrictions on the ability of certain of our domestic direct and indirect subsidiaries to:

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  incur or guarantee additional indebtedness;

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  incur or permit to exist certain liens;

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  enter into certain sale and lease-back transactions;

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  make certain investments, loans and advances;

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  effect certain mergers, consolidations, asset sales and acquisitions;

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  pay dividends on, or redeem or repurchase, capital stock, enter into transactions with affiliates, materially change their respective businesses; and

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  repay or modify certain other agreements with respect to other material indebtedness or modify their respective organizational documents.

        In addition, the Credit Facilities place certain restrictions on SF CC Intermediate Holdings, Inc., a direct wholly owned subsidiary of Smart & Final Stores, Inc. ("Intermediate Holdings") with respect to the incurrence or creation of additional liens on the equity interests of certain subsidiaries, the preservation of its corporate existence and the maintenance of its passive holding company status.

        The Revolving Credit Facility includes a "springing" financial maintenance covenant, applicable when availability under the Revolving Credit Facility has fallen below a threshold level and for a specified period of time thereafter. At any time when the financial maintenance covenant is applicable, Smart & Final Stores LLC is required to maintain a fixed charge coverage ratio of not less than 1.0 to 1.0. Our ability to satisfy the financial maintenance covenant under the Revolving Credit Facility, if applicable, could be affected by events beyond our control. Failure to comply with any of the covenants under either of our Credit Facilities could result in a default under the same and a cross-default from one Credit Facility to the other, which could cause our lenders to accelerate the timing of payments and exercise their lien on substantially all of our assets, which would adversely affect our business, financial condition and operating results.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Our borrowings under our Credit Facilities bear interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remains the same and our net income would decrease. A hypothetical 0.50% increase in LIBOR rates applicable to borrowings under the Term Loan Facility would not increase interest expense related to such debt, and a hypothetical 0.50% increase in LIBOR rates applicable to borrowings under the Revolving Credit Facility would increase interest expense related to such debt by approximately $0.6 million per year, assuming the Revolving Credit Facility is fully borrowed.

Our ability to raise capital in the future may be limited.

        Our business and operations may consume resources faster than we anticipate. To support our growth strategy, we must have sufficient capital to continue to make significant investments in our new and existing stores and advertising. We cannot assure you that cash generated by our operations will be sufficient to allow us to fund such expansion. In the future, we may need to raise additional funds through credit, the issuance of new equity or debt securities or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we obtain credit or issue new debt securities, the debt holders would have rights senior to holders of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution and the new equity securities could have rights senior to those of our common stock. Because our decision to obtain credit or issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of such transactions. Thus, you bear the risk of our future indebtedness or securities offerings reducing the market price of our common stock and/or diluting your interest.

        In addition, the credit and securities markets and the financial services industry in the past decade have experienced disruption characterized by the bankruptcy, failure, collapse or sale of various financial institutions, increased volatility in securities prices, diminished liquidity and credit availability and intervention from the U.S. and other governments. The cost and availability of credit has been and may continue to be adversely affected by these conditions. We cannot be certain that funding for our capital needs will be available from our existing financial institutions and the credit and securities markets if needed, and if available, to the extent required, and on acceptable terms.

        The Term Loan Facility matures on November 15, 2019, and the Revolving Credit Facility matures on November 15, 2017. If we cannot renew or refinance our Credit Facilities upon their respective maturities or, more generally, obtain funding when needed, in each case on acceptable terms, we may be unable to continue our current rate of growth and store expansion, which may have an adverse effect on our sales and operating results.

If our goodwill becomes impaired, we may be required to record a significant charge to earnings.

        We have a significant amount of goodwill. As of December 28, 2014, we had goodwill of approximately $611.2 million, which represented approximately 35.3% of our total assets as of such date. Goodwill is reviewed for impairment on an annual basis in the fourth fiscal quarter or whenever events occur or circumstances change that would more likely than not reduce the fair value of our reporting unit below its carrying amount. Fair value is determined based on the discounted cash flows and comparable market values of our two reporting units (our Smart & Final stores and our Cash & Carry stores). If the fair value of the reporting unit is less than its carrying value, the fair value of the implied goodwill is calculated as the difference between the fair value of our reporting unit and the fair value of the underlying assets and liabilities, excluding goodwill. In the event an impairment to goodwill is identified, an immediate non-cash charge to earnings in an amount equal to the excess of the carrying value over the implied fair value would be recorded, which would adversely affect our operating results. See "Management's Discussion and Analysis of Financial Condition and Operating Results—Critical Accounting Estimates—Goodwill and Intangible Assets."

        Determining market values using a discounted cash flow method requires that we make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate market rates. Our judgments are based on historical experience, current market trends and other information. In estimating future cash flows, we rely on internally generated forecasts for operating profits and cash flows, including capital expenditures. Based on our annual impairment test during fiscal years 2014, 2013 and 2012, no goodwill impairment charge was required to be recorded. Changes in estimates of future cash flows caused by items such as unforeseen events or changes in market conditions could adversely affect our reporting units' respective fair values and result in an impairment charge. Factors that could cause us to change our estimates of future cash flows include a prolonged economic crisis, successful efforts by our competitors to gain market share in our core markets, our inability to compete effectively with other retailers or our inability to maintain price competitiveness. An impairment of a significant portion of our goodwill could adversely affect our financial condition and operating results.

Risks Related to this Offering and Ownership of Our Common Stock

You may not be able to resell your shares at or above the offering price or at all, and our stock price may be volatile, which could result in a significant loss or impairment of your investment.

        If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay the price that we negotiated with the representatives of the underwriters, which may not be indicative of prices that will prevail in the trading market.

        The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described above in "—Risks Related to Our Business and Industry" and the following:

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  actual or anticipated fluctuations in our quarterly or annual financial results;

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  the financial guidance we may provide to the public, any changes in such guidance or our failure to meet such guidance;

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  failure of industry or securities analysts to maintain coverage of us, changes in financial estimates by any industry or securities analysts that follow us or our failure to meet such estimates;

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  market factors, including rumors, whether or not correct, involving us or our competitors;

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  fluctuations in stock market prices and trading volumes of securities of similar companies;

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  sales or anticipated sales of large blocks of our stock;

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  short selling of our common stock by investors;

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  additions or departures of key personnel;

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  announcements of new store openings, commercial relationships, acquisitions or entry into new markets by us or our competitors;

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  failure of any of our initiatives, including our grown strategy, to achieve commercial success;

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  regulatory or political developments;

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  changes in accounting principles or methodologies;

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  litigation or governmental investigations;

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  negative publicity about us in the media and online; and

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  general financial market conditions or events.

        Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations sometimes have been unrelated or disproportionate to the operating performance of those companies. These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise adversely affect the price or liquidity of our common stock.

        In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, we could incur substantial costs defending it or paying for settlements or damages. Such a lawsuit could also divert the time and attention of our management from our operating business. As a result, such litigation may adversely affect our business, financial condition and operating results.

Our principal stockholder will continue to have substantial control over us after this offering, will be able to influence corporate matters and may take actions that conflict with your interests and have the effect of delaying or preventing changes of control or changes in management, or limiting the ability of other stockholders to approve transactions they deem to be in their best interest.

        Upon the closing of this offering, our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, approximately 65% of our outstanding common stock or approximately 63% if the underwriters' option to purchase additional shares from the selling stockholders is exercised in full. Ares will beneficially own, in the aggregate, approximately 61% of our outstanding common stock, or approximately 59% if the underwriters exercise in full the option to purchase additional shares from the selling stockholders. As a result, these stockholders acting together, or Ares acting alone, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of us or all or substantially all of our assets. The interests of these stockholders or Ares, as applicable, could conflict in material respects with yours, and this concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

The large number of shares eligible for public sale in the future, or the perception of the public that these sales may occur, could depress the market price of our common stock.

        The market price of our common stock could decline as a result of (i) sales of a large number of shares of our common stock in the market after this offering, particularly sales by our directors, employees (including our executive officers) and significant stockholders, and (ii) a large number of shares of our common stock being registered or offered for sale. These sales, or the perception that these sales could occur, may depress the market price of our common stock. We will have 73,771,652 shares of common stock outstanding after this offering. All shares of common stock sold in this offering will be freely tradable, except for any shares purchased by our "affiliates" as defined in Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

        Additionally, approximately 10,145,858 shares of our common stock will be issuable upon exercise of stock options that vest and are exercisable at various dates through September 5, 2024, with an average weighted exercise price of $6.57 per share and we have issued 679,761 shares of restricted stock with restrictions that lapse at various dates through May 30, 2019. Of such options, 4,862,515 are currently exercisable. On September 23, 2014, we filed a registration statement on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under the Incentive Plans. Accordingly, shares covered by that registration statement are eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described below and Rule 144 limitations applicable to affiliates.

        Our executive officers, directors and principal stockholders have entered into lock-up agreements, pursuant to which neither we nor they will sell any shares without the prior consent of the representatives of the underwriters for 90 days after the date of this prospectus, subject to certain exceptions and extensions under certain circumstances. Following the expiration of the applicable lock-up period, all these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, Ares has certain demand registration rights, and all of our pre-initial public offering stockholders have piggyback registration rights with respect to the common stock that they retained following the initial public offering (the "IPO"), subject to certain conditions and exceptions contained in the Registration Rights Agreement. See "Shares Eligible for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future, including common stock held by Ares.

        Sales of common stock as restrictions end may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In the future, we expect to issue options, restricted stock and/or other forms of share-based compensation, which have the potential to dilute stockholders, value and cause the price of our common stock to decline.

        We expect to offer stock options, restricted stock and/or other forms of share-based compensation to our directors and employees in the future. If any options that we issue are exercised or any restrictions on restricted stock that we issue lapse, and those shares are sold into the public market, the market price of our common stock may decline. In addition, the availability of shares of common stock for award under the Incentive Plans or the grant of stock options, restricted stock or other forms of share-based compensation may adversely affect the market price of our common stock.

Our future operating results may fluctuate significantly and our current operating results may not be a good indication of our future performance. Fluctuations in our quarterly or annual operating results could affect our stock price in the future.

        Our operating results have historically varied from period to period and we expect that they will continue to do so as a result of a number of factors, many of which are outside of our control. If our quarterly or annual operating results or our forecasts of future operating results fail to meet the expectations of securities analysts and investors, our common stock price could be adversely affected. Any volatility in our quarterly or annual financial results may make it more difficult for us to raise capital in the future or pursue acquisitions that involve issuances of our stock. Our operating results for prior periods may not be effective predictors of our future performance.

        Factors associated with our industry, the operation of our business and the markets for our products may cause our quarterly and annual operating results to fluctuate, including those factors discussed elsewhere in this prospectus.

Although we do not expect to rely on the "controlled company" exemption, since we will qualify as a "controlled company" within the meaning of the New York Stock Exchange upon completion of this offering, we will qualify for exemptions from certain corporate governance requirements.

        Under the rules of the New York Stock Exchange (the "NYSE"), a company of which more than 50% of the voting power is held by another person or group of persons acting together is a "controlled company" and may elect not to comply with certain rules of the NYSE regarding corporate governance, including:

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  the requirement that our board of directors be composed of a majority of independent directors;

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  the requirement that we have a nominating and corporate governance committee of our board of directors composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  the requirement that we have a compensation committee of our board of directors composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  the requirement that our board of directors conducts an annual performance evaluation of the nominating and corporate governance committee of our board of directors and the compensation committee of our board of directors.

        These requirements will not apply to us as long as we remain a "controlled company." Although we will continue to qualify as a "controlled company" upon completion of this offering, we do not expect to rely on this exemption, and we intend to fully comply with all corporate governance requirements under the rules of the NYSE. However, if we were to utilize some or all of these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the rules of the NYSE regarding corporate governance.

Conflicts of interest may arise because some of our directors are representatives of our principal stockholder.

        Funds affiliated with Ares Management may hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin competing with us. In addition, Norman H. Axelrod provides consulting services to Ares Management and Ares, and Dennis T. Gies, David B. Kaplan and Adam L. Stein are partners or employees of Ares Management or its affiliates. As a result of these relationships, when conflicts arise between the interests of Ares and its affiliates, on the one hand, and the interests of the Company and our other stockholders, on the other hand, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to the Company, under Delaware law, transactions that we enter into in which a director or officer has a financial interest are not void or voidable solely as a result of such interest so long as (i) the material facts relating to the director's or officer's relationship or interest and as to the transaction are disclosed or are known to our board of directors and a majority of our disinterested directors, or a committee consisting solely of disinterested directors approves the transaction, (ii) the material facts relating to the director's or officer's relationship or interest and as to the transaction are disclosed or are known to our stockholders and a majority of our disinterested stockholders specifically approves the transaction or (iii) the transaction is otherwise fair to us. Under our second amended and restated certificate of incorporation (our "certificate of incorporation"), representatives of Ares are not required to offer to us any business opportunity of which they become aware and could take any such opportunity for themselves or offer it to other companies in which they have an investment, unless such opportunity is offered to them in writing solely in their capacity as an officer or director of us.

Anti-takeover provisions could impair a takeover attempt and adversely affect existing stockholders and the market value of our common stock.

        Certain provisions of our certificate of incorporation and our second amended and restated bylaws (our "bylaws") and applicable provisions of Delaware law may have the effect of rendering more difficult, delaying or preventing an acquisition of our company, even when such an acquisition would be in the best interest of our stockholders. These provisions include:

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  a classified board of directors;

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  the inability of stockholders to remove directors without cause from and after the time that Ares and its affiliates cease to beneficially own shares of capital stock representing at least a majority of our outstanding stock (the "Trigger Date");

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  the sole power of our board of directors to fix the number of directors;

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  the requirement that certain advance notice procedures be followed for our stockholders to submit nominations of candidates for election to our board of directors and to bring other proposals before a meeting of the stockholders;

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  the power of our board of directors to amend our bylaws without stockholder approval;

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  the sole power of the board of directors to fill any newly created directorship or vacancy on the board of directors, whether such vacancy occurs as a result of the resignation, removal or death of a director or otherwise;

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  the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

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  the inability of stockholders to act by written consent from and after the Trigger Date;

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  the requirement that, to the fullest extent permitted by law and unless we consent to an alternate forum, certain proceedings against or involving us or our directors, officers or employees be brought exclusively in the Court of Chancery in the State of Delaware;

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  the lack of cumulative voting rights at elections of directors; and

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  the inability of stockholders to call special meetings.

        Our issuance of shares of preferred stock could delay, defer or prevent a change of control of the Company without further action by our stockholders, even where stockholders are offered a premium for their shares. Our board of directors has the authority to cause us to issue, without any further vote or action by our stockholders, up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series and to fix the rights, preferences, privileges of such series and qualifications, limitations and restrictions thereof, including, without limitation, dividend rights, voting rights, conversion rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series.

        In addition, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock. We currently do not anticipate issuing any shares of preferred stock in the foreseeable future.

        These provisions could delay or prevent hostile takeovers and changes in control or changes in our management. Also, the issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in our common stock less attractive. For example, a conversion feature could cause the trading price of our common stock to decline to the conversion price of the preferred stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control or otherwise makes an investment in our common stock less attractive could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock. See "Description of Capital Stock."

The provision of our certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

        Our certificate of incorporation requires, to the fullest extent permitted by law, unless otherwise consented to by us, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the "DGCL") or our certificate of incorporation or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and by avoiding the time and expense of multi-forum litigation, the provision may have the effect of discouraging lawsuits against our directors and officers.

Under our certificate of incorporation, stockholders that initiate certain proceedings may be obligated to reimburse us for all fees, costs and expenses incurred by us in connection with such proceedings if the claim proves unsuccessful.

        Our certificate of incorporation provides, to the fullest extent permitted by law, in the event that any current or former stockholder or anyone on their behalf, which we collectively refer to as claiming parties, (x) initiates, asserts or joins, offers substantial assistance to, or has a direct financial interest in any action, suit or proceeding, whether civil, criminal, administrative or investigative or asserts any claim or counterclaim against us and/or any of our directors, officers, employees or affiliates and (y) does not thereby obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy or relief sought in the claim, then such claiming party may be obligated to reimburse us and/or our directors, officers, employees or affiliates, as applicable, for all fees, costs and expenses (including reasonable attorneys' fees and other litigation expenses) incurred in defending such claim.

Since we do not expect to pay any cash dividends for the foreseeable future, investors in this offering may be forced to sell their stock in order to obtain a return on their investment.

        We do not anticipate declaring or paying in the foreseeable future any cash dividends on our capital stock. Instead, we plan to retain any earnings to finance our operations and growth plans discussed elsewhere in this prospectus. In addition, our Credit Facilities contain covenants that would restrict the ability of our operating subsidiaries to pay cash dividends to us. See "Dividend Policy" for more information. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

As a result of our recent initial public offering, our costs have increased significantly, our management is required to devote substantial time to complying with public company regulations and our current resources may not be sufficient to fulfill our public company obligations .

        In September 2014, we completed our IPO. As a result, we incur additional legal, accounting and other expenses that we did not incur as a private company, including costs resulting from public company reporting obligations of the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), the Dodd-Frank Act of 2010 and the listing requirements of the NYSE. These requirements, including record keeping, financial reporting and corporate governance rules and regulations, have increased our legal and financial compliance costs and will make some activities more time-consuming and costly. Any changes that we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis or at all.

        Our management and other personnel have limited experience in managing a public company and must devote a substantial amount of time to ensure that we comply with all of these requirements. Our internal infrastructure may not have adequate resources to support the increased reporting obligations associated with being a public company and we may be unable to hire, train or retain necessary staff and may initially be reliant on engaging outside consultants or professionals to overcome our lack of experience. Our business could be adversely affected if our internal infrastructure is inadequate, we are unable to engage outside consultants or are otherwise unable to fulfill our public company obligations.

If we are unable to implement and maintain effective internal control over financial reporting, we may fail to prevent or detect material misstatements in our financial statements, in which case investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

        As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, we will be required to file a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act beginning with our 2015 annual report on Form 10-K to be filed in 2016. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this future obligation, which is a time-consuming, costly and complicated process. In addition, beginning with our 2015 annual report on Form 10-K to be filed in 2016, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting.

        If we identify any material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be adversely affected. In addition, we could become subject to investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and subordinates your rights as a stockholder to the rights of creditors of our subsidiaries in the event of an insolvency or liquidation of any of our subsidiaries.

        We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Our subsidiaries are separate and distinct legal entities. As a result, our cash flow depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us, which is restricted by the covenants in the agreements governing our Credit Facilities. Our subsidiaries have no obligation to provide us with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, you as a stockholder will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before we, as a stockholder, would be entitled to receive any distribution from that sale or disposal.

If securities or industry analysts cease publishing research or reports about us, our business or our industry, or if they adversely change their recommendations regarding our stock, our stock price and trading volume could decline.

        The trading market for our common stock is influenced by the research and reports that industry or securities analysts may publish about us, our business, our industry or our competitors. If we do not establish and maintain adequate research coverage or if any of the analysts who cover us downgrade our stock, publish inaccurate or unfavorable research about our business or provide relatively more favorable recommendations about our competitors, our stock price could decline. If any analyst who covers us were to cease coverage of our company or fail to regularly publish reports about us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future operating results and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions.

        The forward-looking statements contained in this prospectus reflect our views as of the date of this prospectus about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements in this prospectus are reasonable, we cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this prospectus, including, without limitation, those factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Some of the key factors that could cause actual results to differ from our expectations include the following:

  •
  competition in our industry is intense and our failure to compete successfully may adversely affect our sales, financial condition and operating results;

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  our continued growth depends on new store openings and our failure to successfully open new stores could adversely affect our business and stock price;

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  real or perceived quality or food safety concerns could adversely affect our business, operating results and reputation;

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  we may be unable to maintain or increase comparable store sales, which could adversely affect our business and stock price;

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  the current geographic concentration of our stores and our net sales creates an exposure to local or regional downturns or catastrophic occurrences;

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  disruption of significant supplier relationships could adversely affect our business;

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  any significant interruption in the operations of our distribution centers or common carriers could disrupt our ability to deliver our products in a timely manner;

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  our failure to comply with laws, rules and regulations affecting us and our industry could adversely affect our financial condition and operating results;

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  disruptions to or security breaches involving our information technology systems could harm our ability to run our business;

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  we have significant debt service obligations and may incur additional indebtedness in the future, which could adversely affect our financial condition and operating results and our ability to react to changes to our business; and

  •
  covenants in our debt agreements restrict our operational flexibility.

        Readers are urged to consider these factors carefully in evaluating the forward-looking statements in this prospectus and are cautioned not to place undue reliance on these forward-looking statements. All of the forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

 USE OF PROCEEDS

        The selling stockholders are selling all of the shares of our common stock being sold in this offering, including any shares sold upon the exercise of the underwriters' option to purchase additional shares of our common stock. See "Principal and Selling Stockholders." Accordingly, we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering.

 DIVIDEND POLICY

        We do not anticipate declaring or paying in the foreseeable future any cash dividends on our capital stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. Our Credit Facilities contain covenants that would restrict our ability to pay cash dividends. See "Risk Factors—Risks Related to Our Business and Industry—Covenants in our debt agreements restrict our operational flexibility."

 PRICE RANGE OF OUR COMMON STOCK

        Our common stock has been listed for trading on the NYSE under the symbol "SFS" since it began trading on September 24, 2014. The initial public offering was priced at $12.00 per share on September 23, 2014.

        The following table sets forth, for the periods indicated below, the high and low sales prices per share of our common stock as reported on the NYSE since September 24, 2014:

Year Ended December 28, 2014	High	Low
Quarter ending October 5 (beginning September 24)	$14.99	$11.97
Quarter ending December 28	$16.55	$12.23

Year Ended January 3, 2016	High	Low
Quarter ending March 22	$18.73	$14.54
Quarter ending June 14 (through April 10)	$19.35	$17.47

        On April 10, 2015 the last reported sale price of our common stock on the NYSE was $18.90. As of April 9, 2015 there were 462 stockholders of record of our common stock.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

        The following table sets forth our selected historical consolidated financial information and other data for the periods and dates indicated, and should be read together with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of our financial condition or operating results to be expected in the future.

        The consolidated statements of operations data for the years ended December 28, 2014 and December 29, 2013, the period January 2, 2012 through November 14, 2012 and the period November 15, 2012 through December 30, 2012, and the consolidated balance sheet data as of December 28, 2014 and December 29, 2013 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended January 1, 2012 and January 2, 2011 and the consolidated balance sheet data as of December 30, 2012, January 1, 2012 and January 2, 2011 have been derived from our audited consolidated financial statements not included in this prospectus.

        In connection with the Ares Acquisition, as a result of the application of business combination accounting, the assets and liabilities of the Company were adjusted to their estimated fair values as of the closing date of the Ares Acquisition. We refer to the Company prior to the Ares Acquisition as the "Predecessor." The periods prior to the Ares Acquisition are referred to as the "Predecessor periods" and the periods following the Ares Acquisition are referred to as the "Successor periods." Our fiscal year 2012 is therefore divided into a Predecessor period January 2, 2012 through November 14, 2012 and a Successor period November 15, 2012 through December 30, 2012. Accordingly, in this prospectus, financial information is presented separately for Predecessor and Successor periods, which relate to the accounting periods preceding and succeeding the closing of the Ares Acquisition.

	Successor(5)			Predecessor
	Fiscal Year 2014	Fiscal Year 2013	Period From November 15, 2012 Through December 30, 2012	Period From January 2, 2012 Through November 14, 2012	Fiscal Year 2011	Fiscal Year 2010
	(Dollars in thousands, except per share)
Consolidated Statement of Operations Data:
Net sales	$3,534,244	$3,210,293	$378,550	$2,664,162	$2,840,336	$2,591,116
Cost of sales, buying and occupancy	3,006,955	2,736,357	333,787	2,265,154	2,412,180	2,218,618

Gross margin	527,289	473,936	44,763	399,008	428,156	372,498
Operating and administrative expenses	438,528	387,133	51,727	355,681	379,371	341,921
(Income) loss on property sales	—	—	(5)	8,818	1,952	—

Income (loss) from operations	88,761	86,803	(6,959)	34,509	46,833	30,577
Interest expense, net	37,602	50,365	7,133	20,761	31,395	33,330
Loss on early extinguishment of debt(1)	(2,224)	(24,487)	—	—	(4,209)	—
Equity in earnings of joint venture	1,037	1,649	—	820	785	1,772

Income (loss) from continuing operations before income taxes	49,972	13,600	(14,092)	14,568	12,014	(981)
Income tax (provision) benefit	(16,854)	(5,429)	4,804	(244)	(4,795)	920

Income (loss) from continuing operations	33,118	8,171	(9,288)	14,324	7,219	(61)
Income (loss) from discontinued operations, net of income taxes(2)	—	—	—	—	3,260	(12,870)

Net income (loss)	$33,118	$8,171	$(9,288)	$14,324	$10,479	$(12,931)

Per Share Data:
Basic earnings (loss) per share:
Income (loss) per share from continuing operations	$0.54	$0.14	$(0.16)	$1.07	$0.54	$(0.00)
Income (loss) per share from discontinued operations, net of income taxes	—	—	—	—	0.24	(0.96)

Basic earnings (loss) per share	$0.54	$0.14	$(0.16)	$1.07	$0.78	$(0.97)

Diluted earnings (loss) per share:
Income (loss) per share from continuing operations	$0.52	$0.14	$(0.16)	$1.03	$0.54	$(0.00)
Income (loss) per share from discontinued operations, net of income taxes	—	—	—	—	0.24	(0.96)

Diluted earnings (loss) per share	$0.52	$0.14	$(0.16)	$1.03	$0.78	$(0.97)

Weighted average shares outstanding—basic	61,455,584	57,030,099	56,848,190	13,363,635	13,362,665	13,367,108
Weighted average shares outstanding—diluted	63,841,118	59,387,487	56,848,190	13,927,566	13,425,470	13,367,108
Selected Operating Data:
Comparable store sales growth(3)	6.3%	4.0%	5.3%	6.9%	9.5%	2.9%
Smart & Final banner	5.0%	3.4%	5.2%	7.3%	9.4%	2.8%
Cash & Carry banner	10.0%	6.1%	5.5%	5.4%	9.7%	3.3%
Stores at end of period	254	240	235	236	234	234
Smart & Final banner	201	188	183	184	182	182
Extra! Format	98	69	56	56	46	35
Cash & Carry banner	53	52	52	52	52	52
Square feet at end of period	5,342,915	4,899,403	4,756,165	4,774,486	4,697,834	4,665,795
Average store size at end of period(4)	21,035	20,414	20,239	20,231	20,076	19,939

	Successor(5)			Predecessor
	Fiscal Year 2014	Fiscal Year 2013	Period From November 15, 2012 Through December 30, 2012	Period From January 2, 2012 Through November 14, 2012	Fiscal Year 2011	Fiscal Year 2010
	(Dollars in thousands, except per share)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$106,847	$53,699	$35,987	$92,676	$72,462	$32,092
Total assets	1,729,292	1,599,541	1,572,914	1,049,039	1,038,384	1,377,212
Long-term debt (including current portion and debt discount)	588,117	706,191	704,734	304,074	303,258	728,613
Total stockholders' equity	517,208	341,859	307,023	287,076	248,579	225,813

(1)
In the third quarter of 2014, we recognized a loss on early extinguishment of debt of $2.2 million in connection with the use of the net proceeds of the IPO to repay a portion of our outstanding debt. In the second and fourth quarters of 2013, we recognized a loss on early extinguishment of debt of $24.5 million in the aggregate in connection with a repricing amendment to our Term Loan Facility and repayment of the Second Lien Term Loan Facility. In the second quarter of 2011, we recognized a loss on early extinguishment of debt of $4.2 million in connection with an amendment to our prior term loan facility to permit the sale of Henry's. See Note 5, Debt, to the audited consolidated financial statements included elsewhere in this prospectus.

(2)
In the second quarter of 2011, we sold Henry's to Sprouts. In the fourth quarter of 2010, we closed five stores in Colorado. Accordingly, the consolidated statements of operations data for our fiscal years 2011 and 2010 reflect the results of operations of Henry's and the five stores separately as discontinued operations. The results of operations of Henry's and the five stores are immaterial for fiscal years 2014, 2013 and 2012 and are not presented separately as discontinued operations.

(3)
For more information regarding our calculation of comparable store sales growth, see "Comparable Store Sales" on page ii of this prospectus.

(4)
Average store size is calculated as the gross square feet divided by the stores open at the end of the period presented.

(5)
All of the earnings per share data, share numbers, share prices and exercise prices have been adjusted on a retroactive basis for the Successor periods to reflect the 190-for-one stock split effected on September 19, 2014. See Note 17, Stockholders' Equity, to the audited consolidated financial statements included elsewhere in this prospectus.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Historical Consolidated Financial Information and Other Data" and the consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus. Please also see the section entitled "Special Note Regarding Forward-Looking Statements."

Business Overview

        We are a high-growth, value-oriented food retailer serving a diverse demographic of household and business customers through two complementary and highly productive store banners: Smart & Final and Cash & Carry. We operate 258 non-membership, warehouse-style stores throughout the Western United States, with an additional 15 stores in Northwestern Mexico in a joint venture. We have a differentiated merchandising strategy that emphasizes high quality perishables, a wide selection of private label products, products tailored to business and foodservice customers and products offered in a broad range of sizes.

        We consider each of our store banners to be an operating segment, and have concluded that presenting disaggregated information for our two operating segments provides meaningful information because of differences in their respective economic characteristics and customer bases. For the fifty-two weeks ended December 28, 2014, our Smart & Final and Cash & Carry segments represented approximately 75.5% and 24.5%, respectively, of our consolidated sales, compared to 75.6% and 24.4%, respectively, for the fifty-two weeks ended December 29, 2013.

        Our Smart & Final segment is based in Commerce, California and includes 101 legacy Smart & Final stores and 104 Extra! format stores, which focus on household and business customers and are located in California, Arizona and Nevada. Our Smart & Final stores offer extensive selections of fresh perishables and everyday grocery items, together with a targeted selection of foodservice, packaging and janitorial products, under both national and private label brands. Our Extra! store format offers a one-stop shopping experience with a more expansive selection of items than our legacy Smart & Final stores and an emphasis on perishables and household items. The continued development of our Extra! store format, through additional new store openings and conversions and relocations of legacy Smart & Final stores, is the cornerstone of our growth strategy.

        Our Cash & Carry segment is based in Portland, Oregon and includes 53 Cash & Carry stores, which focus primarily on business customers and are located in Washington, Oregon, Northern California, Idaho and Nevada. Our Cash & Carry stores offer a wide variety of SKUs tailored to the core needs of foodservice customers such as restaurants, caterers and a wide range of other foodservice businesses in a flexible mix of "case quantity" or single unit purchases.

Outlook

        We plan to expand our store footprint, primarily through opening new Extra! stores in existing and adjacent markets, and by entering new markets. We believe we have a scalable operating infrastructure to support our anticipated growth which, together with our flexible real estate strategy and advanced distribution capabilities, position us to capitalize on our growth opportunities. We plan to continue converting our larger legacy Smart & Final stores to our Extra! format and investing in our legacy Smart & Final stores that are not candidates for conversion to the Extra! format by completing major remodel projects and targeted relocations. We also plan to opportunistically grow our Cash & Carry store footprint.

        In addition, we plan to leverage our significant investments in management, information technology systems, infrastructure and marketing to grow our comparable store sales and enhance our operating margins through execution of a number of key initiatives, including initiatives to increase net sales of perishable products in our Smart & Final stores, to increase net sales of private label products in our Smart & Final and Cash & Carry stores, and to expand our marketing programs in our Smart & Final and Cash & Carry stores. We expect each of these key initiatives, if successful, to generate increased comparable store sales and also expect our initiative to increase net sales of private label products to enhance our operating margins, as private label products have historically generated higher gross margins relative to national branded products.

Factors Affecting Our Results of Operations

Store Openings

        We expect that a primary driver of our growth in sales and gross margin will be the continued development of our Extra! format stores through new store openings, conversions and relocations. We also plan to opportunistically open new Cash & Carry stores, which will further amplify sales and gross margin. Our results of operations have been and will continue to be materially affected by the timing and number of new store openings, including conversions and relocations of legacy Smart & Final stores to the Extra! format, and the amount of associated costs. For example, we typically incur higher than normal employee costs at the time of a new store opening, conversion or relocation associated with set-up and other related costs. Also, our operating margins are typically negatively affected by promotional discounts and other marketing costs associated with new store openings, conversions and relocations, as well as higher inventory markdowns and costs related to hiring and training new employees in new stores. Additionally, promotional activities may result in higher than normalized sales in the first several weeks following a new store opening. Our new Extra! and Cash & Carry stores typically build a customer base over time and reach a mature sales growth rate in the third and fourth year after opening, respectively. As a result, our new stores generally have lower margins and higher operating expenses, as a percentage of sales, than our more mature stores.

        Based on our experience, we expect that certain of our new Extra! stores will impact sales at our existing stores in close proximity in the short term. However, we believe that over the longer term any such sales impact will be more than offset by future sales growth and expanded market share.

Developments in Competitive Landscape

        We operate in the highly competitive food retail and foodservices industries. We compete on a combination of factors, including price, product selection, product quality, convenience, customer service, store format and location. Our principal competitors include conventional grocers such as Albertsons, Kroger and Safeway, discounters and warehouse clubs such as Costco, mass merchandisers such as Walmart and Target, foodservice delivery companies such as Sysco and US Foods, as well as online retailers and other specialty stores. Some of our competitors may have greater financial or marketing resources than we do and may be able to devote greater resources to sourcing, promoting and selling their products. These competitors could use these advantages to take certain measures, including reducing prices that could adversely affect our competitive position, business, financial condition and operating results.

Pricing Strategy and Investments in "Everyday Low Prices"

        We have a commitment to "everyday low prices," which we believe positions both our Smart & Final and Cash & Carry stores as top of mind destinations for our target customers. Pricing in our Smart & Final stores is targeted to be substantially lower than that of conventional grocers and competitive with that of large discounters and warehouse clubs, with no membership fee requirement.

Pricing in our Cash & Carry stores is targeted to be substantially lower than our foodservice delivery competitors, with no membership fee requirement and greater price transparency to customers and no minimum order size, and competitive with typical warehouse clubs.

        Our pricing strategy is geared toward optimizing the pricing and promotional activities across our mix of higher-margin perishable items and everyday value-oriented traditional grocery items. This strategy involves determining prices that will improve our operating margins based upon our analysis of how demand varies at different price levels as well as our costs and inventory levels.

Expanded Private Label Offerings

        Private label products are key components of our pricing and merchandising strategy, as we believe they build and deepen customer loyalty, enhance our value proposition, generate higher gross margins relative to national brands and improve the breadth and selection of our product offering. We believe that a strong private label offering has become an increasingly important competitive advantage in the food retail and foodservices industries.

        As of December 28, 2014, we had a portfolio of approximately 2,900 private label items, which represented 29% of our Smart & Final banner sales. Typically, our private label products generate a higher gross margin as a percentage of sales as compared to a comparable national brand product.

General Economic Conditions and Changes in Consumer Behavior

        The overall economic environment in the markets we serve, particularly California, and related changes in consumer behavior, have a significant impact on our business and results of operations. In general, positive conditions in the broader economy promote customer spending in our stores, while economic weakness results in reduced customer spending. Macroeconomic factors that can affect customer spending patterns, and thereby our results of operations, include employment rates, business conditions, changes in the housing market, the availability of consumer credit, interest rates, tax rates and fuel and energy costs.

Infrastructure Investment

        Our historical results of operations reflect the impact of our ongoing investments in infrastructure to support our growth. We have made significant investments in senior management, information technology systems, supply chain systems and marketing. These investments include significant additions to our personnel, including experienced industry executives and management and merchandising teams to support our long-term growth objectives. We plan on continuing to make targeted investments in our infrastructure as necessary to support our growth.

Inflation and Deflation Trends

        Inflation and deflation can impact our financial performance. During inflationary periods, our results of operations can be positively impacted in the short term, as we sell lower-priced inventory in a higher price environment. Over the longer term, the impact of inflation is largely dependent on our ability to pass through product cost increases to our customers, which is subject to competitive market conditions. In recent inflationary periods, we have generally been able to pass through most cost increases. We began to experience food inflation starting in early fiscal year 2012, particularly in some commodity driven categories, although we were generally able to pass through the effect of these higher prices. Food inflation moderated in early fiscal year 2013 and was essentially flat through the remainder of calendar year 2013. Food inflation rose sharply in the first half of 2014, but moderated in the second half of 2014.

Components of Results of Operations

Net Sales

        We recognize revenue from the sale of products at the point of sale. Discounts provided to customers at the time of sale are recognized as a reduction in sales as the products are sold. Sales tax collections are presented in the statement of operations and comprehensive (loss) income on a net basis and, accordingly, are excluded from reported sales revenues. Proceeds from the sale of our Smart & Final gift cards are recorded as a liability at the time of sale, and recognized as sales when they are redeemed by the customer. Our Smart & Final gift cards do not have an expiration date. We have not recorded any unredeemed gift card revenue or breakage related to our gift card program.

        We regularly review and monitor comparable store sales growth to evaluate and identify trends in our sales performance. With respect to any fiscal period during any year, comparable store sales include sales for stores operating both during such fiscal period in such year and in the same fiscal period of the previous year. Sales from a store will be included in the calculation of comparable store sales after the 60th full week of operations, and sales from a store are also included in the calculation of comparable store sales if (i) the store has been physically relocated, (ii) the selling square footage has been increased or decreased or (iii) the store has been converted to a new format within a store banner (e.g., from a legacy Smart & Final store to the Extra! format). However, sales from an existing store will not be included in the calculation of comparable store sales if the store has been converted to a different store banner (e.g., from Smart & Final to Cash & Carry).

Cost of Sales, Buying and Occupancy and Gross Margin

        The major categories of costs included in cost of sales, buying and occupancy are cost of goods sold, distribution costs, costs of our buying department and store occupancy costs, net of earned vendor rebates and other allowances. Distribution costs consist of all warehouse receiving and inspection costs, warehousing costs, all transportation costs associated with shipping goods from our warehouses to our stores, and other costs of our distribution network. Store occupancy costs include store rental, common area maintenance, property taxes, property insurance, and depreciation.

        Gross margin represents sales less cost of sales, buying and occupancy. Our gross margin may not be comparable to other retailers, since not all retailers include all of the costs related to their distribution network in cost of sales like we do. Some retailers exclude a portion of these costs (e.g., store occupancy and buying department costs) from cost of sales and include them in selling, general and administrative expenses.

        Our cost of sales, buying and occupancy expense and gross margin are correlated to sales volumes. As sales increase, gross margin is affected by the relative mix of products sold, pricing strategies, inventory shrinkage and improved leverage of fixed costs.

Operating and Administrative Expenses

        Operating and administrative expenses include direct store-level expenses associated with displaying and selling our products at the store level, including salaries and benefits for our store work force, fringe benefits, store supplies, advertising and marketing and other store-specific costs. Operating and administrative expenses also consist of store overhead costs and corporate administrative costs including salaries and benefits costs, share-based compensation, corporate occupancy costs and amortization expense.

        We expect that our operating and administrative expenses will increase in future periods as a result of additional legal, accounting, insurance and other expenses associated with being a public company and increases resulting from our store development program, including the growth in the number of our stores. Additionally, share-based compensation expense will increase related to equity awards granted to our directors and eligible employees under the 2014 Incentive Plan both in connection with and following the IPO.

Income Tax Provision

        We are subject to federal income tax as well as state income tax in various jurisdictions of the United States in which we conduct business. Income taxes are accounted for under the asset and liability method.

Equity in Earnings of Mexico Joint Venture

        Our wholly owned subsidiary, Smart & Final de Mexico S.A. de C.V., is a Mexican holding company that owns a 50% interest in a joint venture. The remaining 50% of the joint venture is owned by Grupo Calimax S.A. de C.V., an entity comprising the investment interests of a family group who are also the owners of the Calimax grocery store chain in Mexico. This joint venture operates 15 Smart & Final stores in Northwestern Mexico, which are similar in concept to our legacy Smart & Final stores. This joint venture operates as a Mexican domestic corporation under the name Smart & Final del Noroeste, S.A. de C.V. Our interest in this joint venture is not consolidated and is reported using the equity method of accounting.

Factors Affecting Comparability of Results of Operations

Term Loan Facility

        Our interest expense in any particular period is impacted by our overall level of indebtedness during that period and by changes in the applicable interest rates on such indebtedness. In connection with the Ares Acquisition, we entered into the Term Loan Facility and a second lien term loan facility (the "Second Lien Term Loan Facility") consisting of $525.0 million and $195.0 million of term indebtedness, respectively, and our $150.0 million Revolving Credit Facility.

        During the second quarter of 2013, we amended the Term Loan Facility to reduce the applicable margin from 4.50% to 3.50% and reduce the Adjusted LIBOR floor rate from 1.25% to 1.00%. Additionally, we increased the size of the Term Loan Facility by $55.0 million through an incremental facility, and used the proceeds of this borrowing to reduce the borrowings outstanding under the Second Lien Term Loan Facility by $55.0 million. We recorded a $7.1 million loss on the early extinguishment of debt in the second quarter of 2013.

        During the fourth quarter of 2013, we amended the Term Loan Facility to increase the applicable margin from 3.50% to 3.75% and reduce the size of the incremental borrowing facilities that can be incurred without regard to leverage-based limitations from $125.0 million to $75.0 million. Additionally, we increased the size of the Term Loan Facility by $140.0 million through an incremental facility, and used the proceeds of this borrowing to repay all amounts outstanding under the Second Lien Term Loan Facility, which was then terminated. We recorded a $17.4 million loss on the early extinguishment of debt in the fourth quarter of 2013.

        On September 29, 2014, we used the net proceeds from the IPO to repay borrowings of approximately $115.5 million under the Term Loan Facility. Consequently, we recorded a loss on the early extinguishment of debt of $2.2 million related to the write-off of unamortized debt discount and deferred financing costs during the third quarter of 2014. Quarterly amortization of the principal amount is no longer required.

Initial Public Offering

        On September 29, 2014, we completed an initial public offering of our Common Stock, pursuant to which we sold an aggregate of 15,467,500 shares of Common Stock, after giving effect to the underwriters' exercise in full of their option to purchase additional shares, at a price of $12.00 per share. We received aggregate net proceeds of $167.7 million after deducting underwriting discounts and commissions and other offering expenses. We used the net proceeds to repay borrowings of

$115.5 million under the Term Loan Facility and we expect to use the remainder to fund growth initiatives and for general corporate purposes.

Basis of Presentation

        Our fiscal year is the 52- or 53-week period ending on the Sunday closest to December 31. Each of our 52-week fiscal years consists of twelve-week periods in the first, second and fourth quarters of the fiscal year and a sixteen-week period in the third quarter. Our last three completed fiscal years ended on December 28, 2014, December 29, 2013 and December 30, 2012 were all 52-week periods.

        All of the earnings per share data, share numbers, share prices, and exercise prices have been adjusted on a retroactive basis for all periods to reflect the 190-for-one stock split effected on September 19, 2014.

Results of Operations

        The following discussion of our financial performance includes supplemental unaudited pro forma condensed consolidated financial information for fiscal year 2012. Because the Ares Acquisition occurred during the fourth quarter of 2012, we believe this pro forma information aids in the comparison between historical periods presented. The pro forma information does not purport to represent what our results of operations would have been had the Ares Acquisition actually occurred at the beginning of fiscal year 2011, nor does it purport to project our results of operations or financial condition for any future period.

        The following table contains results of operations for fiscal years 2014 and 2013, results of operations for the period November 15, 2012 through December 30, 2012, and results of operations for the period January 2, 2012 through November 14, 2012.

	Successor			Predecessor
	Fiscal Year 2014	Fiscal Year 2013	Period From November 15, 2012 Through December 30, 2012	Period From January 2, 2012 Through November 14, 2012
	(Dollars in thousands, except per share)
Net sales	$3,534,244	$3,210,293	$378,550	$2,664,162
Cost of sales, buying and occupancy	3,006,955	2,736,357	333,787	2,265,154

Gross margin	527,289	473,936	44,763	399,008
Operating and administrative expenses	438,528	387,133	51,727	355,681
(Income) loss on property sales	—	—	(5)	8,818

Income (loss) from operations	88,761	86,803	(6,959)	34,509
Interest expense, net	37,602	50,365	7,133	20,761
Loss on early extinguishment of debt	(2,224)	(24,487)	—	—
Equity in earnings of joint venture	1,037	1,649	—	820

Income (loss) from operations before income taxes	49,972	13,600	(14,092)	14,568
Income tax (provision) benefit	(16,854)	(5,429)	4,804	(244)

Net income (loss)	$33,118	$8,171	$(9,288)	$14,324

Earnings (loss) per share:
Net income (loss) per share—Basic	$0.54	$0.14	$(0.16)	$1.07
Net income (loss) per share—Diluted	$0.52	$0.14	$(0.16)	$1.03

        The table below sets forth the components of our consolidated statements of operations as a percentage of sales.

	Successor			Predecessor
	Fiscal Year 2014	Fiscal Year 2013	Period From November 15, 2012 Through December 30, 2012	Period From January 2, 2012 Through November 14, 2012
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, buying and occupancy	85.1%	85.2%	88.2%	85.0%

Gross margin	14.9%	14.8%	11.8%	15.0%
Operating and administrative expenses	12.4%	12.1%	13.7%	13.4%
(Income) loss on property sales	0.0%	0.0%	0.0%	0.3%

Income (loss) from operations	2.5%	2.7%	–1.8%	1.3%
Interest expense, net	1.1%	1.6%	1.9%	0.8%
Loss on early extinguishment of debt	–0.1%	–0.8%	0.0%	0.0%
Equity in earnings of joint venture	0.0%	0.1%	0.0%	0.0%

Income (loss) from operations before income taxes	1.4%	0.4%	–3.7%	0.5%
Income tax (provision) benefit	–0.5%	–0.2%	1.3%	0.0%

Net income loss	0.9%	0.3%	–2.5%	0.5%

Fiscal Year 2014 Compared to Fiscal Year 2013

Net Sales

        Net sales for fiscal year 2014 increased $323.9 million, or 10.1%, to $3,534.2 million as compared to $3,210.3 million for fiscal year 2013. This increase in net sales was attributable to comparable store sales growth of $200.4 million in our store banners, and net sales of $123.5 million primarily attributable to the opening of 13 new Extra! stores and one new Cash & Carry store in fiscal 2014 compared to five new Extra! stores in fiscal year 2013.

        Comparable store sales for fiscal year 2014 increased 6.3% as compared to fiscal year 2013. This increase in comparable store sales was attributable to an increase in comparable transaction counts of 4.1% and an increase of 2.1% in comparable average transaction size.

        Net sales for our Smart & Final segment increased $243.5 million, or 10.0%, to $2,668.9 million as compared to $2,425.4 million for fiscal year 2013. Comparable store sales for fiscal year 2014 for our Smart & Final segment increased 5.0% as compared to fiscal year 2013, driven by a 4.2% increase in comparable transaction counts and a 0.9% increase in comparable average transaction size.

        Net sales for our Cash & Carry segment increased $80.4 million, or 10.2%, to $865.3 million as compared to $784.9 million for fiscal year 2013. Comparable store sales for fiscal year 2014 for our Cash & Carry segment increased 10.0% as compared to fiscal year 2013, driven by a 3.3% increase in comparable transaction counts and a 6.5% increase in comparable average transaction size.

Gross Margin

        Gross margin for fiscal year 2014 increased $53.4 million, or 11.3%, to $527.3 million as compared to $473.9 million in fiscal year 2013. As a percentage of sales, gross margin for fiscal year 2014 was 14.9% as compared to 14.8% in fiscal 2013. The increase in gross margin attributable to increased sales was $47.8 million and the increase in gross margin attributable to increased gross margin rate was

$5.6 million. Compared to fiscal year 2013, gross margin as a percentage of sales for fiscal year 2014 included lower warehouse and transportation costs as a percentage of sales (accounting for an 0.08% increase, including a 0.05% increase in our Smart & Final segment and a 0.03% increase in our Cash & Carry segment), lower store occupancy costs as a percentage of sales (accounting for a 0.09% increase, including a 0.06% increase in our Smart & Final segment and a 0.03% increase in our Cash & Carry segment) partially offset by lower merchandise product margin rates (including the effect of inventory losses) as a percentage of sales (accounting for a decrease of 0.04%, including a 0.03% decrease in our Smart & Final segment and a 0.01% decrease in our Cash & Carry segment).

Operating and Administrative Expenses

        Operating and administrative expenses for fiscal year 2014 were $438.5 million as compared to $387.1 million in fiscal year 2013. As a percentage of sales, operating and administrative expenses for fiscal year 2014 were 12.4% as compared to 12.1% in fiscal year 2013. The increase in operating and administrative expenses was primarily due to $29.8 million of increased wages, fringe benefits and incentive bonus costs, $4.4 million of increased marketing costs in support of our increased sales and other marketing initiatives, $12.1 million of increased other store direct expenses, $11.3 million of share-based compensation expense associated with our equity compensation program, $2.0 million of accounting, legal and other consulting costs associated with our IPO and our long-range store development planning (including remodels of our legacy Smart & Final stores and conversions to our Extra! format) and $1.2 million increased expense associated with decreased cash surrender values on company-owned life insurance policies and other expenses of our supplemental executive retirement plan. The increase in operating and administrative expenses for fiscal year 2014 was partially offset by a $3.3 million reversal of an executive compensation reserve that was no longer necessary and a $0.9 million gain associated with the death benefit on a company-owned life insurance policy that supports our deferred compensation program. As a percentage of sales, operating and administrative expenses for fiscal year 2014 increased 0.3% to 12.4% as compared to fiscal year 2013. Approximately 0.32% of the increase in operating and administrative expenses as a percentage of sales was due to share-based compensation expense, 0.05% of the increase was due to higher consulting costs primarily associated with our IPO and our long-range store development planning, 0.05% of the increase was due to higher marketing costs in on our Smart & Final segment, 0.15% of the increase was due to increased wages, benefits and incentive bonuses (including 0.09% increase in our Smart & Final segment partially offset by a 0.02% decrease in our Cash & Carry segment) and 0.10% of the increase was due to increased other store direct expenses in our Smart & Final segment. Additionally, during fiscal year 2013 we recorded $3.0 million in pre-tax charges related to two class action lawsuits.

Interest Expense, Net

        Interest expense for fiscal year 2014 was $37.6 million as compared to $50.4 million in fiscal year 2013. As a percentage of sales, interest expense for fiscal year 2014 was 1.1% as compared to 1.6% for fiscal year 2013. This decrease in interest expense was primarily due to a lower average interest rate under our Term Loan Facility as well as lower average debt outstanding.

Loss on Early Extinguishment of Debt

        We recorded a $2.2 million loss on the early extinguishment of debt in fiscal year 2014 and recorded $24.5 million loss in fiscal year 2013. The loss for fiscal year 2014 was the result of our use of the net proceeds from the IPO to repay borrowings of approximately $115.5 million under the Term Loan Facility. Consequently, we recorded a loss on the early extinguishment of debt of $2.2 million related to the write-off of unamortized debt discount and deferred financing costs during the third quarter of 2014. The loss for fiscal year 2013 was primarily the result of two amendments to our Term Loan Facility, which resulted in changes to the applicable margin and the incurrence of additional term loans under the Term Loan Facility, the proceeds of which were used to repay all amounts outstanding under the Second Lien Term Loan Facility. Costs associated with such loss were related to fees and the write-off of the unamortized debt discount and deferred financing costs. We incurred approximately $7.5 million of fees in connection with the first amendment to our Term Loan Facility, approximately $4.9 million of which were recorded as a debt discount and are amortized over the term of the Term Loan Facility. We incurred approximately $4.8 million of fees in connection with the second amendment to our Term Loan Facility, approximately $1.1 million of which were recorded as debt discount, and approximately $0.7 million of which were recorded as deferred financing cost, each of which are amortized over the term of the Term Loan Facility.

Income Tax (Provision) Benefit

        Our income tax provision for fiscal year 2014 was $16.9 million as compared to $5.4 million in fiscal year 2013. The effective income tax rate, excluding the equity in earnings of our joint venture, for fiscal year 2014 was 34.4% as compared to 45.4% in fiscal year 2013.

Equity in Earnings of Joint Venture

        Equity in earnings of our joint venture for fiscal year 2014 was $1.0 million as compared to $1.6 million in fiscal year 2013.

Fiscal Year 2013 (Successor) Compared to the Periods November 15-December 30, 2012 (Successor) and January 2-November 14, 2012 (Predecessor)

Net Sales

        Net sales for fiscal year 2013 increased $167.6 million, or 5.5%, to $3,210.3 million as compared to $3,042.7 million for fiscal year 2012, including $2,664.2 million in the 2012 Predecessor period and $378.5 million in the 2012 Successor period. This increase in net sales was attributable to comparable store sales growth of $122.5 million in our store banners, and net sales of $45.1 million primarily attributable to the opening of five new Extra! stores in fiscal 2013 and two new Extra! stores in fiscal year 2012.

        Comparable store sales for fiscal year 2013 increased 4.0% as compared to fiscal year 2012. This increase in comparable store sales was attributable to an increase in comparable transaction counts of 4.1% and a decrease of 0.1% in comparable average transaction size.

        Net sales for our Smart & Final segment increased $122.6 million, or 5.3%, to $2,425.4 million as compared to $2,302.7 million for fiscal year 2012, including $2,011.6 million in the 2012 Predecessor period and $291.1 million in the 2012 Successor period. Comparable store sales for fiscal year 2013 for our Smart & Final segment increased 3.4% as compared to fiscal year 2012, driven by a 4.2% increase in comparable transaction counts and a 0.8% decrease in comparable average transaction size.

        Net sales for our Cash & Carry segment increased $45.0 million, or 6.1%, to $784.9 million as compared to $740.0 million for fiscal year 2012, including $652.5 million in the 2012 Predecessor period and $87.4 million in the 2012 Successor period. Comparable store sales for fiscal year 2013 for our Cash & Carry segment increased 6.1% as compared to fiscal year 2012, driven by a 3.6% increase in comparable transaction counts and a 2.5% increase in comparable average transaction size.

Gross Margin

        Gross margin for fiscal year 2013 increased $30.2 million, or 6.8%, to $473.9 million as compared to $399.0 million in the 2012 Predecessor period and $44.8 million in the 2012 Successor period. As a percentage of sales, gross margin for fiscal year 2013 was 14.8% as compared to 15.0% in the 2012 Predecessor period and 11.8% in the 2012 Successor period.

        Gross margin for fiscal year 2013 was impacted by adjustments to fair value made to our property, plant and equipment and lease related assets in connection with the Ares Acquisition. These adjustments resulted in a $6.9 million increase in depreciation and rent expense associated with store and distribution facilities (including a $6.8 million increase in our Smart & Final segment and a $0.1 million increase in our Cash & Carry segment). Gross margin for the 2012 Successor period was primarily impacted by adjustments to the fair value of inventory in connection with the Ares Acquisition, which resulted in an $8.6 million increase in merchandise product cost of sales (including a $6.9 million increase in our Smart & Final segment and a $1.7 million increase in our Cash & Carry segment). In turn, these adjustments also adversely impacted gross margin as a percentage of sales.

Operating and Administrative Expenses

        Operating and administrative expenses for fiscal year 2013 were $387.1 million as compared to $355.7 million in the 2012 Predecessor period and $51.7 million in the 2012 Successor period. As a percentage of sales, operating and administrative expenses for fiscal year 2013 were 12.1% as compared to 13.4% in the 2012 Predecessor period and 13.7% in the 2012 Successor period. Fiscal year 2013 was impacted by adjustments in connection with the Ares Acquisition related to a re-measurement of our pension plan and adjustments to fair value made to our property, plant and equipment and lease-related assets, which resulted in a $1.0 million decrease in our pension expense (including a $0.8 million decrease in our Smart & Final segment, a $0.1 million decrease in our Cash & Carry segment and a $0.1 million decrease in corporate overhead and administrative expenses incidental to activities of these segments) and a $2.0 million decrease in depreciation and rent expense associated with administrative assets for fiscal year 2013. Additionally, during fiscal year 2013 we recorded $3.0 million in pre-tax charges related to proposed settlements of two class action lawsuits and did not record any share-based compensation expense, as compared to $7.5 million in share-based compensation expense in the 2012 Predecessor period. During the 2012 Predecessor period we recognized $23.9 million in transaction-related costs, a $2.0 million gain as the result of a death benefit received on a company-owned life insurance policy in support of our nonqualified deferred compensation plan, as well as $1.4 million of management services fees expense paid to Apollo. During the 2012 Successor period we recognized $5.2 million in transaction-related costs, compared to $0 in fiscal year 2013.

(Income) Loss on Property Sales

        We incurred no loss or gain on property sales for fiscal year 2013, as compared to an $8.8 million loss in the 2012 Predecessor period and an immaterial gain in the 2012 Successor period. The loss during the 2012 Predecessor period was due to the sale of three of our operating store properties and seven of our former store properties. The sales transactions for our operating store properties occurred concurrently with our entrance into operating leases for each of such store properties. The sales transactions for our three operating store properties were accounted for as sale and leaseback transactions, resulting in the deferral of a $5.6 million gain which was being amortized to rent expense over the non-cancelable lease terms. The unamortized deferred gain was written off in connection with the Ares Acquisition.

Interest Expense, Net

        Interest expense for fiscal year 2013 was $50.4 million as compared to $20.8 million in the 2012 Predecessor period and $7.1 million in the 2012 Successor period. This change is primarily attributable to the financing structure of the Ares Acquisition, whereby the Company entered into the Term Loan Facility and the Second Lien Term Loan Facility, increasing total outstanding debt. As a percentage of sales, interest expense for fiscal year 2013 was 1.6% as compared to 0.8% in the 2012 Predecessor period and 1.9% in the 2012 Successor period.

Loss on Early Extinguishment of Debt

        We recorded a $24.5 million loss on the early extinguishment of debt in fiscal year 2013 and recorded no such loss in either the 2012 Predecessor period or the 2012 Successor period. The loss for fiscal year 2013 was primarily the result of two amendments to our Term Loan Facility, which resulted in changes to the applicable margin and the incurrence of additional term loans under the Term Loan Facility, the proceeds of which were used to repay all amounts outstanding under the Second Lien Term Loan Facility. Costs associated with such loss were related to fees and the write-off of the unamortized debt discount and deferred financing costs. We incurred approximately $7.5 million of fees in connection with the first amendment to our Term Loan Facility, approximately $4.9 million of which were recorded as a debt discount and are amortized over the term of the Term Loan Facility. We incurred approximately $4.8 million of fees in connection with the second amendment to our Term Loan Facility, approximately $1.1 million of which were recorded as debt discount, and approximately $0.7 million of which were recorded as deferred financing cost, each of which are amortized over the term of the Term Loan Facility.

Income Tax (Provision) Benefit

        Our income tax provision for fiscal year 2013 was $5.4 million as compared to $0.2 million in the 2012 Predecessor period and a $4.8 million benefit in the 2012 Successor period. The effective income tax rate, excluding the equity in earnings of our joint venture, for fiscal year 2013 was 45.4% as compared to 1.8% in the 2012 Predecessor period and 34.1% in the 2012 Successor period.

Equity in Earnings of Joint Venture

        Equity in earnings of our joint venture for fiscal year 2013 was $1.6 million as compared to $0.8 million in the 2012 Predecessor period and $0 in the 2012 Successor period.

Unaudited Pro Forma Condensed Consolidated Financial Information

        The following supplemental unaudited pro forma condensed consolidated statement of operations was prepared by applying pro forma adjustments to our historical consolidated statements of operations. The Ares Acquisition was effective November 15, 2012. Accordingly, we applied purchase accounting standards, which required a new basis of accounting resulting in assets and liabilities being recorded at their respective fair values as of the date of the Ares Acquisition.

        The aggregate consideration for the Ares Acquisition was as follows (in thousands):

Purchase of Predecessor common shares	$669,456
Payment on Predecessor stock options (inclusive of employer payroll taxes)	54,993
Less cash acquired	(92,676)

Cash consideration	631,773
Working capital adjustment	6,231
Tax consideration	19,291
Value of management equity rollover	11,091

Total fair value of net assets acquired	$668,386

        The following table below sets forth the fair values of the assets acquired and liabilities assumed in connection with the Ares Acquisition (in thousands):

Current assets, less cash acquired	$279,624
Property, plant, and equipment	248,944
Capitalized software	15,766
Finite-lived/amortizable intangible assets	68,000
Indefinite-lived trade names	265,000
Goodwill	611,242
Investment in Mexico joint venture	9,400
Other assets	46,277
Current liabilities	(251,661)
Debt	(304,074)
Deferred taxes	(135,865)
Other liabilities	(184,267)

Total assets acquired and liabilities assumed	$668,386

        Although our operations did not change as a result of the Ares Acquisition, the accompanying unaudited pro forma condensed consolidated financial information is presented for the Predecessor and Successor relating to the periods preceding and succeeding the Ares Acquisition, respectively. The unaudited pro forma condensed consolidated statements of operations for the year ended December 30, 2012 gives effect to the Ares Acquisition (as well as the 190-for-one stock split of our common stock effected on September 19, 2014) as if it had occurred on January 3, 2011. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated statements of operations are presented for supplemental information purposes only, we do not purport them to represent what our results of operations would have been had the Ares Acquisition actually occurred on January 3, 2011, and they do not project our results of operations or financial condition for any future period. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with other sections of the "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as "Selected Historical Consolidated Financial Information and Other Data" and our audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated statements of operations.

	Predecessor	Successor
	Period From January 2, 2012 Through November 14, 2012	Period From November 15, 2012 Through December 30, 2012
					Pro Forma
(Dollars in thousands, except per share data)			Adjustment		Fiscal Year 2012
Net sales	$2,664,162	$378,550	$—		$3,042,712
Cost of sales, buying and occupancy	2,265,154	333,787	(2,094	)(1)	2,596,847

Gross margin	399,008	44,763	2,094		445,865
Operating and administrative expense	355,681	51,727	(40,823	)(2)	366,585
Loss (income) on property sales	8,818	(5)	—		8,813

Income from operations	34,509	(6,959)	42,917		70,467
Interest expense, net	20,761	7,133	27,937	(3)	55,831
Equity in earnings of joint venture	820	—	—		820

Income (loss) from continuing operations before income taxes	14,568	(14,092)	14,980		15,456
Income tax (provision) benefit	(244)	4,804	(5,843	)(4)	(1,283)

Net income (loss)	$14,324	$(9,288)	$9,137		$14,173

Earnings (loss) per share:
Net income (loss) per share—Basic	$1.07	$(0.16)			$0.25
Net income (loss) per share—Diluted	$1.03	$(0.16)			$0.24

(1)
Represents the estimated impact on cost of sales, buying and occupancy related to (a) an adjustment to fair value of inventory and a resulting $8.6 million decrease in cost of sales; (b) an adjustment to fair value of property, plant and equipment and the resulting $4.4 million increase in depreciation expense; (c) a $3.0 million increase in rent expense as a result of the new basis in leases as of the acquisition date; and (d) a purchase accounting adjustment to unamortized pension liability resulting in a $0.9 million decrease in pension expense related to our distribution operations.

(2)
Represents the estimated impact to operating and administrative expense related to (a) an adjustment to fair value of intangible assets and a resulting $1.6 million increase in amortization expense; (b) an adjustment to fair value of property, plant, and equipment and the resulting $3.6 million decrease in depreciation expense; (c) a change in the share-based compensation plan and a resulting $7.5 million elimination of share-based compensation expense; (d) a $1.4 million decrease of management fees associated with the former ownership of the Company; (e) a $29.0 million elimination of certain costs associated with the Ares Acquisition which are not ongoing costs of the business; and (f) a purchase accounting adjustment to unamortized pension liability and a resulting $1.0 million decrease in pension expense.

(3)
Represents the estimated increase in interest expense assuming the borrowings under the Term Loan Facility, the Second Lien Term Loan Facility (as defined below) and the Revolving Credit Facility outstanding as of the closing of the Ares Acquisition were outstanding as of January 3, 2011, including the amortization of original issue discount and deferred financing fees.

(4)
Represents the tax effect of the above adjustments at a 39.0% effective tax rate.

	Successor	Pro Forma	2013 vs. 2012 Change
	Fiscal Year 2013	Fiscal Year 2012
(Dollars in thousands, except per share data)			$	%
Net sales	$3,210,293	$3,042,712	167,581	5.51%
Cost of sales, buying and occupancy	2,736,357	2,596,847	139,510	5.37%

Gross margin	473,936	445,865	28,071	6.30%
Operating and administrative expense	387,133	366,585	20,548	5.61%
Loss on property sales	—	8,813	(8,813)	(100.00)%

Income from operations	86,803	70,467	16,336	23.18%
Interest expense, net	50,365	55,831	(5,466)	(9.79)%
Loss on early extinguishment of debt	(24,487)	—	(24,487)	(100.00)%
Equity in earnings of joint venture	1,649	820	829	101.10%

Income from continuing operations before income taxes	13,600	15,456	(1,856)	(12.01)%
Income tax provision	(5,429)	(1,283)	(4,146)	323.15%

Net income	$8,171	$14,173	(6,002)	(42.35)%

Earnings per share:
Net income per share—Basic	$0.14	$0.25
Net income per share—Diluted	$0.14	$0.24

Fiscal Year 2013 (Successor) Compared to Pro Forma Fiscal Year 2012

Gross Margin

        Gross margin for fiscal year 2013 increased $28.1 million, or 6.3%, to $473.9 million as compared to $445.9 million for pro forma fiscal year 2012. The increase in gross margin attributable to increased sales was $24.6 million and the increase in gross margin attributable to increased gross margin rate was $3.5 million. As a percentage of sales, gross margin for fiscal year 2013 increased 0.1% to 14.8% as compared to 14.7% for pro forma fiscal year 2012. The increase in gross margin as a percentage of sales was mainly due to a 0.12% increase in merchandise product margin rates as a percentage of sales (including a 0.05% increase in our Smart & Final segment and a 0.07% increase in our Cash & Carry segment) and a 0.05% increase in store occupancy costs primarily associated with fiscal years 2013 and 2012 Extra! store openings, partially offset by a 0.14% reduction in warehouse and transportation costs as a percentage of sales (including a 0.07% decrease in each of our Smart & Final and Cash & Carry segments).

Operating and Administrative Expenses

        Operating and administrative expenses for fiscal year 2013 increased $20.5 million, or 5.6%, to $387.1 million as compared to $366.6 million in pro forma fiscal year 2012. As a percentage of sales, operating and administrative expenses for fiscal year 2013 increased 0.1% to 12.1% as compared to 12.0% in pro forma fiscal year 2012. The increase in operating and administrative expenses was primarily due to $12.3 million of increased store labor and associated fringe benefit costs in support of increased sales (including a $10.3 million increase in our Smart & Final segment and a $2.0 million increase in our Cash & Carry segment), $1.0 million of increased store advertising expense, $4.0 million of increased other store direct expenses, and $3.0 million of higher litigation costs. The 0.1% increase in operating and administrative expenses as a percentage of sales was due to a 0.19% increase in asset impairment charges and adjustments to lease obligations associated with closed stores locations, expense accruals for sales tax audits and other corporate expenses, as well as a 0.02% increase in labor and associated fringe benefits, all of which were partially offset by a 0.17% decrease in administrative incentive bonus expense.

Interest Expense, Net

        Interest expense for fiscal year 2013 decreased $5.4 million, or 9.8%, to $50.4 million as compared to $55.8 million in pro forma fiscal year 2012. As a percentage of sales, interest expense for fiscal year 2013 decreased 0.2% to 1.6% as compared to 1.8% in pro forma fiscal year 2012. This decrease in interest expense was primarily due to a lower average effective interest rate.

Income Tax (Provision) Benefit

        Our income tax provision for fiscal year 2013 increased $4.1 million to $5.4 million as compared to $1.3 million for pro forma fiscal year 2012. The effective income tax rate, excluding the equity in earnings of our joint venture, for fiscal year 2013 was 45.4% as compared to 8.8% for the pro forma fiscal year 2012.

Equity in Earnings of Joint Venture

        Equity in earnings of our joint venture for fiscal year 2013 increased $0.8 million to $1.6 million as compared to $0.8 million for pro forma fiscal year 2012.

Liquidity and Capital Resources

        Historically, our primary source of liquidity has been cash flows from operations. Additionally, we have the availability to make borrowings under our Credit Facilities. Our primary uses of cash are for purchases of inventory, operating expenses, capital expenditures primarily for opening, converting or remodeling stores and debt service. We believe that our existing cash and cash equivalents, and cash anticipated to be generated by operating activities will be sufficient to meet our anticipated cash needs for at least the next twelve months. As of December 28, 2014, we had no amounts drawn under our Revolving Credit Facility and $106.8 million of cash and cash equivalents.

        The following table sets forth the major sources and uses of cash for each of the periods set forth below, as well as our cash and cash equivalents at the end of each period.

	Successor	Successor	Successor	Predecessor
	Fiscal Year Ended December 28, 2014	Fiscal Year Ended December 29, 2013	46 Days Ended December 30, 2012	318 Days Ended November 14, 2012

(dollars in thousands)
Cash and cash equivalents at end of period	$106,847	$53,699	$35,987	$92,676
Cash provided by (used in) operating activities	125,337	107,517	(9,772)	16,612
Cash used in investing activities	(117,370)	(55,319)	(633,718)	(17,489)
Cash provided by (used in) financing activities	45,181	(34,486)	679,477	21,091

Fiscal Year 2014 Compared to Fiscal Year 2013

Operating Activities

        Cash flows from operating activities consist of net income adjusted for non-cash items including depreciation and amortization, deferred taxes and the effect of working capital changes. The increase or decrease in cash provided by operating activities reflects our operating performance before non-cash expenses and charges and including the timing of receipts and disbursements.

        Cash provided by operating activities for fiscal year 2014 increased $17.8 million to $125.3 million as compared to $107.5 million for fiscal year 2013. This increase is primarily attributable to higher net income and improved working capital including lower cash interest payments partially offset by higher cash pension contributions. During fiscal year 2014, we made cash interest payments of $41.3 million and cash pension contributions of $10.8 million, as compared to cash interest payments of $45.5 million and cash pension contributions of $7.7 million during fiscal year 2013.

Investing Activities

        Cash used in investing activities increased $62.1 million to $117.4 million for fiscal year 2014 as compared to $55.3 million in fiscal year 2013. This increase is primarily attributable to a $62.3 million increase in capital expenditures for property, plant and equipment, including capitalized software, largely as a result of increased investment in store construction and equipment under our plan to accelerate openings of new Extra! stores and conversions of legacy stores to the Extra! format.

Financing Activities

        Cash provided by financing activities increased $79.7 million to cash provided of $45.2 million for fiscal year 2014, as compared to cash used of $34.5 million for fiscal year 2013. This increase is primarily attributable to the $168.0 million net cash proceeds received from our IPO, partially offset by a $110.7 million increase in net payments on our Term Loan Facility. The increase in net payments on our Term Loan Facility was partially offset by cash used for employee withholding taxes related to the net settlement of an option exercise in fiscal year 2014.

        At December 28, 2014, we had cash and cash equivalents of $106.8 million, stockholders' equity of $517.2 million and debt, net of debt discount, of $588.1 million. At December 28, 2014 we had working capital of $116.7 million as compared to $69.0 million at December 29, 2013. This increase in working capital was primarily due to an increase in cash and cash equivalents as a result of our IPO.

Fiscal Year 2013 (Successor) Compared to the Periods November 15-December 30, 2012 (Successor) and January 2-November 14, 2012 (Predecessor)

Operating Activities

        Cash provided by operating activities from continuing operations for fiscal year 2013 was $107.5 million as compared to cash provided by operating activities of $16.6 million in the 2012 Predecessor period and cash used in operating activities of $9.8 million in the 2012 Successor period. The change in cash provided or used by operating activities is largely due to $7.7 million in pension contributions made in fiscal year 2013 as compared to $9.0 million in the 2012 Predecessor period and $0 million in the 2012 Successor period. In addition, we made $12.7 million in income tax payments during fiscal year 2013 as compared to $54.7 million in the 2012 Predecessor period and $0 million in the 2012 Successor period.

Investing Activities

        Cash used in investing activities from continuing operations was $55.3 million in fiscal year 2013 as compared to $17.5 million in the 2012 Predecessor period and $633.7 million in the 2012 Successor period. Cash of $55.1 million for capital expenditures, including capitalized software, was used in fiscal year 2013. Cash of $46.8 million for capital expenditures, including capitalized software, was used in the 2012 Predecessor period, and $27.2 million in cash proceeds was received on the sale of twelve of our store properties. Cash used for investing activities in the 2012 Successor period was primarily attributable to a $631.8 million cash payment made, net of cash acquired, in connection with the Ares Acquisition, as well as $3.4 million for capital expenditures, including capitalized software.

Financing Activities

        Cash used in financing activities was $34.5 million in fiscal year 2013 as compared to cash provided by financing activities of $21.1 million in the 2012 Predecessor period and $679.5 million in the 2012 Successor period. The cash used in financing activities in fiscal year 2013 was primarily a result of the amendments to our Term Loan Facility and our incurrence of additional debt issuance costs, as well as contingent consideration payments of $22.9 million related to the Ares Acquisition. Cash provided by financing activities in the 2012 Successor period included $687.3 million in net debt borrowings and $299.2 million received from issuances of our capital stock in connection with the Ares Acquisition, partially offset by the payment of $307.1 million in full satisfaction of Predecessor debt.

        At the end of fiscal year 2013, we had cash and cash equivalents of $53.7 million, stockholders' equity of $341.9 million and debt, net of debt discount, of $706.2 million. At the end of fiscal year 2013, we had working capital of $69.0 million as compared to $46.3 million at the end of fiscal year 2012. This increase in working capital is primarily due to our results of operations and the payment of $22.9 million of contingent consideration related to the Ares Acquisition.

Capital Expenditure and Other Capital Requirements

        Our primary uses of capital are to finance store development costs for buildings, leasehold improvements, equipment and initial set-up expenditures for new, relocated, conversion and remodeled stores, investment in our distribution network, investment in information systems hardware and capitalized software, as well as general working capital requirements.

        During fiscal year 2014, we opened 13 new Extra! stores, as well as one new Cash & Carry store. We opened five new Extra! stores during fiscal year 2013. We currently plan to open 20 new Extra! stores and two new Cash & Carry stores in fiscal year 2015, including four Extra! stores that have already opened. Additionally, in April 2015 we relocated one Cash & Carry store. We estimate that the capital expenditure requirement for improvements and equipment for a new Extra! store averages $2.8 million. We estimate that the average capital expenditure requirement for a typical new Cash & Carry store is $1.1 million.

        During fiscal year 2014, we converted 14 legacy Smart & Final stores to our Extra! format and relocated two legacy Smart & Final stores to new Extra! locations. We plan to continue converting legacy Smart & Final stores to our Extra! format, including through relocations. In fiscal year 2015, we plan to relocate three legacy Smart & Final stores to new Extra! locations, including one that has already been completed, and convert six legacy Smart & Final stores to the Extra! format, including one that has already been completed. We estimate that the average capital expenditure requirement for a typical Extra! conversion is $2.0 million.

        We also plan to continue investing in our legacy Smart & Final and older Extra! stores with store remodels. During fiscal year 2014, we remodeled four of our legacy Smart & Final stores. In fiscal year 2015, we plan to remodel two of our legacy Smart & Final stores. We estimate that the average capital expenditure requirement for a typical legacy Smart & Final format remodel is $0.8 million. During fiscal year 2014, we remodeled six of our older Extra! stores and plan to remodel seven older Extra! stores in fiscal year 2015, including two that have already been completed. We estimate that the average capital expenditure requirement for a typical Extra! format remodel is $0.9 million.

        For fiscal year 2014, total capital expenditures, including property, plant and equipment and capitalized software, were $117.4 million. We estimate total capital expenditures to be $123 million for fiscal year 2015, net of tenant improvement allowances. However, our capital program plans are subject to change upon our further review and we cannot assure you that these estimates will be realized.

        We typically enter into lease arrangements for our store properties. From time to time we may purchase a property for an additional capital investment, depending on the property location and market value. Working capital investment related to a new store is approximately $0.3 million and primarily relates to inventory net of trade vendor accounts payable.

        We have various retirement plans which subject us to certain funding obligations. Our noncontributory defined benefit retirement plan covered substantially all of our full time employees prior to June 1, 2008. We froze the accruing of future benefits under this plan effective June 1, 2008, with the exception of approximately 450 hourly paid employees in our distribution and transportation operations. Changes in the benefit plan assumptions as well as the funded status of the plan impact the funding and expense levels for future periods. We made cash contributions of $10.8 million in fiscal year 2014 and $7.7 million in fiscal year 2013. During fiscal year 2015, we plan to fund the total minimum required contribution of $7.3 million.

        We expect to fund our capital expenditures and other cash requirements with cash on hand, cash generated from operating activities and, if required, borrowings under our Revolving Credit Facility. We believe that our sources of funds are adequate to provide for our working capital, capital expenditures and debt service requirements for the foreseeable future, including investments made, and expenses incurred, in connection with opening new stores or converting or relocating existing stores in accordance with our growth strategy. Our ability to continue to fund these items may be affected by general economic, competitive and other factors, many of which are outside of our control. If our future cash flow from operations and other capital resources are insufficient to fund our liquidity needs, we may be forced to reduce or delay our expected new store openings or store conversions and relocations, sell assets, obtain additional debt or equity capital or refinance all or a portion of our outstanding debt. Alternatively, we may elect to pursue additional expansion opportunities that could require additional debt or equity financing. There can be no assurance that equity or debt financing would be available to us when we need it or, if available, that the terms will be satisfactory to us and not dilutive to our then-current stockholders.

Credit Facilities

        We have two arrangements governing our material outstanding indebtedness: our Term Loan Facility and our Revolving Credit Facility.

        As of December 28, 2014, the aggregate principal balance of amounts outstanding under our Term Loan Facility was $594.9 million. The term loans incurred under our Term Loan Facility have a maturity date of November 15, 2019. There is no required quarterly amortization of the principal amount. Smart & Final Stores may prepay the Term Loans, in whole or in part, at any time, but must pay a premium of 1.00% of the principal amount so prepaid, subject to certain conditions. Mandatory prepayments are required in the amount of (i) the net proceeds of a sale of assets, subject to the priority of the Revolving Credit Facility Collateral (as defined below), (ii) the net proceeds of the incurrence of indebtedness to the extent such indebtedness is not permitted under the terms of the Term Loan Facility and (iii) a percentage of annual "excess cash flow," as adjusted by voluntary prepayments.

        The Revolving Credit Facility provides for up to $150.0 million of borrowings (including up to $50.0 million for the issuance of letters of credit), subject to certain borrowing base limitations. Subject to certain conditions, we may increase the commitments under the Revolving Credit Facility by up to $100.0 million. The Revolving Credit Facility has a term of five years with a maturity date of November 15, 2017. As of December 28, 2014, we had no outstanding borrowings under the Revolving Credit Facility and outstanding letters of credit were $26.6 million. After giving effect to such letters of credit, we had $123.4 million of availability under the Revolving Credit Facility as of December 28, 2014.

  Collateral

        All obligations under the Term Loan Facility are guaranteed by Intermediate Holdings and certain of its current and future domestic direct and indirect subsidiaries. In addition, the obligations under the Term Loan Facility are secured by (x) a first-priority security interest in substantially all of the property and assets of, as well as the equity interests owned by, Smart & Final Stores LLC and Intermediate Holdings and the other guarantors (other than Revolving Credit Facility Collateral (as defined below)) and (y) a second-priority security interest in the Revolving Credit Facility Collateral.

        All obligations under the Revolving Credit Facility are guaranteed by Intermediate Holdings and certain of Intermediate Holdings' current and future domestic direct and indirect subsidiaries. In addition, the obligations under the Revolving Credit Facility are secured by (i) a first-priority security interest in the accounts receivable, inventory, cash and cash equivalents, and related assets, of Smart & Final Stores LLC and Intermediate Holdings and the other guarantors (the "Revolving Credit Facility Collateral") and (ii) a second-priority security interest in substantially all of the other property and assets of, as well as the equity interests owned by, Smart & Final Stores LLC and Intermediate Holdings and the other guarantors.

  Covenants

        The Term Loan Facility has no financial maintenance covenants.

        The Revolving Credit Facility includes a "springing" financial maintenance covenant, applicable when a covenant trigger event has occurred and is continuing. If such a covenant trigger event has occurred and is continuing, Smart & Final Stores LLC is required to maintain a fixed charge coverage ratio of not less than 1.0 to 1.0. A covenant trigger event shall have occurred any time that availability under the Revolving Credit Facility is less than the greater of (i) $12.5 million and (ii) 10.0% of the line cap (the lesser of the aggregate commitments under the Revolving Credit Facility and the borrowing base then in effect) (the "Trigger Threshold"). Once commenced, a covenant trigger event shall be deemed to continue until such time as availability equals or exceeds the Trigger Threshold for 20 consecutive days. As of December 28, 2014, no trigger event has occurred.

Contractual Obligations

        The following table sets forth our future payments due by period of our contractual obligations as of December 28, 2014, in thousands:

	Total	Less than one year	1 - 3 Years	3 - 5 Years	Thereafter
Long-term debt	$594,907	$—	$—	$594,907	$—
Interest on long-term debt	173,617	39,034	64,212	70,371	—
Operating leases	934,981	92,499	174,683	146,298	521,501

Total contractual obligations	$1,703,505	$131,533	$238,895	$811,576	$521,501

        The primary changes in our contractual obligations as of December 28, 2014 as compared to our contractual obligations as of December 29, 2013 relate to (i) the repayment of borrowings of approximately $115.5 million under the Term Loan Facility, and (ii) additional operating leases entered into during fiscal year 2014 primarily related to our new store growth.

        The interest payments on our Term Loan Facility outstanding as of December 28, 2014 incorporate the effect of the interest rate swap, which effectively converts the variable rate of the Term Loan Facility to a fixed rate. The five-year interest rate swap fixed the LIBOR component of interest at 1.5995% on a variable notional amount through March 29, 2018. See Note 5, Debt, and Note 6, Derivative Financial Instruments, to our audited consolidated financial statements, for additional information on our interest requirements and interest rate swap contract.

        Purchase orders or contracts for the purchase of goods for resale in our stores and other goods and services are not included in the table above. We are not able to reasonably determine the aggregate amount of such purchase orders that may constitute established contractual obligations, as purchase orders may represent individual authorizations to purchase rather than binding agreements. Other than with respect to Unified Grocers (as described immediately below), we do not have significant agreements for the purchase of goods for resale in our stores or other goods and services that exceed our expected requirements or that are not cancelable on short notice.

        We have a contractual obligation under our supply agreement with Unified Grocers to purchase a minimum amount of food and related items during any twelve-month period covered by the agreement. This contractual obligation does not exceed our expected requirements over any twelve-month period covered by the agreement. This agreement, as amended, expires in December 2015. The related amounts are not included in the above table.

        The table above also excludes funding of pension and other postretirement benefit and postemployment obligations. See Note 9, Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations, to our audited consolidated financial statements for additional information on funding of our plans.

        We also have asset retirement obligations with respect to owned or leased properties. Due to the nature of our business, such asset retirement obligation is immaterial.

Off-Balance Sheet Arrangements

        As of December 28, 2014, we had no off-balance sheet arrangements.

Multi-employer Pension Plan

        The Company participates in and contributes to a multi-employer pension plan on behalf of union employees in our Cash & Carry operations. At the end of fiscal year 2014 and fiscal year 2013, there were approximately 172 and 165 union employees covered under this plan, respectively. Our employer contributions and corresponding pension expense for this plan was $1.3 million for fiscal year 2014 and $1.2 million for fiscal year 2013.

        We participate in this multi-employer pension plan pursuant to a collective bargaining agreement with the Western Conference of Teamsters (the "Teamsters Plan"). The Teamsters Plan provides and maintains retirement, death and termination benefits for employees in collective bargaining units represented by local unions affiliated with the Western Conference of Teamsters. The Teamsters Plan is subject to the provisions of ERISA, as amended.

        The Western Conference of Teamsters Pension Agreement and Declaration of Trust dated April 26, 1955, pursuant to which the Teamsters Plan was established, provides that the trustees of the Teamsters Plan shall establish and adjust the levels of prospective plan benefits so that employer contributions received by the Teamsters Plan will always meet the minimum funding standards of Section 302 of ERISA and Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). The trustees have established a funding policy that specifies funding targets that may result in more rapid funding than prescribed by the minimum funding standards and that provides for benefit adjustments based on specified funding targets. The Teamsters Plan's actuary has advised us that the minimum funding requirements of ERISA are being met as of January 1, 2014 (based on the most recent information available).

        As of January 1, 2014, the Teamsters Plan actuarial present value of accumulated plan benefits was $39,116.0 million and the actuarial value of assets for funding the standard account was $35,478.6 million, resulting in a funded percentage of 90.7%. The Teamsters Plan covered approximately 546,000 participants as of December 31, 2013. Approximately 1,520 employers participate in the Teamsters Plan and total employer contributions for the plan year ended December 31, 2013 totaled $1,431.1 million.

Impact of Inflation

        Our primary costs, merchandise and labor, as well as utility and transportation costs are affected by a number of factors that are beyond our control, including inflation and deflation. Inflation and deflation in the price of merchandise we sell, as well as fuel and other commodities employed in the course of our business, may periodically affect our sales and gross margin. As is common practice within the food industry, we have generally been able to manage the short-term impact of inflation and deflation and maintain margins by adjusting selling prices and through procurement and supply chain efficiencies. Food inflation and deflation is affected by a variety of factors and our determination of whether to pass on the effects of inflation or deflation to our customers is made in conjunction with our overall pricing and marketing strategies. Although we may experience periodic effects on sales, operating margins and gross margin as a result of changing prices, we do not expect the effect of inflation or deflation to have a material impact on our ability to execute our long-term business strategy.

Critical Accounting Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported assets, liabilities, sales and expenses in the accompanying financial statements. Critical accounting estimates are those that require the most subjective and complex judgments, often employing the use of estimates about the effect of matters that are inherently uncertain. These critical accounting estimates, under different conditions or using different assumptions or estimates, could show materially different results on our financial condition and results of operations. The following are considered our most critical accounting estimates that, under different conditions or using different assumptions or estimates, could show materially different results on our financial condition and results of operations.

Share-Based Compensation

        We account for share-based compensation in accordance with Accounting Standards Codification ("ASC") 718, Compensation—Stock Compensation ("ASC 718"). ASC 718 requires all share-based payments to be recognized in the statements of operations and comprehensive (loss) income as compensation expense based on their fair values over the requisite service period of the award, taking into consideration estimated forfeiture rates.

        We use the Black-Scholes-Merton option-pricing model to estimate the fair value of the options on the date of each grant. The Black-Scholes-Merton option-pricing model utilizes highly subjective and complex assumptions to determine the fair value of share-based compensation, including the option's expected term and price volatility of the underlying stock.

        Given the absence of a public trading market for our Common Stock prior to the IPO, the fair value of the Common Stock underlying our share-based awards was determined by our board of directors, with input from management and, in some cases, a contemporaneous valuation report prepared by an unrelated nationally recognized third-party valuation specialist, in each case using the income and market valuation approach. We believe that our board of directors had the relevant experience and expertise to determine the fair value of our Common Stock. In accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our Common Stock. These estimates are no longer necessary to determine the fair value of new awards now that the underlying shares are publicly traded.

        In addition to assumptions used in the Black-Scholes-Merton option pricing model, we must also estimate a forfeiture rate to calculate the share-based compensation cost for our awards. Our forfeiture rate is based on an analysis of our actual historical forfeitures.

        The assumptions referred to above represent management's best estimates. These estimates involve inherent uncertainties and the application of management's judgment. If these assumptions change and different factors are used, our share-based compensation expense could be materially different in the future.

        We recognize compensation cost for graded vesting awards as if they were granted in multiple awards. We believe the use of this "multiple award" method is preferable because a stock option grant with graded vesting is effectively a series of individual grants that vests over various periods. Management also believes that this provides for better matching of compensation costs with the associated services rendered throughout the applicable vesting periods.

Inventories

        Inventories consist of merchandise purchased for resale which is stated at the lower of the weighted-average cost (which approximates FIFO) or market. We provide for estimated inventory losses between physical inventory counts at our stores based upon historical inventory losses as a percentage of sales. The provision is adjusted periodically to reflect updated trends of actual physical inventory count results.

        The proper valuation of inventory also requires us to estimate the net realizable value of our slow-moving inventory at the end of each period. We base net realizable values upon many factors, including historical recovery rates, the aging of inventories on hand, the inventory movement of specific products and the current economic conditions. When we have determined inventory to be slow-moving, the inventory is reduced to its net realizable value by recording an obsolescence valuation allowance.

        With regard to the proper valuation of inventories, we review our valuation methodologies on a recurring basis and make refinements where the facts and circumstances dictate.

Goodwill and Intangible Assets

        We account for goodwill and identified intangible assets in accordance with ASC 350, Intangibles—Goodwill and Other. Goodwill and identifiable intangible assets with indefinite lives are not amortized, but instead are evaluated on an annual basis for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired.

        We evaluate goodwill for impairment by comparing the fair value of each reporting unit to its carrying value including the associated goodwill. We have designated our reporting units to be our Smart & Final banner and our Cash & Carry banner. We determine the fair value of the reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies.

        Our detailed impairment analysis involves the use of discounted cash flow models. Significant management judgment is necessary to evaluate the impact of operating and macroeconomic changes on existing and forecasted results. Determining market values using a discounted cash flow method requires that we make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate market rates. Our judgments are based on historical experience, current market trends and other information. In estimating future cash flows, we rely on internally generated forecasts for operating profits and cash flows, including capital expenditures. Critical assumptions include projected comparable store sales growth, timing and number of new store openings, operating profit rates, general and administrative expenses, direct store expenses, capital expenditures, discount rates, royalty rates and terminal growth rates. We determine discount rates based on the weighted average cost of capital of a market participant. Such estimates are derived from our analysis of peer companies and consider the industry weighted average return on debt and equity from a market participant perspective. We also use comparable market earnings multiple data and our Company's market capitalization to corroborate our reporting unit valuation. Factors that could cause us to change our estimates of future cash flows include a prolonged economic crisis, successful efforts by our competitors to gain market share in our core markets, our inability to compete effectively with other retailers or our inability to maintain price competitiveness.

        If the fair value of the reporting unit exceeds the carrying value of the net assets, including goodwill assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit's net assets, including goodwill, exceeds the fair value of the reporting unit, we are required to perform a second step, as this is an indication that the reporting unit's goodwill may be impaired. In this step, we compare the implied fair value of the reporting unit's goodwill with the carrying amount of the reporting unit's goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets and liabilities of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

        If the carrying amount of a reporting unit's goodwill exceeds its implied value, then an impairment of goodwill has occurred and we would recognize an impairment charge for the difference between the carrying amount and the implied fair value of goodwill.

        We evaluate our indefinite-lived intangible assets associated with trade names using a two-step approach. The first step screens for potential impairment by comparing the fair value of each trade name with its carrying value. The second step measures the amount of impairment. We determine the fair value of the indefinite-lived trade names using a "relief from royalty payments" methodology. This methodology involves estimating reasonable royalty rates for each trade name and applying these royalty rates to a revenue stream and discounting the resulting cash flows to determine fair value. In the periods presented, we did not recognize any indefinite-lived trade name impairment loss as a result of such evaluation.

        Finite-lived intangible assets, like other long-lived assets as required by ASC 360 (as defined below), are subject to review for impairment whenever events or changes in circumstances indicate that the carrying amount of the finite-lived intangible asset may not be recoverable. Impairment is recognized to the extent the sum of the discounted estimated future cash flows from the use of the finite-lived intangible asset is less than the carrying value.

Impairments of Long-Lived Assets

        In accordance with ASC 360, Property, Plant, and Equipment, ("ASC 360"), we assess review our long-lived assets, including property, plant and equipment and assets under capital leases, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We believe that impairment assessment of long-lived assets is critical to the financial statements because the recoverability of the amounts, or lack thereof, could significantly affect our results of operations. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, amount of such cash flows, and the asset's residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. We use internal discounted cash flow estimates and independent appraisals as appropriate to determine fair value. We derive the required cash flow estimates from our historical experience and our internal business plans and apply an appropriate discount rate. We group and evaluate long-lived assets for impairment at the individual store level, which is the lowest level at which individual identifiable cash flows are available.

We regularly review our stores' operating performance for indicators of impairment, which include a significant underperformance relative to expected historical or projected future results of operations or a significant negative industry or economic trend.

        Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its future undiscounted cash flows, an impairment charge is recognized equal to the excess of the carrying value over the estimated fair value of the asset. We measure the fair value of our long-lived assets on a nonrecurring basis using Level 3 inputs as defined in the fair value hierarchy.

        Capitalized software costs are subject to review for impairment whenever events or changes in circumstances indicate that the carrying amount of the capitalized software may not be recoverable, whether it is in use or under development. Impairment is recognized to the extent the sum of the future discounted cash flows from the use of the capitalized software is less than the carrying value.

Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for a change in tax rates is recognized in income in the period that includes the enactment date. Under applicable accounting guidance, we are required to evaluate the realizability of our deferred tax assets. The realization of our deferred tax assets is dependent on future earnings. Applicable accounting guidance requires that we recognize a valuation allowance when it is more likely than not that all or a portion or all of a deferred tax asset will not be realized due to the inability to generate sufficient taxable income in future periods. Accordingly, significant accounting judgment is required in our assessment of deferred tax assets and valuation allowances and deferred liabilities, and determining the provision for income taxes and related accruals.

        In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. In addition, we are subject to periodic audits and examinations by the Internal Revenue Service and other state and local taxing authorities. Although we believe that our estimates are reasonable, actual results could materially differ from these estimates.

Self-Insurance

        We purchase third-party insurance for risks related to workers' compensation and general liability costs that exceed certain limits for each respective insurance program.

        We are also responsible for the payment of claims less than the insured amount. We establish estimated accruals for our insurance programs based on certain factors, including available claims data, historical trends and experience, as well as projected ultimate costs of the claims. These accruals are based on estimates prepared with the assistance of outside actuaries, and the ultimate cost of these claims may vary from initial estimates and established accruals. We believe that the use of actuarial studies to determine self-insurance accruals represents a consistent method of measuring these subjective estimates. The actuaries periodically update their estimates and we record such adjustments in the period in which such determination is made. The inherent uncertainty of future loss projections could cause actual claims to differ from our estimates.

Closed Store Reserve

        The Company maintains reserves for costs associated with closures of operating stores and other properties that are no longer being utilized in current operations. In the event a leased store is closed before the expiration of the associated lease, the discounted remaining lease obligation less estimated sublease rental income, asset impairment charges related to improvements and fixtures, inventory write-downs and other miscellaneous closing costs associated with the disposal activity are recognized when the store closes. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known.

Retirement Benefit Plans and Postretirement Benefit Plans

        Certain of our employees are covered by a funded noncontributory qualified defined benefit pension plan. GAAP requires that we measure the benefit obligations and fair value of plan assets that determine our plans' funded status as of our fiscal year-end date.

        The determination of our obligation and expense for retirement benefit plans and postretirement benefit plans is dependent, in part, on our selection of certain assumptions used by us and our actuaries in calculating such amounts. Those assumptions are described in Note 9, Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations, in the accompanying notes to our audited consolidated financial statements. Pension assumptions are significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Three assumptions, among others—discount rate, expected long-term return on plan assets and rate of compensation increases—are important elements of plan expense and asset/liability measurement. We evaluate these critical assumptions at least annually. We periodically evaluate other assumptions involving demographic factors, such as retirement age, mortality and turnover, and update them to reflect our experience and expectations for the future. Recently, the Society of Actuaries released revised mortality tables, which update life expectancy assumptions. In consideration of these tables, we modified the mortality assumptions used in determining our retirement benefit plans and postretirement benefit plans as of December 28, 2014. The impact of these new mortality assumptions has resulted in an increase to our pension, supplemental executive retirement plan ("SERP") and postretirement benefit plan obligations and an increase in future related expense. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

        In accordance with GAAP, the amount by which actual results differ from the actuarial assumptions is accumulated and amortized over future periods and, therefore, affects recognized expense in such future periods. While we believe our assumptions are appropriate, significant differences in actual results or significant changes in our assumptions may materially affect our pension and other postretirement obligations and future expenses.

        We determine the discount rate using current investment yields on high quality fixed—income investments. The discount rate assumption used to determine the year-end projected benefit obligation is increased or decreased to be consistent with the change in yield rates for high quality fixed-income investments for the expected period to maturity of the pension benefits. A lower discount rate increases the present value of benefit obligations and increases pension expense.

Vendor Rebates and Other Allowances

        As a component of our consolidated procurement program and consistent with standard practices in the retail industry, we frequently enter into contracts with vendors that provide for payments of rebates or other allowances. These rebates and allowances are primarily comprised of volume or purchase-based incentives, advertising allowances and promotional discounts. The purpose of these incentives and allowances is generally to help defray the costs we incur for stocking, advertising, promoting and selling the vendor's products.

        As prescribed by GAAP, these vendor payments are reflected in the carrying value of the inventory when earned or as progress is made toward earning the rebate or allowance and as a component of cost of sales as the inventory is sold. Certain of these vendor contracts provide for rebates and other allowances that are contingent upon us meeting specified performance measures such as a cumulative level of purchases over a specified period of time. Such contingent rebates and other allowances are given accounting recognition at the point at which achievement of the specified performance measures are deemed to be probable and reasonably estimable.

        We review the relevant or significant factors affecting proper performance measures, rebates and other allowances on a recurring basis and make adjustments where the facts and circumstances dictate.

Recently Issued Accounting Pronouncements

        In April 2014, the FASB issued Accounting Standards Update ("ASU") 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in ASU 2014-08 change the criteria for reporting discontinued operations while enhancing disclosures in this area. They also address sources of confusion and inconsistent application related to financial reporting of discontinued operations guidance in GAAP. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the entity's operations and financial results. Examples include a disposal of a major geographic area, a major line of business, or a major equity method investment. In addition, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The amendments in this ASU are effective for the first quarter of 2015 for public entities with calendar year ends. The Company does not expect that the adoption of ASU 2014-08 will have a material effect on the Company's consolidated financial statements.

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The new revenue model is designed to provide a more robust framework for addressing revenue issues and requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for the fiscal years beginning after December 15, 2016, including interim periods within that reporting period, under either full or modified retrospective adoption. Early application is not permitted. The Company is currently evaluating the impact of the adoption of this standard on the Company's consolidated financial statements.

        In June 2014, the FASB issued ASU 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. The standard provides guidance that a performance target that affects vesting of a share-based payment and that could be achieved after the requisite service condition is a performance condition. As a result, the target is not reflected in the estimation of the award's grant date fair value. Share-based compensation cost for such award would be recognized over the required service period, if it is probable that the performance condition will be achieved. ASU 2014-12 is effective for annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The guidance should be applied on a prospective basis to awards that are granted or modified on or after the effective date of the standard. Companies also have the option to apply the guidance on a modified retrospective basis for awards with performance targets outstanding on or after the beginning of the first annual period presented after the effective date of the standard. The Company does not expect the adoption of ASU 2014-12 will have a material effect on the consolidated financial statements.

        In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. The ASU provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. The new standard requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year of the date of issuance of the entity's financial statements (or within one year after the date on which the financial statements are available to be issued, when applicable). Further, an entity must provide certain disclosures if there is "substantial doubt about the entity's ability to continue as a going concern." The ASU is effective for annual periods ending after December 15, 2016, and interim periods thereafter and early adoption is permitted. The Company does not expect the adoption of ASU 2014-15 to have a material impact on its consolidated financial statements.

        In January 2015, the FASB issued ASU 2015-01, Income Statement-Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, which eliminates the concept of extraordinary items. Under this new guidance, entities will no longer be required to separately classify, present and disclose extraordinary events and transactions. The amendments in this update are effective for annual and interim periods beginning after December 15, 2015. The Company does not expect the adoption of ASU 2015-01 will have a material effect on the consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk represents the risk of changes in the value of market risk sensitive instruments caused by fluctuations in interest rates, foreign exchange rates and commodity prices. Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are primarily exposed to foreign currency and interest rate risks. We do not use derivative financial instruments in connection with these commodity market risks.

Commodity Risk

        We are subject to volatility in food costs as a result of market risk associated with commodity prices. Although we typically are able to mitigate these cost increases, our ability to continue to do so, either in whole or in part, may be limited by the competitive environment we operate in.

Interest Rate Market Risk

        Based on our variable rate debt balance as of December 28, 2014, a 1% increase in interest rates would increase our annual interest cost by approximately $1.6 million. The $1.6 million impact reflects any offset from our current hedging activities. There would be no impact if the interest rate were to decrease 1% due to an interest rate floor that exists on the Term Loan Facility.

Foreign Currency Exchange Rate Market Risk

        We are exposed to market risks relating to fluctuations in foreign exchange rates between the U.S. dollar and other foreign currencies, primarily the Mexican Peso. Our exposure to foreign currency risk is limited to our operations in Mexico and the equity earnings of our joint venture. Such exposure is primarily related to our $11.9 million equity investment in the Mexico joint venture. The remainder of our business is conducted in U.S. dollars and thus is not exposed to fluctuation in foreign currency. We do not hedge our foreign currency exposure and therefore are not exposed to such hedging risk.

 BUSINESS

Who We Are

        We are a high-growth, value-oriented food retailer serving a diverse demographic of household and business customers through two complementary and highly productive store banners. Our Smart & Final stores focus on both household and business customers, and our Cash & Carry stores focus primarily on business customers. We operate 258 convenient, non-membership, smaller-box, warehouse-style stores throughout the Western United States, with an additional 15 stores in Northwestern Mexico in a joint venture. We have a differentiated merchandising strategy that emphasizes high quality perishables, a wide selection of private label products, products tailored to business and foodservice customers and products offered in a broad range of product sizes, all at "everyday low prices." We believe our compelling value proposition has enabled us to achieve comparable store sales growth in 25 of our past 26 fiscal years.

        We operate 205 Smart & Final stores in California, Arizona and Nevada, which offer extensive selections of fresh perishables and everyday grocery items, together with a targeted selection of foodservice, packaging and janitorial products, under both national and private label brands. Customers can choose from a broad range of product sizes, including an assortment of standard-sized products typically found at conventional grocers, and a large selection of bulk-size offerings (including uniquely sized national brand products) more typical of larger-box warehouse clubs. Pricing in our Smart & Final stores is targeted to be substantially lower than that of conventional grocers and competitive with that of large discount store operators and warehouse clubs. We believe we offer higher quality produce at lower prices than large discounters. We also believe our Smart & Final stores provide a better everyday value to household and business customers than typical warehouse clubs by offering greater product selection at competitive prices, and with no membership fee requirement, in a convenient easy-to-shop format.

        Six years ago, we launched a transformational initiative to convert our larger legacy Smart & Final stores to our Extra! format. With a larger store footprint and an expanded merchandise selection, our Extra! format offers a one-stop shopping experience with approximately 14,500 SKUs, including an expansive selection of approximately 4,500 more SKUs than our legacy Smart & Final stores, with an emphasis on perishables and household items. This initiative was facilitated, in part, by our acquisition of a dedicated perishables warehouse, and has been further supported by our continued investments in distribution capabilities and in-store merchandising. Today we operate 104 Extra! stores, of which 75 represent conversions or relocations of legacy Smart & Final stores and 29 represent new store openings. Our store conversions and relocations to the Extra! format have typically resulted in significant increases in comparable store sales and gross margin. The continued development of our Extra! store format, through additional new store openings and conversions and relocations of legacy Smart & Final stores, is the cornerstone of our growth strategy.

        We also operate 53 Cash & Carry stores focused primarily on restaurants, caterers and a wide range of other foodservice businesses such as food trucks and coffee houses. We offer customers the opportunity to shop for their everyday foodservice needs in a convenient, no-frills warehouse shopping environment. These stores are located in Washington, Oregon, Northern California, Idaho and Nevada. Pricing in our Cash & Carry stores is targeted to be substantially lower than that of our foodservice delivery competitors, with greater price transparency to customers and no minimum order size. Pricing is also competitive with typical warehouse clubs, with no membership fee requirement.

        We believe that our stores are highly productive based on sales per square foot data, and that our "everyday low prices," differentiated merchandising strategy and convenient locations enable us to offer a highly differentiated food shopping experience with broad appeal to a diverse customer demographic.

These attributes have enabled us to deliver strong financial results, as evidenced by the following key highlights:

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  Comparable store sales growth in 25 of our past 26 fiscal years.

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  Strong recent comparable store sales growth of 6.3%, 4.0% and 6.7% for fiscal years 2014, 2013 and 2012, respectively.

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  Fiscal year 2014 sales of $3.5 billion, a 10.1% increase compared to fiscal year 2013.

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  Fiscal year 2014 sales per square foot of $692, a 3.9% increase compared to fiscal year 2013.

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  Fiscal year 2014 Adjusted EBITDA of $176.1 million, a 7.2% increase compared to fiscal year 2013.

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  Fiscal year 2014 net income of $33.1 million, a $24.9 million increase compared to fiscal year 2013.

Corporate History and Structure

        Smart & Final is one of the longest continuously operated food retailers in the United States and has become an iconic brand name in the markets we serve. We were founded in Los Angeles in 1871 as Hellman-Haas Grocery Company, a wholesale grocery supplier to businesses. We changed our name to Smart & Final Wholesale Grocers in the early 1900s after a merger with Santa Ana Grocery Company, a wholesale grocery supplier founded by J.S. Smart and H.D. Final. In the years that followed, we expanded throughout California from our foundation in Southern California. We then expanded to Nevada in the late 1980s and to Arizona in 1990. In 1998, we acquired the Portland, Oregon-based Cash & Carry store chain. Since the Cash & Carry acquisition, we have operated as a multi-banner food retailer.

        We were formed as a Delaware corporation on October 5, 2012 under the name SF CC Holdings, Inc., and we changed our name to Smart & Final Stores, Inc. on June 16, 2014. We were formed by funds affiliated with Ares Management in connection with the Ares Acquisition, which was consummated on November 15, 2012. Pursuant to the Ares Acquisition, we acquired all of the outstanding stock of Smart & Final Holdings Corp., the former ultimate parent company of all of our operating subsidiaries, and Ares became our principal stockholder. See "Principal and Selling Stockholders".

        We are a holding company and all of our operations are conducted through our operating subsidiaries, primarily Smart & Final Stores LLC and Cash & Carry Stores LLC (a direct wholly owned subsidiary of Smart & Final Stores LLC). The following diagram depicts our corporate structure:

Smart & Final Stores, Inc.
SF CC Intermediate Holdings, Inc.
Smart & Final LLC
Other Operating Subsidiaries
Smart & Final Stores LLC
0.1%
99.9%
Smart & Final de Mexico S.A. de C.V.
50.0%
Smart & Final del Noroeste S.A. de C.V.
Cash & Carry Stores LLC
Other Operating Subsidiaries
= Holding Company
= Operating Company

Our Industry

        Our Smart & Final stores operate in the U.S. food retail industry, which includes a variety of distribution channels, including conventional grocers, mass merchandisers, warehouse clubs, discounters, online retailers and other specialty stores. According to Chain Store Guide ("CSG"), the U.S. grocery industry was approximately $716.8 billion in 2013. We believe that customers are increasingly attracted to alternative formats, and that conventional grocers are losing market share as a result. According to Willard Bishop's June 2014 publication, The Future of Food Retailing, market share for conventional grocers is expected to decrease to 44.8% by 2018 from 46.0% in 2013, while share for alternative formats will increase to 40.1% from 39.0% over the same period.

        According to CSG, California, which is our primary market and the largest grocery retailing state in the United States, represented $87.2 billion of 2013 grocery sales and grew at a compounded annual growth rate ("CAGR") of 5.6% from 2008 to 2013. For all the states in which we operate Smart & Final stores, California, Arizona and Nevada, 2013 grocery sales were $113.8 billion, and have grown at a CAGR of 5.5% since 2008, faster than the national growth rate of 4.2% over the same period. Conventional grocers have a higher market share in the states in which we operate than the national average, representing a larger growth opportunity for alternative formats such as Smart & Final.

        Our Cash & Carry stores operate in the U.S. foodservice supply industry, which includes a variety of distribution channels, including warehouse clubs, foodservice delivery companies, online retailers and other specialty stores. According to the United States Department of Agriculture Economic Research Service, the U.S. foodservice supply industry was approximately $215.2 billion in 2013, and has grown at a CAGR of 3.9% since 2008.

        We believe our business is positively affected by the following key consumer preferences:

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  Continued interest in value.

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  Increasing demand for high quality perishables offerings.

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  Desire for efficient and convenient shopping experiences.

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  Strong demand for high quality private label products.

What Makes Us Different

        We believe that the following competitive strengths position us for accelerated growth as food shoppers increasingly focus on value and convenience:

        Unique platform that appeals to household and business customers.    We serve a diverse demographic of customers including households, businesses and community groups through our complementary Smart & Final and Cash & Carry banners. We offer a differentiated, highly convenient shopping experience with an emphasis on quality and value. We provide an easy-to-shop, no-frills, in-store environment in a smaller physical footprint compared to typical warehouse clubs, but with a greater SKU selection, which both simplifies and expedites our customers' shopping experience.

        Sales at our Smart & Final stores benefit from a large base of diverse business customers. Our internal surveys indicate that our business customers typically shop Smart & Final for both their household and business needs and account for approximately one-third of our Smart & Final sales. On average, these business customers spend approximately twice as much per visit (including purchases of household SKUs) as our typical household customers. We believe our household customers enjoy "shopping with the pros" because it reinforces the perception of value, quality and selection. At Cash & Carry, we believe our business customers appreciate our accessible locations and consistent shopping experience, where they shop for both everyday and supplemental business needs.

        Distinctive and value-focused merchandise offering.    Our Smart & Final stores feature a comprehensive grocery offering at "everyday low prices," including high quality perishables, extensive selections of private label and national brand products and a large selection of club-pack sizes (over 2,500 SKUs). With approximately 14,500 SKUs in our Extra! stores and approximately 10,000 SKUs in our legacy Smart & Final stores, each of our Smart & Final store formats offers a wider variety of products than typical warehouse clubs. Pricing in our Smart & Final stores is targeted to be substantially lower than that of conventional grocers and competitive with that of large discounters and warehouse clubs. We believe we offer higher quality produce at lower prices than large discounters. Unlike warehouse clubs, we do not require customers to pay a membership fee. Our differentiated merchandising strategy also includes established private label brands and an extensive portfolio of national brand products in a broad range of product sizes. In fiscal year 2014, sales of private label items were approximately 29% of Smart & Final banner sales, and based on internal surveys commissioned by us, we estimate that approximately 44% of Smart & Final banner sales were from products or sizes (including both national brand and private label products) that are not typically found at conventional grocers.

        Our Cash & Carry stores offer customers a wide variety of approximately 9,000 key SKUs targeted to core foodservice needs, including an extensive selection of high quality perishables (approximately 46% of Cash & Carry banner sales in fiscal year 2014), national brand and private label grocery products, and related foodservice equipment and supplies. Our prices are targeted to be substantially lower than those of foodservice delivery companies and competitive with those of warehouse clubs. Our Cash & Carry stores do not require payment of a membership fee or minimum purchase amounts. We believe Cash & Carry customers value our low prices, extensive selection, price transparency and the ability to hand-select perishable products. In addition, we believe our customers value the convenience of being able to shop at times that are most suitable for their businesses, as opposed to receiving deliveries on a distributor's schedule. Our business customers also frequently utilize Cash & Carry as a convenient source for basic supplies or "fill-in" products that were either omitted from their regular foodservice delivery or of insufficient quality.

        Across both our Smart & Final and Cash & Carry banners, we believe our differentiated merchandising strategy and consistent focus on delivering value has enabled us to generate loyalty, referrals and repeat business.

        Two highly productive store banners.    We believe that our stores are highly productive based on sales per square foot data. Since 2008, we have invested more than $420 million in our operations, establishing a highly productive store base and a low cost, efficient operating structure.

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  Smart & Final stores:  We operate 104 Extra! stores, which average approximately 26,000 square feet. In fiscal year 2014, our Extra! stores generated average sales per square foot of $620. Extra! provides a one-stop shopping experience through an expansive selection of perishables and household items, including a perishables selection representing 29% of total SKUs compared to 25% at our legacy Smart & Final stores.

    Our typical new Extra! store requires a cash investment of approximately $3.2 million, including store buildout (net of landlord contributions), inventory and cash pre-opening expenses. Based on historical performance, we target pre-tax cash-on-cash returns of 25% within three years after opening.

    Our recent Extra! store conversions have generally required a cash investment of approximately $2.0 million and, based on historical performance, we target pre-tax cash-on-cash returns of at least 25% in the third year after conversion. Since 2008, we have successfully converted 53 stores to our Extra! format, generating an average sales increase of approximately 30% in the first twelve months following conversion.

    We operate 101 legacy Smart & Final stores, which average approximately 17,000 square feet. In fiscal year 2014, our legacy Smart & Final stores generated average sales per square foot of $699. Our stores have a comparatively small footprint and are often located in dense markets with relatively few unoccupied sites available for larger-format retailers.

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  Cash & Carry stores:  We operate 53 Cash & Carry stores, which average approximately 20,000 square feet. In fiscal year 2014, our Cash & Carry stores generated average sales per square foot of $828. Comparable store sales in our Cash & Carry stores increased 10.0% in fiscal year 2014 compared to fiscal year 2013. Our typical new Cash & Carry store requires a low initial cash investment of approximately $1.5 million, including store buildout (net of landlord contributions), inventory and cash pre-opening expenses. Based on historical performance, we target pre-tax cash-on-cash returns of 25% within four years after opening.

        Well-positioned store base and flexible real estate strategy.    We operate 258 stores across six contiguous states in the Western U.S., including 198 stores in the large and growing California market. Our long operating history has enabled us to establish a store footprint that would be difficult to replicate, and has provided us with deep institutional knowledge of the local real estate markets in which we operate.

        We have a flexible real estate strategy, which we believe enables our stores to achieve strong performance in a range of locations. Our store model is adaptable to a wide variety of potential sites, including new developments, "second use" spaces previously occupied by other retailers and conversions of non-retail sites to retail use. In addition, our stores appeal to a broad spectrum of customers in the markets we serve, which are generally characterized by ethnically and socio-economically diverse populations. This broad appeal enables us to perform profitably in a range of urban and suburban locations, however we typically target trade areas with higher concentrations of businesses.

        Passionate and experienced management team.    We are led by a passionate executive team with extensive food retail experience and a long history of operational excellence. All of our senior executives have made equity investments in the Company. Our senior executives average over 30 years of experience in the grocery, foodservice and retail industries. Our executive team is complemented by a seasoned team of store managers and senior merchants, many of whom have been recruited to support our product and store growth initiatives. We believe our management's experience at all organizational levels will enable us to continue to grow our store base while improving operations and driving efficiencies through a strong focus on selling high quality products at "everyday low prices."

Our Growth Strategy

        We are pursuing three primary growth strategies:

        Increase our store footprint in existing and new markets.    We plan to expand our store footprint, primarily through opening new Extra! stores in existing and adjacent markets, and by entering new markets. Since the beginning of fiscal year 2011, we have opened 25 new Extra! stores, including five in 2013, 13 in 2014 and four in 2015 to date. We currently plan to open an additional 16 new Extra! stores by the end of fiscal year 2015.

        We believe that our existing and adjacent markets can support more than 180 new Extra! stores, including up to 100 new stores in our key California market. We also estimate that the broader U.S. market, beyond our existing and adjacent markets, has the potential to support more than 1,250 additional Extra! stores.

        We believe that our well-positioned store footprint, together with our flexible real estate strategy and advanced distribution capabilities, provide scalability to support our anticipated growth.

        We also plan to opportunistically grow our Cash & Carry store base. We currently plan to open two new Cash & Carry stores by the end of fiscal year 2015, and continue opening additional new stores for the foreseeable future.

        According to the Economist Intelligence Unit, Mexico's economic growth is expected to increase an average of 3.7% for the years 2015 through 2019. We believe that this favorable economic outlook, combined with the demonstrated appeal of the Smart & Final offering in our existing Northwestern Mexico joint venture stores, represent an attractive long-term growth opportunity. The joint venture opened one new store in 2014 and plans to open two new stores in 2015, one of which has already been opened.

        Continue store conversions to the Extra! format and store remodels.    Extra! stores offer customers a one-stop shopping experience in a larger store footprint than our legacy Smart & Final stores to accommodate our expanded SKU selection. Since 2008, we have completed 53 Extra! store conversions and relocated 22 legacy Smart & Final stores as Extra! stores. We plan to continue converting our larger legacy Smart & Final stores to our Extra! format, including six planned in 2015, one of which has already been completed.

        In addition, we plan to continue remodeling and relocating selected legacy Smart & Final stores that are not candidates for conversion to the Extra! format. We have a proven track record of successfully remodeling legacy Smart & Final stores, completing 19 major remodels in 2012 through 2014 with attractive returns. We believe that we will continue to have significant opportunities to remodel legacy Smart & Final stores in the future.

        Drive growth comparable store sales and enhance operating margins.    We have achieved comparable store sales growth in 25 of our past 26 fiscal years, including growth of 6.3%, 4.0% and 6.7% for fiscal years 2014, 2013 and 2012, respectively. We plan to leverage our significant investments in management, information technology systems, infrastructure and marketing to grow our comparable store sales and enhance our operating margins through execution of the following key initiatives:

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  Continue to expand our offering of high quality perishables in our Smart & Final stores, driven by conversions of legacy Smart & Final stores to the Extra! store format and major remodels of legacy Smart & Final stores to accommodate additional perishables offerings.

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  Grow private label sales through introduction of new SKUs.

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  Improve merchandising mix with introduction of higher margin bulk foods, enhanced selections of natural and organic products and increased ready-to-eat offerings in our Smart & Final stores.

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  Continue to drive growth among business customers through direct marketing activities and volume-based merchandising initiatives.

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  Expand customer reach through increased brand awareness, enhanced in-store experience and marketing channel optimization.

Our Stores, Operations and Staff

        All of our stores are designed for convenience and are clean, organized and clutter-free. Our concrete floors, bright lights, high ceilings and wide shopping aisles highlight our warehouse-style format and our focus on efficiency and value.

        Typical Smart & Final customers drive a short distance from their homes and businesses and park in lots directly outside our stores. Customers are able to move quickly and deliberately through our departments and aisles. Within each of our store formats, our products are organized by product category. Our high quality produce is arranged in farmer's market-style displays, and our other household and business items are organized on shelves that run from the floor to approximately eye level. Typically, bulk-sized products are stocked on floor-level shelves, club-pack sized products on middle shelves and single-unit items on eye-level shelves. Discounted products, such as products subject to our "buy more, save more" discounts, are marked with bright, clear signage. We believe our customers become accustomed to and value our store designs and shelf layouts.

        Typical Cash & Carry customers visit our stores en route to or from their businesses to complete comprehensive shopping trips, or to satisfy "fill-in" needs during the business day. As with our Smart & Final stores, customers can move quickly and deliberately through our departments and aisles, typically loading their products onto low, flatbed-style carts to accommodate full case offerings and large "sub-primal cuts" of meat. Our products are organized by product category, and customers can select their products, including high quality perishables, directly from our displays. Our checkout displays are open and do not require our customers to unload their products onto conveyors; instead, our employees use hand-held scanners to quickly scan products to help make our customers' shopping experience as efficient as possible.

        We operate 258 stores across the Western United States, including 205 Smart & Final stores in California, Arizona and Nevada and 53 Cash & Carry stores in Washington, Oregon, Northern California, Idaho and Nevada. In addition, 15 legacy Smart & Final stores are operated by a joint venture in Northwestern Mexico. Our stores are located primarily in areas with higher concentrations of businesses in both smaller and mid-sized shopping centers and at stand-alone sites.

        We had a total of 9,370 employees as of December 28, 2014, including 7,873 employees in our Smart & Final stores, 641 employees in our Cash & Carry stores, 613 employees in our warehouses and distribution centers and 243 employees in our corporate offices. As of December 28, 2014, 172 Cash & Carry store employees were members of the Union and covered by a collective bargaining agreement.

        We believe our customer service orientation, together with our focus on value pricing and shopping convenience, help us to encourage more frequent store visits than warehouse clubs and a higher average purchase size than conventional grocers. Management in our Smart & Final stores is knowledgeable about the needs of both household and business customers, and we emphasize cross-functional training to enhance our ability to serve our customers' needs. Management and employees in our Cash & Carry stores are also focused on customer service, and our more focused business and foodservice customer target allows for a higher level of specialized product knowledge to respond to our customers' needs.

        For new stores, we assign employees well in advance of store openings to facilitate store setup, training and customer service. We also typically deploy employees in regional support teams for human resources, operations and compliance. These teams focus on hiring, retention, training, food safety, security, financial management and other operational best practices. As part of our ongoing store operations, we regularly perform reviews of our stores to assess customer service, inventory quality and control, merchandising and other factors.

        We believe our continued growth and success depends on our ability to effectively recruit, train and develop our employees. Our culture emphasizes teamwork, accountability, integrity and respect, all of which we believe contribute to our growth and success. Our training programs encompass all levels of store operations, from entry level through management, and emphasize merchandising techniques, management and leadership skills and customer service goals to ensure top employee quality and productivity. We reward superior performance and motivate employees with incentive pay programs. We believe that well trained and motivated employees contribute to our consistently high service standards, which helps us maintain our existing stores and successfully open new stores with an extension of our operating culture. We believe we are an attractive place to work with significant career growth opportunities for our employees. To support career growth, we actively promote and financially support continuing education among our staff. We offer competitive wages and benefits, and believe active, educated and dedicated employees contribute to customer satisfaction.

Our Products and Pricing

        We have a differentiated merchandising strategy that emphasizes high quality perishables and a wide selection of quality private label products and national brands, all offered in a broad range of product sizes. We believe that our merchandising strategy results in an appealing and hard-to-match store experience. We have a commitment to "everyday low prices," which helps to position both our Smart & Final and Cash & Carry stores as top of mind destinations for our customers.

        The merchandise mix as a percentage of sales at our legacy Smart & Final, Extra! and Cash & Carry stores, respectively, for fiscal year 2014 was as follows:

	Smart & Final		Cash & Carry
	Extra!	Legacy
Perishables	36%	29%	46%
Grocery	34%	36%	33%
Beverage	16%	17%	5%
Paper and Packaging	8%	12%	11%
Restaurant Equipment and Janitorial Supplies	6%	6%	5%

Smart & Final Store Products

        We offer an extensive portfolio of private label product and national brand SKUs in our Smart & Final stores, including national brand SKUs that we believe household customers purchase most frequently. Our product selection is designed to meet the regular shopping needs of household customers and higher frequency purchases by business customers, including basic grocery, produce, dairy, meat, beverage, foodservice, packaging and janitorial items. Customers can choose from a broad range of product sizes, including an assortment of standard-sized products typically found at conventional grocers, and a large selection of bulk-size offerings (including uniquely sized national brand products) more typical of larger-box warehouse clubs at prices that are designed to provide significant savings.

        Our Smart & Final stores feature the following departments:

        Produce.    We offer a broad selection of fresh, high quality fruits and vegetables arranged in farmer's market-style displays and in value-focused multi-packs. We also offer packaged produce items such as salad mixes under both national brands and our Sun Harvest® private label brand. In selected stores, our produce department also includes a range of key organic produce SKUs.

        Meat and Deli.    We offer an extensive selection of quality beef, poultry, pork and seafood products, under various national brands and our private label brand, Cattlemen's Finest®. Our meat selection comes in a variety of cut sizes, including individual cuts and hard-to-find large "sub-primal cuts" targeted to our foodservice customers but also enjoyed by our household customers. To help introduce our household customers to the advantages of buying large cuts of meat (e.g., cutting steaks to preferred thickness), we offer detailed meat cutting instructions through our "Cut It Yourself & Save" advertisements. In addition, our deli department offers an assortment of rotisserie-style chicken, ready-to-eat sandwiches, salads and other fresh and appetizing meals.

        Dairy and Cheese.    We offer an expansive selection of milk, yogurt, fresh cheeses, ice cream and other dairy products sold under national brands and our signature private label brand First Street®, Sun Harvest® and Simply Value® labels.

        Grocery.    We offer an extensive selection of everyday grocery items, including pastas, rice, breads, canned fruits and vegetables, cookies, crackers, spices and oils. Customers can choose from a broad range of product sizes, including single units, club-packs and bulk foods. We sell grocery products under national brands and a variety of private label brands, including First Street® (our signature line, including fresh, prepared and frozen items), La Romanella® (Mediterranean foods, including pastas and sauces), Montecito® (Hispanic foods, including tortilla chips, salsas and other condiments), Tradewinds® (spices and seasonings), Sun Harvest® (natural and organic products) and Simply Value® (value-focused grocery items). We also offer a selection of personal care items under national brands and our Iris® private label.

        Beverage.    We offer a wide variety of beverage products, including hot beverage items, bottled waters, juices, sports and energy drinks, carbonated soft drinks and, in most of our stores, beer, wine and spirits. We sell products under national brands, under our Ambiance® private label brand of coffee, tea and related products, and under our First Street® private label brand.

        Paper and Packaging.    We offer a wide selection of packaging, disposable table top and take out products, including paper bags, butcher paper, aluminum pans and trays, plastic cups, table coverings, party favors and other disposable food containers. Our products are sold under national brands and our private label brands, First Street® and Simply Value®.

        Restaurant Equipment and Janitorial Supplies.    We offer a large selection of restaurant equipment, including cookware, utensils, chafing dishes and supplies. We also offer an extensive assortment of janitorial products, including mops, brooms and other cleaning supplies. We offer products under national brands and our private labels First Street® and Simply Value®.

        Our Extra! stores carry approximately 14,500 SKUs, and our legacy Smart & Final stores carry approximately 10,000 SKUs. The additional SKUs in our Extra! stores are mostly focused on an expanded selection of perishables and household items, including more produce, fresh meat, deli and dairy. In both our Extra! and legacy Smart & Final stores we also carry a selection of approximately 2,500 club-pack sized items, which are priced to deliver strong value on larger purchases for both household and business customers. In addition, we offer "buy more, save more" discounts on case quantity purchases of business-oriented SKUs to encourage larger purchases and to price competitively with case-sale oriented foodservice delivery companies.

Cash & Carry Store Products

        We offer a wide variety of approximately 9,000 key SKUs in our Cash & Carry stores, which are tailored to the core needs of foodservice businesses such as restaurants, caterers and other foodservice providers, as well as businesses and community organizations.

        Our Cash & Carry stores feature the following departments:

        Produce.    We offer a broad selection of fresh, high quality fruits and vegetables arranged in large walk-in refrigerated boxes, which accommodate large rolling carts. We believe our customers value the ability to hand-select their produce, a feature that is generally not available from foodservice delivery companies.

        Meat and Deli.    We offer an extensive selection of quality beef and pork products. Our meat selection is also presented in large walk-in refrigerators and comes a variety of cut sizes, including individual cuts and large "sub-primal cuts." We believe our customers value the ability to hand-select their meat products to accommodate specific recipes or presentations. We also offer a full line of frozen portion control products, which enable foodservice users to control their menu costs. In addition, our deli department offers an assortment of deli meats and prepared products in bulk sizes.

        Dairy and Cheese.    We offer an expansive selection of fresh cheeses and other dairy products under national brands and our signature private label brands First Street® and Simply Value®.

        Grocery.    We offer an extensive selection of dry grocery items, including flour, sugar, spices, rice, canned fruit and vegetables, sauces and dressings. Customers can choose from a broad range of product sizes, including case quantities and single units. We sell grocery products under national brands and a variety of private label brands, including First Street®, La Romanella®, Montecito®, Simply Value® and Tradewinds®.

        Beverage.    We offer a wide variety of hot and cold beverages, including bottled waters, juices, sodas, sports and energy drinks and other items used in the foodservice industry, including flavored coffee syrups, syrup refills for soda fountains and bar supplies. We offer products under national brands and our private label brands Ambiance® and First Street®.

        Paper and Packaging.    We offer a wide selection of packaging, disposable table top and take out products, including paper bags, butcher paper, aluminum pans and trays, plastic cups, table coverings, party favors and other disposable food containers. Our products are sold under national brands and our private label brands First Street® and Simply Value®.

        Restaurant Equipment and Janitorial Supplies.    We offer a large selection of restaurant equipment, including cookware, utensils, chafing dishes and bar and beverage supplies. We also offer an extensive assortment of janitorial products, including mops, brooms and other cleaning supplies. We offer products under national brands and our private labels First Street® and Simply Value®.

        Our Cash & Carry stores offer a flexible mix of "case quantity" or single-unit purchases to provide a strong differentiation to our foodservice delivery competitors, which typically offer "case quantity" only. Because typical Cash & Carry customers purchase ingredients for further processing into finished meals, our customers frequently purchase the same items but may need varying quantities of individual SKUs.

Private Label Products

        Our private label products are developed to provide our customers with a wide range of products comparable to leading national brands, or unique to our stores, and we seek to provide comparable or higher quality to national brand equivalents at a lower price point. We offer private label products across a broad array of product categories, with over 2,900 SKUs. We believe our ability to develop, and competitively source, quality private label products are important elements of our overall product offering. Private label products represented approximately 29% of net sales at our Smart & Final stores and 14% of net sales at our Cash & Carry stores for fiscal year 2014, compared to approximately 29% and 13%, respectively, for fiscal year 2013.

        Our nine private label brands offer products in the following categories:

Private Label	Product Categories
First Street	Our master brand, offering national brand-equivalent items in grocery, deli, dairy, cheese, bakery, beverage, paper and packaging, and cleaning products.
Ambiance	Coffee, tea and hot beverage products including creamers, sweeteners and beverage service items.
Cattleman's Finest	Fresh meat products including portioned sizes for household customers.
Iris	Personal care products, including paper products, soaps and related items.
La Romanella	A wide range of pastas, sauces, entrees, and specialty foods with a Mediterranean theme.
Montecito	Authentic Hispanic products and ingredients including chips, salsas and dips and entrees.
Simply Value	Our value focused segment spanning grocery, paper and packaging, and cleaning products at compelling value price points.
Sun Harvest	Natural and organic products in produce, dairy, deli, cheese and grocery items.
Tradewinds	A full line of quality spices and seasonings in a variety of package types to meet customer needs.

        We have a dedicated in-house product development team that focuses on continuing the growth of our private label brands. We have invested in strengthening and enhancing our private label brands over the last several years to meet the needs of both our household and business customers. As part of this program, we have reduced the number of private label brands we offer to focus more of our products in the core First Street® brand, which represented approximately 79% of our total private label sales in fiscal year 2014.

Pricing

        We believe our Smart & Final stores maintain a price position that is competitive with other value retailers. Pricing in our Smart & Final stores is targeted to be substantially lower than that of conventional grocers and competitive with that of large discounters and warehouse clubs. We believe we offer higher quality produce at lower prices than large discounters. We conduct regular price surveys of our major competitors, and strive to maintain pricing that is competitive with that of warehouse clubs and discounters, and utilize more aggressive pricing on high quality produce items to build higher frequency customer visits. We also believe our Smart & Final stores provide a better everyday value to household and business customers than typical warehouse clubs by offering greater product selection at competitive prices, and with no membership fee requirement, in a convenient easy-to-shop format.

        Our Cash & Carry store pricing is targeted to be significantly lower than foodservice delivery companies, with greater price transparency to customers and no minimum order size. Our foodservice direct delivery competitors typically adjust their customer-level pricing to account for their higher cost structures, which includes delivery costs. Pricing is also competitive with typical warehouse clubs, with no membership fee requirement. We seek to price our products competitively with our store-based competition to encourage our target customers to purchase a larger portion of their needs from our stores. We conduct regular price surveys of our principal store-based competition, which includes warehouse clubs and warehouse-style foodservice retailers.

Marketing and Advertising

        Our store banners maintain separate marketing and advertising programs directed to their primary target customers. Our Extra! and legacy Smart & Final stores share a common marketing and advertising platform, with separate versions of advertising depending on the type and location of stores. In both our store banners, our primary advertising approach is an item-and-price message designed to reinforce the breadth of our product selection and value-price positioning of our stores.

        For our Smart & Final stores, we advertise primarily by distributing a weekly print circular, which is distributed to approximately nine million addresses each week. The distribution is targeted to reach potential customers at a sub-Zip Code level based on defined trade areas for each store. We produce separate versions of the circular for stores in different geographic areas and competitive regions, for newly opened or remodeled stores and for special promotional purposes. In addition to the weekly circular, we utilize a supplemental monthly distribution of a separate printed circular targeted to business customers. This business circular contains key business SKUs and pricing and is focused on high volume, price sensitive items for foodservice and other business customers. We also have an in-store marketing program that includes a "tag and sign" program, special signage for "buy more, save more" discounts and aisle banners. In addition, we maintain our website, smartandfinal.com, on which we offer or advertise special deals and coupons. To support the market positioning of Smart & Final stores, we are expanding our social media presence to include specific sponsored blogs, Facebook and Twitter streams.

        For new stores, conversions of legacy Smart & Final stores to Extra! stores and store relocations, we organize special grand opening event periods. Grand openings typically include a community reception and special promotional pricing for a defined period following the store opening. We believe our grand opening events help to familiarize the community in our trade area with the differentiated offering and pricing of our Extra! stores.

        For our Cash & Carry stores, our primary advertising is through bi-weekly mail distributions of "Hot Sheets" to key potential foodservice customers. The distribution is targeted to customers identified by business type and proximity to our Cash & Carry stores. A typical "Hot Sheet" is mailed to approximately 125,000 addresses and has pricing specials on key foodservice items. We also direct mail themed flyers to potential customers for special events and distribute flyers in our Cash & Carry stores to target purchasers of specific products. We offer Cash & Carry Customer Cards to regular purchasers so that they can manage receipts of purchases, track purchases of products, and maintain records for tax purposes. On our website, smartfoodservice.com, we offer vendor promotions, industry information, videos from successful customers and a catalog to create shopping lists.

        The inclusion of our website addresses in this prospectus does not include or incorporate by reference the information on or accessible through our websites into this prospectus.

Product Sourcing and Distribution

Product Sourcing

        We manage the buying of, and set the standards for, the products we sell, and we source our products from over 1,350 vendors and suppliers. We believe our scale generates cost savings, which is reflected in our commitment to "everyday low prices" in all our stores. We have many long-term relationships with both national brand and private label suppliers, and believe that our supplier relationships are strong.

        Our strong supplier relationships support our differentiated merchandising strategy. Many of our national brand and private label vendors supply us with club-pack and bulk-size SKUs that they do not offer to conventional grocers, in addition to the single-unit products we offer that are not sold by warehouse clubs. These products enable us to provide a broader range of product sizes than our competitors, and are designed to provide significant savings for our customers. Our 205 Smart & Final stores purchase products from a network of national brand companies, regional and local brands and strategically sourced private label suppliers, all at competitive costs. We seek to obtain high quality products at acquisition costs that allow us to maintain our pricing objectives.

        For national brand products, we believe that our scale and flexibility allow us to acquire products at costs competitive to similarly situated food retailers. Where appropriate, we negotiate national procurement agreements with suppliers and, where possible, we utilize efficiencies provided by cooperative buying organizations to facilitate lower cost purchasing. For private label products, we utilize a network of selected manufacturers to produce products according to our specifications at costs determined through competitive processes or in reference to commodity market prices. We strive to maintain close working relationships with our major suppliers to reduce product and distribution costs, and we believe that our sales growth presents unique opportunities to achieve continuing synergies. During fiscal year 2014, we purchased from approximately 1,350 different suppliers. Our Smart & Final stores are not dependent on any individual supplier, and no product supplier represents more than 5% of our Smart & Final banner sales.

        For our 53 Cash & Carry stores we employ a hybrid purchasing model to achieve operational efficiency. Cash & Carry management specifies all the products for our stores, and we have entered into an agreement with Unified Grocers, a regional grocery cooperative, to act as our primary purchasing and warehouse supplier for primary grocery and perishable products. Where applicable, Unified Grocers purchases products and maintains inventory in its warehouse facilities, filling orders from Cash & Carry stores as needed. This arrangement leverages the purchasing ability of Unified Grocers and allows our Cash & Carry stores to shift maintenance of warehouse inventories to a third party. Approximately 82% of our product requirements (measured at cost) for our Cash & Carry stores for each of fiscal year 2013 and 2014 were made through our relationship with Unified Grocers. Based on Unified Grocer's disclosure in its public filings, we accounted for 15% of Unified Grocer's total net sales for the thirty-nine week period ended June 28, 2014.

        Our Cash & Carry stores also purchase certain products through agreements with two other suppliers on a more traditional supplier basis. We believe that these relationships could be replicated at similar economics.

Product Distribution

        We support our Smart & Final stores in California, Arizona and Nevada through a network of Company-controlled distribution facilities. These include Company leased-and-operated facilities, dedicated leased facilities operated by third-party logistics companies and shared third-party operations. Approximately 70% of Smart & Final store SKUs, including approximately 62% of perishable products in our California stores, are supplied from our Company-operated 445,000 square foot dry goods distribution center in Commerce, California and our Company-operated 241,000 square foot perishables warehouse in Riverside, California. The balance of our products (including frozen goods, deli and selected dry grocery) are supplied by third party-operated distribution centers or manufacturers' direct store delivery systems.

        Deliveries to our stores from Company-controlled warehouses are made by a fleet of Company-owned and leased trucks, supplemented by third-party transportation providers. Deliveries of direct store delivered products are made by the respective product suppliers. We periodically evaluate the relative costs of maintaining products within our distribution system or provided through direct store delivery to maintain competitive product acquisition costs.

        Within our Company-controlled warehouse facilities and distribution network, we utilize computerized warehouse management systems, radio frequency technology, computer voice assisted order selection, integrated labor management systems and transportation optimization management systems. In our directly operated transportation network, we utilize onboard computers for all private fleet vehicles with GPS tracking for notification to stores of delivery and real-time visual tracking of in-route vehicles. We also utilize an integrated product purchasing and warehouse inventory enterprise computer system to optimize warehouse inventory monitoring and management.

        Our Cash & Carry stores are primarily served through a contract service agreement with Unified Grocers. Unified Grocers maintains four distribution centers in the Western United States, and we primarily utilize Unified Grocers' Portland, Oregon and Seattle, Washington facilities, with a small number of products supplied from other Unified Grocers' locations.

        By design, our network of distribution centers and third party operations has a flexible capacity to support our anticipated growth. In our Smart & Final banner, we estimate that the existing distribution network has the capacity to be expanded to service additional stores within our existing California, Arizona and Nevada market area at economics comparable to current operations. In our Cash & Carry banner, we estimate that the existing distribution network, or an alternate network of third party providers, could support additional stores within our existing market area at economics comparable to current operations. We believe that our established relationships with national third-party warehouse operators additionally provide the opportunity to expand beyond our existing market areas without significant risks.

Store Selection and Economics

        We believe we have substantial opportunities for new store growth in our Extra! format. We have identified near-term opportunities for growth within our existing market areas, and longer-term opportunities in adjacent markets. We believe our flexible approach to the size of our stores and ability to utilize a wide variety of existing real estate provides us with flexibility in site selection, including entering into new developments, "second use" store spaces formerly operated by other retailers such as conventional grocers, office supply stores and electronics retailers and conversion of non-retail store sites to retail store use. We believe our value positioning allows us to serve a diverse demographic of customers and provides us with significant flexibility to enter new markets across a variety of socio-economic areas, including markets with varying levels of grocery and warehouse club penetration.

        We have a rigorous process for new store site selection, which includes in-depth analysis of area demographics, competition, growth potential, traffic patterns, grocery spend and other key criteria. We have a dedicated, experienced sourcing and development real estate team, overseen by members of our senior management, including our Chief Executive Officer and Chief Financial Officer. Members of our senior management also conduct an on-site inspection prior to approving any new location.

        Our typical Extra! store requires an average cash investment of $3.2 million. For store development, such investment consists of store buildout (net of landlord contributions), inventory for store operation and development and cash pre-opening expenses. On average, our Extra! stores reach a mature sales growth rate in the third year after opening. Based on our historical performance, we target net sales of $12 million to $14 million during the first year after opening and pre-tax cash-on-cash returns of 25% within three years after opening.

        We believe that the U.S. market can support approximately 1,250 additional Extra! stores. We believe we have significant growth opportunities in existing markets, as approximately 100 potential new stores are located in our current U.S. markets (California, Nevada and Arizona). We currently expect to open 20 new Extra! stores by the end of fiscal year 2015, including four of which have already opened. We plan to continue opening additional new stores for the foreseeable future.

        We also plan to opportunistically grow our Cash & Carry store base. We expect to open two new Cash & Carry stores by the end fiscal year 2015, and continue opening additional new stores for the foreseeable future. Our typical new store requires an average cash investment of $1.5 million. On average, our Cash & Carry stores reach a mature sales growth rate in the fourth year after opening. Based on our historical performance, we target net sales of $6 million to $8 million during the first year after opening and pre-tax cash-on-cash returns of 25% within four years after opening.

Customers

        In both store banners, our typical customers seek a mix of national brand and private label products, sold at "everyday low prices" at convenient, easy-to-shop locations. We believe our customers are initially attracted to our stores by our compelling value proposition, broad selection of household and business products and shopping convenience. We also believe that our customer service and unique brand name and private label products are key factors in customer retention.

        Our Smart & Final stores target both household and business customers, who represented 68% and 32%, respectively, of banner sales for fiscal year 2014. We believe that while sales to our Smart & Final banner's business customers, including restaurant owners, caterers, institutional consumers, offices and community organizations, are less than sales to household customers, business customers provide an important point of differentiation in the product mix of our stores. The resulting product mix establishes an environment whereby both household and business customers have the opportunity to purchase SKUs from a distinctive merchandising offering, fulfilling a larger fraction of customer needs.

        Our Cash & Carry stores primarily target business customers, including restaurants, caterers and a wide range of other foodservice providers. We believe that business customers represented an estimated 90% of our banner sales for fiscal year 2014, and for many of these customers we represented a primary source of supply. While not a primary customer target, our Cash & Carry stores also serve household customers, which represented an estimated 10% of our banner sales for fiscal year 2014. We believe our Cash & Carry banner customers enjoy our "everyday low prices," our extensive SKU selection, our price transparency, the opportunity to purchase larger quantities at "case discount" prices and our accessible locations.

Mexico

        We are party to a joint venture agreement in connection with the operation of 15 Smart & Final stores in Northwestern Mexico. We have a 50% interest in the joint venture, which we account for using the equity method of accounting, and do not consolidate with our earnings. Our joint venture partner, Grupo Calimax S.A. de C.V., operates a chain of unaffiliated grocery stores across Northwestern Mexico. These Smart & Final joint venture stores are operated under our legacy Smart & Final format and, on average, are approximately 17,800 square feet and offer over 6,000 SKUs. We are party to a product supply agreement with the joint venture, pursuant to which we provide certain products to its stores, principally private label products. We believe that favorable macroeconomic trends in Mexico, combined with the demonstrated appeal of the Smart & Final offering in these existing Northwestern Mexico joint venture stores, represent an attractive long-term growth opportunity.

Properties

        We operate 258 stores in six Western U.S. states, with an additional 15 stores in Northwestern Mexico in a joint venture, as shown in the chart below:

	Smart & Final			Cash & Carry	Total
State/Country	Extra!	Legacy	Total
California	100	87	187	11	198
Washington	—	—	—	22	22
Oregon	—	—	—	17	17
Arizona	3	7	10	—	10
Nevada	1	7	8	1	9
Idaho	—	—	—	2	2

Subtotal:	104	101	205	53	258
Mexico	—	15	15	—	15

Total:	104	116	220	53	273

        We lease substantially all of our stores from unaffiliated third parties. We believe that leasing our stores allows us to deploy capital in a more focused manner on store operations, and that the resulting cost of leased occupancy is comparable to the economic cost of owned stores. Our typical store lease has an initial 15 to 20 year term with renewal options of 5 to 15 years. For stores with expiring leases, we expect that we will be able to renegotiate these leases or relocate our stores as necessary on acceptable terms. We believe our portfolio of long-term leases is a valuable asset supporting our retail operations, but we do not believe that any individual store property is material to our financial condition or operating results.

        As of December 28, 2014, we leased three distribution centers and our corporate office in Commerce, California from unaffiliated third parties. Our other three distribution centers are owned or leased by third parties. Information about such facilities is set forth in the table below:

Facility	Location	Square Footage*	Owned/Leased		Operated By
Distribution Center	Commerce, CA	445,000	Leased		Company
Distribution Center	Riverside, CA	241,000	Leased		Company
Distribution Center	Fontana, CA	349,000	Leased		Third Party
Distribution Center	Brea, CA	100,000	N/A	**	Third Party
Distribution Center	Tracy, CA	151,000	N/A	**	Third Party
Distribution Center	Turlock, CA	75,000	N/A	**	Third Party
Corporate Office	Commerce, CA	81,000	Leased		Company
	Total Square Footage:	1,442,000

*
Rounded to the nearest 1,000 square feet

**
Properties owned or leased by a third party

Segments

        For revenue and other financial information for our two operating segments, see Note 15 to our audited consolidated financial statements, which are included elsewhere in this prospectus.

Competition

        The food retail and foodservice industries are large, competitive and highly fragmented. See "Risk Factors—Risks Related to Our Business and Industry—Competition in our industry is intense and our failure to compete successfully may adversely affect our sales, financial condition and operating results."

        Our principal competitors include conventional grocers such as Albertsons, Kroger and Safeway, discounters and warehouse clubs such as Costco, mass merchandisers such as Walmart and Target, foodservice delivery companies such as Sysco and US Foods, as well as online retailers and other specialty stores. Each of these companies competes with us on one or more elements of price, product selection, product quality, convenience, customer service, store format and location, or any combination of these factors. Some of our competitors may have greater financial or marketing resources than we do and may be able to devote greater resources to sourcing, promoting and selling their products. Also, some of our competitors do not have unionized work forces, which may result in lower labor and benefit costs. These competitors could use these advantages to take certain measures, including reducing prices, that could adversely affect our competitive position, business, financial condition and operating results.

Seasonality

        Sales in our business exhibit modest seasonality. Our average weekly sales fluctuate throughout the year and are typically highest in our second and third fiscal quarters.

Insurance and Risk Management

        We use a combination of insurance and self-insurance plans to provide for the potential liabilities for workers' compensation, general liability (including, in connection with legal proceedings described above under "Risk Factors—Risks Related to Our Business and Industry—Legal proceedings could adversely affect our business, financial condition and operating results"), property insurance, director and officers' liability insurance, vehicle liability and employee health-care benefits. Liabilities associated with the risks that are retained by us are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions. Where we have retained risk through self-insurance or similar arrangements, we utilize third-party actuarial firms to assist management in assessing the financial impact of risk retention. Our results could be adversely affected by claims and other expenses related to such plans and policies if future occurrences and claims differ from these assumptions and historical trends.

Trademarks and Other Intellectual Property

        We believe that our intellectual property has substantial value and has contributed to the success of our business. In particular, our trademarks, including our registered Smart & Final ®, Smart & Final Extra!®, Cash & Carry Smart Foodservice®, Ambiance®, Cattleman's Finest®, First Street®, Iris®, La Romanella®, Montecito®, Simply Value®, Sun Harvest® and Tradewinds® trademarks are valuable assets that we believe reinforce our customers' favorable perception of our stores. In addition to our trademarks, we believe that our trade dress, which includes the arrangement, color scheme and other physical characteristics of our stores and product displays, is a large part of the atmosphere we create in our stores and enables customers to distinguish our stores and products from those of our competitors. For certain risks related to our trademarks and other intellectual property, see "Risk Factors—Risks Related to Our Business and Industry—We may be unable to adequately protect our intellectual property rights, which could harm our business, financial condition and operating result."

Information Technology Systems

        We have made significant investments in information technology infrastructure, including purchasing, receiving, inventory, point of sale, warehousing, distribution, accounting, reporting and financial systems. We also maintain modern supply chain systems allowing for operating efficiencies and scalability to support our continued growth. All of our stores operate under one integrated information technology platform. We believe our current information technology infrastructure will support our growth plans but plan on continuing our history of investment in this area.

Regulatory Compliance

        We are subject to regulations enacted by federal, state and local regulatory agencies, including the U.S. Food and Drug Administration and U.S. Department of Agriculture. These regulations include, but are not limited to, trade practices, pricing practices, labor, health, safety, transportation, environmental protection and regulations related to the sale and distribution of alcoholic beverages, tobacco products, milk, agricultural products, meat products and other food products. Compliance with these regulations has not historically had a material effect on our financial condition or operating results.

Employees

        As of December 28, 2014, we had a total of 2,581 full-time and 6,789 part-time employees, of whom 7,873 were employed in our Smart & Final stores, 641 were employed in our Cash & Carry stores, 613 were employed in our warehouses and distribution centers and 243 were employed in our corporate offices. As of December 28, 2014, 172 Cash & Carry store employees were members of the Union and covered by a collective bargaining agreement. We consider relations with our employees to be good.

Legal Proceedings

        We are engaged in various legal actions, claims and proceedings arising in the ordinary course of business, including claims related to employment related matters, breach of contracts, products liabilities and intellectual property matters resulting from our business activities. We do not believe that the ultimate resolution of these pending claims will have a material adverse effect on our business, financial condition, results of operation or cash flows. However, litigation is subject to many uncertainties, and the outcome of certain individual litigated matters may not be reasonably predictable and any related damages may not be estimable. Some litigation matters could result in an adverse outcome to us, and any such adverse outcome could have a material adverse effect on our business, financial condition, results of operation and cash flows.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
David G. Hirz	59	President, Chief Executive Officer and Director
Richard N. Phegley	59	Senior Vice President and Chief Financial Officer
Donald G. Alvarado	60	Senior Vice President and General Counsel
Scott R. Drew	53	Executive Vice President, Operations, Smart & Final
Eleanor E. Hong	38	Senior Vice President and Chief Marketing Officer
Michael M. Laddon	61	Senior Vice President and Chief Information Officer
Richard A. Link	60	Group Vice President and Controller, Chief Accounting Officer
Michael A. Mortensen	59	Senior Vice President, Sales and Merchandising, Smart & Final
Eugene M. Smith	47	Vice President and Treasurer
Martin J. Trtek	60	President, Cash & Carry
Jeffrey D. Whynot	58	Senior Vice President, Human Resources
David B. Kaplan	47	Chairman of the Board
Richard A. Anicetti	57	Director
Norman H. Axelrod	62	Director
Andrew A. Giancamilli	64	Director
Dennis T. Gies	36	Director
Adam L. Stein	39	Director
Joseph S. Tesoriero	61	Director

        There are no arrangements or understandings between any of our directors and any other person pursuant to which they were selected as directors.

Executive Officers

        Each of our executive officers serves at the direction of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

        David G. Hirz has served as our President and Chief Executive Officer and as a director since January 2012, and previously served as our President and Chief Operating Officer from April 2010 to January 2012. Additionally, Mr. Hirz has served as a member of our board of directors since January 2012. Prior to joining us in April 2010, Mr. Hirz was an executive with divisions of The Kroger Company, one of the world's largest supermarket operators, including President of Food4Less, a national warehouse grocery store chain of The Kroger Company, from 1999 to 2004 and from September 2007 to April 2010, and President of the Ralphs Grocery Company, the largest supermarket chain in Southern California, from March 2004 to September 2007. Previously, he held store and operations management positions with several retail grocery companies. Mr. Hirz is a graduate of California State University, Fullerton. Mr. Hirz brings significant senior leadership and both operational and industry experience to our board of directors, along with an extensive knowledge of the food retail and foodservice industries.

        Richard N. Phegley joined us in September 1996 as Vice President and Treasurer and has served as our Senior Vice President and Chief Financial Officer since May 2001. Prior to joining us, Mr. Phegley served in senior treasury, strategic planning and financial management positions with Atlantic Richfield Company, an international oil and gas company. He holds a Master's degree in Business Administration from the University of Southern California and is a graduate of Humboldt

State University. Mr. Phegley is an associate member of the American Institute of Certified Public Accountants.

        Donald G. Alvarado joined us in 1987, was named our General Counsel and Corporate Secretary in 1991, and additionally as a Senior Vice President in 1996. Prior to joining us, Mr. Alvarado served in the legal department of a regional grocer that is now a division of Safeway Inc., one of North America's largest food and drug retailers. He holds a law degree from the University of Southern California and is a graduate of Loyola Marymount University. Mr. Alvarado is a member of the California Bar Association.

        Scott R. Drew joined us in March 2010 and was named Executive Vice President, Operations of our Smart & Final stores in March 2015. From December 2010 to March 2015, Mr. Drew served as Senior Vice President, Store Operations of our Smart & Final stores, and from March 2010 to December 2010, Mr. Drew served as Vice President and General Manager of a group of our stores. Prior to joining us, Mr. Drew served for 31 years in various store management positions with The Kroger Company, including as Vice President of Store Operations for Kroger's Indiana division.

        Eleanor E. Hong joined us as Senior Vice President and Chief Marketing Officer in February 2014. Prior to joining us, Ms. Hong served as Senior Vice President of marketing for Kohl's Corporation, a national department store retailer, from May 2011 to February 2014, as Vice President of Marketing for Toys "R" Us, a leading dedicated toy and baby products retailer, and its Babies "R" Us division, from March 2007 to April 2011, and in marketing positions with Time Consumer Marketing, a publishing company. Ms. Hong holds a Master's degree in Business Administration from Columbia University and the London Business School, and is a graduate of the University of Pennsylvania.

        Michael M. Laddon joined us in January 2011 as our Senior Vice President and Chief Information Officer, and he also has responsibility for our logistics operations. From March 2003 to October 2008, Mr. Laddon was Senior Vice President and Chief Information Officer of Longs Drug Stores Corp., a regional drugstore chain and pharmacy benefit company, a part of CVS Caremark Corp. Previously he held management positions in retail grocery, software sales and internet companies, including group vice president and chief information officer for Ralphs Grocery Company, a division of The Kroger Company.

        Richard A. Link joined us in October 2001 as Vice President and Controller and in December 2001 was designated as our Chief Accounting Officer. In January 2008 he was appointed Group Vice President. From September 1988 through February 2001, Mr. Link served in various positions, including chief financial officer and chief accounting officer, with Maxicare Health Plans, Inc., an operator of health maintenance organizations. Mr. Link previously served as a senior audit manager with Price Waterhouse & Co., a professional services firm now named PricewaterhouseCoopers LLP. He holds a Master's degree in Business Administration and an undergraduate degree from the University of Southern California.

        Michael A. Mortensen joined us in July 2010 as our Senior Vice President of Sales and Merchandising of our Smart & Final stores. From 1994 to July 2010, Mr. Mortensen held a variety of positions including Vice President of Grocery with Food4Less, a national warehouse grocery store division of The Kroger Company. Previously, he held store management and procurement positions with a Food4Less predecessor company. Mr. Mortensen is a graduate of California State University, Long Beach.

        Eugene M. Smith joined us in July 1996 and has served as our Vice President and Treasurer since March 2013. Prior to his current position, Mr. Smith served us in a variety of roles including Director of Financial Services and Director of Internal Audit. He holds a Master's degree in Business

Administration from Loyola Marymount University and is a graduate of the University of Connecticut. Mr. Smith is an associate member of the American Institute of Certified Public Accountants.

        Martin J. Trtek joined us in May 1998 upon the acquisition of our Cash & Carry stores, and has served as the President of Cash & Carry since October 2008. Prior to his current position, Mr. Trtek served in various store management positions with the Cash & Carry stores, including Vice President of Operations and District Manager.

        Jeffrey D. Whynot joined us in January 2000 as our Senior Vice President of Human Resources. Previously, Mr. Whynot served as Vice President of Human Resources for Dames & Moore Group, an engineering consulting firm, and in various capacities including Vice President of Human Resources for Knott's Berry Farm, an entertainment company. He holds a Master's degree in Human Resources and Organizational Development from University of San Francisco and is a graduate of California State University, Northridge.

Board of Directors

        David B. Kaplan has served as our Chairman of the Board since November 2012. Mr. Kaplan is a Co-Founder of Ares Management, our principal stockholder, and a Director and Senior Partner of Ares Management GP LLC, Ares Management's general partner. He is a Senior Partner of Ares Management, Co-Head of its Private Equity Group and a member of its Management Committee. He additionally serves on several of the Investment Committees for the Ares private equity funds. Mr. Kaplan joined Ares Management in 2003 from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp., an investment banking and securities firm. Mr. Kaplan currently serves as Chairman of the boards of directors of the parent entities of The Neiman Marcus Group LLC, a luxury retailer and 99 Cents Only Stores LLC, a deep-discount retailer, and as a member of the board of directors of ATD Corporation, a replacement tire distributor, and the parent entities of Guitar Center, Inc., a musical instruments retailer, and Floor and Decor Outlets of America, Inc., a hard surface flooring and related accessories retailer. Mr. Kaplan's previous public company board of directors experience includes Maidenform Brands, Inc., an intimate apparel retailer, where he served as the company's Chairman, GNC Holdings, Inc., a specialty retailer of health and wellness products, Dominick's Supermarkets, Inc., a grocery store retailer, Stream Global Services, Inc., a business process outsourcing provider, Orchard Supply Hardware Stores Corporation, a home improvement retailer, and Allied Waste Industries Inc., a waste services company. Mr. Kaplan also serves on the Board of Directors of Cedars-Sinai Medical Center, is a Trustee of the Center for Early Education, is a Trustee of the Marlborough School and serves on the President's Advisory Group of the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance. Mr. Kaplan's over 20 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries led to the conclusion that he should serve as chairman of our board of directors.

        Richard A. Anicetti, has served as a member of our board of directors since May 2014. Mr. Anicetti is currently the President and Founder of From One To Many Leadership Consulting LLC focusing on leadership, strategic planning, process redesign and organizational change management consulting. Mr. Anicetti served as Interim President and Chief Executive Officer of the parent entity of 99 Cents Only Stores LLC, a deep-discount retailer, from January 2013 until September 2013, as an Executive Vice President of Delhaize Group, an international food retailer, from September 2002 to May 2010. Mr. Anicetti also served as the Chief Executive Officer of Delhaize America Shared Services

from January 2010 to May 2010. He served as the President and COO of Food Lion, LLC, a grocery store chain and a subsidiary of Delhaize America Inc., from September 2001 to October 2002 and Chief Executive Officer of Food Lion from October 2002 to December 2010. Mr. Anicetti joined Food Lion in August 2000. He is also a member of a US Advisory Board for Brambles Ltd, a logistics company based in Sydney, Australia, a member of the board of trustees for Bennett College for Women and a member of the National Advisory Board for Duke Children's Hospital. Mr. Anicetti currently serves as a member of the board of directors of the parent entity of 99 Cents Only Stores LLC and was previously a member of the board of directors of A&P Supermarkets, a grocery store chain. With his more than 30 years' experience and strong record of performance in the food retail industry, Mr. Anicetti brings to our board of directors extensive knowledge and expertise in the industries in which the Company operates.

        Norman H. Axelrod has served as a member of our board of directors since March 2013. Beginning in 1988, Mr. Axelrod served as Chief Executive Officer and a member of the board of directors of Linens 'n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, was appointed as Chairman of its board of directors in 1997, and served in such capacities until its acquisition in February 2006. Mr. Axelrod is also the Chairman of the boards of directors of the parent entities of Guitar Center, Inc., a musical instruments retailer, and Floor and Decor Outlets of America, Inc., a specialty retailer of hard surface flooring and related accessories, and serves on the boards of directors of the parent entities of 99 Cents Only Stores LLC, a deep-discount retailer, and Jaclyn, Inc., a handbags and apparel company. Mr. Axelrod has also previously served as the Chairman of the board of directors of GNC Holdings, Inc., a specialty retailer of health and wellness products, National Bedding Company LLC, a mattress and bedding product manufacturer, and Simmons Company, a mattress and bedding product manufacturer, and as a member of the board of directors of Reebok International Ltd., a leading worldwide designer and marketer of sports, fitness and casual footwear, apparel and equipment, and Maidenform Brands, Inc., an intimate apparel retailer. Mr. Axelrod has provided consulting services to certain Ares Management entities. Mr. Axelrod received a B.S. in Management and Marketing from Lehigh University where he graduated summa cum laude and an M.B.A. from New York University. Mr. Axelrod's vast experience in the retail industry led to the conclusion that he should serve as a member of our board of directors.

        Andrew A. Giancamilli has served as a member of our board of directors since March 2013. Mr. Giancamilli has served as President and Chief Executive Officer of Katz Group Canada Ltd., the Canadian subsidiary of the Katz Group of Companies, operators of over 1,800 traditional drug stores in Canada, from October 2003 to February 2012. Prior to joining Katz Group Canada, Mr. Giancamilli was with Canadian Tire Corporation Ltd., a Canadian retail conglomerate, from 2001 to 2003. Mr. Giancamilli also held several positions, including President and Chief Operating Officer, at Kmart Corporation, a discount retailer, from 1995 to 2001. From 1993 to 1995 he served as President and Chief Operating Officer of Perry Drug Stores, Inc., a U.S. based drug store chain. He began his career at Perry Drug Stores in 1975. Mr. Giancamilli currently serves as a director of the parent entity of 99 Only Stores LLC, a deep-discount retailer. Mr. Giancamilli also has served as a member of the board of GS1 Canada, and as a member of the board of directors, and Chairman of the National Association of Chain Drug Stores (NACDS), the Canadian Association of Chain Drug Stores, the Canadian Opera Company and Sacred Heart Rehabilitation Center, and has served as a Trustee of the Detroit Opera House. With his more than 30 years of experience and strong record of performance in the retail industry, Mr. Giancamilli brings to the board extensive knowledge and expertise in the industries in which the Company operates.

        Dennis T. Gies has served as a member of our board of directors since November 2012. Mr. Gies is a Principal in the Private Equity Group of Ares Management, our principal stockholder. Mr. Gies joined Ares Management in 2006 from UBS Investment Bank where he participated in the execution of a variety of transactions including leveraged buyouts, mergers and acquisitions, dividend recapitalizations and debt and equity financings. Mr. Gies currently serves on the boards of directors of the parent entities of 99 Cents Only Stores LLC, a deep-discount retailer, and Sotera Defense Solutions, Inc., a national defense information technology contractor. Mr. Gies graduated with a MS in Electrical Engineering from University of California, Los Angeles and magna cum laude with a BS in Electrical Engineering from Virginia Tech. Mr. Gies brings to our board of directors financial expertise, as well as experience as a private equity investor evaluating and managing investments in companies across various industries.

        Adam L. Stein has served as a member of our board of directors since November 2012. Mr. Stein is a Partner in the Private Equity Group of Ares Management, our principal stockholder. Prior to joining Ares Management in 2000, Mr. Stein was a member of the Global Leveraged Finance Group at Merrill Lynch & Co. where he participated in the execution of leveraged loan, high yield bond and mezzanine financing transactions across various industries. Mr. Stein serves on the boards of directors the parent entities of Floor and Decor Outlets of America, Inc., a specialty retailer of hard surface flooring and related accessories, The Neiman Marcus Group LLC, a luxury retailer, 99 Cents Only Stores LLC, a deep-discount retailer, and Guitar Center, Inc., a musical instruments retailer. Mr. Stein previously served on the board of directors of Maidenform Brands, Inc., an intimate apparel retailer. Mr. Stein also serves on the Advisory Board of the Los Angeles Food Bank. Mr. Stein graduated with distinction from Emory University's Goizueta Business School, where he received a BA in Business Administration with a concentration in Finance. Mr. Stein's experience working with and serving as a director of various companies in the retail industry controlled by private equity sponsors led to the conclusion that he should serve as a member of our board of directors.

        Joseph S. Tesoriero has served as a member of our board of directors since July 2014. Mr. Tesoriero was most recently engaged as a financial advisor for Dole Asia Holding, Ltd. Pte, a wholly owned subsidiary of ITOCHU Corporation, from April 2013 to October 2013. Prior to this consulting engagement, Mr. Tesoriero served as Executive Vice President and Chief Financial Officer of Dole Food Company, Inc. ("Dole"), a producer, marketer and distributor of fresh fruits, fresh vegetables and packaged food products, from February 2010 until April 2013, and as Vice President and Chief Financial Officer from August 2004 until February 2010 and Vice President of Tax from September 2002 until August 2004. While serving as a principal financial officer at Dole, Mr. Tesoriero was responsible for overseeing the financial performance of Dole in preparing and evaluating its financial statements. Mr. Tesoriero holds a B.S. in Accounting from Villanova University, a J.D. from New York Law School and an L.L.M. in Taxation from Boston University. He has been a member of the New York State Bar since 1978. Mr. Tesoriero brings to the board of directors over 30 years of experience working for publicly held companies, including significant experience as a senior financial executive in the food industry, engaged in globally sourcing, manufacturing, distributing and marketing a wide variety of branded and private label fresh produce and grocery items.

Board Composition

        The board of directors is comprised of eight directors. Pursuant to our certificate of incorporation, the board of directors is divided into three classes. The members of each class serve for staggered, three-year terms. Upon the expiration of the term of a class of directors, the nominating and corporate governance committee of the board of directors (the "Nominating Committee") will recommend to the board of directors for its approval the slate of director nominees to be nominated for election for three-year terms at the annual meeting of stockholders in the year in which the term of a class of directors expires.

Director Independence

        The board of directors is comprised of Richard A. Anicetti, Norman H. Axelrod, Andrew A. Giancamilli, Dennis T. Gies, David G. Hirz, David B. Kaplan, Adam L. Stein and Joseph S. Tesoriero.

The board of directors, upon the findings of the Nominating Committee, has determined that each of Messrs. Anicetti, Axelrod, Giancamilli, Gies, Kaplan, Stein and Tesoriero is "independent" within the meaning of Rule 303A.02 of the NYSE Listed Company Manual.

        Our common stock has been listed for trading on the NYSE under the symbol "SFS" since September 24, 2014. Prior to the consummation of the IPO, we had no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association that required a majority of the board of directors to be independent.

Leadership Structure

        The board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board of directors' view that rather than having a rigid policy, the board of directors, with the advice and assistance of the Nominating Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether it is in the best interests of the Company and its stockholders for such offices to be separate or combined.

        Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board with Mr. Hirz serving as our Chief Executive Officer and Mr. Kaplan as Chairman of the Board. We believe this is appropriate, as it provides Mr. Hirz with the ability to focus on our day-to-day operations while Mr. Kaplan focuses on oversight of the board of directors.

Risk Oversight

        The board of directors plays an active role in overseeing management of our risks. The board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The audit committee of the board of directors (the "Audit Committee") is responsible for overseeing the management of financial risks. The compensation committee of the board of directors (the "Compensation Committee" and, collectively with the Audit Committee and the Nominating Committee, the "Committees") is responsible for overseeing the management of risks relating to our executive compensation policies and arrangements, and for managing risks relating to our director compensation policies and arrangements. The Nominating Committee is responsible for reviewing the independence of the board of directors and other corporate governance matters. While each of the Committees is responsible for evaluating certain risks and overseeing the management of such risks, the board of directors as a whole is regularly informed of the conclusions of such evaluations through reports of the Committees.

Board Committees

        Each of the Committees is a standing committee of the board of directors. The board of directors has adopted a written charter for each of the Committees, which are available, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, on the Corporate Governance page of the Investors section of our website located at www.smartandfinal.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on or accessible through our website into this prospectus.

Audit Committee

        The Audit Committee held eight meetings during our fiscal year ended December 28, 2014 and consists of Messrs. Giancamilli, Gies and Tesoriero, who acts as its chair. The board of directors has determined that each of Messrs. Giancamilli, Gies and Tesoriero is independent as independence is defined under the applicable section of the NYSE rules, and that each of Messrs. Giancamilli and Tesoriero is independent as independence is defined under Rule 10A-3(b)(1) under the Exchange Act.

The board of directors has also determined that each of Messrs. Giancamilli, Gies and Tesoriero qualifies as an "audit committee financial expert."

        The principal duties and responsibilities of the Audit Committee are as follows:

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  to monitor our financial reporting process and internal control system;

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  to appoint and replace our independent registered public accounting firm from time to time, determine its compensation and other terms of engagement and oversee its work;

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  to oversee the performance of our internal audit function;

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  to oversee our compliance with legal, ethical and regulatory matters; and

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  to make recommendations to the board of directors for approval of director compensation.

        The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

        The Compensation Committee held one meeting during our fiscal year ended December 28, 2014 and consists of Messrs. Anicetti, Gies and Stein, who acts as its chair.

        The principal duties and responsibilities of the Compensation Committee are as follows:

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  to oversee the development and implementation of our executive compensation policies and objectives;

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  to determine the structure of our executive compensation packages generally;

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  to review, approve and, if appropriate, make recommendations to the board of directors regarding, director compensation;

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  to determine the actual compensation paid to each of our senior executives and evaluate the performance of our Chief Executive Officer; and

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  to prepare a report on executive compensation for inclusion in our proxy statement and our Annual Report.

        Compensation Committee Interlocks and Insider Participation.    For our fiscal year ended December 28, 2014, (i) no member of the Compensation Committee has (a) served as one of our officers or employees or (b) had any relationship requiring disclosure under Item 404 of Regulation S-K, and (ii) none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the board of directors or the Compensation Committee.

Nominating Committee

        The Nominating Committee was formed in September 2014 in connection with the IPO and did not hold any meetings during our fiscal year ended December 28, 2014. The Nominating Committee consists of Messrs. Anicetti, Tesoriero and Stein, who acts as its chair.

        The principal duties and responsibilities of the Nominating Committee are as follows:

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  to establish criteria for board and committee membership and recommend to the board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

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  to make recommendations to the board of directors regarding board governance matters and practices; and

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  to oversee the evaluation of the board of directors, the Committees and management.

        Director Qualifications; Nominating Committee Process.    The Nominating Committee's policy is to identify potential nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. To properly submit a nomination, our stockholders must provide timely notice of such nomination in accordance with Section 1.10 of our bylaws.

        The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the board of directors for its approval the slate of director nominees to be nominated for election at our Annual Meeting of Stockholders. The Nominating Committee considers potential nominees without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Nominating Committee has not adopted a formal policy with respect to diversity. In general, the Company seeks a board of directors that includes a diversity of perspectives and includes individuals that possess backgrounds, skills, expertise and attributes that allow them to function collaboratively and effectively together in their oversight of the Company.

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

        In this Compensation Discussion and Analysis, we address our philosophy, programs and processes related to the compensation paid or awarded for fiscal year 2014 to our named executive officers listed in the Summary Compensation Table for Fiscal Year 2014 that follows this discussion.

        Our named executive officers for fiscal year 2014, which consist of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for fiscal year 2014, are:

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  David G. Hirz, who serves as President and Chief Executive Officer and a member of our board of directors and is our principal executive officer;

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  Richard N. Phegley, who serves as Chief Financial Officer and is our principal financial officer;

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  Eleanor E. Hong, who serves as Senior Vice President and Chief Marketing Officer;

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  Michael M. Laddon, who serves as Senior Vice President and Chief Information Officer; and

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  Martin J. Trtek, who serves as President, Cash & Carry.

Fiscal Year 2014 Compensation

Compensation Philosophy and Objectives

        Prior to our IPO, we were a private company and did not historically have a formal compensation philosophy. Our fiscal year 2014 compensation philosophy was established when we were a private company and intended to appropriately incentivize our named executive officers to achieve short- and long-term company success. Our Compensation Committee has worked with Hay Group, our compensation consultant, to develop and formalize such a philosophy and to implement compensation arrangements that reflect that philosophy. Our compensation philosophy reflects the following general principles:

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  Offer balanced total compensation, which may include base pay, short-term and long-term performance incentives, severance and retirement and other benefits, in an effort to satisfy our stockholder, Company and individual executive goals.

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  Attract and retain high caliber executives and key personnel by offering total compensation that is competitive with that offered by similarly situated companies. We refer to this objective as "competitive compensation."

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  Align the compensation of executives with the goals of the Company by conditioning a substantial portion of each named executive officer's compensation on a combination of short- and long-term performance, including cash incentive bonuses and equity incentives. We refer to this objective as "performance incentives."

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  Increase, when appropriate, the percentage of a named executive officer's total compensation that is "at risk" proportionate to his or her overall responsibilities, position and compensation.

Determination of Compensation

        During fiscal year 2014, our board of directors and Compensation Committee made compensation decisions with respect to our named executive officers. In making executive compensation determinations for fiscal year 2014, we relied on the significant experience of our directors in establishing compensation across many companies in multiple industries, as well as the input of our chief executive officer, who has many years of experience in our industry. In addition, Hay Group was retained by the Company in connection with the IPO, and by the Compensation Committee following the IPO, as a compensation consultant to provide advice on compensation for a public company. Other than serving as our compensation consultant, Hay Group does not provide any additional services to the Company. As a private company, we did not historically use a specific peer group in developing compensation packages for our named executive officers. In connection with the IPO, the Compensation Committee analyzed market data for executive compensation focusing on retail and foodservice companies with $1.5 billion to $8 billion in annual revenue. The Compensation Committee reviewed compensation data from the public filings for the following companies:

Big Lots	The Pantry
Casey's General Stores	SpartanNash
Core-Mark Holdings	Sprouts Farmers Market
Fresh Market	Ulta Salon
GNC Holdings	United Natural Foods
Ingles Market	Village Super Market
Roundy's	Weis Market
Sally Beauty

        In connection with the IPO, the Compensation Committee reviewed our named executive officer compensation against this peer group to ensure that our named executive officer compensation is competitive and sufficient to recruit and retain our named executive officers. While the Compensation Committee considered this data in evaluating named executive officer compensation, we did not seek to benchmark our named executive compensation to any particular level.

        The Compensation Committee expects to periodically review and update this peer group and to utilize Hay Group for benchmarking and peer group analysis in determining and developing compensation packages for our named executive officers.

Elements of Our Executive Compensation Program

        Historically, and for fiscal year 2014, our executive compensation program consisted of the following elements:

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  base salary;

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  annual cash incentive bonuses;

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  stock options;

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  health and retirement benefits and perquisites; and

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  severance payments.

        We do not have formal policies relating to the allocation of total compensation among the various elements of our compensation program.

Base Salaries

        The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable foundation of our "competitive compensation" program. On a prospective basis, we will continue to evaluate the mix of base salary, short-term incentive compensation and long-term incentive compensation to appropriately align the interests of our named executive officers with those of our stockholders. As of the end of fiscal year 2014, our named executive officers were entitled to the following base salaries:

Named Executive Officer	Base Salary
David G. Hirz	$850,000
Richard N. Phegley	$435,625
Eleanor E. Hong	$400,000
Michael M. Laddon	$373,244
Martin J. Trtek	$300,000

        In March 2014, Mr. Hirz approved merit-based increases in the base salaries of the following named executive officers in the following percentages: Mr. Phegley, 2.5%; Mr. Laddon, 2.5%; and Mr. Trtek, 9.8%. Mr. Trtek's base salary increase included an adjustment to more closely align his base salary with the prevailing market practices. Mr. Hirz's and Ms. Hong's base salaries did not change in fiscal year 2014.

        In addition, in March 2015, the Compensation Committee, upon the recommendation of Mr. Hirz, approved merit-based increases in the base salaries of the following named executive officers in the following percentages: Mr. Phegley, 4.0%; Ms. Hong, 3.0%, Mr. Laddon, 3.5%; and Mr. Trtek, 33.3%. Mr. Trtek's base salary increase included an adjustment to more closely align his base salary with the prevailing market practices.

Cash Incentive Program

        We consider annual cash incentive bonuses to be an important component of our "performance incentives." We consider annual cash incentive bonuses to be "at-risk" compensation. As "at-risk" compensation, we increase the size of the target bonus, as a percentage of base compensation, proportionate to the positions and responsibilities of our executive officers. Historically, including in fiscal year 2014, our named executive officers participated in our annual cash incentive bonus program at the following target percentages of base salary:

Named Executive Officer	Target Percentage
David G. Hirz	100%
Richard N. Phegley	75%
Eleanor E. Hong	60%
Michael M. Laddon	60%
Martin J. Trtek	60%

        Our annual cash incentive bonus program for fiscal year 2014 was known as the Smart & Final Annual Incentive Program (the "2014 Cash Incentive Program"). Each named executive officers' target incentive bonus was the percentage of base salary set forth above, with the potential for greater or smaller payments in the event of performance above or below the target performance goals. For performance at threshold levels, the named executive officer was entitled to receive 50% of the target incentive bonus, and for performance at or above the maximum, the named executive officer was entitled to receive 150% of the target incentive bonus. Each named executive officer received an amount calculated using linear interpolation for performance between the threshold and the target, and for performance between the target and the maximum. For the 2014 Cash Incentive Program, the performance goals were based on a mix of Management Incentive EBITDA (as defined below), comparable store sales versus budget and new store sales versus pro forma sales (as described below). We believe that the use of Management Incentive EBITDA and sales growth (both comparable store and new store sales) provides consistency and comparability with our past financial performance and is consistent with our objective of tying annual incentives to metrics that support increasing stockholder value.

        For Messrs. Hirz, Phegley and Laddon and Ms. Hong, Management Incentive EBITDA and comparable store sales versus budget under the 2014 Cash Incentive Program were measured at the Company level. The target Management Incentive EBITDA performance was $177.3 million, with an actual performance of $181.1 million. The target comparable store sales versus budget was 4.05% with an actual performance of 6.27%. For Mr. Trtek, target comparable store sales versus budget was measured at the level of our Cash & Carry segment, with a target performance of 4.50% and an actual performance of 10.02%.

        For all of our named executive officers other than Mr. Trtek, we established pro forma sales goals in a manner intended to ensure the viability of such new stores when entering new markets. We believe such goals were ambitious and they were intended to be difficult to achieve and necessary to ensure the success of the Company as it grows. For Mr. Trtek, we established segment-level Management Incentive EBITDA goals in a manner intended to increase stockholder value and maintain the growth of the business so that such goals were obtainable in a manner intended to reward outstanding performance. In recent years, the Company has outperformed the performance goals for Management Incentive EBITDA, however the incentive plan was realigned in fiscal year 2013 to add new store sales versus pro forma sales as a performance goal and reduce the maximum bonus payment. Our Cash & Carry banner stores achieved 148% of the Management Incentive EBITDA goal in 2011, 103% of the Management Incentive EBITDA goal in 2012 and 144% of the Management Incentive EBITDA goal in 2013. The weight of each performance objective and the percentage of each target achieved is set forth in the charts below.

        Messrs. Hirz, Phegley and Laddon and Ms. Hong.    The cash incentive bonuses for Messrs. Hirz, Phegley and Laddon and Ms. Hong for fiscal year 2014 were calculated based on the performance objectives applicable to corporate-level executives as outlined in the chart below:

	Weight	Percentage of Target Achieved	Bonus Payout Percentage
Management Incentive EBITDA	65%	102.1%	108.5%
Comparable Store Sales vs. Budget	20%	154.9%	150.0%
Smart & Final New Store Sales vs. Pro Forma Sales	15%	95.2%	70.2%
Weighted Total			111.0%

        Mr. Trtek.    The cash incentive bonus for Mr. Trtek for fiscal year 2014 was calculated based on the performance objectives applicable only to Cash & Carry banner-level executives as outlined in the chart below:

	Weight	Percentage of Target Achieved	Bonus Payout Percentage
Cash & Carry Management Incentive EBITDA	80%	109.0%	143.7%
Cash & Carry Comparable Store Sales vs. Budget	20%	222.7%	150.0%
Weighted Total			145.0%

        "Management Incentive EBITDA" means earnings before interest, income tax, depreciation and amortization (inclusive of share-based compensation), but excluding accruals for administrative incentive bonuses and the expense or income effect of certain unusual items, such as strategic transaction costs, discontinued operations and closed store costs, non-cash rent expense or income, non-cash benefit plan expenses, severance costs, asset dispositions including impairment charges, extinguishment of debt, unusual legal charges, expenses associated with business optimization programs and other extraordinary or non-recurring items. However, our Management Incentive EBITDA does include "pre-opening expenses," meaning expenses applicable to projects under development, including among other expenses, pre-opening labor (including payroll taxes and fringe benefits), travel expenses, advertising expenses, rent, common area maintenance expenses, utilities and distribution costs. "Pro forma sales" refers to the anticipated sales used to calculate the anticipated return on capital when a new store was approved. Our annual cash incentive bonus program for fiscal year 2015 is substantially similar to the 2014 Cash Incentive Program, except that the maximum bonus opportunity has been increased from 150% of the target incentive bonus to 200% of the target incentive bonus.

Signing Bonus

        In connection with the start of her employment with the Company in February 2014, Ms. Hong became entitled to receive a $200,000 signing bonus paid in four equal installments: on or shortly after her start date; on the 6 month anniversary of her start date; on the one-year anniversary of her start date; and on the 18-month anniversary of her start date. In connection with the IPO, we accelerated Ms. Hong's $50,000 bonus otherwise payable at the one-year anniversary of her start date. Ms. Hong must be employed by the Company on each payment date to be eligible for such payment, other than as described below in "—Potential Payments Upon Termination or Change in Control."

Equity-Based Compensation

        We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interests of executives and managers with those of our stockholders. We maintain the 2012 Incentive Plan, pursuant to which we have granted stock options to our named executive officers. In connection with the IPO, we adopted the 2014 Incentive Plan, and amended the 2012 Incentive Plan so that no new awards are available to be granted under such plan.

Mr. Hirz

        In connection with the IPO, we amended the stock options previously granted to Mr. Hirz under the 2012 Incentive Plan on February 1, 2013 to provide for certain acceleration as follows: (i) if Mr. Hirz's employment is terminated by the Company without Cause or by Mr. Hirz for Good Reason (each as defined in his employment agreement) within 60 days prior to or any time following a Change in Control (as defined in the 2012 Incentive Plan), the stock options will accelerate and vest; and (ii) if Mr. Hirz remains employed by the Company following a Change in Control, the stock options will accelerate and vest (A) on the 24-month anniversary of the Change in Control if such Change in Control occurs within the 24 months following the date of grant or (B) on the 13-month anniversary of the Change in Control if such Change in Control occurs more than 24 months after the date of grant.

        In addition, in connection with the IPO, we granted Mr. Hirz an option to purchase 555,556 shares of common stock pursuant to the 2014 Incentive Plan. This stock option vests over five years at a rate of 10% on the first anniversary of the grant date, 10% on the second anniversary of the grant date, 20% on the third anniversary of the grant date, 20% on the fourth anniversary of the grant date, and 40% on the fifth anniversary of the grant date; provided that if Mr. Hirz's employment is terminated by the Company without Cause or by Mr. Hirz for Good Reason, other than in connection with a Change in Control, a portion of the stock option will vest so that Mr. Hirz is vested in the same portion of the stock option that would have vested if the original vesting of the stock option was in equal installments over five years. Also, in connection with a Change in Control (as defined in the 2014 Incentive Plan), such option will be treated in the same manner as the amended stock options described above.

Mr. Phegley

        In connection with the IPO, we granted Mr. Phegley an option to purchase 83,333 shares of common stock pursuant to the 2014 Incentive Plan. This stock option vests over five years at a rate of 10% on the first anniversary of the grant date, 10% on the second anniversary of the grant date, 20% on the third anniversary of the grant date, 20% on the fourth anniversary of the grant date, and 40% on the fifth anniversary of the grant date. We also granted Mr. Phegley an option to purchase 345,362 shares of common stock with an exercise price at the IPO price and 153,008 shares of restricted stock, each of which vests on the earlier of (i) May 30, 2017, (ii) a Change in Control (as defined in the 2012 Incentive Plan) and (iii) the earliest date on or after May 30, 2016 when Ares Management no longer owns 50% or more of the voting power of the Company.

        At the time of the Ares Acquisition, Mr. Phegley rolled a stock option in our predecessor into an option to purchase our common stock. In May 2014, Mr. Phegley exercised such option immediately prior to its expiration via net exercise. We also granted Mr. Phegley certain stock options in May and June 2014 pursuant to the 2012 Incentive Plan that were subsequently cancelled immediately prior to the IPO.

Eleanor Hong

        In connection with the IPO, we granted Ms. Hong an option to purchase 83,333 shares of common stock pursuant to the 2014 Incentive Plan. This stock option vests in equal installments on each of the first five anniversaries of the grant date. We also granted Ms. Hong an option to purchase 181,250 shares of common stock with an exercise price at the IPO price and 56,250 shares of restricted stock, each of which vests in five equal installments from March 3, 2014. Additionally, if Ms. Hong terminates her employment from the Company for Good Reason (as defined in her offer letter), she has 90 days to exercise the vested portion of such stock options following her date of termination. Immediately prior to the IPO, we cancelled an earlier grant of stock options to Ms. Hong.

Michael Laddon and Martin Trtek

        In connection with the IPO, we granted each of Messrs. Laddon and Trtek an option to purchase 83,333 shares of common stock pursuant to the 2014 Incentive Plan. These options vest in equal installments on each of the first five anniversaries of the grant date, except that, in March 2015, all of Mr. Laddon's outstanding, unvested options, including two awards granted in February 2013, were amended so that each tranche that was scheduled to vest in either November or September 2016, as applicable, vests on April 1, 2016.

Perquisites

        Our named executive officers are provided with limited perquisites to aid in the performance of their respective duties and to provide "competitive compensation" with executives with similar positions and levels of responsibilities. Our named executive officers are provided with a combination of a car allowance or Company car, a gas card, auto insurance for one vehicle and a cell phone for use in connection with the performance of their respective duties, as their positions require that the executive officers be available for consultation outside the office. The car and cell phones are also used for limited personal use. Mr. Hirz is provided with a car allowance of $1,500 per month; Messrs. Phegley and Laddon are each provided with a car allowance of $950 per month; and Mr. Trtek is provided with a car allowance of $800 per month. In addition, Messrs. Hirz and Trtek may use a Company-provided gas card for business and personal use, but are only reimbursed for gas card expenses if they file a business expense reimbursement form. Any amounts for which no business expense reimbursement form is submitted are reported as income. For fiscal year 2014, the following was reported as income related to gas cards: Mr. Hirz, $7,122; and Mr. Trtek $5,135.

        In addition, our named executive officers participate in a grandfathered executive medical insurance plan that provides for reimbursement of out-of-pocket medical expenses.

        In connection with Ms. Hong's hiring, we provided her with temporary housing in Los Angeles, California, with a value of $34,597. We also reimbursed Ms. Hong $53,150, in the aggregate, for costs and losses associated with selling her previous residence and purchasing a residence in Los Angeles, California. We provided a tax "gross-up" for such costs to Ms. Hong equal to $89,859.

401(k) Plan

        We maintain a tax-qualified retirement plan (the "401(k) Plan") that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) Plan as of the first day of the month following the date they meet the 401(k) Plan's eligibility requirements, and participants are able to defer up to 100% of their eligible compensation subject to applicable annual limits under the Code. All participants' interests in their deferrals are 100% vested when contributed. The 401(k) Plan permits us to make matching contributions and profit sharing contributions to eligible participants. We match contributions at a 50% rate, up to a cap of 6% of base salary. We have not made any profit sharing contributions to date.

Supplemental Deferred Compensation Plan

        The Code imposes limits on highly compensated employees with respect to tax-qualified defined contribution retirement plans. This limitation reduces the retirement benefits for our named executive officers. Accordingly, as part of our total compensation benefits that we provide in order to maintain competitive compensation, we maintain a nonqualified deferred contribution plan (the "Supplemental Deferred Compensation Plan") in which a select group of our highly compensated employees, including all of our named executive officers, are eligible to participate. The Supplemental Deferred Compensation Plan allows employees to defer compensation into future years, including until retirement. The Supplemental Deferred Compensation Plan is partially funded in a rabbi trust.

        In fiscal year 2014, the following named executive officers participated in the Supplemental Deferred Compensation Plan in the following amounts: Mr. Hirz deferred $23,000; Mr. Phegley deferred $99,831; Ms. Hong deferred $19,385 and Mr. Laddon deferred $92,160. Mr. Trtek did not make any deferrals thereunder in fiscal year 2014. Amounts deferred under the Supplemental Deferred Compensation Plan are then credited to each respective named executive officer's account based on his individual selections from a portfolio of available investments.

        See "—Nonqualified Deferred Compensation Table" for further information regarding the Supplemental Deferred Compensation Plan.

Pension Plan

        We maintain a defined benefit pension plan (the "Pension Plan") that was frozen in June 2008 for all participants and for benefit accruals, other than with respect to employees in our subsidiary, Commerce Distribution Company LLC or certain non-management employees in our warehouse or transportation departments. Messrs. Phegley and Trtek were participants in the Pension Plan prior to the Pension Plan being frozen and have fully vested benefits therein. The Pension Plan is not an ongoing element of our compensation philosophy, but is considered when reviewing whether the total compensation of our executives is balanced.

        No payments were made to any named executive officer in fiscal year 2014 under the Pension Plan. The following were the present values of the accounts of our named executive officers under the Pension Plan as of the end of fiscal year 2014: Mr. Phegley, $273,170; and Mr. Trtek, $242,940. All present values in the participants' Pension Plan accounts increased between the end of fiscal year 2013 and the end of fiscal year 2014. The respective incremental increases in the present value of the accounts between the end of fiscal year 2013 and the end of fiscal year 2014 were as follows: Mr. Phegley, $46,062; and Mr. Trtek, $39,277.

        See "—Pension Benefits Table" for further information regarding the Pension Plan.

Supplemental Executive Retirement Plan

        We maintain the SERP, which is a non-qualified defined benefit plan for our senior executives. The SERP is not an ongoing element of our compensation philosophy, but is considered when reviewing whether the total compensation of our executives is balanced. The SERP is partially funded in a rabbi trust. The SERP was frozen to all participants and benefit accruals in January 2008. However, all of our named executive officers who are eligible to receive benefits pursuant to the Pension Plan are entitled to receive benefits equal to a certain percentage of their compensation, less the amounts payable under the Pension Plan.

        Messrs. Phegley and Trtek were participants in the Pension Plan prior to the SERP being frozen and have vested benefits in the SERP. No payments were made to any named executive officer in fiscal year 2014 under the SERP. The following were the present values of the accounts under the SERP as of the end of fiscal year 2014: Mr. Phegley, $2,079,988; and Mr. Trtek, $1,128,879. All present values in the participants' SERP accounts increased between the end of fiscal year 2013 and the end of fiscal year 2014. The respective incremental increase in the present value of the accounts between the end of fiscal year 2013 and the end of fiscal year 2014 were as follows: Mr. Phegley, $377,357; and Mr. Trtek, $199,517.

        See "—Pension Benefits Table" for further information regarding the SERP.

Severance

        We entered into an amended and restated employment agreement with Mr. Hirz in connection with the IPO that provides for severance under certain circumstances. We also executed an offer letter with Ms. Hong that provides for severance under certain circumstances. We maintain a severance plan for our senior executives, including all of our named executive officers other than Mr. Hirz and Ms. Hong. We believe that providing severance is a necessary element of "competitive compensation," and is in line with current market practices. Severance protection also enhances our ability to retain capable executive officers and can create management stability during periods of uncertainty.

        See "—Potential Payments Upon Termination or Change in Control" for information regarding benefits under Mr. Hirz's employment agreement, Ms. Hong's offer letter and the Severance Plan.

        Employment Agreement with David G. Hirz.    On September 23, 2014, we entered into an amended and restated employment agreement with Mr. Hirz pursuant to which he agreed to continue to be our President and Chief Executive Officer. The employment agreement is for a three-year term, provided that on the first anniversary of the effective date, and on each anniversary thereafter, the term of the employment agreement extends for an additional year unless either party provides 60 days' written notice prior to any such anniversary.

        Mr. Hirz is also subject to a Fair Competition Agreement with us, pursuant to which he is subject to certain non-competition and non-solicitation restrictions while employed and for a limited time after the termination of his employment. In addition, Mr. Hirz is subject to confidentiality and non-disparagement restrictions.

        Eleanor Hong Offer Letter.    On January 27, 2014, we executed an offer letter with Ms. Hong pursuant to which she agreed to be our Senior Vice President and Chief Marketing Officer.

        Ms. Hong is also subject to a Fair Competition Agreement with us, pursuant to which she is subject to certain non-competition and non-solicitation restrictions while employed and certain non-solicitation provisions for a limited time after the termination of her employment. In addition, Ms. Hong is subject to confidentiality and non-disparagement restrictions.

Tax Considerations

        As a general matter, our board of directors and the Compensation Committee review and consider the various tax and accounting implications of compensation programs we utilize.

        Section 162(m) of the Code ("Section 162(m)") generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and the three other most highly compensated executive officers (excluding the chief financial officer) unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our named executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and other awards that may be granted to our named executive officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. We intend to comply with applicable laws in order to rely on the transition rules under Section 162(m) for newly public companies. To the extent the transition rules under Section 162(m) apply to us, the $1,000,000 deduction limitation would not apply. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

Compensation Risk Assessment

        Management has conducted a risk assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has reviewed and agrees with management's conclusion.

Role of Executive Officers in Determining Compensation for Our Executive Officers

        Mr. Hirz determined merit increases in base salaries for executive officers, including named executive officers (other than himself), as described above under "—Fiscal Year 2014 Compensation—Elements of Our Executive Compensation Program—Base Salaries." Otherwise, none of our executive officers played a role in determining compensation for our executive officers.

Role of the Compensation Committee in Executive Compensation

        During fiscal year 2014, with the exception of the merit increase in base salary for certain of our executive officers determined by Mr. Hirz as described above with respect to named executive officers under "—Fiscal Year 2014 Compensation—Elements of Our Executive Compensation Program—Base Salaries," our Compensation Committee made all decisions regarding the compensation of our executive officers; provided that the full board of directors approved the equity awards for our named executive officers. It is the Compensation Committee's responsibility to: oversee the design of our executive compensation programs, policies and practices; determine the types and amounts of most compensation for executive officers; and review and approve the adoption, termination and amendment of, and to administer and, as appropriate, make recommendations to our board of directors regarding, our incentive compensation and stock option plans. The Compensation Committee considered and approved the payments under the 2014 Cash Incentive Program. Our human resources department supports the Compensation Committee's work, and in some cases acts under delegated authority to administer compensation programs. In addition, as described above, the Compensation Committee has directly engaged Hay Group to assist in its review of compensation for our executive officers.

Compensation Committee Interlocks and Insider Participation

        In fiscal year 2014, none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on our board of directors or the Compensation Committee.

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary Compensation Table for Fiscal Year 2014

        The following table contains information about the compensation paid to or earned by each of our named executive officers during our most recently completed fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock awards ($)	Option awards ($)(1)		Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)(2)	All other compensation ($)(3)	Total ($)
David G. Hirz	2014	850,000	—		—	3,802,231	(4)	943,670	—	40,542	5,636,425
President and Chief	2013	850,000	—		—	5,039,781		694,875	81,948	39,671	6,706,275
Executive Officer
Richard N. Phegley	2014	433,582	—		1,836,096	2,392,010	(4)	362,723	423,419	26,820	5,474,650
Senior Vice President	2013	425,000	—		—	1,714,141		260,578	980,078	26,670	3,406,467
and Chief Financial
Officer
Eleanor E. Hong	2014	330,769	150,000	(6)	675,000	1,122,754		266,448	—	191,405	2,736,376
Senior Vice President
and Chief Marketing
Officer(5)
Michael M. Laddon	2014	371,493	—		—	370,891		248,625	—	26,820	1,017,829
Senior Vice President	2013	362,767	—		—	504,092		178,611	—	26,670	1,072,140
and Chief Information
Officer
Martin J. Trtek	2014	294,859	—		—	370,891		260,946	238,794	30,155	1,195,645
President, Cash & Carry	2013	271,986	—		—	655,776		192,736	—	27,482	1,147,980

(1)
The amounts shown for option awards are based on the grant date fair value of awards calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in Note 13, Share-Based Compensation, to our consolidated financial statements for fiscal year 2014. For information regarding the number of shares underlying stock option grants awarded in fiscal year 2014 and other features of those grants, see the "—Grants of Plan-Based Awards Table" below.

(2)
The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2014 are comprised of changes between December 31, 2013 and December 31, 2014 in the actuarial present value of the accumulated pension benefits for Messrs. Phegley and Trtek, who participate in our frozen Pension Plan and SERP. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings and the assumptions used to determine the present value, such as the discount rate. The assumptions used by the Company in calculating the change in pension value are described below in "Pension Benefits Table." The change in actuarial present value of accumulated pension benefits for 2014 was significantly greater than the change in 2013 primarily due to a lower discount rate and revised mortality assumptions for 2014. The revised mortality assumptions were derived from the mortality tables and the mortality improvement scales published by the Society of Actuaries in October 2014. For 2013, $0 is reported with respect to changes in pension values because there was a decrease in the actuarial present value of the pension values for Messrs. Phegley and Trtek in 2013.

(3)
The amounts shown as All Other Compensation include: matching contributions under the 401(k) Plan of $7,800 for each named executive officer except Ms. Hong, who received a matching contribution of $4,223; matching contributions under the Supplemental Deferred Contribution Plan of $1,956 for Ms. Hong; an annual car allowance of $18,000 and personal car and gasoline expenses of $7,122 for Mr. Hirz, $11,400 for each of Messrs. Phegley and Laddon, and $9,600 for Mr. Trtek; the unreimbursed use of the Company-provided gas card; the cost of the grandfathered executive medical plan, in an amount equal to $7,620, for each named executive officer; temporary housing for Ms. Hong in an amount equal to $34,597; reimbursement for Ms. Hong for costs and losses associated with selling her previous primary residence and purchasing a primary residence in Los Angeles, California, in an aggregate amount of $53,150; and a tax "gross-up" for the taxes associated with Ms. Hong's temporary housing and home buying and selling costs in an amount equal to $89,859.

(4)
The amounts shown for options awards for Messrs. Hirz and Phegley include the value of a modification of the repurchase rights for awards granted pursuant to the 2012 Incentive Plan. Such rights expired in connection with the IPO. The value of the modification for Mr. Hirz was $1,126,466 and for Mr. Phegley was $383,137.

(5)
Ms. Hong was hired as our Senior Vice President and Chief Marketing Officer in February 2014.

(6)
Represents the first three installments of Ms. Hong's signing bonus.

Employment Agreement and Offer Letter

        We entered into an amended and restated employment agreement with Mr. Hirz on September 23, 2014 in connection with the IPO. We executed an offer letter with Ms. Hong on January 27, 2014 relating to Ms. Hong's employment as our Senior Vice President and Chief Marketing Officer, establishing her position and providing for compensatory terms. No other named executive officer is party to an employment agreement with the Company.

        See "Compensation of Our Named Executive Officers" and "—Potential Payments upon Termination or Change in Control" for discussions of the current compensatory terms applicable to each named executive officer and a description of the terms of Mr. Hirz's employment agreement and Ms. Hong's offer letter.

Grants of Plan-Based Awards Table

        The following table contains information about each grant of an award made to our named executive officers under any incentive plan in fiscal year 2014:

					All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)							Grant Date Fair Value of Stock and Option Awards ($)
								Exercise or Base Price of Option Awards ($/share)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
David G. Hirz	—	425,000	850,000	1,275,000	—	—		—	—
	9/23/14	—	—	—	—	555,556	(4)	12.00	2,675,765
Richard N. Phegley	—	163,360	326,719	490,079	—	—		—	—
	9/23/14	—	—	—	—	83,333	(4)	12.00	401,363
	9/23/14	—	—	—	—	345,362	(5)	12.00	1,607,510
	9/23/14	—	—	—	153,008	—		—	1,836,096
Eleanor E. Hong	—	120,000	240,000	360,000	—	—		—	—
	9/23/14	—	—	—	—	181,250	(6)	12.00	751,863
	9/23/14	—	—	—	—	83,333	(7)	12.00	370,891
	9/23/14	—	—	—	56,250	—		—	675,000
Michael M. Laddon	—	111,973	223,946	335,919	—	—		—	—
	9/23/14	—	—	—	—	83,333	(8)	12.00	370,891
Martin J. Trtek	—	90,000	180,000	270,000	—	—		—	—
	9/23/14	—	—	—	—	83,333	(7)	12.00	370,891

(1)
For information regarding the timing of stock option grants, see "—Equity Based Compensation—2014 Incentive Plan."

(2)
Constitutes threshold, target and maximum award opportunities for our named executive officers under the 2014 Cash Incentive Program. See "—Fiscal Year 2014 Compensation—Elements of Our Executive Compensation Program—Cash Incentive Program" for information regarding the criteria applied in determining amounts payable under the awards. The actual amounts paid with respect to these awards are included in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table for Fiscal Year 2014.

(3)
The amounts shown in this column represent restricted stock granted under the 2014 Incentive Plan. Shares awarded to Mr. Phegley vest on the earlier of (i) May 30, 2017, (ii) a Change in Control and (iii) the first day on or after May 30, 2016 on which Ares Management no longer holds 50% or more of the voting power of the Company, subject to earlier termination upon the occurrence of specified events. Shares awarded to Ms. Hong vest at a rate of 20% per year on each of March 3, 2015, 2016, 2017, 2018 and 2019, subject to earlier termination upon the occurrence of specified events.

(4)
These options each vest at a rate of 10%/10%/20%/20%/40% on each of September 23, 2015, 2016, 2017, 2018 and 2019, subject to earlier termination upon the occurrence of specified events.

(5)
These options vest on the earlier of (i) May 30, 2017, (ii) a Change in Control and (iii) the first day on or after May 30, 2016 on which Ares Management no longer holds 50% or more of the voting power of the Company, subject to earlier termination upon the occurrence of specified events.

(6)
These options vest at a rate of 20% per year on each of March 3, 2015, 2016, 2017, 2018 and 2019, subject to earlier termination upon the occurrence of specified events.

(7)
These options vest at a rate of 20% per year on each of September 23, 2015, 2016, 2017, 2018 and 2019, subject to earlier termination upon the occurrence of specified events.

(8)
These options vest at a rate of 20% per year. They originally vested on each of September 23, 2015, 2016, 2017, 2018 and 2019, but were amended in March 2015 to vest on September 23, 2015, April 1, 2016, September 23, 2017, September 23, 2018 and September 23, 2019.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table contains information concerning unexercised options for each named executive officer outstanding as of the end of fiscal year 2014 (after giving effect to the 190-for-one stock split of our common stock effected on September 19, 2014):

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Market value of shares or units of stock that have not vested ($)	Number of shares or units of stock that have not vested
David G. Hirz	1,081,290	(1)	—		2.09	4/6/17	—	—
	959,500	(1)	—		2.51	1/1/19	—	—
	335,844	(2)	503,766		5.27	2/1/23	—	—
	335,844	(2)	503,766		7.90	2/1/23	—	—
	—		555,556	(3)	12.00	9/23/24	—	—
Richard N. Phegley	114,228	(2)	171,342		5.27	2/1/23	—	—
	114,228	(2)	171,342		7.90	2/1/23	—	—
	—		83,333	(3)	12.00	9/23/24	—	—
	—		345,362	(4)	12.00	9/23/24	—	—
	—		—		—		2,356,323	153,008	(4)
Eleanor E. Hong	—		181,250	(5)	12.00	9/23/24	—	—
	—		83,333	(6)	12.00	9/23/24	—	—
	—		—		—		866,250	56,250	(5)
Michael M. Laddon	33,592	(2)	50,388		5.27	2/1/23	—	—
	33,592	(2)	50,388		7.90	2/1/23	—	—
	—		83,333	(6)	12.00	9/23/24	—	—
Martin J. Trtek	43,700	(2)	65,550		5.27	2/1/23	—	—
	43,700	(2)	65,550		7.90	2/1/23	—	—
	—		83,333	(6)	12.00	9/23/24	—	—

(1)
Represents options that were rolled over in connection with the Ares Acquisition from options in our former parent company. All options that were rolled over were fully vested as of the time of the rollover. The number of shares of common stock subject to such options and the applicable exercise prices were equitably adjusted in connection with the rollover.

(2)
Represents options granted on February 1, 2013 that vest at a rate of 20% per year on each of November 15, 2013, 2014, 2015, 2016 and 2017, subject to earlier termination upon the occurrence of specified events. In March 2015, all of Mr. Laddon's outstanding, unvested options were amended so that each tranche that was scheduled to vest on November 15, 2016 vests on April 1, 2016.

(3)
Represents options granted on September 23, 2014 that each vest at a rate of 10%/10%/20%/20%/40% on each of September 23, 2015, 2016, 2017, 2018 and 2019, subject to earlier termination upon the occurrence of specified events.

(4)
Represents awards granted on September 23, 2014 that vest on the earlier of (i) May 30, 2017, (ii) a Change in Control and (iii) the first day on or after May 30, 2016 on which Ares Management no longer holds 50% or more of the voting power of the Company, subject to earlier termination upon the occurrence of specified events.

(5)
Represents awards granted on September 23, 2014 that vest at a rate of 20% per year on each of March 3, 2015, 2016, 2017, 2018 and 2019, subject to earlier termination upon the occurrence of specified events.

(6)
Represents awards granted on September 23, 2014 that vest at a rate of 20% per year on each of September 23, 2015, 2016, 2017, 2018 and 2019, subject to earlier termination upon the occurrence of specified events. In March 2015, all of Mr. Laddon's outstanding, unvested options were amended so that the tranche that was scheduled to vest on September 23, 2016 vests on April 1, 2016

        Market value of shares that have not yet vested was calculated using a price of $15.40 per share, which was the closing price on the last trading day prior to the end of the fiscal year.

Option Exercises and Stock Vested

        The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and the value realized on exercise of options during fiscal 2014 (after giving effect to the 190-for-one stock split of our common stock effected on September 19, 2014).

Option awards
Name	Number of shares acquired on exercise		Value realized on exercise ($)
David G. Hirz	—		—
Richard N. Phegley	924,730	(1)	5,762,333	(2)
Eleanor E. Hong	—		—
Michael M. Laddon	—		—
Martin J. Trtek	—		—

(1)
The Company reduced the number of shares Mr. Phegley received upon exercise by 177,650 shares in partial satisfaction of the exercise price, and by 320,910 shares in satisfaction of the withholding taxes.

(2)
The value realized is computed as the difference between the fair market value of the underlying shares on the date of exercise and the exercise price times the number of options exercised.

Pension Benefits Table

        We maintain the Pension Plan that was frozen in June 2008. Messrs. Phegley and Trtek were participants in the Pension Plan prior to the Pension Plan being frozen and have fully vested benefits therein.

        Our named executive officers who participate in the Pension Plan may retire and begin receiving normal benefits at age 65. A participant is eligible to receive early retirement benefits under the Pension Plan after reaching age 55 and providing 10 years of service. Normal retirement benefits consist of a monthly benefit equal to a participant's final average earnings multiplied by 1.5% times years of service prior to 1992 plus 1.0% times years of service after 1992, minus any benefits received under any other pension plan related to the participant's service to us for which the participant receives benefits (e.g., a union pension plan). If a participant elects to receive early retirement benefits, such benefit will consist of the normal retirement benefits, reduced by 0.5% for each month the early retirement precedes the normal retirement date.

        We engaged the services of Towers Watson to determine the present value of annual accrued and actual benefits under the Pension Plan. The change in actuarial present value of accumulated pension benefits for 2014 was significantly greater than the change in 2013 primarily due to a lower discount rate (4.25%) and revised mortality assumptions for 2014. The revised mortality assumptions were derived from the mortality tables and the mortality improvement scales published by the Society of Actuaries in October 2014. All other assumptions regarding forms of payment, married percentages and ages of spouses remained the same.

        In addition, we maintain the SERP. The SERP was frozen to all participants and benefit accruals in January 2008. However, all of our named executive officers who are eligible to receive benefits pursuant to the Pension Plan are entitled to receive benefits equal to a certain percentage of their compensation, less the amounts payable under the Pension Plan. Messrs. Phegley and Trtek were participants in the SERP prior to the SERP being frozen and have fully vested benefits under the SERP.

        We determine the present value of assets held in the SERP by each participant as of the end of each fiscal year. The calculations were performed on a person-by-person basis. Each participant's present value differs based on his individual election under the SERP. For example, participants could elect SERP benefits as single-life annuities, 15-year terms certain, joint-and-survivor or other applicable terms. Each election would have its own associated mortality assumption, if applicable. As a result of Mr. Phegley and Mr. Trtek moving closer to retirement eligibility, the present value of accumulated benefits increased by $70,489 for Mr. Phegley and $38,476 for Mr. Trtek. Other changes to the present value of accumulated benefits are generally the result of changes in interest rates and mortality assumptions. Also, there is no estimated rate of return on assets because the SERP is a nonqualified plan. The discount rate used to calculate the present value of SERP assets was 4.14% for 2013 and 3.42% for 2014.

        The following table contains information about our plans that provides for payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David G. Hirz	—	—	—	—
Richard N. Phegley	Pension Plan	11	273,170	—
	Supplemental Executive Retirement Plan	15	2,079,988	—
Eleanor E. Hong	—	—	—	—
Michael M. Laddon	—	—	—	—
Martin J. Trtek	Pension Plan	10	242,940	—
	Supplemental Executive Retirement Plan	15	1,128,879	—

Nonqualified Deferred Compensation Table

        We maintain the Supplemental Deferred Compensation Plan for a select group of our highly compensated employees, in which all our named executive officers are eligible to participate. Participants are entitled to defer up to 100% of their base compensation and incentive bonus in the Supplemental Deferred Compensation Plan.

        Deferred amounts are paid in accordance with the participant's elections under the Supplemental Deferred Compensation Plan. In the event of the participant's termination of employment, deferred amounts are generally paid within 90 days following termination of employment, except in the event of the participant's retirement or disability, in which case deferred amounts are paid, at the participant's prior election, within 90 days following retirement or disability, or the fifth, tenth or fifteenth anniversary of such retirement or disability. We provide a matching contribution to participants in the Supplemental Deferred Compensation Plan equal to the match such participant would have received under the 401(k) Plan, except to the extent such contributions are subject to limits imposed by qualified plans.

        Participants in the Supplemental Deferred Compensation Plan, including named executive officers, allocate their contributions and plan account balances among investment alternatives which track the performance of investment funds. The alternatives that named executive officers may elect to track include a money market fund, S&P 500 Index fund, a growth fund, a value fund, a mid-cap growth fund, a small-mid cap value fund, an international fund, a total return fund, a small-mid cap growth series, a small-cap value series, a small-cap index, a global bond, and an index fund that generally tracks the value of the common stock of Sprouts Farmers Market, Inc.

        The following table contains information regarding nonqualified defined contribution and other nonqualified deferred compensation plans.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David G. Hirz	23,000	—	(23,637)	13,559	394,136
Richard N. Phegley	99,831	—	(333,289)	13,559	4,704,074
Eleanor E. Hong	19,385	1,956	365	—	25,928
Michael M. Laddon	92,160	—	14,482	—	151,469
Martin J. Trtek	—	—	—	—	—

Potential Payments upon Termination or Change in Control

        In this section, we describe payments that may be made to our named executive officers upon several events of termination, assuming the termination event occurred on the last day of fiscal year 2014 (except as otherwise noted).

        The information in this section does not include information relating to the following:

  •
  distributions under the Pension Plan, the SERP and the Supplemental Deferred Compensation Plan—see "—Fiscal Year 2014 Compensation—Elements of Our Executive Compensation Program—Pension Plan," "—Supplemental Deferred Compensation Plan" and "—Supplemental Executive Retirement Plan" for information regarding these plans;

  •
  other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including our 401(k) Plan; and

  •
  shares underlying options that vested prior to the termination event—see the "—Outstanding Equity Awards at Fiscal Year-End Table."

Employment Agreement with David G. Hirz

        On September 23, 2014, we entered into an amended and restated employment agreement with Mr. Hirz that provides for severance in the event that Mr. Hirz's employment is terminated by the Company without Cause or by Mr. Hirz for Good Reason. In the event of either such termination, Mr. Hirz will be entitled to receive:

  •
  continuation of base salary for 24 months;

  •
  a prorated share of the annual bonus based on actual performance, payable at the time bonuses are paid generally; and

  •
  entitlement to exercise vested options for a period of 90 days after termination.

        In addition, in the event that Mr. Hirz's employment is terminated within 60 days prior to or within one-year following a Change in Control (as defined in the 2014 Incentive Plan), he will be entitled to receive additional severance equal to two times his target annual bonus. In connection with such termination, to the extent permitted by Section 409A of the Code, any severance payable to Mr. Hirz will be paid in a lump sum.

        "Good Reason" generally means the occurrence of any of the following events by the Company, without Mr. Hirz's consent: (i) a material diminution of Mr. Hirz's authority, responsibility or duties, including if Mr. Hirz no longer reports directly to our board of directors; (ii) relocation to a principal place of employment that is 25 miles further (one-way) from Mr. Hirz's current residence than the current headquarters in Commerce, California is from such residence; or (iii) failure by the Company to comply with any material obligation imposed by the employment agreement. However, the Company may reduce Mr. Hirz's base salary in connection with a Company-wide reduction in salary or a reduction in salary of the Company's executive officers generally, and any such reduction shall not be deemed to be "Good Reason," provided that the percentage of any such reduction is no greater than the percentage reduction of any other officer.

        "Cause" generally means the occurrence of any of the following events by Mr. Hirz: (i) a breach of any material provision of the employment agreement or a breach of any provision of the Fair Competition Agreement between Mr. Hirz and the Company; (ii) (A) the commission of any felony or (B) the conviction or plea of nolo contendere to any misdemeanor, in each case, that causes or is likely to cause material harm or embarrassment to the Company or any of its subsidiaries or any of its affiliates; (iii) theft, embezzlement or fraud in connection with the performance of Mr. Hirz's duties; (iv) the misappropriation of any material business opportunity of the Company or any of its subsidiaries by Mr. Hirz; (v) any material failure by Mr. Hirz to comply with, observe or carry out the Company's written rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally; (vi) any material failure by Mr. Hirz to comply with, observe or carry out the written rules, regulations, policies, directions, codes of ethics and/or conduct and restrictions for senior executives of the Company; and (vii) substance abuse or use of illegal drugs that (A) materially impairs performance of Mr. Hirz's duties or (B) causes or is likely to cause material harm or embarrassment to the Company or any of its subsidiaries.

        In the event that Mr. Hirz's employment is terminated as a result of his death or disability, Mr. Hirz, his personal representative or guardian, as the case may be, is entitled to receive:

  •
  continuation of base salary for 24 months; and

  •
  a prorated share of the annual bonus based on actual performance, payable at the time bonuses are paid generally.

Eleanor Hong Offer Letter

        In January 2014, we executed an offer letter with Ms. Hong that provides for severance in the event that Ms. Hong's employment is terminated by the Company without Cause or by Ms. Hong for Good Reason. In the event of either such termination, Ms. Hong will be entitled to receive:

  •
  continuation of base salary for 12 months;

  •
  a prorated share of the annual bonus based on actual performance, payable at the time bonuses are paid generally;

  •
  continuation of medical, dental and vision insurance for the shorter of (a) 12 months or (b) until she obtains eligibility for such benefits from a subsequent employer;

  •
  executive level outplacement services for 12 months;

  •
  any unpaid sign-on bonus amounts that she would have been entitled to receive has she remained employed with the Company through 18 months of employment; and

  •
  entitlement to exercise vested options for a period of 90 days after termination.

        "Good Reason" generally means the occurrence of any of the following events by the Company, without Ms. Hong's consent: (i) a material diminution of Ms. Hong's responsibility or duties, as in effect on her start date; (ii) relocation to a principal place of employment that is 25 miles further (one-way) from Ms. Hong's current residence than the current headquarters in Commerce, California is from such residence; or (iii) failure by the Company to comply with any material obligation imposed by the offer letter or any documents relating to her option awards. However, the Company may reduce Ms. Hong's base salary in connection with a Company-wide reduction in salary or a reduction in salary of the Company's executive officers generally, and any such reduction shall not be deemed to be "Good Reason," provided that the percentage of any such reduction is no greater than the percentage reduction of any other officer.

        "Cause" generally means the occurrence of any of the following events by Ms. Hong: (i) the commission of any felony or a crime of moral turpitude; (ii) the commission of an act of gross negligence or fraud in connection with the performance of her duties; (iii) material violation of any policy of the Company; (iv) failure by or refusal of Ms. Hong to substantially perform her material employment duties or to implement the reasonable directives of the Company; and (v) willful engagement in misconduct that is materially injurious to the Company.

Severance Plan

        The Company maintains the Severance Plan, in which all of our named executive officers other than Mr. Hirz and Ms. Hong participate.

        In the event that the employment of any named executive officer who participates in the Severance Plan is involuntarily terminated by the Company for any reason other than on account of Cause (as defined below), death or disability, such named executive officer is entitled to receive the following severance benefits:

  •
  continuation of base salary for 12 months;

  •
  a prorated share of the annual bonus based on actual performance, payable at the time bonuses are paid generally;

  •
  continuation of medical, dental and vision insurance through the earlier of (i) 12 months or (ii) the date the participant obtains eligibility for welfare benefits from a subsequent employer; and

  •
  reasonable executive level outplacement services for 12 months.

        "Cause" generally means a finding by the Compensation Committee that the participant has (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform his or her employment duties (other than by reason of a physical or mental impairment) or to implement the reasonable directives of the Company (that is not cured within 30 days), (iv) violated any material policy of the Company (that is not cured within 30 days), or (v) engaged in fraud or misconduct that is materially injurious to the Company, monetarily or otherwise.

Name	Cash Payments ($)		Continuation of Welfare Plans ($)(1)	Outplacement Services ($)(2)
David G. Hirz
Termination Without Cause/Resignation for Good Reason/Death/Disability (other than in connection with a Change in Control)	2,643,670	(3)	—	—
Termination Without Cause/Resignation for Good Reason in connection with a Change in Control	4,343,670	(4)	—	—
Richard N. Phegley
Termination Without Cause	798,348	(5)	29,532	11,500
Eleanor E. Hong
Termination Without Cause/Resignation for Good Reason	716,448	(5)	29,493	11,500
Michael M. Laddon
Termination Without Cause	621,868	(5)	29,470	11,500
Martin J. Trtek
Termination Without Cause	560,946	(5)	23,117	11,500

(1)
Reflects the cost of 12 months' continuation of medical, dental and vision insurance premium payments.

(2)
Reflects the cost of 12 months of executive outplacement services.

(3)
Reflects 24 months' continuation of base salary and a prorated bonus based on actual performance.

(4)
Reflects 24 months' base salary, two times target annual bonus, and a prorated bonus based on actual performance.

(5)
Reflects 12 months' continuation of base salary, a prorated bonus based on actual performance and the unpaid portion of the sign-on bonus.

Compensation of Our Directors

        Our board of directors maintains a compensation program, pursuant to which each of our independent directors is entitled to the following fees and awards:

  •
  an annual cash retainer of $50,000;

  •
  an additional annual cash retainer of $15,000 to the chairperson of the Audit Committee;

  •
  an additional annual cash retainer of $10,000 to the chairperson of the Compensation Committee;

  •
  an additional annual cash retainer of $6,000 to the chairperson of the Nominating Committee;

  •
  $1,500 for each committee or board meeting attended; and

  •
  a grant of restricted stock under the 2014 Incentive Plan in an amount equal to $100,000 per year, which will vest ratably on each of the first four anniversaries of the grant date.

        Directors who are not independent directors do not receive any compensation for their services as directors.

        In connection with the IPO, pursuant to our 2014 Incentive Plan, each of Messrs. Anicetti and Tesoriero was granted an option to purchase 25,500 shares of our common stock, which vests ratably on each of the first four anniversaries of the grant date.

        We also reimburse each of our directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in person at board of directors and committee meetings.

Director Compensation Table for Fiscal Year 2014

        The following table contains information concerning the compensation of our non-employee directors in fiscal year 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Richard A. Anicetti	34,000	109,835	143,835
Norman H. Axelrod	42,750	—	42,750
Robert A. Eckert(2)	22,500	—	22,500
Andrew A. Giancamilli	67,250	—	67,250
Dennis T. Gies	17,000	—	17,000
David B. Kaplan	14,000	—	14,000
Adam L. Stein	19,500	—	19,500
Joseph S. Tesoriero	39,500	109,835	149,335

(1)
The amounts shown for option awards relate to stock options granted under the 2014 Incentive Plan. These amounts are based upon the grant date fair value of awards calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in Note 13, Share-Based Compensation, to our consolidated financial statements for fiscal year 2014. Each of Mr. Anicetti and Mr. Tesoriero was granted an option to purchase 25,500 shares of common stock with an exercise price of $12.00 per share. The stock option grants to Messrs. Anicetti and Tesoriero vest at a rate of 25% on each of September 23, 2015, 2016, 2017 and 2018.

(2)
Resigned from our board of Directors in July 2014.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Term Loan Facility

        Upon the closing of the Ares Acquisition, Smart & Final Stores LLC (an indirect wholly owned subsidiary of the Company) entered into the Term Loan Facility, under which various funds affiliated with Ares, our principal stockholder, are lenders. As of December 28, 2014, these affiliated funds had term loans of Smart & Final Stores LLC in the amount of $58.5 million. As of December 28, 2014, $594.9 million was outstanding under the Term Loan Facility. In addition, in fiscal year 2014, an aggregate of $11.9 million in principal and $3.1 million in interest was paid to affiliates of Ares in respect of amounts borrowed under the Term Loan Facility. As of December 28, 2014, borrowings under the Term Loan Facility accrue interest at a weighted average rate of 4.75% per year. In fiscal year 2013, an aggregate of $2.6 million in principal and $2.5 million in interest was paid to affiliates of Ares in respect of amounts borrowed under the Term Loan Facility, and an aggregate of $19.5 million in principal and $2.0 million in interest was paid to affiliates of Ares under the Second Lien Term Loan Facility. No principal or interest was paid to any affiliate of Ares in fiscal year 2012 under the Credit Facilities.

Pre-IPO Stockholders Agreement

        We were party to a Stockholders Agreement, dated as of November 15, 2012 (as amended, the "Pre-IPO Stockholders Agreement"), among us and each of our pre-initial public offering stockholders, including Ares and certain of our directors, executive officers and other employees. In connection with the closing of our initial public offering, the Pre-IPO Stockholders Agreement was replaced by a registration rights agreement (the "Registration Rights Agreement") as described below.

Registration Rights Agreement

        Pursuant to the terms of the Registration Rights Agreement, our pre-initial public offering stockholders, including Ares and certain of our executive officers and directors, are entitled to various rights with respect to the registration of their shares under the Securities Act. Registration of any of these shares under the Securities Act would result in such shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement, except for shares purchased by affiliates.

Demand Registration Rights

        At any time following the closing of this offering and the expiration of the applicable lock-up period, subject to certain conditions and restrictions contained in the Registration Rights Agreement, Ares will be able to make an unlimited number of demands for us to register their shares of our common stock under the Securities Act.

Piggyback Registration Rights

        In the event of a demand registration or if we propose to register any of our own securities under the Securities Act in a public offering, we will be required to provide notice to those holders of our common stock with registration rights under the Registration Rights Agreement and provide them with the right to include their shares in the registration statement, subject to certain conditions and exceptions contained in the Registration Rights Agreement.

Expenses

        We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of our common stock held by the holders of our common stock with registration rights under the Registration Rights Agreement.

Management Services Agreements

        In connection with the Ares Acquisition, on November 15, 2012, we entered into Management Services Agreements with certain affiliates of Ares Management (the "Management Services Agreements"). Each Management Services Agreement provides for reimbursement of the applicable manager's and its affiliates' out-of-pocket expenses in connection with the management services provided thereunder. For the year ended December 28, 2014, $93,100 was reimbursed in accordance with the terms of the Management Services Agreements. No fees are payable under the Management Services Agreements.

        Each Management Services Agreement also provides that we will indemnify the applicable manager and its affiliates against all losses, claims, damages and liabilities arising in connection with the management and financial services provided by such manager thereunder.

Indemnification of Officers and Directors

        Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers. See "Description of Capital Stock—Limitations of Liability and Indemnification" below for more details.

Pre-Ares Acquisition Transactions

Apollo Management Services Agreement

        In connection with the acquisition of us by affiliates of Apollo Management, L.P. ("Apollo"), we entered into a Management Services Agreement, effective May 31, 2007 (the "Apollo Agreement"), between Smart & Final Holdings Corp., our former ultimate parent company ("Former Parent"), and Apollo Management VI, L.P., an affiliate of Apollo (the "Manager"). Pursuant to the Apollo Agreement, the Manager provided certain investment banking, management, consulting and financial planning services to Former Parent, and Former Parent paid the Manager $1.4 million in annual fees under the Apollo Agreement for our fiscal year 2012. The Apollo Agreement was terminated upon consummation of the Ares Acquisition, and in connection with such termination, we paid the Manager (i) transaction and advisory fees (including reimbursement of expenses) in the aggregate amount of $10.5 million and (ii) a termination fee of $5.5 million.

Former CEO and Chairman

        Pursuant to an employment agreement with George G. Golleher, our former chief executive officer and chairman of Former Parent's board of directors, Mr. Golleher received approximately $3.9 million for fiscal year 2012. The employment agreement was terminated in connection with the Ares Acquisition and, in connection with the transaction, Mr. Golleher received a change in control bonus of $1.0 million pursuant to the agreement.

Policies and Procedures for Related Party Transactions

        Upon the closing of our initial public offering, our board of directors adopted a policy pursuant to which the Audit Committee is charged with reviewing for approval or ratification all transactions with "related persons" (as defined in paragraph (a) of Item 404 Regulation S-K) that are brought to the

Audit Committee's attention. As a result, the transactions described under this section that occurred prior to our initial public offering were not reviewed under such policy, but rather were entered into after presentation to and consideration and approval by our board of directors.

        We also maintain certain compensation agreements and other arrangements with certain of our executive officers, which are described under "Executive and Director Compensation" elsewhere in this prospectus.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of April 3, 2015 by:

  •
  each of our directors and named executive officers;

  •
  all of our directors and executive officers as a group;

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

  •
  each selling stockholder.

        Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of April 3, 2015. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

        Our calculation of the percentage of beneficial ownership is based on 73,771,652 shares of common stock outstanding as of April 3, 2015.

        Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Smart & Final Stores, Inc., 600 Citadel Dr., Commerce, California 90040.

	Shares Beneficially Owned(1) Before the Offering							Maximum Number of Shares to be Sold if Over-Allotment Option is Exercised in Full	Shares Beneficially Owned(1) After the Offering if Over-Allotment Option is Exercised in Full
					Shares Beneficially Owned(1) After the Offering
				Number of Shares to be Sold in the Offering
Name of Beneficial Owner	Shares		Percentage		Shares		Percentage		Shares		Percentage
Named Executive Officers and Directors:
David G. Hirz	2,737,478	(3)	3.58%	—	2,737,478	(3)	3.58%	—	2,737,478	(3)	3.58%
Richard N. Phegley	1,068,884	(4)	1.44%	—	1,068,884	(4)	1.44%	—	1,068,884	(4)	1.44%
Eleanor Hong	101,999	(5)	*	—	101,999	(5)	*	—	101,999	(5)	*
Martin J. Trtek	201,400	(6)	*	—	201,400	(6)	*	—	201,400	(6)	*
Michael M. Laddon	202,684	(7)	*	—	202,684	(7)	*	—	202,684	(7)	*
David B. Kaplan	—		—	—	—		—	—	—		—
Richard A. Anicetti	8,000	(8)	*	—	8,000	(8)	*	—	8,000	(8)	*
Norman H. Axelrod	120,080	(9)	*	17,212	102,868	(12)	*	19,794	100,286	(13)	*
Andrew A. Giancamilli	63,080	(10)	*	—	63,080	(10)	*	—	63,080	(10)	*
Dennis T. Gies	—		—	—	—		—	—	—		—
Adam L. Stein	—		—	—	—		—	—	—		—
Joseph S. Tesoriero	1,000	(11)	*	—	1,000	(11)	*	—	1,000	(11)	*
All directors and executive officers as a group (18 persons)	5,893,085		7.56%	17,212	5,875,873		7.54%	19,794	5,873,291		7.53%
5% Stockholders:
Ares Corporate Opportunities Fund III, L.P.(2)	27,550,000		37.34%	4,991,394	22,558,606		30.58%	5,740,103	21,809,897		29.56%
Ares Corporate Opportunities Fund IV, L.P.(2)	27,550,000		37.34%	4,991,394	22,558,606		30.58%	5,740,103	21,809,897		29.56%
Total	60,993,085		82.25%	10,000,000	50,993,085		65.40%	11,500,000	49,493,085		63.48%

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(2)
Shares of our common stock are held directly by ACOF III and ACOF IV. The manager of ACOF III is ACOF Operating Manager III, LLC ("ACOF Operating Manager III"), and the sole member of ACOF Operating Manager III is Ares Management LLC ("Ares Management LLC"). The manager of ACOF IV is ACOF Operating Manager IV, LLC ("ACOF Operating Manager IV"), and the sole member of ACOF Operating Manager IV is Ares Management LLC.

  The sole member of Ares Management LLC is Ares Management Holdings L.P. ("Ares Management Holdings") and the general partner of Ares Management Holdings is Ares Holdings Inc. ("Ares Holdings"), whose sole stockholder is Ares Management. The general partner of Ares Management is Ares Management GP LLC ("Ares Management GP") and the sole member of Ares Management GP is Ares Partners Holdco LLC ("Ares Partners" and, together with ACOF III, ACOF IV, ACOF Operating Manager III, ACOF Operating Manager IV, Ares Management LLC, Ares Management Holdings, Ares Holdings, Ares Management, and Ares Management GP, the "Ares Entities"). Ares Partners is managed by a board of managers, which is composed of Michael Arougheti, David Kaplan, John Kissick, Antony Ressler and Bennett Rosenthal. Decisions by Ares Partners' board of managers generally are made by a majority of the members, which majority, subject to certain conditions, must include Antony Ressler. Each of the Ares Entities (other than each of ACOF III and ACOF IV with respect to the shares held directly by it) and the members of Ares Partners' board of managers and the other directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of the shares of our common stock. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(3)
Consists of (i) 25,000 shares directly held by Mr. Hirz and (ii) 2,712,478 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of April 3, 2015. Mr. Hirz is our President and Chief Executive Officer and a member of our board of directors.

(4)
Consists of (i) 687,420 shares directly held by Mr. Phegley, (ii) 153,008 shares of restricted stock with restrictions that lapse on May 30, 2017 and (iii) 228,456 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of April 3, 2015. Mr. Phegley is our Senior Vice President and Chief Financial Officer.

(5)
Consists of (i) 9,500 shares directly held by Ms. Hong, (ii) 56,250 shares of time-vested restricted stock and (iii) 36,249 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of April 3, 2015. Ms. Hong is our Senior Vice President and Chief Marketing Officer.

(6)
Consists of (i) 114,000 shares directly held by Mr. Trtek and (ii) 87,400 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of April 3, 2015. Mr. Trtek is President of our Cash & Carry stores.

(7)
Consists of (i) 135,500 shares directly held by Mr. Laddon and (ii) 67,184 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of April 3, 2015. Mr. Laddon is our Senior Vice President and Chief Information Officer.

(8)
Consists of 8,000 shares directly held by Mr. Anicetti. Mr. Anicetti is a member of our board of directors.

(9)
Consists of (i) 95,000 shares directly held by Mr. Axelrod and (ii) 25,080 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of April 3, 2015. Mr. Axelrod is a member of our board of directors.

(10)
Consists of (i) 38,000 shares directly held by Mr. Giancamilli and (ii) 25,080 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of April 3, 2015. Mr. Giancamilli is a member of our board of directors.

(11)
Consists of 1,000 shares directly held by Mr. Tesoriero. Mr. Tesoriero is a member of our board of directors.

(12)
Consists of (i) 77,788 shares directly held by Mr. Axelrod and (ii) 25,080 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of April 3, 2015. Mr. Axelrod is a member of our board of directors.

(13)
Consists of (i) 75,206 shares directly held by Mr. Axelrod and (ii) 25,080 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of April 3, 2015. Mr. Axelrod is a member of our board of directors.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a summary of the material terms of the agreements and instruments that govern our material outstanding indebtedness. The following is only a summary, is not a complete description of all of the terms of such agreements and instruments and is qualified in its entirety by reference to the agreements and instruments that govern our material outstanding indebtedness, copies of which are available as set forth under "Where You Can Find More Information."

        On November 15, 2012 (the "Original Closing Date"), in connection with the Ares Acquisition, Smart & Final Stores LLC, our indirect wholly owned subsidiary, entered into three financing arrangements: (i) the Term Loan Facility, (ii) the Second Lien Term Loan Facility and (iii) the Revolving Credit Facility.

        The Second Lien Term Loan Facility was prepaid in full on December 19, 2013, as described below.

Term Loan Facility

        Under the Term Loan Facility, (i) $525.0 million of term loans were incurred on the Original Closing Date, (ii) $55.0 million of additional term loans were incurred pursuant to an incremental facility effected through an amendment entered into on May 29, 2013 (the "First Amendment") and (iii) $140.0 million of additional term loans were incurred pursuant to an incremental facility effected through an amendment entered into on December 19, 2013 (the "Second Amendment") (all such term loans, collectively, the "Term Loans"). Subject to certain conditions, we may incur additional term loans under the Term Loan Facility in an amount of up to $75.0 million (without regard to any leverage-based limitations) plus, to the extent we comply with certain leverage-based limitations, additional term loans in an unlimited amount. In each case, none of the existing lenders are obligated to provide additional term loans and any additional lenders require the consent of the administrative agent. The Term Loans have a term of seven years from the Original Closing Date with a maturity date of November 15, 2019. All obligations under the Term Loan Facility are guaranteed by Intermediate Holdings, and certain of its current and future domestic direct and indirect subsidiaries. In addition, the obligations under the Term Loan Facility are secured by (x) a first-priority security interest in substantially all of the property and assets of, as well as the equity interests owned by, Smart & Final Stores LLC and Intermediate Holdings and the other guarantors (other than Revolving Credit Facility Collateral) and (y) a second-priority security interest in the Revolving Credit Facility Collateral.

        Smart & Final Stores LLC is required to make scheduled payments of principal at the end of each calendar quarter, each equal to 0.25% of the aggregate original principal amount of the Term Loans, with the balance due on the maturity date. Smart & Final Stores LLC may prepay the Term Loans, in whole or in part, at any time. Mandatory prepayments are required in the amount of (i) the net proceeds of a sale of assets, subject to the priority of the Revolving Credit Facility Collateral, (ii) the net proceeds of the incurrence of indebtedness to the extent such indebtedness is not permitted under the terms of the Term Loan Facility and (iii) a percentage of annual "excess cash flow," as adjusted by voluntary prepayments.

        The Term Loans bear interest at an annual rate equal to an applicable margin plus, at Smart & Final Stores LLC's option, either (i) adjusted LIBOR (defined as a rate equal to the higher of (x) the LIBOR rate in effect for the applicable interest period, as adjusted for statutory reserves, and (y) 1.00%) or (ii) the base rate (defined as a fluctuating rate equal to the highest of (x) the federal funds effective rate plus 0.50%, (y) the rate of interest published by the Wall Street Journal as the "Prime Rate" and (z) the adjusted LIBOR rate for an interest period of one month plus 1.00%). The applicable margin is 3.75% for adjusted LIBOR loans and 2.75% for base rate loans.

        At December 28, 2014, the weighted-average interest rate on the Term Loans was 4.75%. As of December 28, 2014, the aggregate principal balance of the outstanding Term Loans was $594.9 million.

        On May 29, 2013, we entered into the First Amendment and incurred related refinancing costs of approximately $7.5 million. The First Amendment, among other things, (i) provided $55.0 million of additional term loans as described above, (ii) decreased the applicable margin applicable to adjusted LIBOR loans from 4.50% to 3.50%, (iii) decreased the applicable margin applicable to base rate loans from 3.50% to 2.50% and (iv) reduced the LIBOR floor from 1.25% to 1.00%. The proceeds of the additional term loans extended pursuant to the First Amendment were used to prepay loans under the Second Lien Term Loan Facility, reducing the outstanding principal balance thereof to $140.0 million.

        On December 19, 2013, we entered into the Second Amendment and incurred related refinancing costs of approximately $4.8 million. The Second Amendment, among other things, (i) provided $140.0 million of additional term loans as described above, (ii) increased the applicable margin applicable to adjusted LIBOR loans from 3.50% to 3.75%, (iii) increased the applicable margin applicable to base rate loans from 2.50% to 2.75%, (iv) reset the size of the incremental facilities that can be incurred without regard to leverage-based limitations from $125.0 million to $75.0 million and (v) extended the period during which a premium charged in the event of a repricing prepayment transaction is applicable to the date that is six months after the date of the Second Amendment. The proceeds of the additional term loans extended pursuant to the Second Amendment were used to prepay all outstanding loans under the Second Lien Term Loan Facility.

        In connection with the First Amendment and the Second Amendment, we recognized a combined $24.5 million loss on debt extinguishment related to fees and the write-off of unamortized debt discount and deferred financing costs.

        The Term Loan Facility has no financial maintenance covenants.

        The Term Loan Facility includes restrictions on the ability of certain of our domestic direct and indirect subsidiaries (including Smart & Final Stores LLC and Smart & Final LLC, but not Intermediate Holdings) to incur or guarantee additional indebtedness, incur or permit to exist certain liens, enter into certain sale and lease-back transactions, make certain investments, loans and advances, effect certain mergers, consolidations, asset sales and acquisitions, pay dividends on, or redeem or repurchase, capital stock, enter into transactions with affiliates, materially change their respective businesses and repay or modify certain other agreements with respect to other material indebtedness or modify their respective organizational documents. In addition, the Term Loan Facility places certain restrictions on Intermediate Holdings with respect to the incurrence or creation of additional liens on the equity interests of certain subsidiaries, the preservation of its corporate existence and maintenance of its passive holding company status. As of December 28, 2014 and as of the date hereof, Smart & Final Stores LLC and Intermediate Holdings and the other guarantors were and are in compliance with the terms of the Term Loan Facility.

        The Term Loan Facility contains events of default, including (subject to customary cure periods and materiality thresholds) defaults based on (i) the failure to make payments under the Term Loan Facility when due, (ii) breaches of covenants, (iii) inaccuracies of representations and warranties, (iv) cross-defaults to other material indebtedness, (v) bankruptcy events, (vi) material judgments, (vii) certain matters arising under ERISA, (viii) the actual or asserted invalidity of documents relating to any guarantee or security document, (ix) the actual or asserted invalidity of any subordination terms supporting the Term Loan Facility and (x) the occurrence of a change in control. If any such event of default occurs, the lenders would be entitled to accelerate the Term Loan Facility and take various other actions, including all actions permitted to be taken by a collateralized creditor. If certain bankruptcy events occur, the Term Loan Facility will automatically accelerate.

Revolving Credit Facility

        The Revolving Credit Facility provides for up to $150.0 million of borrowings (including up to $50.0 million for the issuance of letters of credit), subject to certain borrowing base limitations. Subject to certain conditions, we may increase the commitments under the Revolving Credit Facility by up to $100.0 million. The Revolving Credit Facility has a term of five years with a maturity date of November 15, 2017. All obligations under the Revolving Credit Facility are guaranteed by Intermediate Holdings and certain of Intermediate Holdings' current and future domestic direct and indirect subsidiaries. In addition, the obligations under the Revolving Credit Facility are secured by (i) a first-priority security interest in the Revolving Credit Facility Collateral and (ii) a second- priority security interest in substantially all of the other property and assets of, as well as the equity interests owned by, Smart & Final Stores LLC and Intermediate Holdings and the other guarantors.

        Borrowings under the Revolving Credit Facility bear interest at an annual rate equal to the applicable margin plus, at Smart & Final Stores LLC's option, either (i) adjusted LIBOR (defined as a rate equal to the LIBOR rate in effect for the applicable interest period, as adjusted for statutory reserves) or (ii) the alternate base rate (defined as a fluctuating rate equal to the highest of (x) the federal funds effective rate plus 0.50%, (y) the interest rate announced by the administrative agent as its "Prime Rate", and (z) the adjusted LIBOR rate for an interest period of one month plus 1.00%). The applicable margin is determined by a pricing grid based on the availability of the facility and ranges from 1.25% to 1.75%, in the case of adjusted LIBOR loans, and 0.25% to 0.75%, in the case of alternate base rate loans. At December 28, 2014, the applicable margin was 1.25%, in the case of adjusted LIBOR loans, and 0.25%, in the case of alternate base rate loans.

        In addition to paying interest on the outstanding principal balance of the loans under the Revolving Credit Facility and customary letter of credit fees, we were required to pay a commitment fee to the lenders under the Revolving Credit Facility on unused commitments. The commitment fee is determined by a pricing grid based on usage of the Revolving Credit Facility commitments, and ranges from 0.25% to 0.375%. For the twelve week period ended December 28, 2014, the applicable commitment fee was 0.375%.

        As of December 28, 2014, we had no outstanding borrowings under the Revolving Credit Facility and outstanding letters of credit were $26.6 million. After giving effect to such letters of credit, we had $123.4 million of availability under the Revolving Credit Facility as of December 28, 2014.

        The Revolving Credit Facility includes a "springing" financial maintenance covenant, applicable when a covenant trigger event (as described below) has occurred and is continuing. If such a covenant trigger event has occurred and is continuing, Smart & Final Stores LLC is required to maintain a fixed charge coverage ratio of not less than 1.0 to 1.0. A covenant trigger event shall have occurred any time that availability under the Revolving Credit Facility is less than the greater of (i) $12.5 million and (ii) 10.0% of the line cap (the lesser of the aggregate commitments under the Revolving Credit Facility and the borrowing base then in effect) (the "Trigger Threshold"). Once commenced, a covenant trigger event shall be deemed to continue until such time as availability equals or exceeds the Trigger Threshold for 20 consecutive days. As of December 28, 2014, no trigger event has occurred.

        The Revolving Credit Facility includes restrictions on the ability of certain of our current and future domestic direct and indirect subsidiaries (including Smart & Final Stores LLC and Smart & Final LLC, but not Intermediate Holdings) to incur or guarantee additional indebtedness, incur or permit to exist certain liens, enter into certain sale and lease-back transactions, make certain investments, loans and advances, effect certain mergers, consolidations, asset sales and acquisitions, pay dividends on, or redeem or repurchase, capital stock, enter into transactions with affiliates, materially change their respective businesses and repay or modify certain other agreements with respect to other material indebtedness or modify their respective organizational documents. In addition, the Revolving Credit Facility places certain restrictions on Intermediate Holdings with respect to the incurrence or creation of additional liens on the equity interests of certain subsidiaries, the preservation of its corporate existence and maintenance of its passive holding company status. As of June 15, 2014 and as of the date hereof, Smart & Final Stores LLC and Intermediate Holdings and the other guarantors were and are in compliance with the terms of the Revolving Credit Facility.

        The Revolving Credit Facility contains events of default, including (subject to customary cure periods and materiality thresholds) defaults based on (i) the failure to make payments under the Revolving Credit Facility when due, (ii) breaches of covenants, (iii) inaccuracies of representations and warranties, (iv) cross-defaults to other material indebtedness, (v) bankruptcy events, (vi) material judgments, (vii) certain matters arising under ERISA, (viii) the actual or asserted invalidity of documents relating to any guarantee or security document, (ix) the actual or asserted invalidity of any subordination terms supporting the Revolving Credit Facility and (x) the occurrence of a change in control. If any such event of default occurs, the lenders would be entitled to accelerate the Revolving Credit Facility and take various other actions, including all actions permitted to be taken by a collateralized creditor. If certain bankruptcy events occur, the Revolving Credit Facility will automatically accelerate.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 340,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 par value per share. The following description summarizes the material terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of applicable Delaware law.

Common Stock

        As of April 3, 2015, 73,771,652 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

Dividend Rights

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine from time to time.

Voting Rights

        Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our stockholders do not have cumulative voting rights at elections of directors.

Preemptive or Similar Rights

        Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that our board of directors may designate and issue in the future.

Liquidation Rights

        Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of claims of creditors.

Options

        We have outstanding stock options to purchase an aggregate of approximately 10,145,858 shares of our common stock under the 2012 Incentive Plan. 8,014,390 of our common stock are reserved for issuance under the 2012 Incentive Plan, and 5,500,000 shares of our common stock are reserved for issuance under the 2014 Incentive Plan.

Preferred Stock

        As of April 3, 2015, there were no shares of preferred stock outstanding.

        Our board of directors is authorized to issue up to 10,000,000 shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof, in each case without further action by our stockholders. Subject to the terms of any series of preferred stock so designated, our board of directors is also authorized to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion or other rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and could adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock in the foreseeable future.

Registration Rights

        As of the closing of this offering, pursuant to the terms of the Registration Rights Agreement, the holders of 45,233,000 shares of our common stock, or their transferees, will be entitled to various rights with respect to the registration of their shares under the Securities Act. For a more detailed description of the Registration Rights Agreement, see "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Exclusive Venue

        Our certificate of incorporation requires, to the fullest extent permitted by law, unless otherwise consented to by us, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and by avoiding the time and expense of multi-forum litigation, the provision may have the effect of discouraging lawsuits against our directors and officers.

Attorneys' Fees in Stockholder Actions

        Our certificate of incorporation includes a requirement that, to the fullest extent permitted by law, a stockholder reimburse us for all fees, costs and expenses incurred by us in connection with a proceeding initiated by such stockholder in which such stockholder does not obtain a judgment on the merits that substantially achieves the full remedy sought. This provision may have the effect of discouraging lawsuits against us or our directors and officers. See "Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Under our certificate of incorporation, stockholders that initiate certain proceedings may be obligated to reimburse us for all fees, costs and expenses incurred by us in connection with such proceedings if the claim proves unsuccessful."

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

        We are governed by the DGCL. Our certificate of incorporation and bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of potentially discouraging a proposal to acquire us.

Undesignated Preferred Stock

        As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

        Our certificate of incorporation provides that, from and after the Trigger Date, our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, following the Trigger Date, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our certificate of incorporation provides that special meetings of the stockholders may be called only by the chairperson of our board, our chief executive officer or our board of directors. Stockholders may not call a special meeting of stockholders, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our bylaws establish advance notice procedures with respect to stockholder proposals and stockholder nomination of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

Board Classification

        Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. For more information on the classified board, see "Management—Board Composition." The classification of our board of directors and the limitations on the ability of our stockholders to remove directors without cause following the Trigger Date could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Removal of Directors; Vacancies

        From and after the Trigger Date, directors may only be removed for cause by the affirmative vote of at least two-thirds of the voting power of our outstanding stock. Prior to the Trigger Date, directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding stock.

No Cumulative Voting

        Our certificate of incorporation does not permit cumulative voting at elections of directors. Cumulative voting entitles a stockholder to as many votes as equals the number of votes which such holder would be entitled to cast for the election of directors multiplied by the number of directors to be elected and allows a stockholder to cast a portion or all of the stockholder's votes for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors' decision regarding a takeover or otherwise.

Amendment of Charter and Bylaw Provisions

        The amendment of certain of the provisions of our certificate of incorporation described above requires approval by holders of at least two-thirds of the voting power of our outstanding stock. Our certificate of incorporation provides that our board of directors may from time to time adopt, amend, alter or repeal our bylaws without stockholder approval and that the stockholders may adopt, amend, alter or repeal our bylaws by the affirmative vote of two-thirds of the voting power of our outstanding stock.

Delaware Anti-Takeover Statute

        Our certificate of incorporation provides that, until Ares and its affiliates cease to beneficially own shares of capital stock representing at least 15% of the voting power of our outstanding stock, we are not governed by Section 203 of the DGCL, which, in the absence of such provision, would have imposed certain additional requirements in connection with mergers and other business combinations involving "interested stockholders" (as defined in Section 203 of the DGCL).

Corporate Opportunity

        Our certificate of incorporation provides that no officer or director of ours who is also an officer or director of Ares or its affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Ares instead of us, or does not communicate information regarding a corporate opportunity to us that the officer or director has directed to Ares other than corporate opportunities offered to such officers or directors solely in their capacity as an officer or director of us.

        The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Limitations of Liability and Indemnification and Advancement

        Our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors shall not be personally liable for monetary damages for breaches of fiduciary duties as a director except for:

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  any breach of the director's duty of loyalty to us or to our stockholders;

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  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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  unlawful payment of dividends or unlawful stock repurchases or redemptions; and

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  any transaction from which the director derived an improper personal benefit.

        If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our certificate of incorporation provides that we will indemnify and advance expenses to our directors and officers, and may indemnify and advance expenses to our employees and other agents, to the fullest extent permitted by Delaware law. We are also empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

        In addition to the indemnification and advancement of expenses required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of, and advancement of expenses to, such persons for all reasonable expenses and liabilities, including attorneys' fees, judgments, fines and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

        The limitation of liability and indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification or advancement by any director or officer.

Listing

        Our common stock is listed on the NYSE under the symbol "SFS."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

 SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of our common stock, including shares of our outstanding common stock and shares of our common stock issued upon exercise of outstanding stock options, in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time.

        Upon the closing of this offering, 73,771,652 shares of common stock will be outstanding. In addition, as of the closing of this offering, there will be outstanding options to acquire approximately 10,145,858 shares of common stock under the Incentive Plans. Of the outstanding shares of our common stock, 26,975,474 shares are or will be freely tradable upon the completion of this offering, including 13,450,000 shares sold in our initial public offering and 10,000,000 shares to be sold in this offering, except that any shares held by our affiliates, as that term is defined in Rule 144, may only be sold in compliance with the limitations described below.

        The remaining 46,796,178 shares of our common stock outstanding after this offering are restricted securities, as such term is defined in Rule 144, or are subject to lock-up agreements with the underwriters of this offering, as described below. Following the expiration of the lock-up period pursuant to any such lock-up agreements, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, described in greater detail below.

Rule 144

        In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

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  1% of the number of shares of our common stock outstanding at the time of such sale, which will equal 737,716 shares as of the closing of this offering; or

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  the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information, and notice provisions of Rule 144.

        Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted shares, including our principal stockholders, have entered into lock-up agreements and their restricted shares will become eligible for sale only following expiration of the restrictions set forth in those agreements.

Rule 701

        Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors, or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under "Underwriting," and will become eligible for sale only following expiration of those agreements.

Lock-Up Agreements

        We, each of our directors and executive officers and our principal stockholders, have agreed that, without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC, we and they will not (subject to certain exceptions), during the period ending 90 days after the date of this prospectus (subject to certain extensions):

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  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any other securities convertible into or exercisable or exchangeable for common stock; or

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  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

Registration Rights under the Registration Rights Agreement

        Pursuant to the terms of the Registration Rights Agreement, all of our pre-initial public offering stockholders, including Ares and certain of our executive officers and directors, are entitled to various rights with respect to the registration of their shares under the Securities Act. Registration of these any of these shares under the Securities Act would result in such shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement, except for shares purchased by affiliates.

Demand Registration Rights

        At any time following the closing of this offering and the expiration of the applicable lock-up period, subject to certain conditions and restrictions contained in the Registration Rights Agreement, Ares will be able to require us to register their common stock under the Securities Act.

Piggyback Registration Rights

        In the event of a demand registration or if we propose to register any of our own securities under the Securities Act in a public offering, we will be required to provide notice to the holders of our common stock with registration rights under the Registration Rights Agreement and provide them with the right to include their shares in the registration statement, subject to certain conditions and exceptions contained in the Registration Rights Agreement.

Expenses

        We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of our common stock held by the holders of our common stock with registration rights under the Registration Rights Agreement.

Incentive Plans

        We have filed a Form S-8 registration statement under the Securities Act to register shares of our common stock issued or reserved for issuance under the Incentive Plans. The Form S-8 registration statement became effective immediately upon filing, and shares covered by that registration statement are eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above, and Rule 144 limitations applicable to affiliates. For a more complete discussion of our equity compensation plans, see "Executive and Director Compensation—Equity-Based Compensation."

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

        The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relevant to a non-U.S. holder's particular circumstances and does not address any tax consequences arising under (i) any state, local or foreign tax laws, (ii) Section 1411 of the Code, which generally imposes a Medicare contribution tax on net investment income or (iii) any other U.S. federal tax laws, including estate or gift tax laws. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service ("IRS") in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

        This discussion is limited to non-U.S. holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

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  U.S. expatriates and certain former citizens or long-term residents of the United States;

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  persons subject to the alternative minimum tax;

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  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies or other financial institutions;

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  real estate investment trusts or regulated investment companies;

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  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies" or corporations that accumulate earnings to avoid U.S. federal income tax;

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  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell our common stock under the constructive sale provisions of the Code;

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  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

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  tax-qualified retirement plans.

        In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities that are transparent for U.S. federal income tax purposes. Partners in a partnership or other transparent entity that will hold our common stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of our common stock through a partnership or other transparent entity, as applicable.

        THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a non-U.S. holder

        For purposes of this discussion, a "non-U.S. holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (2) it has made a valid election under applicable U.S. Treasury Regulations to continue to be treated as a United States person.

Distributions

        As described in the section entitled "Dividend Policy," we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's adjusted tax basis in the common stock. Any excess will be treated as capital gain and will be treated as described under the heading "—Gain on sale or other disposition of shares of our common stock" below.

        Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States will generally be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividends. Non-U.S. holders may be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E, as applicable, claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from withholding of U.S. federal income tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Gain on sale or other disposition of shares of our common stock

        Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes.

        Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

        A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain realized on the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States).

        With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if such class of stock is "regularly traded," as defined by applicable U.S. Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder's holding period for such stock.

        Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Backup withholding and information reporting

        A non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the non-U.S. holder, provided the holder certifies under penalty of perjury its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable form, or such owner otherwise establishes an exemption. However, information returns will be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Information reporting and backup withholding may apply to the proceeds of a sale of our common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of our common stock outside the United States conducted through certain U.S.- related financial intermediaries, in each case, unless the non-U.S. holder certifies its non-U.S. status under penalty of perjury, such as by providing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI or other applicable form, or such holder otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional withholding tax on payments made to foreign accounts

        Under Sections 1471 to 1474 of the Code and the U.S. Treasury Regulations promulgated thereunder (such sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA"), a 30% U.S. federal withholding tax may apply to payments of any dividends on, and after December 31, 2016, to payments of gross proceeds from a disposition of, our common stock, in each case which are paid to (i) a "foreign financial institution" (as specifically defined in such sections), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution enters into an agreement with the U.S. Department of Treasury to verify, report and disclose its U.S. "account" holders (as specifically defined in such sections) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each such substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Certain jurisdictions have entered into agreements with the United States that may supplement or modify these rules. Non-U.S. holders should consult their own tax advisors regarding these provisions under FATCA and whether it may be relevant to their ownership and disposition of our common stock.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated April     , 2015, the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.
Piper Jaffray & Co.
Guggenheim Securities, LLC

Total	10,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,500,000 additional shares at the public offering price less the underwriting discounts and commissions.

        The underwriters propose to offer the shares of common stock initially at the offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $            per share. After the offering the representatives may change the offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses to be paid by us and the selling stockholders:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by the selling stockholders
Expenses payable by us

        We have also agreed to reimburse the underwriters for certain of their expenses, in an amount equal to $20,000, incurred in connection with review by the Financial Industry Regulatory Authority, Inc. of the terms of this offering, as set forth in the underwriting agreement. The underwriters have agreed to reimburse us for certain expenses in connection with the offering.

        The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

        We have agreed that we will not, subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then in either case the expiration of the lock-up will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC waive, in writing, such an extension. The foregoing restriction, however, will not apply to issuances by us of up to 10% of our common stock issued and outstanding on the closing date of this offering in connection with an acquisition, business combination or joint venture formation, provided that such common stock issued is subject to the terms of an agreement limiting its disposition prior to such issuance.

        Our executive officers, directors and principal stockholders have agreed that they will not, subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then in either case the expiration of the lock-up will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC waive, in writing, such an extension.

        Our common stock is listed on the NYSE.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer. In addition, under our credit facilities, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and Guggenheim Securities, LLC and/or certain of their respective affiliates act as agents or lenders.

Foreign Selling Restrictions

Notice to Prospective Investors in European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of shares of our common stock may be made to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any shares of our common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing

Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares of our common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares of our common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares of our common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgment and agreement.

        This prospectus has been prepared on the basis that any offer of shares of our common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of such shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares of our common stock which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of our common stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe such shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Residents of Canada

        The offering of the common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the common stock may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an "accredited investor" as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and as a "permitted client" as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligation. Any offer and sale of the common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the common stock is offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

        Any resale of the common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

        Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu'il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

 LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Proskauer Rose LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Smart & Final Stores, Inc. and subsidiaries (the Successor) at December 28, 2014 and December 29, 2013, and for the years ended December 28, 2014 and December 29, 2013 and the period November 15, 2012 through December 30, 2012; and of Smart & Final Holdings Corp. and subsidiaries (the Predecessor) for the period January 2, 2012 through November 14, 2012 appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, we file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information are be available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above. We also maintain a website at smartandfinal.com. After the closing of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets
As of December 28, 2014 and December 29, 2013 (Successor)	F-3
Consolidated Statements of Operations and Comprehensive (Loss) Income

For the years ended December 28, 2014 and December 29, 2013(Successor), the period November 15, 2012 through December 30, 2012 (Successor), and the period January 2, 2012 through November 14, 2012 (Predecessor)

F-4
Consolidated Statements of Stockholders' Equity

For the years ended December 28, 2014 and December 29, 2013 (Successor), the period November 15, 2012 through December 30, 2012 (Successor) and the period January 2, 2012 through November 14, 2012 (Predecessor)

F-5
Consolidated Statements of Cash Flows

For the years ended December 28, 2014 and December 29, 2013 (Successor), the period November 15, 2012 through December 30, 2012 (Successor) and the period January 2, 2012 through November 14, 2012 (Predecessor)

F-6
Notes to Consolidated Financial Statements	F-7
Schedule I—Condensed Information of the Registrant	F-70
Schedule II—Valuation and Qualifying Accounts	F-74

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Smart & Final Stores, Inc.

        We have audited the accompanying consolidated balance sheets of Smart & Final Stores, Inc. and subsidiaries (the Successor) as of December 28, 2014 and December 29, 2013, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the years ended December 28, 2014 and December 29, 2013 and for the period November 15, 2012 through December 30, 2012, and the consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows of the accounting predecessor Smart & Final Holdings Corp. and subsidiaries (the Predecessor) for the period January 2, 2012 through November 14, 2012. Our audits also included the financial statement schedules listed in the index to the consolidated financial statements. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Smart & Final Stores, Inc. and subsidiaries at December 28, 2014 and December 29, 2013, and the consolidated results of their operations and their cash flows for the years ended December 28, 2014 and December 29, 2013 and for the period November 15 through December 30, 2012 (representing the Successor), and for the period from January 2, 2012 through November 14, 2012 (representing the Predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, fairly present in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Los Angeles, California
March 25, 2015

Smart & Final Stores, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands, Except Share Amounts)

	December 28, 2014	December 29, 2013
Assets
Current assets:
Cash and cash equivalents	$106,847	$53,699
Accounts receivable, less allowances of $787 and $766 at December 28, 2014 and December 29, 2013, respectively	23,666	19,453
Inventories	223,404	209,502
Prepaid expenses and other current assets	26,532	17,938
Deferred income taxes	22,419	20,747

Total current assets	402,868	321,339
Property, plant, and equipment:
Land	11,165	10,394
Buildings and improvements	23,938	20,441
Leasehold improvements	176,114	119,306
Fixtures and equipment	203,473	148,271
Construction in progress	7,344	5,541

	422,034	303,953
Less accumulated depreciation and amortization	115,350	59,961

	306,684	243,992
Capitalized software, net of accumulated amortization of $9,486 and $5,168 at December 28, 2014 and December 29, 2013, respectively	10,403	12,664
Other intangible assets, net	325,289	328,865
Goodwill	611,242	611,242
Deferred financing costs, net	5,894	8,272
Equity investment in joint venture	11,924	10,948
Other assets	54,988	62,219

Total assets	$1,729,292	$1,599,541

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$184,897	$153,644
Accrued salaries and wages	28,582	22,337
Accrued expenses	72,667	69,174
Current portion of long-term debt	—	7,200

Total current liabilities	286,146	252,355
Long-term debt, less current portion and debt discount	588,117	698,991
Deferred income taxes	125,673	151,232
Postretirement and postemployment benefits	127,004	84,155
Other long-term liabilities	85,144	70,949
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value;
Authorized shares—10,000,000
Issued and outstanding shares—none	—	—
Common stock, $0.001 par value;
Authorized shares—340,000,000
Issued and outstanding shares—73,755,388 and 57,171,190 at December 28, 2014 and December 29, 2013, respectively	74	57
Additional paid-in capital	489,550	311,935
Retained earnings (deficit)	32,001	(1,117)
Accumulated other comprehensive (loss) income	(4,417)	30,984

Total stockholders' equity	517,208	341,859

Total liabilities and stockholders' equity	$1,729,292	$1,599,541

See notes to consolidated financial statements.

Smart & Final Stores, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive (Loss) Income

(Dollars in Thousands, Except Share and Per Share Amounts)

	Successor	Successor	Successor	Predecessor
	Fiscal Year 2014	Fiscal Year 2013	Period From November 15, 2012 Through December 30, 2012	Period From January 2, 2012 Through November 14, 2012
Net sales	$3,534,244	$3,210,293	$378,550	$2,664,162
Cost of sales, buying and occupancy	3,006,955	2,736,357	333,787	2,265,154

Gross margin	527,289	473,936	44,763	399,008
Operating and administrative expenses	438,528	387,133	51,727	355,681
(Income) loss on property sales	—	—	(5)	8,818

Income (loss) from operations	88,761	86,803	(6,959)	34,509
Interest expense, net	37,602	50,365	7,133	20,761
Loss on early extinguishment of debt	(2,224)	(24,487)	—	—
Equity in earnings of joint venture	1,037	1,649	—	820

Income (loss) before income taxes	49,972	13,600	(14,092)	14,568
Income tax (provision) benefit	(16,854)	(5,429)	4,804	(244)

Net income (loss)	$33,118	$8,171	$(9,288)	$14,324

Basic earnings (loss) per share	$0.54	$0.14	$(0.16)	$1.07
Diluted earnings (loss) per share	$0.52	$0.14	$(0.16)	$1.03
Weighted average shares outstanding:
Basic	61,455,584	57,030,099	56,848,190	13,363,635
Diluted	63,841,118	59,387,487	56,848,190	13,927,566
Comprehensive income:
Net income (loss)	$33,118	$8,171	$(9,288)	$14,324
Minimum pension, SERP and postretirement benefit plan obligation adjustment, net of tax of $(21,744), $15,066, $4,029 and $(421), respectively	(32,480)	22,505	6,019	(628)
Derivative instruments:
(Loss) gain, net of tax of $(1,670) and $1,932, respectively	(2,504)	2,898	—	—
Reclassification adjustments, net of tax of $6 and $(12), respectively	9	(18)	—	—
Foreign currency translation	(426)	(420)	—	1,819

Other comprehensive (loss) income	(35,401)	24,965	6,019	1,191

Comprehensive (loss) income	$(2,283)	$33,136	$(3,269)	$15,515

See notes to consolidated financial statements.

Smart & Final Stores, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

(Dollars in Thousands, Except Share Amounts)

	Common Stock
					Accumulated Other Comprehensive (Loss) Income
	Number of Shares	Amount	Additional Paid-In Capital	Retained Earnings (Deficit)		Total
Predecessor
Balance at January 1, 2012	13,362,665	$134	$351,708	$(55,399)	$(47,864)	$248,579
Share-based compensation	—	—	7,171	—	—	7,171
Tax benefit from exercise of stock options	—	—	15,801	—	—	15,801
Stock option exercised	1,880	—	10	—	—	10
Net income	—	—	—	14,324	—	14,324
Other comprehensive income	—	—	—	—	1,191	1,191

Balance at November 14, 2012 (prior to Ares Acquisition)	13,364,545	$134	$374,690	$(41,075)	$(46,673)	$287,076

Successor
Issuance of common stock	56,848,190	$57	$299,144	$—	$—	$299,201
Successor options awarded in exchange for						—
Predecessor options	—	—	11,091	—	—	11,091
Net loss	—	—	—	(9,288)	—	(9,288)
Other comprehensive income	—	—	—	—	6,019	6,019

Balance at December 30, 2012	56,848,190	57	310,235	(9,288)	6,019	307,023
Issuance of common stock	323,000	—	1,700	—	—	1,700
Net income	—	—	—	8,171	—	8,171
Other comprehensive income	—	—	—	—	24,965	24,965

Balance at December 29, 2013	57,171,190	57	311,935	(1,117)	30,984	341,859
Issuance of common stock in IPO, net of issuance costs of $5,368	15,467,500	15	167,697	—	—	167,712
Issuance of common stock, other	9,500	—	79	—	—	79
Issuance of restricted stock awards	681,028	1	(1)	—	—	—
Share-based compensation	—	—	11,329	—	—	11,329
Excess tax benefit for exercise of stock options	—	—	728	—	—	728
Stock option exercise, net of 498,560 shares net settled	426,170	1	(2,217)	—	—	(2,216)
Net income	—	—	—	33,118	—	33,118
Other comprehensive loss	—	—		—	(35,401)	(35,401)

Balance at December 28, 2014	73,755,388	$74	$489,550	$32,001	$(4,417)	$517,208

See notes to consolidated financial statements.

Smart & Final Stores, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Successor	Successor	Successor	Predecessor
	Fiscal Year 2014	Fiscal Year 2013	Period From November 15, 2012 Through December 30, 2012	Period From January 2, 2012 Through November 14, 2012
Operating activities
Net income (loss)	$33,118	$8,171	$(9,288)	$14,324
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	35,565	33,414	4,043	21,381
Amortization	28,629	27,345	11,910	22,664
Amortization of deferred financing costs and debt discount	3,275	4,465	518	1,997
Share-based compensation	11,329	—	—	7,481
Excess tax benefits related to share-based payments	(728)	—	—	(21,402)
Deferred income taxes	(3,826)	(1,258)	(5,246)	(10,508)
Equity in earnings of joint venture	(1,037)	(1,649)	—	(820)
(Gain) loss on disposal of property, plant, and equipment	(30)	75	(1)	8,773
Asset impairment	988	1,105	23	544
Loss on early extinguishment of debt	2,224	24,487	—	—
Dividend from joint venture	—	577	—	11,624
Changes in operating assets and liabilities:
Accounts receivable, net	(2,931)	(1,755)	397	(884)
Inventories	(13,902)	(14,099)	11,412	(16,539)
Prepaid expenses and other assets	(8,074)	6,218	(807)	(20,512)
Accounts payable	31,253	20,067	(11,401)	12,301
Accrued salaries and wages	6,245	(3,112)	2,325	(6,985)
Other accrued liabilities	3,239	3,466	(13,657)	(6,827)

Net cash provided by (used in) operating activities	125,337	107,517	(9,772)	16,612
Investing activities
Acquisition of SFHC, net of cash acquired	—	—	(631,773)	—
Purchases of property, plant, and equipment	(114,933)	(52,884)	(3,302)	(44,201)
Proceeds from disposal of property, plant, and equipment	95	85	1,383	27,209
Investment in capitalized software	(2,466)	(2,209)	(124)	(2,578)
Change in restricted cash	—	—	—	4,951
Purchase of intangible asset	(100)	—	—	—
Other	34	(311)	98	(2,870)

Net cash used in investing activities	(117,370)	(55,319)	(633,718)	(17,489)
Financing activities
Borrowings on bank line of credit	—	5,000	10,000	12,000
Issuance of bank debt, net of issuance costs	—	188,985	702,508	—
Issuance of common stock in IPO	173,080	—	—	—
Issuance of common stock, other	79	1,700	299,201	—
Proceeds from exercise of stock options	450	—	—	—
Payment of minimum withholding taxes on net share settlement of stock option exercise	(2,667)	—	—	—
Fees paid in conjunction with debt financing	(315)	(1,073)	(17,179)	(311)
Payments on bank line of credit	—	(7,000)	(8,000)	(12,000)
Payments on bank debt	(120,880)	(199,213)	(307,053)	—
Payments of IPO issuance costs	(5,046)	—	—	—
Excess tax benefits related to share-based payments	728	—	—	21,402
Contingent consideration related to acquisition of SFHC	(248)	(22,885)	—	—

Net cash provided by (used in) financing activities	45,181	(34,486)	679,477	21,091

Net increase in cash and cash equivalents	53,148	17,712	35,987	20,214
Cash and cash equivalents at beginning of period	53,699	35,987	—	72,462

Cash and cash equivalents at end of period	$106,847	$53,699	$35,987	$92,676

Cash paid during the period for:
Interest	$41,290	$45,547	$994	$18,144

Income taxes	$25,372	$12,718	$—	$54,655

Non-cash investing and financing activities
Software development costs incurred but not paid	$419	$49	$49	$10

Construction in progress costs incurred but not paid	$8,101	$3,366	$1,107	$1,987

Issuance costs incurred but not paid	$222	$—	$—	$—

Successor options awarded in exchange for Predecessor options	$—	$—	$11,091	$—

Other consideration payable for acquisition of SFHC	$2,359	$2,607	$25,522	$—

See notes to consolidated financial statements.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 28, 2014

1. Description of Business and Basis of Presentation

Business

        Smart & Final Stores, Inc., a Delaware corporation ("SFSI" or the "Successor" and, collectively with its wholly owned subsidiaries, the "Company"), is engaged primarily in the business of selling fresh perishables and everyday grocery items, together with foodservice, packaging and janitorial products. The Company operates non-membership, warehouse-style stores offering products in a range of product sizes.

        Smart & Final Holdings Corp., a Delaware corporation ("SFHC" or the "Predecessor" and, collectively with its wholly owned subsidiaries, the "Predecessor Company"), together with its wholly owned consolidated subsidiaries, was formed in connection with the acquisition of the "Smart & Final" and "Cash & Carry" businesses through the purchase of the publicly traded stock of Smart & Final Inc. ("SFI") and the concurrent acquisition of SFI's majority stockholder Casino USA, Inc. ("Casino USA") on May 31, 2007. The principal acquiring entity in both the SFI acquisition and the Casino USA acquisition was an affiliate of Apollo Management, L.P. ("Apollo"). Together, the two acquisitions are referred to as the "Apollo Acquisition."

        Smart & Final Holdings, Inc. was formed in connection with the acquisition of the "Smart & Final" and "Cash & Carry" businesses through the purchase of all of the outstanding common stock of the Predecessor on November 15, 2012. The principal acquiring entities were affiliates of Ares Management, L.P. ("Ares"), and the acquisition is referred to as the "Ares Acquisition." The Successor changed its name to Smart & Final Stores, Inc. on June 16, 2014.

        The Company operates non-membership warehouse-style grocery stores under the "Smart & Final" banner in California, Arizona, and Nevada. These stores are operated through the Company's principal subsidiary, Smart & Final Stores LLC, a California limited liability company and an indirect wholly owned subsidiary of SFSI ("Smart & Final Stores"), and other related entities. Beginning in 2008, the Company began opening an expanded Smart & Final store format named "Smart & Final Extra!" ("Extra!"). At December 28, 2014, the Company operated 201 stores, including 98 Extra! format stores, under the "Smart & Final" banner.

        The Company also operates non-membership warehouse-style grocery stores in Washington, Oregon, California, Idaho, and Nevada under the "Cash & Carry" banner. At December 28, 2014, the Company operated 53 "Cash & Carry" stores.

        The Company's wholly owned subsidiary, Smart & Final de Mexico S.A. de C.V. ("SF Mexico"), is a Mexican holding company that owns 50% of a joint venture. The other 50% of the joint venture is owned by Grupo Calimax S.A. de C.V., an entity comprising the investment interests of a family group which is also the owner of the Calimax grocery store chain in Mexico. At December 28, 2014, this joint venture operated 14 "Smart & Final" format stores in Northwestern Mexico, similar in concept to the Company's U.S. "Smart & Final" stores. This joint venture operates the Mexico stores as a Mexican domestic corporation under the name Smart & Final del Noroeste, S.A. de C.V. ("SFDN").

        The Company's 50% joint venture interest is accounted for by the equity method of accounting. The investment in SFDN at each reporting fiscal year-end is reported in the consolidated balance sheets under "Equity investment in joint venture." The carrying value of the investment as of December 28, 2014 and December 29, 2013 represents undistributed earnings of the joint venture and

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

1. Description of Business and Basis of Presentation (Continued)

an $8.0 million fair value purchase accounting adjustment recorded as a result of the Ares Acquisition. The "Retained earnings/deficit" on SFHI's consolidated balance sheets included earnings of SFDN of $1.0 million and $1.6 million at December 28, 2014 and December 29, 2013, respectively. As of December 30, 2012, SFDN has declared dividends of $15.4 million, representing earnings through 2011. Of the $15.4 million declared dividends, SFDN paid $0.6 million during the year ended December 29, 2013 and $11.6 million during the period January 2, 2012 through November 14, 2012. At the end of fiscal years 2014 and 2013, the Company revalued the dividend receivable due to exchange rate fluctuations and recorded exchange losses of $0.4 million and $0.1 million, respectively. The 2014, 2013 and 2012 undistributed earnings are considered retained indefinitely for reinvestment and, accordingly, no provision is made for U.S. federal and state income taxes and foreign income taxes. See Note 10, Income Taxes.

Initial Public Offering

        On September 29, 2014, SFSI completed its initial public offering (the "IPO"), pursuant to which it sold an aggregate of 15,467,500 shares (after giving effect to the underwriters' exercise in full of their option to purchase additional shares) of common stock, par value $0.001 per share ("Common Stock"), at a price of $12.00 per share. The Company received aggregate net proceeds of $167.7 million after deducting underwriting discounts and commissions and other offering expenses. See Note 17, Stockholders' Equity.

Basis of Presentation

        The accompanying consolidated financial statements present the financial position, and results of operations and cash flows of SFSI as of December 28, 2014 and December 29, 2013, and for the years ended December 28, 2014 and December 29, 2013, and the period November 15, 2012 through December 30, 2012. The consolidated financial statements present results of operations and cash flows of the Predecessor Company for the period January 2, 2012 through November 14, 2012. The consolidated financial statements for all predecessor periods have been prepared using the historical basis of accounting for the Predecessor Company. As a result of the Ares Acquisition and the associated purchase accounting, the consolidated financial statements of the Successor are not comparable to periods preceding the Ares Acquisition.

        The consolidated financial statements include the accounts of the Company and the Predecessor Company in accordance with U.S. GAAP. All material intercompany accounts and transactions have been eliminated in consolidation.

        On September 19, 2014, SFSI's board of directors and stockholders approved a 190-for-one stock split of Common Stock. The accompanying consolidated financial statements and notes thereto give retroactive effect to the stock split for all periods presented.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements as of December 28, 2014 and December 29, 2013, and for the years ended December 28, 2014 and December 29, 2013, and the period November 15, 2012

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

through December 30, 2012, represent the Successor. The consolidated financial statements for the period January 2, 2012 through November 14, 2012, represent the Predecessor.

Fiscal Years

        The Company's fiscal year is the 52- or 53-week period that ends on the Sunday closest to December 31. Fiscal years 2014, 2013, and 2012 ended on December 28, 2014, December 29, 2013 and December 30, 2012, respectively. Each fiscal year consists of twelve-week periods in the first, second and fourth quarters and a sixteen-week period in the third quarter.

Cash and Cash Equivalents

        The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. All credit card, debit card and electronic benefits transfer transactions that process in less than seven days are classified as cash equivalents. The amounts due from banks for these transactions classified as cash equivalents totaled $17.2 million and $15.4 million as of December 28, 2014 and December 29, 2013, respectively. The carrying amount of cash equivalents is approximately the same as their respective fair values due to the short-term maturity of these instruments.

Accounts Receivable, Net

        Accounts receivable generally represent billings to customers, billings to vendors for earned rebates and allowances, receivables from SFDN, and other items. The receivable from SFDN primarily relates to billings for the shipment of inventory product to SFDN. The following table sets forth the major components of accounts receivable for each fiscal year-end (in thousands):

	December 28, 2014	December 29, 2013
Trade	$3,476	$3,608
Vendor	11,651	7,941
SFDN	1,582	1,907
Other	6,957	5,997

Total	$23,666	$19,453

        The Company evaluates the collectability of accounts receivable and determines the appropriate reserve for doubtful accounts based on analysis of historical trends of write-offs and recoveries on various levels of aged receivables. When the Company becomes aware of the deteriorated collectability of a specific account, additional reserves are made to reduce the net recognized receivable to the amount reasonably expected to be collectible or zero. When the specific account is determined to be uncollectible, the net recognized receivable is written off in its entirety against such reserves.

        The Company is exposed to credit risk on trade accounts receivable. The Company provides credit to certain trade customers in the ordinary course of business and performs ongoing credit evaluations. Concentrations of credit risk with respect to trade accounts receivable are limited due to the number of

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

customers comprising the Company's customer base. The Company currently believes the allowance for doubtful accounts is sufficient to cover customer credit risks.

Inventories

        Inventories consist of merchandise purchased for resale which is stated at the weighted-average cost (which approximates FIFO) or market. The Company provides for estimated inventory losses between physical inventory counts at its stores based upon historical inventory losses as a percentage of sales. The provision is adjusted periodically to reflect updated trends of actual physical inventory count results. The Company had reserves for inventory losses and slow-moving inventory totaling $6.2 million and $5.8 million as of December 28, 2014 and December 29, 2013, respectively.

Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets include primarily prepaid rent, insurance, property taxes, income taxes receivable and other current assets. As of December 28, 2014 and December 29, 2013, prepaid expenses and other current assets included $10.7 million and $5.0 million of income taxes receivable, respectively.

Property, Plant, and Equipment

        Property, plant, and equipment is stated at cost or estimated fair value based on purchase accounting and depreciated or amortized using the straight-line method. Leased property meeting certain criteria is capitalized and the amortization is based on the straight-line method over the term of the lease.

        The estimated useful lives are as follows:

Buildings and improvements	20 - 25 years
Fixtures and equipment	3 - 10 years
Leasehold improvements	Lesser of lease term or useful life of improvement

        Costs of normal maintenance and repairs and minor replacements are charged to expense when incurred. Major replacements, remodeling or betterments of properties are capitalized. When assets are sold or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is included in the consolidated statements of operations and comprehensive (loss) income.

        Included in property, plant, and equipment are costs associated with the selection and procurement of real estate sites of $2.6 million and $2.0 million at December 28, 2014 and December 29, 2013, respectively. These costs are amortized over the remaining lease term of the successful sites with which they are associated.

        In accordance with Accounting Standards Codification ("ASC") 360, Property, Plant, and Equipment ("ASC 360"), the Company reviews its long-lived assets, including property, plant and equipment and assets under capital leases for impairment whenever events or changes in circumstances indicate that

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

the carrying amount of an asset may not be recoverable. The Company groups and evaluates long-lived assets for impairment at the individual store level, which is the lowest level at which individual cash flows can be identified. The Company regularly reviews its stores' operating performance for indicators of impairment. Factors it considers important that could trigger an impairment review include a significant underperformance relative to expected historical or projected future operating results, a significant change in the manner of the use of the asset or a significant negative industry or economic trend. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the sum of the estimated discounted future cash flows from the use of the asset is less than the carrying value. The Company measured the fair value of its long-lived assets on a nonrecurring basis using Level 3 inputs as defined in the fair value hierarchy. See Note 7, Fair Value Measurements. As a result of such reviews, the Successor and the Predecessor, as applicable, recorded a pre-tax impairment loss of $0.6 million, $0.8 million, and $0.5 million for the years ended December 28, 2014 and December 29, 2013 and the period January 2, 2012 through November 14, 2012, respectively. No impairment loss was recorded for the period November 15, 2012 through December 30, 2012. The impairment losses were reported within "Operating and administrative expenses" on the Successor's and the Predecessor's consolidated statements of operations and comprehensive (loss) income.

Capitalized Software

        Capitalized software costs are comprised of third-party purchased software costs, capitalized costs associated with internally developed software including internal direct labor costs, and installation costs. Such capitalized costs are amortized over the period that the benefits of the software are fully realizable and enhance the operations of the business, ranging from three to seven years, using the straight-line method.

        Capitalized software costs, like other long-lived assets as required by ASC 360, are subject to review for impairment whenever events or changes in circumstances indicate that the carrying amount of the capitalized software may not be recoverable, whether it is in use or under development. Impairment is recognized to the extent the sum of the estimated discounted future cash flows from the use of the capitalized software is less than the carrying value. As a result of such reviews, the Company recorded a pre-tax impairment loss of $0.3 million for both of the years ended December 28, 2014 and December 29, 2013, which was reported within "Operating and administrative expenses" on the Company's consolidated statements of operations and comprehensive (loss) income. The Company did not report any impairment loss during the periods in 2012.

Goodwill and Intangible Assets

        In connection with the Ares Acquisition, the intangible assets were adjusted and recorded at fair market value in accordance with ASC Topic 805, Business Combinations ("ASC 805"). The following

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

table summarizes the components of other intangible assets, net at December 28, 2014 and December 29, 2013, respectively (in thousands):

	Fair Value at Acquisition	Accumulated Amortization	Net Book Value
December 28, 2014
Indefinite-lived intangible assets:
Trade names	$265,000	$—	$265,000
Finite-lived intangible assets:
Signature brands	67,100	(7,105)	59,995
Non-compete agreement	1,000	(706)	294

Total finite-lived intangible assets	68,100	(7,811)	60,289

Total intangible assets	$333,100	$(7,811)	$325,289

	Fair Value at Acquisition	Accumulated Amortization	Net Book Value
December 29, 2013
Indefinite-lived intangible assets:
Trade names	$265,000	$—	$265,000
Finite-lived intangible assets:
Signature brands	67,000	(3,761)	63,239
Non-compete agreement	1,000	(374)	626

Total finite-lived intangible assets	68,000	(4,135)	63,865

Total intangible assets	$333,000	$(4,135)	$328,865

        The recorded fair market value for each of the trade names was determined by estimating the amount of royalty income that could be generated from the trade name if it was licensed to a third-party owner and discounting the resulting cash flows using the weighted-average cost of capital for each respective trade name.

        The finite-lived intangible assets are amortized over their estimated useful benefit period and have the following weighted-average amortization periods:

Signature brands	20 years
Non-compete agreement	3 years

        During the fiscal year ended December 28, 2014, the Company acquired the Sun Harvest trademark. A fee incurred to acquire the trademark of $0.1 million was capitalized as Signature brands and is amortized over a term of 5 years.

        Signature brands, leasehold interests and the non-compete agreement are amortized on a straight-line basis. Amortization expense reported within "Operating and administrative expenses" on the Company's consolidated statements of operations and comprehensive (loss) income was

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

$3.2 million, $2.7 million, $0.3 million and $2.3 million for the years ended December 28, 2014 and December 29, 2013, the period November 15, 2012 through December 30, 2012, and the period January 2, 2012 through November 14, 2012, respectively.

        Amortization of the finite-lived intangible assets over the next five fiscal years is as follows (in thousands):

2015	$3,717
2016	3,358
2017	3,358
2018	3,358
2019	3,353
Thereafter	43,145

$60,289

        In accordance with ASC 350, Intangibles—Goodwill and Other ("ASC 350"), goodwill and intangible assets with indefinite lives are evaluated on an annual basis for impairment during the fourth quarter, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The annual evaluation of impairment for fiscal 2014 was performed as of November 30, 2014. The Company evaluates goodwill for impairment by comparing the fair value of each reporting unit to its carrying value including the associated goodwill. The Company has designated its reporting units to be its Smart & Final stores and Cash & Carry stores. The Company determines the fair value of the reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies. If the fair value of the reporting unit exceeds the carrying value of the net assets, including goodwill assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit's net assets, including goodwill, exceeds the fair value of the reporting unit, then the Company determines the implied fair value of the reporting unit's goodwill. If the carrying value of a reporting unit's goodwill exceeds its implied value, then an impairment of goodwill has occurred and the Company would recognize an impairment charge for the difference between the carrying amount and the implied fair value of goodwill. For the years ended December 28, 2014 and December 29, 2013, the period November 15, 2012 through December 30, 2012, and the period January 2, 2012 through November 14, 2012, the Company did not recognize any goodwill impairment loss as a result of such value evaluation.

        The Company evaluates its indefinite-lived intangible assets associated with trade names by comparing the fair value of each trade name with its carrying value. The Company determines the fair value of the indefinite-lived trade names using a "relief from royalty payments" methodology. This methodology involves estimating reasonable royalty rates for each trade name and applying these royalty rates to a revenue stream and discounting the resulting cash flows to determine fair value. For the years ended December 28, 2014 and December 29, 2013, the period November 15, 2012 through December 30, 2012, and the period January 2, 2012 through November 14, 2012, the Company did not recognize any indefinite-lived trade name impairment loss as a result of such evaluation.

        Finite-lived intangible assets, like other long-lived assets as required by ASC 360, are subject to review for impairment whenever events or changes in circumstances indicate that the carrying amount

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

of the finite-lived intangible asset may not be recoverable. Impairment is recognized to the extent the sum of the discounted estimated future cash flows from the use of the finite-lived intangible asset is less than the carrying value. The Company did not report any impairment loss as a result of such reviews during any of the periods presented.

Purchase Accounting

        Under ASC 805, the Company's assets and liabilities have been accounted for at their estimated fair values as of the date of the Ares Acquisition. The aggregate purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based upon an assessment of their relative fair value as of the closing date of the Ares Acquisition. These estimates of fair values, the allocation of the purchase price and other factors related to the accounting for the Ares Acquisition are subject to significant judgments and the use of estimates. The inputs used in the fair value analysis fall within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs to determine fair value.

        For the Ares Acquisition, the excess of the purchase price over the sum of the amounts assigned to the tangible and intangible net assets acquired of $611.2 million was recorded as goodwill.

        The intangible assets recorded related to the Ares Acquisition are not expected to be deductible for tax purposes as the acquisition of the Predecessor was a stock purchase.

Other Assets

        Other assets primarily consist of assets held in trusts for certain retirement plans (see Note 9, Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations), liquor licenses and other miscellaneous assets. As of December 28, 2014 and December 29, 2013, other assets included a dividend receivable from SFDN to SF Mexico of $2.8 million and $3.2 million, respectively.

Accounts Payable

        The Company's banking arrangements provide for the daily replenishment and limited monthly advanced payments of vendor payable accounts as checks are presented or payments are demanded. The checks and the advanced payments outstanding in these bank accounts were $38.5 million and $34.6 million at December 28, 2014 and December 29, 2013, respectively, and are included in "Accounts payable" in the consolidated balance sheets.

Other Long-Term Liabilities

        Other long-term liabilities include primarily general liabilities, workers' compensation liabilities, liabilities for deferred compensation plan, leasehold interests and other miscellaneous long-term liabilities. As a result of the Ares Acquisition, leasehold interests were adjusted and recorded at fair market value in accordance with ASC 805. At November 15, 2012, the fair value of the lease obligations was $9.8 million. As of December 28, 2014 and December 29, 2013, leasehold interests of $8.2 million and $8.7 million, net of accumulated amortization of $1.6 million and $1.1 million, respectively, are included in other long-term liabilities. These leasehold interests are amortized over their estimated useful benefit periods. The weighted-average amortization period is 14 years.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

Accumulated Other Comprehensive (Loss) Income

        The Company presents data in the consolidated statements of stockholders' equity in accordance with ASC 220, Comprehensive Income ("ASC 220"). ASC 220 establishes rules for the reporting of comprehensive income (loss) and its components. See Note 14, Accumulated Other Comprehensive (Loss) Income.

Lease Accounting

        Certain of the Company's operating leases provide for minimum annual payments that increase over the life of the lease. The aggregate minimum annual payments are charged to expense on a straight-line basis beginning when the Company takes possession of the property and extending over the term of the related lease. The amount by which straight-line rent expense exceeds actual lease payment requirements in the early years of the leases is accrued as deferred minimum rent and reduced in later years when the actual cash payment requirements exceed the straight-line expense. ASC 410, Asset Retirement and Environmental Obligations ("ASC 410"), requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Due to the nature of the Company's business, its asset retirement obligation with respect to owned or leased properties is not significant.

Store Opening and Closing Costs

        New store opening costs consisting primarily of rent, store payroll and general operating costs are charged to expense as incurred prior to the store opening.

        In the event a leased store is closed before the expiration of the associated lease, the discounted remaining lease obligation less estimated sublease rental income, asset impairment charges related to improvements and fixtures, inventory write-downs and other miscellaneous closing costs associated with the disposal activity are recognized when the store closes.

Share-Based Compensation

        The Company accounts for share-based compensation in accordance with ASC 718, Compensation—Stock Compensation ("ASC 718"). ASC 718 requires all share-based payments to be recognized in the statements of operations and comprehensive income as compensation expense based on the fair value of an award over its requisite service period, taking into consideration estimated forfeiture rates.

        Under the fair value recognition provisions of ASC 718, the Company measures share-based compensation cost at the grant date based on the fair value of the award and recognizes share-based compensation cost as an expense over the award's vesting period. As share-based compensation expense recognized in the consolidated statements of operations and comprehensive (loss) income of the Company is based on awards ultimately expected to vest, the amount of expense has been reduced for estimated forfeitures. The Company's forfeiture rate assumption used in determining its share-based compensation expense is estimated primarily based upon historical data. The actual forfeiture rate could differ from these estimates.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

        The Company uses the Black-Scholes-Merton option-pricing model to determine the grant date fair value for each stock option grant. The Black-Scholes-Merton option-pricing model requires extensive use of subjective assumptions. Application of alternative assumptions could produce significantly different estimates of the fair value of share-based compensation and, consequently, the related amounts recognized in the Company's consolidated statements of operations and comprehensive (loss) income. The Company recognizes compensation cost for graded vesting awards as if they were granted in multiple awards. Management believes the use of this "multiple award" method is preferable because a stock option grant with graded vesting is effectively a series of individual grants that vest over various periods and management believes that this method provides for better matching of compensation costs with the associated services rendered throughout the applicable vesting periods.

        With certain exceptions, stock options granted after the Ares Acquisition and prior to the closing of the IPO gave the Company repurchase rights. As a result of the Company's ability to exercise such repurchase rights and the underlying provisions of such repurchase rights, the Company did not record any share-based compensation expense related to these grants prior to the closing of the IPO. See Note 13, Share-based Compensation.

Significant Accounting Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Such estimates and assumptions could affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        Revenues from the sale of products are recognized at the point of sale. Discounts provided to customers at the time of sale are recognized as a reduction in sales as the products are sold. Returns are also recognized as a reduction in sales and are immaterial in relation to total sales. The Company collects sales tax on taxable products purchased by its customers and remits such collections to the appropriate taxing authority in accordance with local laws. Sales tax collections are presented in the consolidated statements of operations and comprehensive (loss) income on a net basis and, accordingly, are excluded from reported revenues.

        Proceeds from the sale of the Company's Smart & Final gift cards are recorded as a liability at the time of sale, and recognized as sales when they are redeemed by the customer. The Smart & Final gift cards do not have an expiration date. The Company has not recorded any unredeemed gift card revenue or breakage related to its gift card program.

Cost of Sales, Buying and Occupancy

        The major categories of costs included in cost of sales, buying and occupancy are cost of goods, distribution costs, costs of the Company's buying department and store occupancy costs, net of earned vendor rebates and other allowances. Distribution costs consist of all warehouse receiving and inspection costs, warehousing costs, all transportation costs associated with shipping goods from the

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

Company's warehouses to its stores, and other costs of its distribution network. The Company does not exclude any portion of these costs from cost of sales.

Vendor Rebates and Other Allowances

        As a component of the Company's consolidated procurement program, the Company frequently enters into contracts with vendors that provide for payments of rebates or other allowances. As prescribed by ASC 605, Revenue Recognition ("ASC 605"), these vendor payments are reflected in the carrying value of the inventory when earned or as progress is made toward earning the rebate or allowance and as a component of cost of sales as the inventory is sold. Certain of these vendor contracts provide for rebates and other allowances that are contingent upon the Company meeting specified performance measures such as a cumulative level of purchases over a specified period of time. Such contingent rebates and other allowances are given accounting recognition at the point at which achievement of the specified performance measures are deemed to be probable and reasonably estimable.

Operating and Administrative Expenses

        The major categories of operating and administrative expenses include store direct expenses associated with displaying and selling at the store level, primarily labor and related fringe benefit costs, advertising and marketing costs, overhead costs and corporate office costs.

        The Company charges to expense the costs of advertising as incurred. Total advertising expense reported within "Operating and administrative expenses" on the Company's consolidated statements of operations and comprehensive (loss) income was $32.0 million, $28.6 million, $3.6 million and $23.7 million for the years ended December 28, 2014 and December 29, 2013, the period November 15, 2012 through December 30, 2012, and the period January 2, 2012 through November 14, 2012, respectively.

Income Taxes

        The Company accounts for income taxes in accordance with ASC 740, Income Taxes ("ASC 740"). In accordance with ASC 740, the Company recognizes deferred tax assets and liabilities based on the liability method, which requires an adjustment to the deferred tax asset or liability to reflect income tax rates currently in effect. When income tax rates increase or decrease, a corresponding adjustment to income tax expense is recorded by applying the rate change to the cumulative temporary differences. ASC 740 prescribes the recognition threshold and measurement principles for financial statement disclosure of tax positions taken or expected to be taken on a tax return. ASC 740 requires the Company to determine whether it is "more likely than not" that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recognized. Additionally, ASC 740 provides guidance on recognition measurement, derecognition, classification, related interest and penalties, accounting in interim periods, disclosure and transition.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

Foreign Currency Translations

        The Company's joint venture in Mexico uses the Mexican Peso as its functional currency. The joint venture's assets and liabilities are translated into U.S. dollars at the exchange rates prevailing at the balance sheet dates. Revenue and expense accounts are translated into U.S. dollars at average exchange rates during the year. Foreign exchange translation adjustments are included in "Accumulated other comprehensive (loss) income," which is reflected as a separate component of stockholders' equity, in the consolidated balance sheets.

Derivative Financial Instruments

        The Company uses interest rate swaps to manage its exposure to adverse fluctuations in interest rates. The contracts are accounted for in accordance with ASC 815, Derivatives and Hedging ("ASC 815"). ASC 815 requires every derivative instrument to be recorded in the Company's consolidated balance sheets as either an asset or liability measured at its fair value. The Company designates its interest rate swaps as cash flow hedges and formally documents its hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. Accordingly, changes in estimated fair value related to the interest rate swaps are recognized in "Accumulated other comprehensive (loss) income" in the consolidated statements of stockholders' equity and recognized in the consolidated statements of operations and comprehensive (loss) income when the hedged items affect earnings. See Note 6, Derivative Financial Instruments.

Debt Discount and Deferred Financing Costs

        Costs incurred in connection with the placement of long-term debt paid directly to the Company's lenders are treated as a debt discount. Costs incurred in connection with the placement of long-term debt paid to third parties are capitalized to deferred financing costs. Debt issuance costs are amortized to interest expense over the term of the related debt using the effective interest method.

        Debt issuance costs and fees paid to the lenders related to the Apollo Acquisition were recorded as a reduction to debt and were amortized to interest expense over the terms of the underlying debt instruments using the effective interest method. Effective November 14, 2012, the remaining unamortized debt discount of $3.0 million was written off in accordance ASC 805 in connection with the Ares Acquisition. On November 15, 2012, debt issuance costs and fees paid to the lenders related to the Ares Acquisition, totaling $17.5 million, were recorded as a reduction to debt and are amortized to interest expense over the terms of the underlying debt instruments using the effective interest method. At December 28, 2014 and December 29, 2013, the debt discount was $6.8 million and $9.6 million, respectively (net of accumulated amortization of $3.1 million and $1.7 million, respectively). See Note 5, Debt.

        Debt issuance costs and fees paid to parties other than the lenders related to the Apollo Acquisition had been capitalized and were amortized to interest expense over the terms of the underlying debt instruments using the effective interest method. Effective November 14, 2012, the remaining unamortized deferred financing costs of $2.5 million were written off in accordance with ASC 805 in connection with the Ares Acquisition. On November 15, 2012, debt issuance costs and fees

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

paid to parties other than the lenders related to the Ares Acquisition, totaling $17.2 million, have been capitalized and are amortized to interest expense over the terms of the underlying debt instruments using the effective interest method. At December 28, 2014 and December 29, 2013, these deferred financing costs were $5.9 million and $8.3 million, respectively (net of accumulated amortization of $4.4 million and $2.7 million, respectively). These balances are included in "Deferred financing costs, net" in the consolidated balance sheets.

Self-Insurance

        The Company purchases third-party insurance for workers' compensation and general liability costs that exceed certain limits for each respective insurance program. The Company is responsible for the payment of claims in amounts less than these insured excess limits and establishes estimated accruals for its insurance programs based on available claims data, historical trends and experience, and projected ultimate costs of the claims. These accruals are based on estimates prepared with the assistance of outside actuaries and consultants, and the ultimate cost of these claims may vary from initial estimates and established accruals. The actuaries periodically update their estimates and the Company records such adjustments in the period in which such determination is made.

        The accrued obligation for these self-insurance programs was approximately $33.7 million and $31.4 million as of December 28, 2014 and December 29, 2013, respectively. These balances are included in "Accrued expenses" and "Other long-term liabilities" in the consolidated balance sheets.

Fair Value of Financial Instruments

        The Company's financial instruments recorded in the consolidated balance sheets include cash and cash equivalents, accounts receivable, derivatives, investments in affiliates, accounts payable, accrued expenses and long-term variable rate debt. The carrying amounts of cash and cash equivalents, accounts receivable, derivatives, equity investment in joint venture, accounts payable and accrued expenses approximate fair value.

        The Company's debt securities are not listed or traded on an established market. For the purpose of determining the fair value of the Company's first lien term loan facility (the "Term Loan Facility"), the administrative agent has provided to the debt holders valuations indicating the Term Loan Facility's carrying value approximates fair value.

        The Company's consolidated financial statements reflect its investment in Sprouts Farmers Market, Inc. ("Sprouts") through the Company's supplemental deferred compensation plan. The investment is presented at fair market value.

Accounting for Retirement Benefit Plans

        The Company accounts for its retirement benefit plans and postretirement and postemployment benefit obligations in accordance with ASC 715, Compensation—Retirement Benefits ("ASC 715"). ASC 715 requires the Company to recognize the overfunded or underfunded status of a defined benefit plan, measured as the difference between the fair value of plan assets and the plan's benefit obligation, as an asset or liability in its consolidated balance sheets and to recognize changes to that funded status in the year in which the changes occur through accumulated other comprehensive income (loss). See

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

Note 9, Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations. ASC 715 also requires measurement of the funded status of a plan as of the Company's consolidated balance sheet dates.

Earnings (Loss) per Share

        Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding during the fiscal period.

        Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding, plus, where applicable, shares that would have been outstanding related to dilutive stock options.

Recently Adopted Accounting Pronouncements

        In March 2013, the FASB issued Accounting Standards Update ("ASU") No. 2013-05, Foreign Currency Matters (Topic 830): Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity ("ASU 2013-05"). ASU 2013-05 requires a reporting entity that either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity, to release any cumulative translation adjustment into net income. ASU 2013-05 is effective for fiscal years beginning after December 15, 2013, with early adoption permitted. The adoption of ASU 2013-05 in fiscal year 2014 did not have a material impact on the Company's consolidated financial statements.

        In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists ("ASU 2013-11"). ASU 2013-11 requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. ASU 2013-11 further states that to the extent that a net operating loss carryforward, a similar tax loss or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, then the unrecognized tax benefit should be presented as a liability in the entity's financial statements and should not be combined with deferred tax assets. ASU 2013-11 is effective for fiscal years beginning after December 15, 2013, and interim periods within those years, with early adoption permitted. The adoption of ASU 2013-11 in fiscal year 2014 did not have a material impact on the Company's consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

        In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity ("ASU 2014-08"). The amendments in ASU 2014-08 change the

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

criteria for reporting discontinued operations while enhancing disclosures in this area. They also address sources of confusion and inconsistent application related to financial reporting of discontinued operations guidance in U.S. GAAP. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the entity's operations and financial results. Examples include a disposal of a major geographic area, a major line of business, or a major equity method investment. In addition, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The amendments in this ASU are effective for the first quarter of 2015 for public entities with calendar year ends. The Company does not expect that the adoption of ASU 2014-08 will have a material effect on the Company's consolidated financial statements.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The new revenue model is designed to provide a more robust framework for addressing revenue issues and requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for the fiscal years beginning after December 15, 2016, including interim periods within that reporting period, under either full or modified retrospective adoption. Early application is not permitted. The Company is currently evaluating the impact of the adoption of this standard on the Company's consolidated financial statements.

        In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period ("ASU 2014-12"). ASU 2014-12 provides guidance that a performance target that affects vesting of a share-based payment and that could be achieved after the requisite service condition is a performance condition. As a result, the target is not reflected in the estimation of the award's grant date fair value. Share-based compensation cost for such award would be recognized over the required service period, if it is probable that the performance condition will be achieved. ASU 2014-12 is effective for annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The guidance should be applied on a prospective basis to awards that are granted or modified on or after the effective date of the standard. Companies also have the option to apply the guidance on a modified retrospective basis for awards with performance targets outstanding on or after the beginning of the first annual period presented after the effective date of the standard. The Company does not expect the adoption of ASU 2014-12 will have a material effect on the Company's consolidated financial statements.

        In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"). ASU 2014-15 provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. The new standard requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year of the date of issuance of the entity's financial statements (or within one year after the date on which the financial statements are available to be issued, when applicable).

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

2. Summary of Significant Accounting Policies (Continued)

Further, an entity must provide certain disclosures if there is "substantial doubt about the entity's ability to continue as a going concern." ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter and early adoption is permitted. The Company does not expect the adoption of ASU 2014-15 to have a material impact on the Company's consolidated financial statements.

        In January 2015, the FASB issued ASU No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items ("ASU 2015-01"). ASU 2015-01 eliminates the concept of extraordinary items. Under this new guidance, reporting entities will no longer be required to separately classify, present and disclose extraordinary events and transactions. The amendments in this update are effective for annual and interim periods beginning after December 15, 2015. The Company does not expect the adoption of ASU 2015-01 will have a material effect on the Company's consolidated financial statements.

3. Apollo Acquisition Restructuring Reserves

        Upon consummation of the Apollo Acquisition, new management of the Predecessor initiated various strategic initiative plans, including (a) a review of the Predecessor's portfolio of operating stores and stores in development (the "Store Program"), (b) a corporate cost reduction program (the "Corporate Program"), and (c) a restructuring of the Predecessor's retirement benefit plans. A liability in the amount of $13.2 million was recorded for estimated costs to be incurred in connection with the Predecessor's exit from certain operating stores or store properties in development related to the Store Program and a liability in the amount of $1.0 million was recorded for estimated costs associated with the involuntary termination of designated employees, excluding the Predecessor's former chief executive officer, related to the Corporate Program. These costs were included in the acquisition cost allocation of the Apollo Acquisition. For the years ended December 28, 2014 and December 29, 2013, the period November 15, 2012 through December 30, 2012, and the period January 2, 2012 through November 14, 2012, the reserves related to the Store Program were increased by $0.3 million, $1.2 million, $53,000 and $0.3 million, respectively, which are included in "Operating and administrative expenses" in the consolidated statements of operations and comprehensive (loss) income. As of December 28, 2014, there was no remaining reserve balance related to the Corporate Program.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

3. Apollo Acquisition Restructuring Reserves (Continued)

        The following table summarizes the activity for the Store Program through each period-end (in thousands):

Balance as of January 1, 2012	$2,033
Adjustments to reserve included in net income for the period	261
Lease termination costs paid	(383)

Balance as of November 14, 2012	1,911
Adjustments to reserve included in net loss for the period	53
Lease termination costs paid	(78)

Balance as of December 30, 2012	1,886
Adjustments to reserve included in net income for the period	1,177
Lease termination costs paid	(462)

Balance as of December 29, 2013	2,601
Adjustments to reserve included in net income for the period	265
Lease termination costs paid	(598)

Balance as of December 28, 2014	$2,268

4. Ares Acquisition

        On November 15, 2012, pursuant to the Purchase and Sale Agreement (the "Acquisition Agreement") dated as of October 9, 2012, among the stockholders of the Predecessor (the "Sellers") and affiliates of Ares (the "Buyers"), the Ares Acquisition was consummated. Upon completion of the Ares Acquisition, each share of common stock of the Predecessor was cancelled and converted into the right to receive cash for aggregate cash consideration of approximately $669.5 million. In addition, payments in satisfaction of Predecessor stock options aggregated $54.2 million.

        The Ares Acquisition was financed by:

  •
  Borrowings consisting of (i) a $525.0 million, 7-year Term Loan Facility; (ii) a $195.0 million, 8-year second lien term loan credit facility (the "Second Lien Term Loan Facility"); (iii) a $150.0 million, 5-year asset-based revolving credit facility (the "Revolving Credit Facility"), which was drawn for $10.0 million at closing of the Ares Acquisition, (see Note 5, Debt); and

  •
  Equity investment of $290.0 million from affiliates of Ares, $9.2 million from certain management employees of the Predecessor and $10.9 million from the management equity rollover.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

4. Ares Acquisition (Continued)

        The aggregate consideration for the Ares Acquisition was as follows (in thousands):

Purchase of Predecessor common shares	$669,456
Payment on Predecessor stock options (inclusive of employer payroll taxes)	54,993
Less cash acquired	(92,676)

Cash consideration	631,773
Working capital adjustment	6,231
Tax consideration	19,291
Value of management equity rollover	11,091

Total fair value of net assets acquired	$668,386

        In contemplation of the sale of the Predecessor, the Predecessor Company engaged financial, legal and other advisors to assist in the review of the Predecessor Company's strategic alternatives. The costs associated with the assessment of strategic alternatives and transaction costs incurred in conjunction with the Ares Acquisition included in the consolidated statements of operations and comprehensive (loss) income were $23.9 million for the period January 2, 2012 through November 14, 2012.

        The cash consideration paid at the closing of the Ares Acquisition was based in part on an estimated closing working capital as of the closing date of November 15, 2012 (the "Closing Date"). The Acquisition Agreement provided for a purchase price adjustment based upon a final closing working capital statement to be prepared after the Closing Date, which would be subject to the review and agreement of both the Sellers and the Buyers. As of December 29, 2013, the Sellers and Buyers reached agreement on the final calculation of the closing working capital statement resulting in a working capital adjustment to purchase price of $6.4 million, or $2.5 million greater than the estimated working capital adjustment. As such, the purchase price was increased by $2.5 million. Accordingly, the Company's prior year consolidated balance sheets and consolidated statements of cash flows have been restated to reflect the change in the purchase price. During the year ended December 29, 2013, the Company made additional payments of $6.2 million to the Sellers and increased the value of management equity rollover by $0.2 million. The allocation of the purchase price is final.

        The Acquisition Agreement further provided that any income tax refunds or credits actually received by the Company relating to the Predecessor Company tax periods or any benefit of any overpayment of income taxes relating to the Predecessor Company tax periods that is applied to a Successor taxable period would inure to the benefit of the Sellers. The Company estimated an income tax refund receivable in the amount of $17.3 million related to the Predecessor tax periods, which was reflected on the Company's consolidated balance sheet as of December 30, 2012. The Company recorded a corresponding payable of $17.3 million to the Sellers. The estimated income tax refund receivable increased by $2.0 million in 2013 and the Company recorded a corresponding additional payable of $2.0 million to the Sellers. During the years ended December 28, 2014 and December 29, 2013, the Company paid a total of $0.2 million and $16.7 million, respectively, to the Sellers related to the Predecessor tax periods.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

4. Ares Acquisition (Continued)

Allocation of Purchase Price

        The Ares Acquisition was accounted for as a business combination in accordance with ASC 805 whereby the purchase price paid to effect the acquisition was assigned to the assets acquired and the liabilities assumed based on their fair values at the acquisition date. The determination of fair value included the consideration of various factors including quoted market prices, expected future cash flows, current replacement costs, market rate assumptions, and appropriate discount and growth rates.

        The following table below sets forth the fair values of the assets acquired and liabilities assumed (in thousands):

Ares Acquisition
Current assets, less cash acquired	$279,624
Property, plant, and equipment	248,944
Capitalized software	15,766
Finite-lived/amortizable intangible assets	68,000
Indefinite-lived trade names	265,000
Goodwill	611,242
Investment in SFDN	9,400
Other assets	46,277
Current liabilities	(251,661)
Debt	(304,074)
Deferred taxes	(135,865)
Other liabilities	(184,267)

$668,386

5. Debt

        Long-term debt at December 28, 2014 and December 29, 2013 is as follows (in thousands):

	December 28, 2014	December 29, 2013
Term Loan Facility, at 4.75% and 4.75%	$594,907	$715,788
Less:
Discount on debt issuance	(6,790)	(9,597)
Current portion of long-term debt	—	(7,200)

Total long-term debt, less current portion	$588,117	$698,991

        In conjunction with the Ares Acquisition, Smart & Final Stores LLC entered into three financing arrangements effective November 15, 2012, including two term loan agreements: the first lien term loan facility (the "Term Loan Facility") and a second lien term loan facility (the "Second Lien Term Loan Facility") and an asset-based lending facility (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Credit Facilities").

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

5. Debt (Continued)

        The Term Loan Facility has a term of seven years and originally provided financing of up to a maximum of $525.0 million in term loans. At November 15, 2012, the Term Loan Facility was drawn to provide $525.0 million in gross proceeds as a part of the funding for the Ares Acquisition.

        All obligations under the Term Loan Facility are secured by (1) a first-priority security interest in substantially all of the property and assets of, as well as the equity interests owned by, Smart & Final Stores and SF CC Intermediate Holdings, Inc., a direct wholly owned subsidiary of SFSI ("Intermediate Holdings"), and the other guarantors, with certain exceptions, and (2) a second-priority security interest in the Revolving Credit Facility collateral.

        Initially, borrowings under the Term Loan Facility bore interest at an applicable margin of 3.50% plus, at Smart & Final Stores' option, a fluctuating rate equal to the highest of (1) the federal funds rate plus 0.50%, (2) a rate of interest published by The Wall Street Journal as the "Prime Rate," and (3) a LIBOR loan rate based on LIBOR plus 1.00% (the "ABR Borrowings"). Eurocurrency Borrowings (as defined in the credit agreement governing the Term Loan Facility) bore interest at the adjusted LIBOR rate, which is the greater of (a) the LIBOR rate in effect for the applicable interest period divided by one, minus the Statutory Reserves (as defined in the credit agreement governing the Term Loan Facility) applicable to such Eurocurrency Borrowing, if any, and (b) 1.25% plus the applicable Eurocurrency (as defined in the credit agreement governing the Term Loan Facility) loan rate margin of 4.50%. At both December 28, 2014 and December 29, 2013, the weighted-average interest rate on the amount outstanding under the Term Loan Facility was 4.75%.

        The Term Loan Facility contains a provision for quarterly amortization of principal in the amount of 0.25% of the aggregate principal amount of the term loans outstanding under the Term Loan Facility beginning March 31, 2013. The Term Loan Facility may be prepaid, in whole or in part, at any time but Smart & Final Stores must pay a prepayment premium of 1.00% of the principal amount of the term loans so prepaid if the prepayment occurs as a result of a repricing transaction and is effective prior to the first anniversary of the facility. Mandatory prepayments are required (i) in the amount of the net proceeds of a sale of assets, subject to the priority of the Revolving Credit Facility collateral, and (ii) in the amount of certain excess cash flows, adjusted by any voluntary prepayments. The Term Loan Facility has no financial covenant requirements. The Term Loan Facility contains covenants that would restrict our ability to pay cash dividends.

        The Second Lien Term Loan Facility had a term of eight years and provided $195.0 million in gross proceeds at November 15, 2012.

        All obligations under the Second Lien Term Loan Facility were secured by (1) a second-priority security interest on all Term Loan Facility collateral and (2) a third-party security interest on the Revolving Credit Facility collateral.

        Borrowings under the Second Lien Term Loan Facility bore interest at an applicable margin of 8.25% plus, at Smart & Final Stores' option, a fluctuating rate equal to the highest of (1) the federal funds rate plus 0.50%, (2) a rate of interest published by The Wall Street Journal as the "Prime Rate," or (3) a LIBOR loan rate based on LIBOR plus 1.00%.

        The Second Lien Term Loan Facility could be prepaid, in whole or in part, at any time subject to a prepayment premium of 2.00% of the principal amount of the term loans so prepaid through the first

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

5. Debt (Continued)

anniversary of the facility and 1.00% of the principal amount of the term loans so prepaid from the first anniversary through the second anniversary of the facility. The Second Lien Term Loan Facility had no financial covenant requirements.

        During the second quarter of 2013, the Company amended the Term Loan Facility, reducing the ABR Borrowings applicable margin from 3.50% to 2.50%, reducing the Eurocurrency Borrowings applicable margin from 4.50% to 3.50% and reducing the Adjusted LIBOR floor rate from 1.25% to 1.00%. Additionally, the Company increased the size of the Term Loan Facility by $55.0 million through an incremental facility. The proceeds of this additional borrowing were used to reduce the amounts outstanding under the Second Lien Term Loan Facility by $55.0 million, reducing the outstanding balance to $140.0 million. Consequently, during the second quarter of 2013, the Company recorded a loss on the early extinguishment of debt of $7.1 million related to fees and the write-off of unamortized debt discount and deferred financing costs. The Company incurred $7.5 million of fees in connection with the amendment of the Term Loan Facility. Approximately $4.9 million of these fees were recorded as debt discount and are amortized over the term of the loan. Quarterly amortization of the principal amount increased to $1.5 million.

        During the fourth quarter of 2013, the Company amended the Term Loan Facility, increasing the ABR Borrowings applicable margin from 2.50% to 2.75%, increasing the Eurocurrency Borrowings applicable margin from 3.50% to 3.75%, and reducing the size of the incremental borrowing facilities that may be incurred without regard to leverage-based limitations from $125.0 million to $75.0 million (the "Second Amendment"). Under the Second Amendment, the Term Loan Facility may be prepaid, in whole or in part, at any time subject to a prepayment premium of 1.00% of the principal amount of the term loans so prepaid if the prepayment occurs as a result of a repricing transaction and is effective within six months of the Second Amendment. Additionally, the Company increased the size of the Term Loan Facility by $140.0 million through an incremental facility. The proceeds of this borrowing were used to repay all amounts outstanding under the Second Lien Term Loan Facility, which was then terminated. Consequently, during the fourth quarter of 2013, the Company recorded a loss on the early extinguishment of debt of $17.3 million related to fees and the write-off of unamortized debt discount and deferred financing costs. The Company incurred $4.8 million of fees in connection with the Second Amendment. Approximately $1.1 million of these fees were recorded as debt discount and approximately $0.7 million of these fees were recorded as deferred financing costs. They are both amortized over the term of the Term Loan Facility. Quarterly amortization of the principal amount increased to $1.8 million.

        On September 29, 2014, the Company used the net proceeds from the IPO to repay borrowings of approximately $115.5 million under the Term Loan Facility. Consequently, the Company recorded a loss on the early extinguishment of debt of $2.2 million related to the write-off of unamortized debt discount and deferred financing costs during the year ended December 28, 2014. Quarterly amortization of the principal amount is no longer required.

        During the years ended December 28, 2014 and December 29, 2013, the Company made principal amortization payments of $5.4 million and $4.2 million, respectively.

        The Revolving Credit Facility provides financing of up to $150 million (including up to $50.0 million for the issuance of letters of credit) subject to a borrowing base, for a term of five years.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

5. Debt (Continued)

The borrowing base is a formula based on certain eligible inventory and receivables, minus certain reserves.

        All obligations under the Revolving Credit Facility are secured by (1) a first-priority security interest in the accounts receivable, inventory, cash and cash equivalents, and related assets of Smart & Final Stores and Intermediate Holdings and the other guarantors under the facility, and (2) a second-priority security interest in substantially all of the other property and assets of, as well as the equity interests owned by, Smart & Final Stores and Intermediate Holdings and the other guarantors under the facility.

        Borrowings under the Revolving Credit Facility bear interest at an applicable margin plus, at Smart & Final Stores' option, a fluctuating rate equal to either (1) adjusted LIBOR (defined as a rate equal to the LIBOR rate in effect for the applicable interest period, as adjusted for statutory reserves) or (2) the alternate base rate (defined as a fluctuating rate equal to the highest of (x) the federal funds effective rate plus 0.50%, (y) the interest rate announced by the administrative agent as its "Prime Rate" and (z) the adjusted LIBOR rate for an interest period of one month plus 1.00%). The applicable margin is determined by a pricing grid based on the facility availability. At December 28, 2014 and December 29, 2013, the alternate base rate was 3.25% and the applicable margin for alternate base rate loans was 0.25%, for a total rate of 3.50%. The calculated borrowing base of the Revolving Credit Facility was $156.3 million and $147.8 million at December 28, 2014 and December 29, 2013, respectively. As of December 28, 2014 and December 29, 2013, there was no balance outstanding under the Revolving Credit Facility.

        The Revolving Credit Facility also provides for a $50.0 million sub-limit for letters of credit, of which the Company had $26.6 million outstanding as of both December 28, 2014 and December 29, 2013. As of December 28, 2014 and December 29, 2013, the amount available for borrowing under the Revolving Credit Facility was $123.4 million and $121.2 million, respectively. The Revolving Credit Facility does not include financial covenant requirements unless a defined covenant trigger event has occurred and is continuing. As of December 28, 2014 and December 29, 2013 no trigger event had occurred.

        Aggregate future principal payments of the Company's debt are as follows (in thousands):

Fiscal Year:
2015	$—
2017	—
2017	—
2018	—
2019	594,907

Total	$594,907

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

6. Derivative Financial Instruments

        On April 15, 2013, the Company entered into a five-year interest rate swap agreement (the "Swap") to fix the LIBOR component of interest under the Term Loan Facility at 1.7325% on a variable notional amount starting at $422.7 million and declining to $359.7 million for the period from September 30, 2014 through March 29, 2018. The Swap has been designated as a cash flow hedge against LIBOR interest rate movements and formally assessed, both at inception and at least quarterly thereafter, as to whether it was effective in offsetting changes in cash flows of the hedged item. The portion of the change in fair value attributable to hedge ineffectiveness was recorded in "Interest expense, net" in the consolidated statements of operations and comprehensive (loss) income. The portion of the change in fair value attributable to hedge effectiveness, net of income tax effects, was recorded to "Accumulated other comprehensive (loss) income" in the consolidated statements of stockholders' equity.

        On May 30, 2013, the Company entered into an amendment to the Swap to change the fixed LIBOR component to 1.5995% and the floor rate to 1.00%.

        As of December 28, 2014 and December 29, 2013, the fair value carrying amount of the Company's interest rate swaps are recorded as follows (in thousands):

	December 28, 2014	December 29, 2013
Other assets	$3,082	$5,460
Accrued expenses	(2,426)	(629)

Total derivatives designated as hedging instruments	$656	$4,831

        The following tables summarize the loss recognized in accumulated other comprehensive income ("AOCI") and the amount of gain reclassified from AOCI into earnings for the year ended December 28, 2014 (in thousands):

	Amount of Loss Recognized in AOCI on Derivative, Net of Tax (Effective Portion)	Amount of Gain Recognized in Earnings on Derivative, Net of Tax (Ineffective Portion)
Interest rate swaps	$(2,495)	$9

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

7. Fair Value Measurements

        The Company applies the provisions of ASC 820, Fair Value Measurements and Disclosures ("ASC 820"), for its financial and nonfinancial assets and liabilities. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

  Level 1—Quoted prices for identical instruments in active markets

  Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets

  Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

        The Company's assets and liabilities measured at fair value on a recurring basis are summarized in the following table by the type of inputs applicable to the fair value measurements (in thousands):

	Fair Value Measurement at December 28, 2014
Description	Total as of December 28, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets
Other assets—cash and cash equivalents that fund supplemental executive retirement plan and deferred compensation plan	$739	$739	$—	$—
Other assets—assets that fund supplemental executive retirement plan	2,633	2,633	—	—
Other assets—deferred compensation plan investment in Sprouts	5,893	5,893	—	—
Derivatives	657	—	657	—
Financial liabilities
Other long-term liabilities—deferred compensation plan	(14,105)	(5,893)	(8,212)	—

Total	$(4,183)	$3,372	$(7,555)	$—

        Level 1 Investments include money market funds of $0.7 million and market index funds of $2.6 million. The fair values of these funds are based on quoted market prices in an active market.

        Level 1 Prior to October 21, 2014 investments also included deferred compensation plan investments in an investment vehicle invested in Sprouts. The valuation of the investment vehicle was based on the underlying asset of the entity that traded in observable markets and was classified as Level 2. On October 21, 2014, all of the shares in this investment vehicle were distributed to its members. As of December 28, 2014 the fair value of the investment is based on quoted market prices in an active market and deferred compensation plan investments in Sprouts was reclassified from the

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

7. Fair Value Measurements (Continued)

Level 2 category to the Level 1 category. As of December 28, 2014, deferred compensation plan investment in Sprouts was $5.9 million with the corresponding deferred compensation liabilities of $5.9 million.

        Level 2 Assets and liabilities include $8.2 million of deferred compensation liabilities, of which the fair value is based on quoted prices of similar assets traded in active markets, and $0.7 million of derivatives, which are interest rate hedges. The fair values of the derivatives are primarily determined based on third-party pricing services with observable inputs, including interest rates and yield curves.

	Fair Value Measurement at December 29, 2013
Description	Total as of December 29, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets
Other assets—cash and cash equivalents that fund supplemental executive retirement plan and deferred compensation plan	$739	$739	$—	$—
Other assets—assets that fund supplemental executive retirement plan	2,490	2,490	—	—
Other assets—deferred compensation plan investment in Sprouts	11,919	—	11,919	—
Derivatives	4,831	—	4,831	—
Financial liabilities
Other long-term liabilities—deferred compensation plan	(18,831)	—	(18,831)	—

Total	$1,148	$3,229	$(2,081)	$—

        Level 1 Investments include money market funds of $0.7 million and market index funds of $2.5 million. The fair values of these funds are based on quoted market prices in an active market.

        Level 2 Assets and liabilities include $18.8 million of deferred compensation liabilities, of which the fair value is based on quoted prices of similar assets traded in active markets, and $4.8 million of derivatives, which are interest rate hedges. The fair values of the derivatives are primarily determined based on third-party pricing services with observable inputs, including interest rates and yield curves.

        Level 2 Investments also include $11.9 million of deferred compensation plan investments in an investment vehicle invested in Sprouts. During the year ended December 29, 2013, the Company adjusted the fair market value of the investment vehicle to reflect the fair market value increase of $10.7 million. The valuation of the investment vehicle is based on the underlying asset of the entity that trades in observable markets. During the year ended December 29, 2013 the investment was reclassified from the Level 3 category as the underlying asset was a nonpublic entity prior to 2013 and as such, the valuation in prior periods was based on unobservable inputs.

        Certain assets are measured at fair value on a nonrecurring basis, which means the assets are not measured at fair value on an ongoing basis but, rather, are subject to fair value adjustments only in

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

7. Fair Value Measurements (Continued)

certain circumstances (for example, when there is evidence of impairment). See Note 2, Summary of Significant Accounting Policies—Property, Plant and Equipment, Capitalized Software and Goodwill and Intangible Assets. The fair value measurements were determined using available market capitalization rates and public comparable store sales data at the measurement dates. The Company classifies the measurements as Level 3.

8. Lease Obligations

        The principal real and personal properties leased by the Company include store, office and warehouse buildings and delivery and computer equipment. As of December 28, 2014, of the Company's operating stores, 239 store properties are leased directly from third-party lessors and eight stores were on real property that is ground leased from third-party lessors. These leases had an average remaining lease term of approximately 8.3 years as of December 28, 2014. These leases generally contain renewal options, at the Company's election, and require the Company to pay costs such as real estate taxes and common area maintenance. Certain leases include rent escalation clauses or provide for rental payments in excess of the minimum based upon the store's sales levels.

        Lease expense for operating leases reported within "Cost of sales, buying and occupancy" on the Company's consolidated statements of operations and comprehensive (loss) income was $85.7 million, $78.2 million, $9.6 million and $60.5 million for the years ended December 28, 2014 and December 29, 2013, the period November 15, 2012 through December 30, 2012, and the period January 2, 2012 through November 14, 2012, respectively. All lease expenses were paid to third-party lessors.

        Aggregate minimum future lease payments for real property, including sale leaseback store properties, as well as equipment and other property at December 28, 2014, are as follows (in thousands):

Operating Leases
Fiscal Year:
2015	$92,499
2016	90,560
2017	84,123
2018	77,387
2019	68,911
Thereafter	521,501

Future minimum lease payments	$934,981

        During the fourth quarter of 2011, the Predecessor Company sold 39 store properties and one warehouse distribution facility to three different buyers. Concurrent with the sales, the Predecessor Company entered into 20-year operating leases with two options to extend the term for a period of 10 years each for three store properties sold, 20-year operating leases with six options to extend the term for a period of five years each for 36 store properties sold, and a 10-year operating lease with four options to extend the term for a period of five years each for one warehouse distribution facility sold. The Predecessor Company received proceeds of $230.3 million in connection with the sales. The

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

8. Lease Obligations (Continued)

carrying value of the properties sold was $195.2 million. The transactions were accounted for as sale and leaseback resulting in an immediate recognition of a $2.0 million loss on the transactions and the deferral of a $32.0 million gain, which was being amortized to rent expense over various non-cancelable lease terms. During the second quarter of 2012, three additional store properties were sold. Concurrent with the sales, the Predecessor Company entered into 25-year operating leases with five options to extend the term for a period of five years. The transactions were also accounted for as sale and leaseback resulting in the deferral of a $5.6 million gain, which was being amortized to rent expense over the lease terms. These leases require the Company to pay costs such as real estate taxes and repair and maintenance. Certain leases include rent escalation clauses.

        The deferred gain amortized and reported within "Cost of sales, buying and occupancy" on the Predecessor's consolidated statements of operations and comprehensive income (loss) was $1.7 million for the period January 2, 2012 through November 14, 2012. The remaining unamortized deferred gain of $35.9 million was written off in accordance with ASC 805 in connection with the Ares Acquisition.

        The future minimum lease payments under the terms of the related lease agreements at December 28, 2014, are as follows (in thousands):

Operating Leases
Fiscal Year:
2015	$17,255
2016	17,348
2017	17,441
2018	17,477
2019	17,611
Thereafter	195,666

Future minimum lease payments	$282,798

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations

Defined Benefit Retirement Plan

        The Company has a funded noncontributory qualified defined benefit retirement plan (the "Single-Employer Plan") that, prior to June 1, 2008, covered substantially all full-time employees following a vesting period of five years of service (the "Pension Participants") and provided defined benefits based on years of service and final average salary. The Predecessor froze the accruing of future benefits for the Pension Participants (the "Frozen Pension Participants") effective June 1, 2008, with the exception of approximately 450 hourly paid employees in the Company's distribution and transportation operations who remain eligible for pension benefits under the prior terms (the "Active Pension Participants"). No new employees are eligible for participation in the Single Employer Plan after June 1, 2008, with the exception of new hires in the Company's eligible distribution and transportation operations. Frozen Pension Participants will continue to accrue service for vesting purposes only and future payments from the Single-Employer Plan will be in accordance with the Single-Employer Plan's retirement payment provisions. The Company funds the Single-Employer Plan with annual

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations (Continued)

contributions as required by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company uses a measurement date of December 31 for the Single-Employer Plan. Recently, the Society of Actuaries released revised mortality tables, which update life expectancy assumptions. In consideration of these tables, the Company modified the mortality assumptions used in determining its defined benefit retirement plan obligation as of December 28, 2014. The impact of these new mortality assumptions has resulted in an increase to the Company's defined benefit retirement plan obligation and an increase in future related expense.

        As of December 28, 2014, the funded status of the accumulated benefit obligation was 63.6%. The Company expects to fund a minimum required contribution of $7.3 million during fiscal year 2015.

        The following tables set forth the changes in benefit obligation and plan assets of this plan for the periods below (in thousands):

	Fiscal Year 2014	Fiscal Year 2013
Change in Benefit Obligation
Benefit obligation, beginning of period	$(165,796)	$(183,874)
Service cost	(1,099)	(1,311)
Interest cost	(8,480)	(7,973)
Actuarial (loss) gain	(43,059)	23,615
Benefits paid	4,218	3,747

Benefit obligation, end of period	$(214,216)	$(165,796)

	Fiscal Year 2014	Fiscal Year 2013
Change in Plan Assets
Fair value of plan assets, beginning of period	$123,039	$101,660
Actual return of plan assets, net of expenses	4,302	17,423
Employer contribution	10,760	7,703
Benefits paid	(4,218)	(3,747)

Fair value of plan assets, end of period	133,883	123,039

Funded status	(80,333)	(42,757)

Net amount recognized	$(80,333)	$(42,757)

        Amounts before income tax effect recognized in the consolidated balance sheets consist of the following (in thousands):

	December 28, 2014	December 29, 2013
Postretirement and postemployment benefits	$(80,333)	$(42,757)

Net amount recognized	$(80,333)	$(42,757)

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations (Continued)

        Amounts before income tax effect recognized in accumulated other comprehensive income consist of the following (in thousands):

	December 28, 2014	December 29, 2013
Net actuarial (loss) gain	$(5,654)	$42,909

Accumulated other comprehensive (loss) income	$(5,654)	$42,909

        During 2015, no accumulated other comprehensive income is expected to be recognized as a component of net periodic benefit cost.

        The following table shows the projected benefit obligation, the accumulated benefit obligation and the plan assets, in dollar amounts and as a percentage of the projected benefit obligation and the accumulated benefit obligation, respectively, as of each fiscal year-end (dollar amounts in thousands):

	December 28, 2014	December 29, 2013
Projected benefit obligation	$214,216	$165,796
Accumulated benefit obligation	210,556	162,940
Fair value of plan assets	133,883	123,039
Fair value of plan assets as a percentage of the projected benefit obligation	62.5%	74.2%
Fair value of plan assets as a percentage of the accumulated benefit obligation	63.6	75.5

        The components included in the net periodic benefit cost and the increase in minimum liability included in other comprehensive (loss) income for the periods indicated are as follows (in thousands):

	Fiscal Year 2014	Fiscal Year 2013	November 15 Through December 30, 2012	January 2 Through November 14, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Service cost component	$1,099	$1,311	$175	$864
Interest cost component	8,480	7,973	989	6,842
Expected return on plan assets	(9,105)	(7,523)	(919)	(5,947)
Amortization of net actuarial (gain) loss	(699)	—	—	1,106

Net periodic benefit cost	$(225)	$1,761	$245	$2,865

        As a result of the Predecessor Company freezing plan benefits for substantially all of the Pension Participants effective June 1, 2008, the amortization of the unrecognized net actuarial loss (in excess of 10% of the greater of the projected benefit obligation or the fair value of plan assets) has been amortized on a straight-line basis over the expected average future lifetime of inactive participants expected to benefit under the plan.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations (Continued)

        The weighted-average assumptions used to determine benefit obligations for this plan at fiscal year-end were as follows:

	December 28, 2014	December 29, 2013
Discount rate	4.25%	5.15%
Rate of compensation increase	2.50	2.50

        The Company determines the discount rate assumption based on the internal rate of return for a portfolio of high quality bonds, with a minimum rating of Moody's AA Corporate and with maturities that are consistent with the projected future cash flow obligations.

        The weighted-average assumptions used to determine net periodic benefit cost for each of the periods indicated were as follows:

	Fiscal Year 2014	Fiscal Year 2013	November 15 Through December 30, 2012	January 2 Through November 14, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Discount rate	5.15%	4.30%	4.10%	5.25%
Expected long-term return on plan assets	7.25	7.30	7.50	7.50
Rate of compensation increase	2.50	2.50	2.50	2.50

        The Company determines the expected long-term rate of return on plan assets based on an allocation approach that considers diversification and rebalancing for a portfolio of assets invested over a long-term time horizon. The approach relies on the historical returns of the plan's portfolio and relationships between equities and fixed income investments, consistent with the widely accepted capital market principle that a diversified portfolio with a larger allocation to equity investments can generate a greater return over the long run.

        Plan assets are managed by outside investment managers and rebalanced among managers periodically at the Company's direction to realign assets to the target allocation. The managers allocate assets to individual investments within guidelines specified by the Company. The Company's strategy with respect to the plan asset investments has been to allocate a larger proportion to equities to achieve returns that sufficiently grow assets to cover the benefit obligations within acceptable risk parameters.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations (Continued)

        The plan asset allocation at the end of 2014 and 2013, and target allocation for 2015, in percentages, by asset category are as follows:

	Target Allocation 2015	December 28, 2014	December 29, 2013
Equity securities	60%	60%	64%
Debt securities	37	26	31
Cash and cash equivalents	3	14	5

Total	100%	100%	100%

        The following table summarizes plan assets measured at fair value on December 28, 2014 and December 29, 2013, respectively (in thousands):

December 28, 2014	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset category
Equity securities(1)	$79,995	$61,929	$18,066	$—
Debt securities(2)	35,467	17,527	17,495	445
Cash and cash equivalents(3)	18,421	18,271	150	—

Total	$133,883	$97,727	$35,711	$445

December 29, 2013	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset category
Equity securities(1)	$78,773	$57,423	$21,350	$—
Debt securities(2)	37,786	22,233	15,060	493
Cash and cash equivalents(3)	6,480	6,480	—	—

Total	$123,039	$86,136	$36,410	$493

(1)
Equity securities include U.S. and foreign exchange traded common and preferred stocks and mutual funds. Common and preferred shares issued by U.S. and non-U.S. corporations are traded actively on exchanges and price quotes for these shares are readily available. Holdings of corporate stock are categorized as Level 1 investments. The securities categorized as Level 2 investments are American Depository Receipts. While these securities are traded in an active market, the trustee uses several observable market based inputs, such as exchange rates, to obtain the pricing of the securities.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations (Continued)

(2)
Debt securities include the debt of the U.S. Treasury and U.S. and foreign corporate issuers. U.S. Treasury notes and bonds are actively traded and price quotes for these securities are readily available. Holdings of U.S. Treasury notes and bonds are categorized as Level 1 investments. Corporate bond securities of U.S. and foreign corporate issuers are valued by independent pricing sources using a variety of market sources and observed market movements. Holdings of U.S. and foreign corporate issuers debt securities are categorized as Level 2 investments. Infrequently traded corporate bonds and asset-backed securities, requiring valuation using observable as well as unobservable inputs, such as the estimation of the market manager for the security, are categorized as Level 3 investments.

(3)
Cash and cash equivalents include short-term U.S. government investment notes, short-term money market mutual funds, accrued income, cash held on account and a certificate of deposit. Cash held on account and short-term U.S. government investment notes (including accrued income thereon) for which there is an active market and daily pricing for the security are categorized as Level 1 investments. The certificate of deposit, which is not traded in the secondary market, is categorized as Level 2 investment.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Ending balance at December 30, 2013	$493
Actual return on plan assets:
Assets held at end of year	(16)
Assets sold during the year	—
Purchases, sales and settlements	(32)
Transfers in and/or out of Level 3	—

Ending balance at December 28, 2014	$445

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Ending balance at December 30, 2012	$517
Actual return on plan assets:
Assets held at end of year	(12)
Assets sold during the year	—
Purchases, sales and settlements	(12)
Transfers in and/or out of Level 3	—

Ending balance at December 29, 2013	$493

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations (Continued)

        The Company seeks to maximize medium- to long-term returns of overall pension plan assets with reasonable levels of investment risk. One element of controlling overall investment risk is through diversification of asset allocation, among domestic and international equity and debt instruments. The plan's equity investments include foreign and domestic exchange traded equities across a range of industries and countries, but primarily in the domestic markets. The plan's debt securities are primarily invested in government and corporate issuers primarily in the domestic market.

        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

2015	$5,373
2016	5,750
2017	6,076
2018	6,431
2019	6,948
2020 - 2024	41,621

Multi-employer Pension Plan

        The Company participates in and contributes to a multi-employer pension plan on behalf of union employees in its Cash & Carry operations. At December 28, 2014 and December 29, 2013, there were approximately 172 and 165 union employees covered under this plan, respectively. The Company's employer contributions and corresponding pension expense for this plan were $1.3 million, $1.2 million, $0.2 million and $1.0 million for the years ended December 28, 2014 and December 29, 2013, the period November 15, 2012 through December 30, 2012 and the period January 2, 2012 through November 14, 2012, respectively.

        The multi-employer plan is the Western Conference of Teamsters Pension Plan (the "Teamsters Plan"), which was established pursuant to the Western Conference of Teamsters Pension Agreement and Declaration of Trust dated April 26, 1955 ("Trust Agreement"). The Teamsters Plan (EIN 91-6145047; Plan Number 001) provides and maintains retirement, death and termination benefits for employees in collective bargaining units represented by local unions affiliated with the Western Conference of Teamsters. The Teamsters Plan is subject to the provisions of ERISA, as amended.

        The Trust Agreement provides that the trustees of the Teamsters Plan shall establish and adjust the levels of prospective plan benefits so that employer contributions received by the Teamsters Plan will always meet the minimum funding standards of Section 302 of ERISA and Section 412 of the Internal Revenue Code of 1986. The trustees have established a funding policy that specifies funding targets that may result in more rapid funding than prescribed by the minimum funding standards and that provides for benefit adjustments based on specified funding targets. The Teamsters Plan's actuary has advised the Company that the minimum funding requirements of ERISA are being met as of January 1, 2014 (based on the most recent information available).

        As of January 1, 2014, the Teamsters Plan actuarial present value of accumulated plan benefits was $39,116.0 million and the actuarial value of assets for funding the standard account was $35,478.6 million, resulting in a funded percentage of 90.7%. The Teamsters Plan covered

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations (Continued)

approximately 546,000 participants as of December 31, 2013. Approximately 1,520 employers participate in the Teamsters Plan and total employer contributions for the plan year ended December 31, 2013, aggregated $1,431.1 million.

Defined Contribution Plan

        The Company offers all qualified employees the opportunity to participate in a defined contribution plan, which is qualified under the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended. The Smart & Final 401(k) Savings Plan (the "S&F Savings Plan") covers all of the Company's employees who have completed at least three months of service. The Company automatically enrolls newly eligible employees into the S&F Savings Plan at 3% of their eligible compensation unless they choose to opt out of such enrollment. The S&F Savings Plan allowed participants to contribute up to 100% of their eligible compensation, not exceeding $17,500 and $17,000 for participants under the age of 50 or $23,000 and $22,500 for employees at the age of 50 or over for 2014 and 2013, respectively. For Frozen Pension Participants, the Company matched 50% of each dollar contributed up to 6% of the participant's eligible compensation during 2014 and 2013. For Active Pension Participants, the Company matched 33% of each dollar contributed up to 6% of the participant's eligible compensation during 2014 and 2013. Contributions made to the S&F Savings Plan were $4.4 million, $3.9 million, $0.4 million and $3.2 million for the years ended December 28, 2014 and December 29, 2013, the period November 15, 2012 through December 30, 2012, and the period January 2, 2012 through November 14, 2012, respectively.

Deferred Compensation Plan

        The Company maintains a contributory, nonqualified deferred compensation plan which, for each year, permits key employees and members of our board of directors to elect to defer up to 100% of their compensation for such year until retirement. The retirement benefit to be provided under the plan is a function of the participant's deferred compensation and earnings thereupon. The plan is designed to primarily fund the retirement benefit liability through maintenance of certain investments, including participant cash deferrals. The liability to the deferred compensation plan participants was $21.4 million and $22.4 million at December 28, 2014 and December 29, 2013, respectively, and is included in "Other long-term liabilities" in the Company's consolidated balance sheets. The Company has certain investments, including corporate-owned life insurance policies, which had a market value that offset the participant liabilities at each of these measurement dates.

Supplemental Executive Retirement Plan

        The Company maintains a noncontributory, nonqualified supplemental executive retirement plan (the "SERP"), which provides supplemental income payments for certain current and former corporate officers in retirement. The SERP contains provisions that provide for an acceleration of vesting in the event of a change in control. As a result of the Apollo Acquisition, all SERP participants employed by the Predecessor Company, except for one participant, became fully vested in their respective retirement benefits as of May 31, 2007. No new participants were added after this date, and service and compensation accruals were frozen effective June 1, 2008. Accordingly, the retirement benefit for plan participants who remained employed by the Company was frozen, and future service or compensation

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations (Continued)

increases will not adjust the SERP benefit amount. Recently, the Society of Actuaries released revised mortality tables, which update life expectancy assumptions. In consideration of these tables, the Company modified the mortality assumptions used in determining its SERP obligation as of December 28, 2014. The impact of these new mortality assumptions has resulted in an increase to the Company's SERP obligation and an increase in future related expense.

        The liability to SERP participants was $33.1 million and $29.9 million at December 28, 2014 and December 29, 2013, respectively, and is included in "Post-retirement and post-employment benefits" in the Company's consolidated balance sheets. The Company uses a measurement date of December 31 for the SERP. To provide partial funding for the SERP, the Company invests in corporate-owned life insurance policies. The cash surrender value of these policies was $19.7 million and $19.3 million at December 28, 2014 and December 29, 2013, respectively, and is included in "Other assets" in the Company's consolidated balance sheets.

        The following tables set forth the changes in benefit obligation and plan assets for each of the periods indicated (in thousands):

	Fiscal Year 2014	Fiscal Year 2013
Benefit obligation, beginning of period	$(29,943)	$(33,201)
Interest cost	(1,200)	(992)
Actuarial (loss) gain	(3,906)	2,346
Benefits paid	1,904	1,904

Benefit obligation, end of period	(33,145)	(29,943)

Employer contribution	1,904	1,904
Benefits paid	(1,904)	(1,904)

Fair value of plan assets, end of period	—	—

Funded status	(33,145)	(29,943)
Unrecognized net actuarial loss (gain)	1,075	(2,831)

Accrued benefit cost	$(32,070)	$(32,774)

        Amounts before income tax effect recognized in the consolidated balance sheets consist of the following (in thousands):

	December 28, 2014	December 29, 2013
Other accrued liabilities	$(1,905)	$(1,905)
Postretirement and postemployment benefits	(31,240)	(28,038)

Net amount recognized	$(33,145)	$(29,943)

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations (Continued)

        Amounts before income tax effect recognized in accumulated other comprehensive (loss) income consist of the following (in thousands):

	December 28, 2014	December 29, 2013
Net actuarial (loss) gain	$(1,075)	$2,831

Accumulated other comprehensive (loss) income	$(1,075)	$2,831

        During 2015, no accumulated other comprehensive income is expected to be recognized as a component of net periodic benefit cost.

        The projected benefit obligation for this plan was $33.1million and $29.9 million at December 28, 2014 and December 29, 2013, respectively.

        The components included in the net periodic benefit cost for each of the periods indicated are as follows (in thousands):

	Fiscal Year 2014	Fiscal Year 2013	November 15 Through December 30, 2012	January 2 Through November 14, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Interest cost component	$1,200	$992	$121	$1,001
Amortization of actuarial losses	—	—	—	409

Net periodic benefit cost	$1,200	$992	$121	$1,410

        The weighted-average assumptions used to determine benefit obligations at the fiscal year ends indicated are as follows:

	December 28, 2014	December 29, 2013
Discount rate	3.42%	4.14%
Rate of compensation increase	N/A	N/A

        The weighted-average assumptions used to determine net periodic benefit cost for each of the periods indicated are as follows:

	Fiscal Year 2014	Fiscal Year 2013	November 15 Through December 30, 2012	January 2 Through November 14, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Discount rate	4.14%	3.17%	3.02%	3.85%
Rate of compensation increase	N/A	N/A	N/A	N/A

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations (Continued)

        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Fiscal Year:
2015	$1,904
2016	1,920
2017	1,920
2018	1,993
2019	1,993
2020 - 2024	12,392

Postretirement and Postemployment Benefit Obligations

        The Company provides health care benefits for certain retired employees. Prior to June 1, 2008, substantially all full-time employees could become eligible for those benefits if they reached retirement age while still working for the Company. The Company froze the accruing of benefits for eligible participants effective June 1, 2008. Participants who were eligible for a retiree medical benefit and retired prior to June 1, 2009 continued to be eligible for retiree medical coverage. The Company retains the right to make further amendments to the benefit formula and eligibility requirements. This postretirement health care plan is contributory with participants' contributions adjusted annually. The plan limits benefits to the lesser of the actual cost for the medical coverage selected or a defined dollar benefit based on years of service, applicable to current retirees. The Company uses a measurement date of December 31 for this health care plan. Recently, the Society of Actuaries released revised mortality tables, which update life expectancy assumptions. In consideration of these tables, the Company modified the mortality assumptions used in determining its postretirement health care plan obligation as of December 28, 2014. The impact of these new mortality assumptions has resulted in an increase to the Company's postretirement health care plan obligation and an increase in future related expense.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations (Continued)

        The reconciliation of benefit obligation and plan assets for 2014 and 2013 are aggregated as follows (in thousands):

	Fiscal Year 2014	Fiscal Year 2013
Change in Benefit Obligation
Benefit obligation, beginning of period	$(13,854)	$(15,397)
Service cost	(314)	(334)
Interest cost	(652)	(597)
Plan participants' contributions	(419)	(377)
Actuarial (loss) gain	(1,690)	1,710
Benefits paid	1,105	1,141

Benefit obligation, end of period	(15,824)	(13,854)

Change in Plan Assets
Employer contribution	686	764
Plan participants' contributions	419	377
Benefits paid	(1,105)	(1,141)

Fair value of plan assets, end of period	—	—

Funded status	(15,824)	(13,854)

Net amount recognized	$(15,824)	$(13,854)

        Amounts before income tax effect recognized in the consolidated balance sheets consist of the following (in thousands):

	December 28, 2014	December 29, 2013
Other accrued liabilities	$(823)	$(905)
Postretirement and postemployment benefits	(15,001)	(12,949)

Net amount recognized	$(15,824)	$(13,854)

        Amounts before income tax effect recognized in accumulated other comprehensive (loss) income consist of the following (in thousands):

	December 28, 2014	December 29, 2013
Net actuarial gain	$123	$1,878

Accumulated other comprehensive income	$123	$1,878

        During 2015, no accumulated other comprehensive income is expected to be recognized as a component of net periodic benefit cost.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations (Continued)

        The components included in the postretirement benefit cost for each of the periods indicated are as follows (in thousands):

	Fiscal Year 2014	Fiscal Year 2013	November 15 Through December 30, 2012	January 2 Through November 14, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Service cost component	$314	$334	$44	$229
Interest cost component	652	597	77	587
Prior service credit	—	—	—	(36)
Amortization of net actuarial gain	(65)	—	—	—

Net periodic benefit cost	$901	$931	$121	$780

        The weighted-average discount rate used to determine benefit obligations for this plan was 4.10% and 4.80% for the years ended December 28, 2014 and December 29, 2013, respectively.

        The weighted-average discount rate used to determine net periodic benefit cost was 4.80%, 4.00%, 3.90% and 5.05% for the years ended December 28, 2014 and December 29, 2013, the period November 15, 2012 through December 30, 2012, and the period January 2, 2012 through November 14, 2012, respectively.

        For measurement purposes, the Company used the following assumptions in regard to health care cost trends:

	2014	2013	2012
Health care cost trend rate assumed for next year	8.00%	8.50%	9.00%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2020	2020	2020

        The annual rate of health care cost of covered claims is assumed to decrease by 0.5% per year until an ultimate trend rate of 5.00% is reached in 2020 and to remain at that level thereafter.

        The Company offers a defined dollar benefit plan providing a maximum fixed dollar amount of coverage that does not increase with medical inflation. A one-percentage-point change in the assumed health care cost trend rates would have the following effects (in thousands):

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total service and interest cost components of net periodic expense	$5	$(7)
Effect on accumulated postretirement benefit obligation	$79	$(107)

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

9. Retirement Benefit Plans and Postretirement and Postemployment Benefit Obligations (Continued)

        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Fiscal Year:
2015	$784
2016	802
2017	832
2018	876
2019	917
2020 - 2024	4,893

10. Income Taxes

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

	December 28, 2014	December 29, 2013
Deferred tax assets:
Employee benefits, including postretirement reserves	$36,008	$11,600
Net operating and capital loss carryforwards	8,782	11,183
Operating reserves and accruals	25,410	16,661
Inventories	3,130	3,025
Other	1,910	2,167

Total gross deferred tax assets	75,240	44,636
Valuation allowance	(1,014)	(1,014)

Total deferred tax assets	74,226	43,622
Deferred tax liabilities:
Depreciation and amortization	(42,716)	(37,317)
Intangible assets	(134,764)	(136,790)

Total deferred tax liabilities	(177,480)	(174,107)

Net deferred tax liabilities	$(103,254)	$(130,485)

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

10. Income Taxes (Continued)

        The effective tax rate was 33.7% for the year ended December 28, 2014, 39.9% for the year ended December 29, 2013, 34.1% for the period November 15, 2012 through December 30, 2012 and 1.7% for the period January 2, 2012 through November 14, 2012. Reconciliation between the federal statutory income tax rate of 35% and the effective tax rate for each year is as follows (in thousands):

	Fiscal Year 2014	Fiscal Year 2013	November 15 Through December 30, 2012	January 2 Through November 14, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Income tax at federal statutory rate	$17,490	$4,760	$(4,932)	$5,099
Equity earnings not subject to U.S. tax	(363)	(577)	—	(287)
State income taxes, net of federal tax benefit	1,570	296	(539)	139
Federal tax credits	(692)	(484)	—	—
Foreign taxes, net of credits	134	3,158	10	(2,840)
Foreign dividend received	—	—	—	4,138
State EZ credits	(302)	(549)	—	(5,071)
Insurance cash surrender value	(296)	(767)	(66)	(612)
Transaction costs	—	—	722	—
Other items, net	(687)	(408)	1	(322)

Income taxes provision (benefit)	$16,854	$5,429	$(4,804)	$244

        The significant components of the provision (benefit) for income taxes are as follows (in thousands):

	Fiscal Year 2014	Fiscal Year 2013	November 15 Through December 30, 2012	January 2 Through November 14, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Current:
Federal	$17,350	$6,222	$328	$12,566
State	3,126	280	104	(1,927)
Foreign	204	185	10	113

	20,680	6,687	442	10,752
Deferred:
Federal	(2,650)	(588)	(4,313)	(4,846)
State	(1,176)	(538)	(933)	(5,082)
Valuation allowance	—	(132)	—	(580)

	(3,826)	(1,258)	(5,246)	(10,508)

Total income tax provision (benefit)	$16,854	$5,429	$(4,804)	$244

        At December 28, 2014, the Company had no federal net operating loss carryforwards, and approximately $57.0 million (gross) of net operating loss carryforwards for state income tax purposes,

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

10. Income Taxes (Continued)

which begin to expire in 2017. The Tax Reform Act of 1986 (the "Act") limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership. The Successor completed its acquisition of the Predecessor on November 15, 2012, which resulted in a stock ownership change as defined by the Act. This transaction resulted in limitations on the annual utilization of state net operating loss carryforwards. The Company believes that such limitation will have no impact on its deferred tax assets available under the Act. The income tax provision for the years ended December 28, 2014 and December 29, 2013, the period November 15, 2012 through December 30, 2012 and the period January 2, 2012 through November 14, 2012, reflects the usage of $32.0 million, $21.5 million, $2.7 million and $0 of net operating loss carryforwards (gross) for state income tax purposes.

        The total tax credits available were $6.6 million at December 28, 2014. These tax credits primarily include California state tax incentive programs designed to encourage employers hiring from targeted groups and foreign tax credits. The California state tax credits will begin to expire from 2023 onward. Certain of the foreign tax credits will begin to expire from 2016 onward.

        In assessing the realizability of deferred tax assets included in the consolidated balance sheets, management considers whether it is more likely than not that some portion or all of the tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In accordance with this policy and the requirements of ASC 740, a valuation allowance of $1.0 million is retained against certain California tax credits and certain California and Florida net operating loss carryforwards.

        The Company has not recorded U.S. income tax expense for the undistributed earnings pertaining to the 2012 to 2014 Mexico operations. As of December 28, 2014 and December 29, 2013, the undistributed earnings were $3.5 million and $2.5 million, respectively. The Company intends to leave the 2012 to 2014 undistributed income permanently reinvested offshore. The amount of earnings designated as indefinitely reinvested offshore is based upon the actual deployment of such earnings in offshore assets and expectations of the future cash needs of the U.S. and foreign entities.

        In July 2006, the FASB issued further guidance to clarify the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition and applies

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

10. Income Taxes (Continued)

to all tax positions related to income taxes. A reconciliation of the beginning and ending amount of unrecognized tax benefits, including accrued interest and penalties, is as follows (in thousands):

	Fiscal Year 2014	Fiscal Year 2013
Balance at beginning of fiscal year	$1,350	$1,350
Additions based on tax positions related to the current year	—	—
Accrued interest and penalty	325	—
Reductions due to lapse of the applicable statute of limitations	—	—

Balance at end of fiscal year	$1,675	$1,350

        As of December 28, 2014 and December 29, 2013, the total amount of unrecognized tax benefits were $1.7 million and $1.4 million respectively. Almost the entire liability, if recognized, would affect the effective tax rate.

        While timing of the resolution and/or finalization of tax audits is uncertain, the Company believes that its unrecognized tax benefits, as disclosed above, will be settled in the next 12 months.

        The Company's policy is to accrue any interest and penalties related to unrecognized tax benefits in its income tax expense. For the year ended December 28, 2014, $325,000 was recorded. There were no interest and penalties for the year ended December 29, 2013, the period November 15, 2012 through December 30, 2012 and the period January 2, 2012 through November 14, 2012.

        The California Franchise Tax Board examined the tax return of Casino USA, Inc. for the tax year ended December 31, 2004. The Company, together with Casino USA, was included in the 2004 California Combined Franchise Tax Board return. The Company is not aware of any proposed adjustments, and does not expect that any proposed adjustments would result in a material change to its consolidated results of operations or financial condition. The Company's 2005 through 2007 tax returns are currently under audit by the California Franchise Tax Board. The Company is not aware of any proposed adjustments at this time.

        Currently, the Company's federal tax returns for the periods ended January 1, 2012 and November 14, 2012 are under examination by the Internal Revenue Service (the "IRS"). The IRS issued a Notice of Proposed Adjustment dated May 13, 2014 ("NOPA 1") and a Notice of Proposed Adjustment dated September 15, 2014 ("NOPA 2") related to the tax treatment of certain transaction costs associated with the Ares Acquisition. On February 10, 2015, the Company received notice from the IRS that NOPA 1and NOPA 2 were rescinded. The IRS examination for the aforementioned periods remains in progress. The Company is entitled to indemnification from the selling security holders in the Ares Acquisition for certain losses arising from tax obligations relating to pre-closing periods. However, any such indemnification is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying parties. The Company has not recorded any tax reserve with respect to the IRS examination as of December 28, 2014.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

10. Income Taxes (Continued)

        The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various U.S. state jurisdictions and Mexico. The Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2004.

        The tax years which remain subject to examination or are being examined by major tax jurisdictions as of December 28, 2014 include fiscal years 2005 through 2014 for state purposes and 2007 through 2014 for federal purposes.

11. Related Party Transactions

        In conjunction with the Apollo Acquisition and effective as of May 31, 2007, the Predecessor entered into a Management Services Agreement with an Apollo affiliate, Apollo Management VI, L.P. (the "Manager"), whereby the Manager provided certain investment banking, management, consulting and financial planning services to the Predecessor. The Management Services Agreement was for a ten-year term and the Predecessor was obligated to pay the Manager an annual fee of $1.5 million, payable on a quarterly basis. The Predecessor paid the Manager $1.4 million related to the annual fee for the period January 2, 2012 through November 14, 2012. Upon consummation of the Ares Acquisition, the Company paid a transaction fee of $4.0 million to the Manager. Effective November 15, 2012, the Management Services Agreement was terminated and the Company paid the Manager a termination fee of $5.5 million.

        In addition, pursuant to the Management Services Agreement, the Predecessor paid a transaction fee including reimbursement of expenses of $9.0 million in the aggregate to the Manager for financial advisory services in connection with the Apollo Acquisition and the October 2007 acquisition of organic and natural food oriented supermarkets operated in California and Texas under the banners "Henry's Farmers Markets" and "Sun Harvest Markets" (the "Henry's Acquisition"). Of this fee, 50%, or $4.5 million, was included as part of the purchase price and the remaining 50%, or $4.5 million, had been included in deferred financing costs and was amortized to interest expense over the terms of the related debt through 2016. These services included assisting the Predecessor in the structuring and negotiation of the credit facilities and other services in connection with the Apollo Acquisition and Henry's Acquisition. No such fees were paid in conjunction with the sale of Henry's in the year ended January 1, 2012. The Company wrote off the remaining unamortized deferred financing costs in connection with the Ares Acquisition.

        Funds affiliated with Ares hold approximately 10% of the outstanding loans under the Term Loan Facility and receive payments in respect of such loans representing their pro rata portion of such loans. During the year ended December 28, 2014, fees and other expenses paid to Ares were $0.1 million.

12. Employment Agreements

        The Predecessor entered into an employment agreement with David G. Hirz effective April 7, 2010, to serve as the Predecessor's President (the "2010 Hirz Agreement"). The 2010 Hirz Agreement provided for the following, among other provisions: a) executive to serve as President of the Predecessor for a three-year term, b) executive to be compensated through base salary, bonus, benefits, and expense reimbursement, and c) executive to be granted a stock option grant on the effective date of the employment agreement. The 2010 Hirz Agreement was amended on December 23, 2011, and

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

12. Employment Agreements (Continued)

provided for a) the executive to serve as the Predecessor's President and Chief Executive Officer effective January 1, 2012, b) adjustment to executive's base salary and bonus, and c) a stock option grant to the executive as of January 1, 2012.

        Effective with the Ares Acquisition on November 15, 2012, SFSI entered into an employment agreement with David G. Hirz (the "2012 Hirz Agreement"). The 2012 Hirz Agreement provided, among other provisions, for Mr. Hirz to: (a) serve as President and Chief Executive Officer of the Company for a three-year term with automatic one-year renewals, (b) be nominated to serve as a director on SFSI's board of directors for so long as he remains employed by the Company, (c) be compensated through base salary, bonus, benefits, and expense reimbursement, and (d) be granted stock options as soon as practical following the Ares Acquisition. On February 1, 2013, a grant of stock options was made to Mr. Hirz pursuant to the 2012 Hirz Agreement.

        On November 15, 2012, David G. Hirz also entered into a Fair Competition Agreement with SFSI wherein the executive agreed to various non-competition and non-solicitation covenants.

        In connection with the IPO, SFSI entered into a new employment agreement with David G. Hirz (the "2014 Hirz Agreement"). The 2014 Hirz Agreement provided, among other provisions, for Mr. Hirz to: (a) serve as the Chief Executive Officer and President of the Company for a three-year term with automatic one-year renewals, (b) be nominated to serve as a director on SFSI's board of directors for so long as he remains employed by the Company, (c) be compensated through base salary, bonus, benefits and expense reimbursement, and (d) be considered for annual grant of equity awards on terms determined by the SFSI's board of directors or the Compensation Committee of such board (the "Compensation Committee").

13. Share-Based Compensation

2014 Incentive Plan

        Effective September 23, 2014, and in connection with the IPO, SFSI adopted the Smart & Final Stores, Inc. 2014 Stock Incentive Plan (the "2014 Incentive Plan"), which provides for the issuance of equity-based incentive awards not to exceed 5,500,000 shares of Common Stock to eligible employees, consultants and non-employee directors in the form of stock options, restricted stock, other stock-based awards and performance-based cash awards. In addition, a number of shares of Common Stock equal to the number of shares of Common Stock underlying stock options that were previously issued under the 2012 Incentive Plan (as defined below) and that expire, terminate or are cancelled for any reason without being exercised in full will be available for issuance under the 2014 Incentive Plan.

        Effective September 23, 2014, SFSI's board of directors and the Compensation Committee granted 458,645 shares of restricted stock to eligible employees under the 2014 Incentive Plan. These grants were awards with time-based vesting terms, and generally vest over four years, subject to continuous employment. The grant date fair value was $12.00 per share of restricted stock based on the price of Common Stock sold in the IPO.

        Effective September 23, 2014, SFSI's board of directors and the Compensation Committee also granted stock options to purchase up to a total of 1,543,592 shares of Common Stock to certain management employees and non-employee directors under the 2014 Incentive Plan. The stock options

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

13. Share-Based Compensation (Continued)

have time-based vesting terms. These stock options collectively with the stock options to purchase up to 6,335,550 shares of Common Stock described below under "2012 Incentive Plan," are referred to herein as the "Time-Based Options." Of the Time-Based Options granted on September 23, 2014, stock options to purchase up to 638,889 shares of Common Stock vest over a five-year period from the grant date, with 10% vesting on the first and second anniversaries of the grant date, 20% vesting on the third and fourth anniversaries of the grant date and 40% vesting on the fifth anniversary of the grant date, and stock options to purchase up to 524,999 shares of Common Stock vest over a five-year period from the grant date with 20% vesting at the end of each year. The remaining Time-Based Options granted (to purchase up to 379,704 shares of Common Stock) vest over a four-year period from the grant date with 25% vesting at the end of each year. All of the Time-Based Options granted have a 10-year term and are subject to continuous employment or service.

        On September 22, 2014, stock options to purchase up to 821,370 shares of Common Stock previously granted on May 30, 2014 and June 6, 2014 under the 2012 Incentive Plan were cancelled and new grants of stock options to purchase up to 598,987 shares of Common Stock and 222,383 shares of restricted stock were granted to the same individuals under the 2014 Incentive Plan. These grants were awards with time-based vesting terms, and vest over various years from grant date with various percentages vesting at the end of each anniversary of the original grant dates through May 30, 2019. These grants under the 2014 Incentive Plan are in addition to the aforementioned grants of 458,645 shares of restricted stock and aforementioned grants of stock options to purchase up to 1,543,592 shares of Common Stock.

        The following table summarizes the restricted stock award activity under the 2014 Incentive Plan for the year ended December 28, 2014:

	Shares	Weighted Average Grant Date Fair Value
Outstanding at December 29, 2013	—	—
Granted	681,028	$12.00
Forfeited	—	—
Vested	—	—

Outstanding at December 28, 2014	681,028	$12.00

Exercisable at December 28, 2014	—	—

        The Company recorded share-based compensation expense related to the restricted stock awards of approximately $0.9 million for the year ended December 28, 2014. As of December 28, 2014, the unrecognized compensation cost was $5.9 million and related weighted-average period over which Time-Based Option expense was expected to be recognized was approximately 2.45 years.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

13. Share-Based Compensation (Continued)

        The following table summarizes the Time-Based Option activity under the 2014 Incentive Plan for the year ended December 28, 2014, dollars in thousands except weighted average exercise price:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 29, 2013	—	$—
Granted	2,142,579	12.00
Forfeited	(11,111)	12.00
Exercised	—	—
Expired	—	—

Outstanding at December 28, 2014	2,131,468	$12.00	9.75 years	$7,246

Exercisable at December 28, 2014	—	—	—	—

Vested and expected to vest after December 28, 2014	2,029,863	$12.00	9.71 years	$6,902

        Aggregate intrinsic value represents the difference between the closing stock price of our common stock and the exercise price of outstanding, in-the-money options. Our closing stock price as reported on NYSE as of December 28, 2014 was $15.40.

        The fair value of the Time-Based Options was estimated on the date of grant using the Black-Scholes-Merton option-pricing model based on the assumptions in the following table:

Fiscal Year 2014
Dividend yield	0%
Expected volatility	33.47%
Risk-free interest rates	2.09%
Expected terms	6.59 years
Weighted-average fair value of options granted	$4.54

        The expected volatility for all Time-Based Options was based on utilizing comparable peer group share price volatility adjusted for the Company's debt to equity leverage, including the effect of the Ares Acquisition. The risk-free interest rate was based on the traded zero-coupon U.S. Treasury bond with a term equal to the grant's expected life. The term of the Time-Based Options was derived based on the "simplified method" calculation. The simplified method allows companies that do not have sufficient historical experience to provide a reasonable basis for an estimate to instead estimate the expected term of a "plain vanilla" option by averaging the time to vesting and the full term of the option. ("Plain vanilla" options are options with the following characteristics: (1) the options are granted at-the-money; (2) exercisability is conditional only upon performing service through the vesting date; (3) if an employee terminates service prior to vesting, the employee would forfeit the options; (4) if an employee terminates service after vesting, the employee would have a limited time to exercise the options; and (5) the options are nontransferable and non-hedgeable.) The Company periodically evaluates the applicability of using the simplified method with respect to the characteristics noted above

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

13. Share-Based Compensation (Continued)

with respect to its options and will continue to do so as the Company gains historical experience. The estimated forfeiture rate of 5.0% was based on projected forfeitures primarily based on the historical experience of the Company. As of December 28, 2014, a total of options to purchase up to 11,111 shares of Common Stock related to the September 23, 2014 grants have been forfeited.

        The Company recorded share-based compensation expense for Time-Based Options granted under the 2014 Incentive Plan of $1.0 million for the year ended December 28, 2014. As of December 28, 2014, the unrecognized compensation cost was $7.5 million and related weighted-average period over which Time-Based Option expense was expected to be recognized was approximately 2.70 years.

2012 Incentive Plan

        Effective November 15, 2012, SFSI adopted the SF CC Holdings, Inc. 2012 Stock Incentive Plan (the "2012 Incentive Plan"), which provides for the issuance of equity-based incentive awards not to exceed 11,400,000 shares of Common Stock. Effective upon closing of the IPO, no new awards may be granted under the 2012 Incentive Plan.

        In 2013, SFSI made grants of stock options to purchase up to a total of 5,433,620 shares of Common Stock to certain management employees and directors. During the year ended December 28, 2014, SFSI made grants of stock options to purchase up to a total of 901,930 shares of Common Stock to certain management employees.

        Of the 901,930 Time-Based Options granted in 2014 under the 2012 Incentive Plan, stock options to purchase up to 403,560 shares of Common Stock were granted with time-based vesting terms and vest over five years subject to continuous service by the participant. The remaining Time-Based Options granted under the 2012 Incentive Plan (to purchase up to 498,370 shares of Common Stock) were granted to one management employee and vest on the earliest of (a) May 30, 2017, (b) a change in control of the Company, as defined in the 2012 Incentive Plan, and (c) the earliest date on or after May 30, 2016 on which both (i) an initial public offering of SFSI has occurred and (ii) Ares no longer beneficially owns securities representing 50% or more of the total voting power of the securities of SFSI entitled to vote in the election of SFSI's board of directors, in each case, subject to continuous service by the participant through the applicable vesting date. All of the Time-Based Options granted during the year ended December 28, 2014 have a 10-year term.

        On September 22, 2014, 821,370 of the Time-Based Options granted in 2014 under the 2012 Incentive Plan were cancelled.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

13. Share-Based Compensation (Continued)

        The following table summarizes the Time-Based Option activity under the 2012 Incentive Plan for the years ended December 28, 2014 and December 29, 2013, dollars in thousands except weighted average exercise price:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 30, 2012	—	$—
Granted	5,433,620	6.58
Forfeited	—	—
Exercised	—	—
Expired	—	—

Outstanding at December 29, 2013	5,433,620	6.58	9.11 years
Granted	901,930	8.87
Forfeited	(159,980)	8.24
Exercised	—	—
Cancelled	(821,370)	8.78
Expired	—	—

Outstanding at December 28, 2014	5,354,200	$6.58	8.11 years	$47,224

Exercisable at December 28, 2014	2,141,680	$6.58	8.11 years	$18,890

Vested and expected to vest after December 28, 2014	5,184,141	$6.58	8.11 Years	$45,724

        Total fair value for Time-Based Options vested was $5.8 million during the year ended December 28, 2014. No options were exercised during the year ended December 28, 2014.

        The fair value of the Time-Based Options was estimated on the date of grant using the Black-Scholes-Merton option-pricing model based on the assumptions in the following table:

	Fiscal Year 2014	Fiscal Year 2013
Dividend yield	0%	0%
Expected volatility	48.59%	50.00%
Risk-free interest rates	1.35%	2.03%
Expected terms	5.86 years	10.00 years
Weighted-average fair value of options granted	$2.79	$3.05

        The expected volatility for all Time-Based Options was based on utilizing comparable peer group share price volatility adjusted for the Company's debt to equity leverage, including the effect of the Ares Acquisition. The risk-free interest rate was based on the traded zero-coupon U.S. Treasury bond with a term equal to the grant's expected life. The term of the Time-Based Options was derived based on the "simplified method" calculation. The simplified method allows companies that do not have sufficient historical experience to provide a reasonable basis for an estimate to instead estimate the expected term of a "plain vanilla" option by averaging the time to vesting and the full term of the

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

13. Share-Based Compensation (Continued)

option. The Company periodically evaluates the applicability of using the simplified method with respect to the characteristics noted above with respect to its options and will continue to do so as the Company gains historical experience. The estimated forfeiture rate of 5.0% was based on projected forfeitures primarily based on the historical experience of the Company. As of December 28, 2014, options to purchase up to a total of 16,720 shares of Common Stock related to the February 1, 2013 grant, options to purchase up to a total of 62,700 shares of Common Stock related to the May 8, 2013 grant and options to purchase up to a total of 80,560 shares of Common Stock related to January 31, 2014 grant have been forfeited.

        Under the 2012 Incentive Plan and the Company's standard form of stock option award agreement for the 2012 Incentive Plan, the Company had a right to repurchase from the participant all or a portion of the shares of Common Stock issued upon the exercise of a stock option prior to the IPO. For Common Stock issued upon exercise of such stock options granted pursuant to such standard form of stock option award agreement, if a participant's employment was terminated for cause or due to a voluntary termination for any reason, or upon the discovery that the participant engaged in detrimental activity (as defined), the repurchase price of such shares of Common Stock was the lesser of the exercise price paid by the participant to exercise the stock option and the fair market value of the Common Stock as of the date of termination or the date on which such detrimental activity occurred, as applicable. If the Company elected to exercise its repurchase rights, it was required do so within the one-year period commencing on the later of (i) the date of termination and (ii) the date on which the applicable stock option was exercised. Prior to the IPO, Time-Based Options to purchase up to 3,586,820 shares of Common Stock (out of the total Time-Based Options to purchase up to 6,335,550 shares of Common Stock) were subject to such repurchase rights. If the Company exercised such repurchase right at the lesser of the exercise price paid by the participant to exercise the stock option and the fair market value of the Common Stock as of the date of termination, the participant would receive no monetary benefit from such exercise of his or her stock option. Accordingly, as it was not assured nor probable that participants would realize any monetary benefit from the exercise of such stock options, the Company (i) did not record any share-based compensation expense for these stock options prior to the IPO and (ii) was unable to determine the time period over which share-based compensation expense would be recognized. As a result of the IPO and the related termination of various restrictions on the transfer of Common Stock, it was determined that the Company's repurchase right is no longer in effect. Accordingly, as of the consummation of the IPO, it was considered probable that the participants could realize monetary benefit from the exercise of such stock options, and the Company recorded share-based compensation expense of $5.0 million related to these option grants during the year ended December 28, 2014 (including a one-time catch-up of share-based compensation expense of $4.5 million from grant date up through the date of the IPO). As of December 28, 2014, the unrecognized compensation cost was $1.9 million and related weighted-average period over which expense for Time-Based Options granted under the 2012 Incentive Plan was expected to be recognized was approximately 1.88 years.

        The grants of Time-Based Options made pursuant to the 2012 Incentive Plan on May 30, 2014 and June 6, 2014 to purchase up to 821,370 shares of Common Stock were made to four management employees. Of these grants, stock options to purchase up to 323,000 shares were made to three management employees which were subject to the Company's repurchase right. Accordingly, the Company did not recognize share-based compensation expense related to these grants. The remaining

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

13. Share-Based Compensation (Continued)

stock options to purchase up to 498,370 shares of Common Stock were made to one management employee. The Company had a right to repurchase from such participant all or a portion of the Common Stock issued upon the exercise of such stock options in the manner described above; provided that if the participant's termination of employment was voluntary for any reason and the participant had not engaged in detrimental activity, the repurchase price was the fair market value of the Common Stock on the date of termination. The Company recognized share-based compensation expense of $0.2 million through September 22, 2014 related to these grants. On September 22, 2014, these options were cancelled.

        On May 30, 2014, the Company modified its repurchase rights related to grants of Time-Based Options under the 2012 Incentive Plan to two management employee participants to purchase up to 2,250,360 shares of Common Stock originally awarded on February 1, 2013. Pursuant to the terms of the modified award agreements, prior to the IPO, the Company had a right to repurchase from such participant all or a portion of the Common Stock issued upon the exercise of such stock options in the manner described above; provided that if the participant's termination of employment was voluntary for any reason and the participant has not engaged in detrimental activity, the repurchase price was the fair market value of the Common Stock on the date of termination. The Company recognized share-based compensation expense of $4.3 million for the year ended December 28, 2014 related to these grants. As of December 28, 2014, the unrecognized compensation cost was $4.0 million and related weighted-average period over which Time-Based Option expense was expected to be recognized was approximately 1.88 years.

        In connection with the Ares Acquisition on November 15, 2012, certain stock options to purchase shares of common stock of the Predecessor were converted into 3,625,580 stock options to purchase Common Stock (the "Rollover Options"). For Common Stock issued upon exercise of a Rollover Option, prior to the IPO, the repurchase price was the fair market value of the Common Stock on the date of termination. In the event of a participant's termination of employment for cause or upon discovery that the participant engaged in detrimental activity, if the Company elected to exercise its repurchase right, it was required to do so within a 180-day period commencing on the later of (i) the date of termination and (ii) the date on which such Rollover Option was exercised. In the event of a participant's termination of employment for any other reason, the repurchase right was required to be exercised by the Company during the 90-day period following the date of termination. On May 30, 2014, one management employee participant net settled a Rollover Option to purchase 924,730 shares of Common Stock to satisfy a portion of the required exercise price of the issued shares and to cover the minimum amount of required employee withholding taxes, resulting in the issuance of 426,170 shares of Common Stock. The Company received $0.5 million in cash proceeds from the exercise of options. The weighted-average exercise price of the Rollover Options exercised was $2.08 and the aggregate intrinsic value was $5.8 million. As of December 28, 2014, all Rollover Options were fully vested. The weighted-average exercise price of the Rollover Options was $2.26. The weighted-average remaining contractual term was 3.07 years. The aggregate intrinsic value was $35.5 million.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

13. Share-Based Compensation (Continued)

Predecessor Share-Based Compensation

        Effective May 31, 2007, the Predecessor established the Smart & Final Holdings Corp. Stock Incentive Plan (the "Predecessor Incentive Plan"), which provided for the issuance of share grants not to exceed 1,600,000 shares.

        Effective May 31, 2007, and in conjunction with the Apollo Acquisition, certain management employees of SFI elected to convert certain SFI options to new stock options of the Predecessor in lieu of receiving a cash payment for the excess of $22.00 over the underlying option exercise price for each respective option. The value of these respective SFI options was approximately $3.9 million and they were converted into 194,250 fully vested option shares issued under the Predecessor Incentive Plan.

        Effective May 31, 2007, certain management employees of the Predecessor elected to convert certain SFI restricted stock rights to new share rights of the Predecessor (the "Predecessor Share Rights") in lieu of receiving a cash payment of $22.00 per share held. The value of these respective SFI restricted stock rights was approximately $4.0 million and they were converted into 197,659 Predecessor Share Rights.

        Effective May 31, 2007, the Predecessor granted 888,140 option shares pursuant to the Predecessor Incentive Plan. Effective November 19, 2007, the Predecessor granted an additional 122,621 option shares pursuant to the Predecessor Incentive Plan. In 2012, 2011, 2010, 2009 and 2008, the Predecessor granted an aggregate of 71,854, 238,417, 234,192, 157,867, and 86,058 option shares, respectively. Half of these grants were awards with time-based vesting terms and the other half of these grants were awards with performance-based vesting terms.

Time-Based Vesting Stock Options

        During the period January 2, 2012 through November 14, 2012, the Predecessor granted a total of 35,927 option shares of time-based vesting stock options to employees, which vest over four years, subject to continuous employment or the realization of a liquidity event such as the sale of the Predecessor, and have a seven-year term (the "Time-Based Vesting Options"). During the year ended January 1, 2012, the Predecessor extended the termination date of all grants issued prior to March 11, 2009 to May 31, 2016. On November 7, 2012, and as a result of a change in control provision in the Predecessor Incentive Plan, the Predecessor's board of directors accelerated the vesting of its Time-Based Vesting Options. The accelerated vesting was effective immediately prior to the closing of the Ares Acquisition. Effective November 14, 2012, all Time-Based Vesting Options were fully vested and became immediately exercisable.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

13. Share-Based Compensation (Continued)

        The following table summarizes the Time-Based Vesting Options activity under the plan for the period January 2, 2012 through November 14, 2012:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at January 2, 2012	632,546	20.32	4.98 years
Granted	35,927	24.10
Forfeitures	—	—
Exercised	—	—
Expired	—	—

Outstanding at November 14, 2012	668,473	$20.52	4.22 years

Exercisable and vested at November 14, 2012	668,473	$20.52	4.22 years

        The fair value of the Time-Based Vesting Options was estimated on the date of grant using the Black-Scholes-Merton option-pricing model based on the assumptions in the following table for the period January 2, 2012 through November 14, 2012:

January 2 Through November 14, 2012
(Predecessor)
Dividend yield	0%
Expected volatility	50%
Risk-free interest rates	0.40%
Expected terms	4.75 years
Weighted-average fair value of options granted	$10.03

        The expected volatility for options granted effective May 31, 2007, was based on the historical share price volatility of SFI adjusted for the change in the Predecessor's debt to equity leverage as a result of the Apollo Acquisition. The expected volatility for all subsequently granted options was based on utilizing comparable peer group share price volatility adjusted for the Predecessor's debt to equity leverage including the effects of the Apollo Acquisition, the Henry's Acquisition, the sale of Henry's, and certain sale and leaseback transactions. The risk-free interest rate was based on the traded zero-coupon U.S. Treasury bond with a term equal to the grant's expected life. The expected term was based on the midpoint of the vesting date and contractual term of the granted options. The Predecessor had elected to use this "simplified" method to establish the expected term due to the limited history of option exercise subsequent to the Predecessor becoming a privately held corporation. The estimated forfeiture rate of 5.0% was based on projected forfeitures primarily based on the historical experience of the Company. As of January 1, 2012, a total of 135,975 option shares related to the May 31, 2007, grant, a total of 25,819 option shares related to the November 19, 2007, grant, a total of 18,932 option shares related to the March 11, 2008, grant, a total of 24,097 option shares related to the July 18, 2008, grant, a total of 18,934 option shares related to the March 6, 2009, grant

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

13. Share-Based Compensation (Continued)

and a total of 1,721 option shares related to the September 3, 2010, grant have been forfeited. The Predecessor had adjusted the estimated forfeiture rates to 14.5%, 21.0%, 100.0%, 100.0%, 15.0% and 100.0% for these particular grants, respectively. All other stock awards granted by the Predecessor were consistent with the underlying assumption of a 5.0% forfeiture rate. On November 14, 2012, the Predecessor adjusted the estimated forfeiture rate to 14.41% for the March 6, 2009, grant, 20.71% for the November 19, 2007, grant, 14.10% for the May 31, 2007 grant and 0% on all other option grants in connection with the Ares Acquisition.

        The Predecessor recognized the related compensation expense (the estimated fair value of the stock options) over the vesting period using the accelerated recognition method. During the period January 2, 2012 through November 14, 2012, a total of $0.7 million was recognized as compensation expense related to the Time-Based Vesting Option awards. As a result of the accelerated vesting effective immediately prior to the closing of the Ares Acquisition, the Predecessor expensed the unamortized compensation expense of $1.2 million.

Performance-Based Vesting Stock Options

        During the period January 2, 2012 through November 14, 2012, the Predecessor granted a total of 35,927 option shares of performance-based vesting stock options to employees, which have a seven-year term (the "Performance-Based Vesting Options"). The Performance-Based Vesting Options vested: (a) in two equal annual installments commencing one year after meeting certain performance goals as outlined in the stock option agreements, subject to immediate vesting of any unvested installment in the event a change in control takes place after the performance goals have been met and the two-year vesting has commenced or (b) upon the realization of a liquidity event such as a sale of the Predecessor or an initial public offering wherein the performance goals as outlined in the stock option agreements were met.

        The following table below summarizes the Performance-Based Vesting Options activity under the plan for the period January 2, 2012 through November 14, 2012:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at January 2, 2012	632,546	20.32	4.98 years
Granted	35,927	24.10
Forfeitures	—	—
Exercised	—	—
Expired	—	—

Outstanding at November 14, 2012	668,473	$20.52	4.22 years

Exercisable and vested at November 14, 2012	668,473	$20.52	4.22 years

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

13. Share-Based Compensation (Continued)

        During the year ended January 1, 2012, as a result of improved performance, the Predecessor had determined that it was probable that the related performance conditions would be met and all Performance-Based Vesting Options, except for the January 1, 2012 grant, would vest in two equal annual installments subsequent to the performance condition measurement date. The Predecessor had also determined that it was probable that certain performance conditions would be met for the January 1, 2012 grant; therefore, half of the grant would vest on December 30, 2012. On November 7, 2012 and as a result of a change in control provision in the Predecessor Incentive Plan, the Predecessor's board of directors accelerated the vesting of its Performance-Based Vesting Options. The accelerated vesting was effective immediately prior to the closing of the Ares Acquisition. Effective November 14, 2012, all performance-based options were fully vested.

        The fair value of the Performance-Based Vesting Options was estimated on the date of grant using the Black-Scholes-Merton option-pricing model based on the assumptions in the following table for the period January 2, 2012 through November 14, 2012:

January 2 Through November 14, 2012
(Predecessor)
Dividend yield	0%
Expected volatility	50%
Risk-free interest rates	0.40%
Expected terms	3.92 Years
Weighted-average fair value of options granted	$9.26

        The expected volatility for all granted options was based on utilizing comparable peer group share price volatility adjusted for the Predecessor's debt to equity leverage including the effects of the Apollo Acquisition, the Henry's Acquisition, the sale of Henry's, and certain sale and elected to use this "simplified" method to establish the expected term due to the leaseback transactions. The risk-free interest rate was based on the traded zero-coupon U.S. Treasury bond with a term equal to the grant's expected life. The expected term was based on the midpoint of the vesting date and contractual term of the granted options. The Predecessor had limited history of options exercised subsequent to the Predecessor becoming a privately held corporation. During the year ended January 1, 2012, the estimated forfeiture rate for all Performance-Based Vesting Options, except for the January 1, 2012, grant, was 2% based on projected forfeitures primarily based on the historical experience of the Predecessor. The forfeiture rate for the January 1, 2012, grant was 0%. Effective November 14, 2012, the Predecessor adjusted the estimated forfeiture rate to 0% for all Performance-Based Vesting Options in connection with the Ares Acquisition.

        The Predecessor recognized the related compensation expense (equal to the estimated fair value of awards for which vesting with respect to performance conditions is considered probable) using the accelerated recognition methods. During the period January 2, 2012 through November 14, 2012, a total of $1.8 million was recognized as compensation expense.

        As a result of the accelerated vesting effective immediately prior to the closing of the Ares Acquisition, the Predecessor expensed the unamortized compensation expense of $3.4 million.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

14. Accumulated Other Comprehensive (Loss) Income

        The following table represents the changes in AOCI by each component for the years ended December 28, 2014 and December 29, 2013, net of tax:

(in thousands)	Defined Benefit Retirement Plan	Cash Flow Hedging Activity	Foreign Currency Translation	Total
Balance at December 30, 2012	$6,019	$—	$—	$6,019
OCI before reclassification	22,505	2,898	(420)	24,983
Amounts reclassified out of AOCI	—	(18)	—	(18)

Net fiscal year 2013 OCI	22,505	2,880	(420)	24,965

Balance at December 29, 2013	$28,524	$2,880	$(420)	$30,984
OCI before reclassification	(32,480)	(2,504)	(426)	(35,410)
Amounts reclassified out of AOCI	—	9	—	9

Net fiscal year 2014 OCI	(32,480)	$(2,495)	$(426)	$(35,401)

Balance at December 28, 2014	$(3,956)	$385	$(846)	$(4,417)

        The following table represents the items reclassified out of each component of AOCI and the related tax effects for the year ended December 28, 2014:

Details about AOCI Components	Amount Reclassified from AOCI	Location within Statement of Operations and Comprehensive (Loss) Income
(in thousands)
Gains and (losses) on cash flow hedges
Interest rate swaps	$15	Interest income (expense)

	15	Total before income tax
	(6)	Income tax (provision) benefit

	$9	Reclassification of adjustments, net of tax

Total reclassifications for the year	$9	Total reclassifications, net of tax

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

14. Accumulated Other Comprehensive (Loss) Income (Continued)

        The following table represents the items reclassified out of each component of AOCI and the related tax effects for the year ended December 29, 2013:

Details about AOCI Components	Amount Reclassified from AOCI	Location within Statement of Operations and Comprehensive (Loss) Income
(in thousands)
Gains and (losses) on cash flow hedges
Interest rate swaps	$(30)	Interest income (expense)

	(30)	Total before income tax
	12	Income tax (provision) benefit

	$(18)	Reclassification of adjustments, net of tax

Total reclassifications for the year	$(18)	Total reclassifications, net of tax

15. Segment Information

        The Company is a value-oriented retailer serving a diverse demographic of household and business customers through two complementary store banners. The "Smart & Final" business focuses on both household and business customers, and the "Cash & Carry" business focuses primarily on restaurants, caterers and a wide range of other foodservice businesses. The Company's chief operating decision maker ("CODM") regularly reviews the operating performance of each of the store banners including measures of performance based on income (loss) from operations. The Company considers each of the store banners to be an operating segment and has further concluded that presenting disaggregated information of these two operating segments provides meaningful information as certain economic characteristics are dissimilar as well as the characteristics of the customer base served.

        The "Corporate/Other" category is comprised primarily of corporate overhead support expenses and administrative expenses incidental to the activities of the reportable segments, interest expense and other costs associated with the Company's debt obligations, equity earnings in its joint venture, and income taxes.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

15. Segment Information (Continued)

        For the year ended December 28, 2014, the operating information and total assets for the reportable segments are shown as follows (in thousands):

	Smart & Final	Cash & Carry	Corporate/ Other	Consolidated
Net sales	$2,668,933	$865,311	$—	$3,534,244
Cost of sales, distribution and store occupancy	2,252,698	746,102	8,155	3,006,955
Operating and administrative expenses	319,864	57,963	60,701	438,528

Income (loss) from operations	$96,371	$61,246	$(68,856)	$88,761

As of December 28, 2014
Total assets	$1,581,414	$262,660	$(114,782)	$1,729,292

Intercompany receivable (payable)	$256,743	$(69,539)	$(187,204)	$—

Investment in joint venture	$—	$—	$11,924	$11,924

Goodwill	$406,662	$204,580	$—	$611,242

Fiscal year ended December 28, 2014
Total capital expenditures	$106,528	$5,229	$5,642	$117,399

Depreciation and amortization	$50,405	$3,659	$10,130	$64,194

        For the year ended December 29, 2013, the operating information and total assets for the reportable segments are shown as follows (in thousands):

	Smart & Final	Cash & Carry	Corporate/ Other	Consolidated
Net sales	$2,425,346	$784,947	$—	$3,210,293
Cost of sales, distribution and store occupancy	2,050,197	678,760	7,400	2,736,357
Operating and administrative expenses	284,025	53,240	49,868	387,133

Income (loss) from operations	$91,124	$52,947	$(57,268)	$86,803

As of December 29, 2013
Total assets	$1,636,952	$220,420	$(257,831)	$1,599,541

Intercompany receivable (payable)	$432,105	$(108,010)	$(324,095)	$—

Investment in joint venture	$—	$—	$10,948	$10,948

Goodwill	$406,662	$204,580	$—	$611,242

Fiscal year ended December 29, 2013
Total capital expenditures	$48,053	$2,198	$4,842	$55,093

Depreciation and amortization	$47,987	$3,713	$9,059	$60,759

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

15. Segment Information (Continued)

        For the Successor period November 15, 2012 through December 30, 2012, the operating information for the reportable segments are shown as follows (in thousands):

	Smart & Final	Cash & Carry	Corporate/ Other	Consolidated
Net sales	$291,126	$87,424	$—	$378,550
Cost of sales, distribution and store occupancy	255,034	77,841	912	333,787
Operating and administrative expenses	33,391	6,418	11,913	51,722

Income (loss) from operations	$2,701	$3,165	$(12,825)	$(6,959)

Successor period November 15, 2012 through December 30, 2012
Total capital expenditures	$2,784	$336	$306	$3,426

Depreciation and amortization	$12,667	$2,148	$1,138	$15,953

        For the Predecessor period January 2, 2012 through November 14, 2012, the operating information for the reportable segments are shown as follows (in thousands):

	Smart & Final	Cash & Carry	Corporate/ Other	Consolidated
Net sales	$2,011,617	$652,545	$—	$2,664,162
Cost of sales, distribution and store occupancy	1,692,963	567,142	5,049	2,265,154
Operating and administrative expenses	235,546	43,672	85,281	364,499

Income (loss) from operations	$83,108	$41,731	$(90,330)	$34,509

Predecessor period January 2, 2012 through November 14, 2012
Total capital expenditures	$42,009	$869	$3,901	$46,779

Depreciation and amortization	$31,398	$2,892	$9,755	$44,045

16. Commitments and Contingencies

Legal Actions

        On December 11, 2012, a purported class action was filed in Los Angeles Superior Court entitled Matthew Thompson vs. Smart & Final Inc. by a former hourly store employee on behalf of a purported class of all California hourly store employees alleging various violations of California wage and hour laws including, among others, failure to pay for all hours worked, meal and rest break violations, failure to pay wages properly at termination and non-compliant wage statements. The plaintiff has also asserted claims under PAGA. The Company has denied liability for these allegations.

        On June 19, 2013, a purported class action was filed in Los Angeles Superior Court entitled Raquel Manzo vs. Smart & Final by a former hourly store employee on behalf of a purported class of all California hourly store employees alleging various violations of California wage and hour laws

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

16. Commitments and Contingencies (Continued)

including, among others, improper calculation of certain overtime rates. The Company has denied liability for these allegations.

        The Thompson and Manzo cases were ordered to be combined for mediation. Following a mediation held in November 2013, the various parties to these actions accepted a mediator's proposal to settle these matters. The proposed settlements require court approval, which approval was preliminarily granted on April 22, 2014. Final court approval was granted November 18, 2014. The Company recorded a loss accrual estimate of $3.0 million in its 2013 consolidated financial statements related to these matters. The final settlement and release agreements were fully executed and all settlement payments have been paid as of January 2015.

        The Company is engaged in various legal actions, claims and proceedings in the ordinary course of business, including claims related to employment related matters, breach of contracts, products liabilities and intellectual property matters resulting from its business activities. It does not believe that the ultimate determination of these actions, claims and proceedings will either individually or in the aggregate have a material adverse effect on its consolidated results of operations or financial position.

17. Stockholders' Equity

        On September 19, 2014, SFSI's board of directors and stockholders approved a 190-for-one stock split of SFSI's outstanding Common Stock and increased the total number of shares that SFSI was authorized to issue to up to 340,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. The accompanying financial statements and notes to the financial statements give retroactive effect to the stock split for all periods presented.

        On September 29, 2014, the Company completed its IPO, pursuant to which it sold an aggregate of 15,467,500 shares of Common Stock after giving effect to the underwriters' exercise in full of their option to purchase additional shares at a price of $12.00 per share. The Company received gross proceeds from the IPO of approximately $185.6 million, or $167.7 million after deducting underwriting discounts and commissions of $12.5 million and other offering expenses of approximately $5.4 million. The Company used $115.5 million of the net proceeds from the IPO to make a partial repayment of the Term Loan Facility. See Note 5, Debt.

        As of December 28, 2014, 73,755,388 shares of Common Stock have been issued by the Company, 74.7% of which is held by two affiliates of Ares Management, L.P.. Other shareholders include public shareholders and various members of Company management who own the remaining 25.3% of SFSI's outstanding stock.

18. Earnings (Loss) Per Share

        Basic earnings (loss) per share represents net income (loss) for the period shares of Common Stock were outstanding, divided by the weighted average number of shares of Common Stock outstanding for the applicable period. Diluted earnings (loss) per share represents net income (loss) divided by the weighted average number of shares of Common Stock outstanding for the applicable period, inclusive of the effect of dilutive securities such as outstanding stock options.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

18. Earnings (Loss) Per Share (Continued)

        A reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share calculations is as follows (in thousands, except per share amounts):

	Successor	Successor	Successor	Predecessor
	Fiscal Year 2014	Fiscal Year 2013	Period From November 15, 2012 Through December 30, 2012	Period From January 2, 2012 Through November 14, 2012
Net income (loss)	$33,118	$8,171	$(9,288)	$14,324

Weighted average shares outstanding for basic EPS	61,455,584	57,030,099	56,848,190	13,363,635
Effect of dilutive securities:
Assumed exercise of Time-Based Options	2,385,534	2,357,388	—	382,971
Assumed exercise of Performance-Based Options	—	—	—	180,960

Weighted average shares and share equivalents outstanding for diluted EPS	63,841,118	59,387,487	56,848,190	13,927,566

Basic earnings (loss) per share:	$0.54	$0.14	$(0.16)	$1.07

Diluted earnings (loss) per share:	$0.52	$0.14	$(0.16)	$1.03

        Potentially dilutive securities representing 1,596,950 shares of Common Stock for the year ended December 28, 2014 were excluded from the computation of diluted earnings (loss) per share because their effect would have been antidilutive. There were no securities potentially dilutive to our common stock for fiscal year 2013, the period November 15, 2012 through December 30, 2012, and the period January 2, 2012 through November 14, 2012.

19. Equity Method Investment

        SFSI's wholly owned subsidiary, SF Mexico, is a Mexican holding company that owns 50 percent of SFDN. The other 50 percent of the joint venture is owned by Grupo Calimax S.A. de C.V., an entity comprising the investment interests of a family group who are also the owners of the Calimax grocery store chain in Mexico. At December 28, 2014, this joint venture operated 14 "Smart & Final" format stores in northwestern Mexico, similar in concept to the Company's U.S. stores. This joint venture operates the Mexico stores as a Mexican domestic corporation under the name Smart & Final del Noroeste, S.A. de C.V.. The Company's equity method investment in SFDN is approximately $11.9 million and $10.9 million at December 28, 2014 and December 29, 2013, respectively, which is

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

19. Equity Method Investment (Continued)

included in "Equity investment in joint venture" in the consolidated balance sheets. Summarized financial information for SFDN is as follows (in thousands):

	2014	2013
Current assets	$19,923	$17,528
Noncurrent assets	4,540	3,802
Current liabilities	14,066	13,976
Noncurrent liabilities	2,493	2,517

	Fiscal Year 2014	Fiscal Year 2013	Fiscal Year 2012
Sales	$80,667	$77,167	$72,945
Gross profit	14,574	13,675	13,119
Income from continuing operations	2,074	3,298	1,640
Net income	2,074	3,298	1,640

        Undistributed earnings of SFDN included in the Company's retained earnings were $3.5 million and $2.5 million as of December 28, 2014 and December 29, 2013, respectively.

Smart & Final Stores, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 28, 2014

20. Quarterly information (Unaudited)

        The following is a summary of the unaudited quarterly financial information for fiscal 2014 and fiscal 2013 (in thousands, except per share data):

Smart & Final Stores, Inc. and Subsidiaries
Summary of Quarterly Results of Operations
(Dollars in thousands, except per share amounts)

	Fiscal Year 2014
	Twelve Weeks Ended March 23, 2014	Twelve Weeks Ended June 15, 2014	Sixteen Weeks Ended October 5, 2014	Twelve Weeks Ended December 28, 2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$735,016	$828,071	$1,131,821	$839,336
Cost of sales, buying and occupancy	630,427	699,886	962,317	714,325

Gross margin	104,589	128,185	169,504	125,011
Operating and administrative expenses	92,358	101,491	140,678	104,001

Income from operations	12,231	26,694	28,826	21,010
Interest expense, net	8,836	8,922	11,725	8,119
(Loss) on early extinguishment of debt	—	—	(2,224)	—
Equity in earnings of joint venture	452	262	318	5

Income (loss) before income taxes	3,847	18,034	15,195	12,896
Income tax (provision) benefit	(1,340)	(6,919)	(4,972)	(3,623)

Net income (loss)	$2,507	$11,115	$10,223	$9,273

Basic earnings (loss) per share(a)	$0.04	$0.19	$0.17	$0.13
Diluted earnings (loss) per share(a)	$0.04	$0.19	$0.17	$0.12
Weighted average shares outstanding:
Basic	57,171,190	57,259,361	59,101,972	73,074,360
Diluted	59,495,270	59,312,773	61,232,212	76,193,944

	Fiscal Year 2013
	Twelve Weeks Ended March 24, 2013	Twelve Weeks Ended June 16, 2013	Sixteen Weeks Ended October 6, 2013	Twelve Weeks Ended December 29, 2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$690,158	$755,943	$1,021,392	$742,800
Cost of sales, buying and occupancy	590,250	642,528	868,580	634,999

Gross margin	99,908	113,415	152,812	107,801
Operating and administrative expenses	85,576	88,463	121,417	91,677

Income from operations	14,332	24,952	31,395	16,124
Interest expense, net	12,962	12,467	14,386	10,550
(Loss) on early extinguishment of debt	—	(7,139)	—	(17,348)
Equity in earnings of joint venture	349	172	887	241

Income (loss) before income taxes	1,719	5,518	17,896	(11,533)
Income tax (provision) benefit	(190)	(1,920)	(7,863)	4,544

Net income (loss)	$1,529	$3,598	$10,033	$(6,989)

Basic earnings (loss) per share(a)	$0.03	$0.06	$0.18	$(0.12)
Diluted earnings (loss) per share(a)	$0.03	$0.06	$0.17	$(0.12)
Weighted average shares outstanding:
Basic	56,848,190	56,887,321	57,171,190	57,171,190
Diluted	59,023,120	59,187,952	59,522,595	57,171,190

(a)
Per share amounts for the quarters and full fiscal years have been calculated separately. Accordingly, weighted quarterly amounts may not add to the fiscal year amounts because of differences in the average common shares outstanding during each period.

21. Subsequent Events

        The Company has performed an evaluation of subsequent events through March 25, 2015, which is the date the audited consolidated financial statements of SFSI were available to be issued. No subsequent events were identified impacting the audited consolidated financial statements as presented.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
Smart & Final Stores, Inc. (Parent Company Only)

CONDENSED BALANCE SHEETS
(Amounts in thousands, except share amounts)

	December 28, 2014	December 29, 2013
Assets
Current assets:
Cash and cash equivalents	$50	$50
Intercompany receivable	187,921	5,510

Total current assets	187,971	5,560
Other intangible assets, net	294	626
Investment in subsidiaries	347,454	340,113

Total assets	$535,719	$346,299

Liabilities and stockholders' equity
Current liabilities:
Accrued expenses	$371	$26
Intercompany payable	18,140	4,414

Total current liabilities	18,511	4,440
Commitments and contingencies
Stockholders' equity:
Issued and outstanding shares—73,755,388 at December 28, 2014 and 57,171,190 at December 29, 2013	74	57
Additional paid-in capital	489,550	311,935
Retained earnings (deficit)	32,001	(1,117)
Accumulated other comprehensive (loss) income	(4,417)	30,984

Total stockholders' equity	517,208	341,859

Total liabilities and stockholders' equity	$535,719	$346,299

See accompanying notes.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(Amounts in thousands)

	Fiscal Year 2014	Fiscal Year 2013	Period From November 15, 2012 Through December 30, 2012
Operating and administrative expenses	$15,892	$1,714	$42

Loss before income taxes	(15,892)	(1,714)	(42)
Income tax benefit	6,268	651	—

Loss before equity in net income (loss) of subsidiaries	(9,624)	(1,063)	(42)
Equity in net income (loss) of subsidiaries, net of tax	42,742	9,234	(9,246)

Net income (loss)	33,118	8,171	(9,288)
Derivative instruments:
Minimum pension obligation adjustment, net of tax of $(21,744), $15,066 and $4,029, respectively	(32,480)	22,505	6,019
(Loss) gain, net of tax of $(1,670) and $1,932, respectively	(2,504)	2,898	—
Reclassification adjustments, net of tax of $6 and $(12), respectively	9	(18)	—
Foreign currency translation	(426)	(420)	—

Other comprehensive (loss) income	(35,401)	24,965	6,019

Comprehensive (loss) income	$(2,283)	$33,136	$(3,269)

See accompanying notes.

CONDENSED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Fiscal Year 2014	Fiscal Year 2013
Operating activities
Net cash used in operating activities	$(963)	$(1,360)
Investing activities
Investment in capitalized software	(132)	—
Investment in subsidiaries	(165,529)	(2,794)

Net cash used in investing activities	(165,661)	(2,794)
Financing activities
Issuance of common stock in IPO	173,080	—
Issuance of common stock, other	79	1,700
Proceeds from exercise of stock options	450	—
Payment of minimum withholding taxes on net share settlement of stock option exercise	(2,667)	—
Payments of deferred IPO costs	(5,046)	—
Excess tax benefits related to share-based payments	728	—
Change in intercompany financing activities	—	1,359

Net cash provided by financing activities	166,624	3,059

Net (decrease) increase in cash and cash equivalents	—	(1,095)
Cash and cash equivalents at beginning of period	50	1,145

Cash and cash equivalents at end of period	$50	$50

See accompanying notes.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
Smart & Final Stores, Inc. (Parent Company Only)
Notes to Condensed Financial Statements

Note 1: Basis of presentation

        Smart & Final Stores, Inc. (the "Parent Company") is a holding company with no material operations of its own and conducts substantially all of its activities through its direct wholly owned subsidiary, SF CC Intermediate Holdings, Inc. and its subsidiaries and affiliate. The Parent Company was incorporated in October 2012 and became the ultimate parent company of our business in November 2012, pursuant to the acquisition by Ares Management LLC ("Ares Management") on November 15, 2012 (the "Ares Acquisition").

        The accompanying condensed financial statements include the accounts of the Parent Company and, on an equity basis, its direct and indirect subsidiaries and affiliate. Accordingly, these condensed financial statements have been presented on a "parent-only" basis. Under a parent-only presentation, the Parent Company's investment in subsidiaries is presented under the equity method of accounting.

        The accompanying condensed financial statements are presented only for periods following the Ares Acquisition (the "Successor periods"). We have not presented parent-only condensed financial statements for periods prior to the Ares Acquisition (the "Predecessor periods"), as we believe the information will not be meaningful to investors due to differences in the legal entity structure and capitalization, and application of purchase accounting as of the closing date of the acquisition by Ares Management.

        These parent-only financial statements should be read in conjunction with the consolidated financial statements of Smart & Final Stores, Inc. and Subsidiaries and its Predecessor, Smart & Final Holdings Corp. and Subsidiaries (the "Company") included elsewhere herein.

Note 2: Guarantees and restrictions

        Smart & Final Stores LLC, a subsidiary of the Company, has $594.9 million of principal amount of long-term debt outstanding under the First Lien Term Loan Facility as of December 28, 2014. Under the terms of the First Lien Term Loan Credit Agreement dated November 15, 2012 (the "Agreement"), SF CC Intermediate Holdings, Inc. guaranteed the payment of all principal and interest. The debt matures on November 15, 2019 and includes restrictions on the ability of Smart & Final Stores LLC and its subsidiaries to incur additional liens and indebtedness, make investments, loans and advances, pay dividends and enter into sale and lease back transactions, among other restrictions. Under the Agreement, provided no event of default has occurred and is continuing, Smart & Final Stores LLC is permitted to pay dividends to Smart & Final Holdings, Inc. in an amount not to exceed $50 million, at December 28, 2014, and pursuant to certain other limited exceptions. The restricted net assets of the Company's consolidated subsidiaries is approximately $493.2 million as of December 28, 2014.

SMART & FINAL STORES, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Balance as of Beginning of Period	Charged to Costs and Expenses	Deductions	Other Changes	Balance as of End of Period
Successor—Year ended December 28, 2014
Allowance for doubtful accounts	$766	$29	$(10)	$2	$787
Valuation allowance for deferred tax assets	1,014	—	—	—	1,014

	$1,780	$29	$(10)	$2	$1,801

	Balance as of Beginning of Period	Charged to Costs and Expenses	Deductions	Other Changes	Balance as of End of Period
Successor—Year ended December 29, 2013
Allowance for doubtful accounts	$741	$89	$(62)	$(2)	$766
Valuation allowance for deferred tax assets	1,146	—	—	(132)	1,014

	$1,887	$89	$(62)	$(134)	$1,780

	Balance as of Beginning of Period	Charged to Costs and Expenses	Deductions	Other Changes	Balance as of End of Period
Successor—Period from November 15, 2012 Through December 30, 2012
Allowance for doubtful accounts	$724	$18	$(1)	$—	$741
Valuation allowance for deferred tax assets	1,146	—	—	—	1,146

	$1,870	$18	$(1)	$—	$1,887

	Balance as of Beginning of Period	Charged to Costs and Expenses	Deductions	Other Changes	Balance as of End of Period
Predecessor—Period from January 2, 2012 Through November 14, 2012
Allowance for doubtful accounts	$861	$(93)	$(43)	$(1)	$724
Valuation allowance for deferred tax assets	1,725	—	(579)	—	1,146

	$2,586	$(93)	$(622)	$(1)	$1,870

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the common stock being registered. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$24,387
FINRA filing fee	$31,982
Legal fees and expenses	$520,000
Accounting fees and expenses	$250,000
Printing and engraving expenses	$165,000
Transfer agent and registrar fees and expenses	$3,500
Blue sky fees and expenses	$10,000
Miscellaneous fees and expenses	$10,000

Total	$1,014,869

Item 14.    Indemnification of Directors and Officers

        Section 145 of the DGCL authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

        Our certificate of incorporation provides for indemnification of our directors and officers to the maximum extent permitted by the DGCL, and our bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL.

        In addition, we have entered into indemnification agreements with our directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

        We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

        The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities

        The following sets forth information regarding all unregistered securities sold since the formation of the registrant on October 5, 2012 and gives effect to the conversion of each share of Smart & Final Stores, Inc. into 190 shares of common stock of Smart & Final Stores, Inc. upon the effectiveness of the 190-for-one stock split of our common stock effected on September 19, 2014:

        On June 6, 2014, Eleanor E. Hong purchased 9,500 shares of common stock for an aggregate purchase price of $79,000.

        On May 30, 2014, Richard N. Phegley exercised an option to purchase 426,170 shares of common stock for (i) an aggregate cash payment of $450,226.68 and the withholding of 177,650 shares of common stock to cover the exercise price of $396.04 per share and (ii) the withholding of 320,910 shares of common stock to cover withholding taxes.

        On May 31, 2013, Norman H. Axelrod purchased 95,000 shares of common stock for an aggregate purchase price of $500,000.

        On May 31, 2013, Andrew A. Giancamilli purchased 38,000 shares of common stock for an aggregate purchase price of $200,000.

        On May 31, 2013, Robert A. Eckert and Kathleen M. Eckert, as trustees of The Eckert Family Trust, purchased 190,000 shares of common stock for an aggregate purchase price of $1,000,000.

        On November 15, 2012, certain employees of the registrant and its subsidiaries purchased an aggregate of 1,748,190 shares of common stock for an aggregate purchase price of $9,201,000.

        On November 15, 2012, Ares Corporate Opportunities Fund III, L.P. purchased 27,550,000 shares of common stock for an aggregate purchase price of $145,000,000.

        On November 15, 2012, Ares Corporate Opportunities Fund IV, L.P. purchased 27,550,000 shares of common stock for an aggregate purchase price of $145,000,000.

        Unless otherwise stated and except for the 190-for-one stock split of our common stock effected on September 19, 2014, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement.†
3.1	Second Amended and Restated Certificate of Incorporation of Smart & Final Stores, Inc.(1)
3.2	Second Amended and Restated Bylaws of Smart & Final Stores, Inc.(1)
4.1	Specimen Common Stock Certificate.(2)
5.1	Opinion of Proskauer Rose LLP.†
10.1	SF CC Holdings, Inc. 2012 Stock Incentive Plan.(3)

Exhibit No.	Description of Exhibit
10.2	Form of Non-Qualified Stock Option Agreement pursuant to the SF CC Holdings, Inc. 2012 Stock Incentive Plan.(3)
10.3.1
Non-Qualified Stock Option Agreement Pursuant to the SF CC Holdings, Inc. 2012 Stock Incentive Plan, Co-Invest Option (Award No. 12-001), dated as of February 3, 2014, by and between Smart & Final Holdings, Inc. and David G. Hirz.(3)
10.3.2
Non-Qualified Stock Option Agreement Pursuant to the SF CC Holdings, Inc. 2012 Stock Incentive Plan, Co-Invest Option (Award No. 12-002), dated as of February 3, 2014, by and between Smart & Final Holdings, Inc. and David G. Hirz.(3)
10.4	Amended and Restated Employment Agreement, dated as of September 23, 2014, by and among Smart & Final Stores, Inc. and David G. Hirz.(6)
10.5	Form of Indemnification Agreement.(4)
10.6.1
Revolving Credit Agreement, dated as of November 15, 2012, among SF CC Intermediate Holdings, Inc., Smart & Final Inc., Smart & Final Stores LLC, the Co-Borrowers party thereto on the Closing Date and each Subsidiary of the Borrower that becomes a party thereto as a Co-Borrower pursuant to Section 5.13 thereof, the Lenders party thereto from time to time and Bank of America, N.A., as administrative agent, collateral agent, Swingline Lender, and as issuing bank.(3)
10.6.2
Amendment No. 1 to Credit Agreement, dated as of December 19, 2013 by and among SF CC Intermediate Holdings, Inc., Smart & Final LLC, Smart & Final Stores LLC, the Co-Borrowers, the subsidiaries of the Borrower listed on the signature pages thereto as Guarantors, Bank of America, N.A., as administrative agent for the lenders, collateral agent, Swingline Lender, and as issuing bank and the Consenting Lenders.(3)
10.7.1
First Lien Term Loan Credit Agreement, dated as of November 15, 2012, among SF CC Intermediate Holdings, Inc., Smart & Final, Inc., the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent.(3)
10.7.2
Amendment No. 1 to Credit Agreement, dated as of May 29, 2013, by and among SF CC Intermediate Holdings, Inc., Smart & Final Stores LLC, the other Loan Parties listed on the signature pages thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent for the lenders under the Credit Agreement, joint lead arranger and joint book-runner, Deutsche Bank Securities Inc., as co-documentation agent, syndication agent, joint lead arranger and joint book-runner, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint book-runner, Credit Suisse Securities (USA) LLC, as joint lead arranger and joint book-runner, Credit Suisse AG, as co-documentation agent and each of the undersigned banks and other financial institutions party thereto as lenders and the other Required Lenders party thereto.(3)

Exhibit No.	Description of Exhibit
10.7.3	Amendment No. 2 to Credit Agreement and Incremental Facility Amendment, dated as of December 19, 2013, by and among SF CC Intermediate Holdings, Inc., Smart & Final Stores LLC, the subsidiaries of the Borrower listed on the signature pages thereto, Morgan Stanley Senior Funding, Inc., as administrative agent for the lenders under the Credit Agreement, as collateral agent for the lenders under the Credit Agreement and as joint lead arranger and joint book-runner, Deutsche Bank Securities Inc., as co-documentation agent, syndication agent, joint lead arranger and joint book-runner, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint book-runner, Credit Suisse Securities (USA) LLC, as joint lead arranger and joint book-runner, Credit Suisse AG, as co-documentation agent, the Consenting Lenders, and the banks and other financial institutions that are parties thereto as Additional Lenders.(3)
10.8
Guarantee and Collateral Agreement, dated as of November 15, 2012, among SF CC Intermediate Holdings, Inc., Smart & Final Stores LLC, each other Subsidiary of Parent identified therein and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent for the Secured Parties.(3)
10.9
ABL Guarantee and Collateral Agreement, dated as of November 15, 2012, among SF CC Intermediate Holdings, Inc., Smart & Final Stores LLC, each other Subsidiary of Parent identified therein and Bank of America, N.A., as administrative agent and as collateral agent for the Secured Parties.(3)
10.10.1	Joint Venture Agreement, dated as of December 15, 1992, by and between Treviño Hernandez, S. de R.L. de C.V. and Smart & Final, Inc.(3)
10.10.2	Product Sales Agreement, dated as of June 12, 2012, by and between Smart & Final Stores LLC and Smart & Final del Noroeste, S.A. de C.V.(3)
10.10.3	Trademark Authorized User Agreement, dated as of June 12, 2012, by and between Smart & Final, Inc. and Smart & Final del Noroeste, S.A. de C.V.(3)
10.11	Smart & Final Stores, Inc. 2014 Stock Incentive Plan.(1)
10.12	Form of Non-Qualified Stock Option Agreement pursuant to the Smart & Final Stores, Inc. 2014 Stock Incentive Plan.(5)
10.13.1
Non-Qualified Stock Option Agreement Pursuant to the Smart & Final Stores, Inc. 2014 Stock Incentive Plan, dated as of September 23, 2014, by and between Smart & Final Stores, Inc. and David G. Hirz.(6)
10.13.1
Non-Qualified Stock Option Agreement Pursuant to the Smart & Final Stores, Inc. 2014 Stock Incentive Plan, dated as of September 23, 2014, by and between Smart & Final Stores, Inc. and Richard N. Phegley.(6)
10.14
Registration Rights Agreement, dated as of September 29, 2014, by and among Smart & Final Stores, Inc., Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P. and the other stockholders party thereto.(6)
10.15	Form of Restricted Stock Agreement pursuant to the Smart & Final Stores, Inc. 2014 Stock Incentive Plan.(5)
10.16	Restricted Stock Agreement Pursuant to the Smart & Final Stores, Inc. 2014 Stock Incentive Plan, dated as of September 23, 2014, by and between Smart & Final Stores, Inc. and Richard N. Phegley.(6)

Exhibit No.	Description of Exhibit
10.17	Offer letter, effective January 27, 2014, by and between Smart & Final Stores LLC and Eleanor Hong.(6)
21.1	List of subsidiaries.(6)
23.1	Consent of Proskauer Rose LLP (included in Exhibit 5.1).†
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.†
24.1	Power of Attorney.*
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

†
Filed herewith.

*
Previously filed.

(1)
Filed as an exhibit to Amendment No. 5 to the Registrant's Registration Statement on Form S-1 (File No. 333-196931) filed with the SEC on September 22, 2014, and incorporated herein by reference.

(2)
Filed as an exhibit to Amendment No. 4 to the Registrant's Registration Statement on Form S-1 (File No. 333-196931) filed with the SEC on September 11, 2014, and incorporated herein by reference.

(3)
Filed as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (File No. 333-196931) filed with the SEC on July 31, 2014, and incorporated herein by reference.

(4)
Filed as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (File No. 333-196931) filed with the SEC on August 27, 2014, and incorporated herein by reference.

(5)
Filed as an exhibit to Amendment No. 3 to the Registrant's Registration Statement on Form S-1 (File No. 333-196931) filed with the SEC on September 8, 2014, and incorporated herein by reference.

(6)
Filed as an exhibit to the Registrant's Annual Report on Form 10-K (File No. 001-36626), filed March 25, 2015, and incorporated herein by reference.

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Commerce, State of California, on April 13, 2015.

SMART & FINAL STORES, INC.
By:	/s/ DAVID G. HIRZ David G. Hirz President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID G. HIRZ David G. Hirz	President, Chief Executive Officer and Director (Principal Executive Officer)	April 13, 2015
/s/ RICHARD N. PHEGLEY Richard N. Phegley	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 13, 2015
/s/ RICHARD A. LINK Richard A. Link	Group Vice President and Controller (Principal Accounting Officer)	April 13, 2015
* David B. Kaplan	Chairman of the Board	April 13, 2015
* Richard A. Anicetti	Director	April 13, 2015
* Norman Axelrod	Director	April 13, 2015
* Dennis Gies	Director	April 13, 2015
* Andrew A. Giancamilli	Director	April 13, 2015

Signature		Title	Date

* Adam Stein		Director	April 13, 2015
* Joseph S. Tesoriero		Director	April 13, 2015
*By:	/s/ DAVID G. HIRZ David G. Hirz Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement.†
3.1	Second Amended and Restated Certificate of Incorporation of Smart & Final Stores, Inc.(1)
3.2	Second Amended and Restated Bylaws of Smart & Final Stores, Inc.(1)
4.1	Specimen Common Stock Certificate.(2)
5.1	Opinion of Proskauer Rose LLP.†
10.1	SF CC Holdings, Inc. 2012 Stock Incentive Plan.(3)
10.2	Form of Non-Qualified Stock Option Agreement pursuant to the SF CC Holdings, Inc. 2012 Stock Incentive Plan.(3)
10.3.1
Non-Qualified Stock Option Agreement Pursuant to the SF CC Holdings, Inc. 2012 Stock Incentive Plan, Co-Invest Option (Award No. 12-001), dated as of February 3, 2014, by and between Smart & Final Holdings, Inc. and David G. Hirz.(3)
10.3.2
Non-Qualified Stock Option Agreement Pursuant to the SF CC Holdings, Inc. 2012 Stock Incentive Plan, Co-Invest Option (Award No. 12-002), dated as of February 3, 2014, by and between Smart & Final Holdings, Inc. and David G. Hirz.(3)
10.4	Amended and Restated Employment Agreement, dated as of September 23, 2014, by and among Smart & Final Stores, Inc. and David G. Hirz.(6)
10.5	Form of Indemnification Agreement.(4)
10.6.1
Revolving Credit Agreement, dated as of November 15, 2012, among SF CC Intermediate Holdings, Inc., Smart & Final Inc., Smart & Final Stores LLC, the Co-Borrowers party thereto on the Closing Date and each Subsidiary of the Borrower that becomes a party thereto as a Co-Borrower pursuant to Section 5.13 thereof, the Lenders party thereto from time to time and Bank of America, N.A., as administrative agent, collateral agent, Swingline Lender, and as issuing bank.(3)
10.6.2
Amendment No. 1 to Credit Agreement, dated as of December 19, 2013 by and among SF CC Intermediate Holdings, Inc., Smart & Final LLC, Smart & Final Stores LLC, the Co-Borrowers, the subsidiaries of the Borrower listed on the signature pages thereto as Guarantors, Bank of America, N.A., as administrative agent for the lenders, collateral agent, Swingline Lender, and as issuing bank and the Consenting Lenders.(3)
10.7.1
First Lien Term Loan Credit Agreement, dated as of November 15, 2012, among SF CC Intermediate Holdings, Inc., Smart & Final, Inc., the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent.(3)
10.7.2
Amendment No. 1 to Credit Agreement, dated as of May 29, 2013, by and among SF CC Intermediate Holdings, Inc., Smart & Final Stores LLC, the other Loan Parties listed on the signature pages thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent for the lenders under the Credit Agreement, joint lead arranger and joint book-runner, Deutsche Bank Securities Inc., as co-documentation agent, syndication agent, joint lead arranger and joint book-runner, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint book-runner, Credit Suisse Securities (USA) LLC, as joint lead arranger and joint book-runner, Credit Suisse AG, as co-documentation agent and each of the undersigned banks and other financial institutions party thereto as lenders and the other Required Lenders party thereto.(3)

Exhibit No.	Description of Exhibit
10.7.3	Amendment No. 2 to Credit Agreement and Incremental Facility Amendment, dated as of December 19, 2013, by and among SF CC Intermediate Holdings, Inc., Smart & Final Stores LLC, the subsidiaries of the Borrower listed on the signature pages thereto, Morgan Stanley Senior Funding, Inc., as administrative agent for the lenders under the Credit Agreement, as collateral agent for the lenders under the Credit Agreement and as joint lead arranger and joint book-runner, Deutsche Bank Securities Inc., as co-documentation agent, syndication agent, joint lead arranger and joint book-runner, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint book-runner, Credit Suisse Securities (USA) LLC, as joint lead arranger and joint book-runner, Credit Suisse AG, as co-documentation agent, the Consenting Lenders, and the banks and other financial institutions that are parties thereto as Additional Lenders.(3)
10.8
Guarantee and Collateral Agreement, dated as of November 15, 2012, among SF CC Intermediate Holdings, Inc., Smart & Final Stores LLC, each other Subsidiary of Parent identified therein and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent for the Secured Parties.(3)
10.9
ABL Guarantee and Collateral Agreement, dated as of November 15, 2012, among SF CC Intermediate Holdings, Inc., Smart & Final Stores LLC, each other Subsidiary of Parent identified therein and Bank of America, N.A., as administrative agent and as collateral agent for the Secured Parties.(3)
10.10.1	Joint Venture Agreement, dated as of December 15, 1992, by and between Treviño Hernandez, S. de R.L. de C.V. and Smart & Final, Inc.(3)
10.10.2	Product Sales Agreement, dated as of June 12, 2012, by and between Smart & Final Stores LLC and Smart & Final del Noroeste, S.A. de C.V.(3)
10.10.3	Trademark Authorized User Agreement, dated as of June 12, 2012, by and between Smart & Final, Inc. and Smart & Final del Noroeste, S.A. de C.V.(3)
10.11	Smart & Final Stores, Inc. 2014 Stock Incentive Plan.(1)
10.12	Form of Non-Qualified Stock Option Agreement pursuant to the Smart & Final Stores, Inc. 2014 Stock Incentive Plan.(5)
10.13.1
Non-Qualified Stock Option Agreement Pursuant to the Smart & Final Stores, Inc. 2014 Stock Incentive Plan, dated as of September 23, 2014, by and between Smart & Final Stores, Inc. and David G. Hirz.(6)
10.13.1
Non-Qualified Stock Option Agreement Pursuant to the Smart & Final Stores, Inc. 2014 Stock Incentive Plan, dated as of September 23, 2014, by and between Smart & Final Stores, Inc. and Richard N. Phegley.(6)
10.14
Registration Rights Agreement, dated as of September 29, 2014, by and among Smart & Final Stores, Inc., Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P. and the other stockholders party thereto.(6)
10.15	Form of Restricted Stock Agreement pursuant to the Smart & Final Stores, Inc. 2014 Stock Incentive Plan.(5)
10.16	Restricted Stock Agreement Pursuant to the Smart & Final Stores, Inc. 2014 Stock Incentive Plan, dated as of September 23, 2014, by and between Smart & Final Stores, Inc. and Richard N. Phegley.(6)
10.17	Offer letter, effective January 27, 2014, by and between Smart & Final Stores LLC and Eleanor Hong.(6)
21.1	List of subsidiaries.(6)

Exhibit No.	Description of Exhibit
23.1	Consent of Proskauer Rose LLP (included in Exhibit 5.1)†
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.†
24.1	Power of Attorney.*
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

†
Filed herewith.

*
Previously filed.

(1)
Filed as an exhibit to Amendment No. 5 to the Registrant's Registration Statement on Form S-1 (File No. 333-196931) filed with the SEC on September 22, 2014, and incorporated herein by reference.

(2)
Filed as an exhibit to Amendment No. 4 to the Registrant's Registration Statement on Form S-1 (File No. 333-196931) filed with the SEC on September 11, 2014, and incorporated herein by reference.

(3)
Filed as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (File No. 333-196931) filed with the SEC on July 31, 2014, and incorporated herein by reference.

(4)
Filed as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (File No. 333-196931) filed with the SEC on August 27, 2014, and incorporated herein by reference.

(5)
Filed as an exhibit to Amendment No. 3 to the Registrant's Registration Statement on Form S-1 (File No. 333-196931) filed with the SEC on September 8, 2014, and incorporated herein by reference.

(6)
Filed as an exhibit to the Registrant's Annual Report on Form 10-K (File No. 001-36626), filed March 25, 2015, and incorporated herein by reference.